The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective.


                  SUBJECT TO COMPLETION, DATED AUGUST 13, 2001



[RALEIGH, SCHWARZ & POWELL LOGO]                            [BROWN &BROWN LOGO]


                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT


        The boards of directors of Brown & Brown, Inc. and Raleigh, Schwarz & Powell, Inc. have agreed to the merger of Raleigh, Schwarz & Powell and a wholly-owned subsidiary of Brown & Brown. Your vote, as a shareholder of Raleigh, Schwarz & Powell or as a participant in its Employee Stock Ownership Plan ("ESOP"), is now needed to approve the merger.

        In the merger, Brown & Brown will issue shares of Brown & Brown common stock in exchange for all outstanding shares of Raleigh, Schwarz & Powell common stock. Brown & Brown common stock is traded on The New York Stock Exchange under the symbol "BRO." After the merger, Raleigh, Schwarz & Powell will be a wholly-owned subsidiary of Brown & Brown and will change its name to "Brown & Brown of Washington, Inc."

        The Raleigh, Schwarz & Powell board has unanimously approved the merger and recommends that you approve it. The Raleigh, Schwarz & Powell board has scheduled a special meeting for Raleigh, Schwarz & Powell's shareholders to approve the merger. The special meeting will be held:

                             Friday, August 31, 2001
                             4:00 p.m., Pacific Time
                        1201 Pacific Avenue, Ninth Floor
                                Education Center
                               Tacoma, Washington.


        If you are a direct shareholder, please take the time to vote by completing and returning the enclosed proxy card in the enclosed postage-paid envelope. Even if you plan to attend the special meeting, please complete and return the enclosed proxy card. ESOP participants should complete the enclosed ESOP direction letter and return it in the enclosed postage-paid envelope. The ESOP direction letter will direct the ESOP fiduciary, Consulting Fiduciaries, Inc., how to vote the shares of Raleigh, Schwarz & Powell common stock allocated to your ESOP account at the special meeting. If you are both a direct shareholder and an ESOP participant, you should complete and return both a proxy card and an ESOP direction letter.

         If you are a direct shareholder, please also execute, as applicable, the enclosed indemnification agreements, contribution agreement, escrow agreement, non-competition agreement, release and spousal consent. Each of these agreements is attached as an annex to the accompanying proxy statement/prospectus and is more fully described in the accompanying proxy statement/prospectus under the heading "Other Agreements."

        This document serves as a prospectus of Brown & Brown relating to the issuance of shares of Brown & Brown common stock in connection with the proposed merger and a proxy statement of Raleigh, Schwarz & Powell in connection with the special meeting of shareholders of Raleigh, Schwarz & Powell to approve the merger. We encourage you to read this entire document carefully. Please see "Where You Can Find More Information" on page 82 for additional information about Brown & Brown on file with the Securities and Exchange Commission.

        The accompanying notice of meeting and proxy statement/prospectus explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully.

        YOU SHOULD ALSO CAREFULLY CONSIDER THE RISK FACTORS IN THE MERGER DESCRIBED BEGINNING ON PAGE 12.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of Brown & Brown common stock to be issued in connection with the merger, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation would be illegal.

        This proxy statement/prospectus is dated August __, 2001 and is expected to be first mailed to shareholders and ESOP participants on August __, 2001.

                                TABLE OF CONTENTS


                                                                                                                         Page
                                                                                                                         ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................................1
SUMMARY....................................................................................................................5
RISK FACTORS..............................................................................................................12
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS................................................................18
THE RALEIGH, SCHWARZ & POWELL SPECIAL MEETING.............................................................................19
         General..........................................................................................................19
         Record Date; Quorum..............................................................................................19
         Required Vote....................................................................................................19
         Voting and Revocation of Proxies and ESOP Direction Letters......................................................20
         Solicitation of Proxies and ESOP Direction Letters...............................................................20
         Surrender of Certificates........................................................................................21
         Dissenters' Rights...............................................................................................21
THE MERGER................................................................................................................22
         Background of the Merger.........................................................................................22
         Brown & Brown Reasons for the Merger.............................................................................23
         Raleigh, Schwarz & Powell Reasons for the Merger.................................................................24
         Recommendation of Raleigh, Schwarz & Powell Board of Directors...................................................25
         Opinion of the ESOP Fiduciary's Financial Advisor................................................................25
         Interests of Executive Officers of Raleigh, Schwarz & Powell.....................................................30
         Completion and Effectiveness of the Merger.......................................................................30
         Treatment of Raleigh, Schwarz & Powell Common Stock..............................................................30
         Exchange of Raleigh, Schwarz & Powell Stock Certificates for Brown & Brown Stock Certificates....................30
         Accounting Treatment.............................................................................................31
         Regulatory Approvals.............................................................................................31
         Impact on the ESOP...............................................................................................31
         Material Federal Income Tax Considerations.......................................................................31
         Dissenters' Rights...............................................................................................33
         Restrictions on Sales of Shares by Affiliates....................................................................33
         Operations Following the Merger..................................................................................33
THE MERGER AGREEMENT......................................................................................................34
         General..........................................................................................................34
         Exchange of Shares...............................................................................................34
         Dissenters' Rights...............................................................................................34
         Representations and Warranties...................................................................................34
         Charter Documents of the Surviving Corporation...................................................................36
         Fees and Expenses of the Merger..................................................................................36
         Conditions to Completion of the Merger...........................................................................36
         Termination......................................................................................................37
         Extension and Waiver.............................................................................................38
OTHER AGREEMENTS..........................................................................................................38
         Escrow Agreements................................................................................................38
         Indemnification Agreement between Shareholders and Brown & Brown.................................................38
         Indemnification Agreement between Shareholders and ESOP Trustee..................................................39
         Release..........................................................................................................39
         Spousal Consent..................................................................................................39
         Employment Agreements............................................................................................39
         Non-competition Agreements.......................................................................................39
         Contribution Agreement...........................................................................................40
DIRECTORS AND MANAGEMENT OF BROWN & BROWN FOLLOWING THE MERGER............................................................41
         Directors and Executive Officers.................................................................................41
         Executive Compensation...........................................................................................44
         Option Grants in 2000............................................................................................45
         Aggregate Option Exercises in 2000...............................................................................45
         Long-Term Incentive Plans -- Awards in Last Fiscal Year..........................................................46
         Employment and Deferred Compensation Agreements..................................................................46
         Compensation Committee Interlocks and Insider Participation......................................................47
         Board Compensation Committee Report on Executive Compensation....................................................47

         Transactions with Management and Others..........................................................................49
INFORMATION FOR ESOP PARTICIPANTS.........................................................................................50
         ESOP Participants Eligible to Instruct the ESOP..................................................................50
         Effect of ESOP Participants' Instructions........................................................................50
         How to Instruct the ESOP Fiduciary...............................................................................50
         Failure to Sign, Complete or Return an ESOP Direction Letter.....................................................51
         Confidentiality..................................................................................................51
MARKET PRICE AND DIVIDEND INFORMATION.....................................................................................52
         Brown & Brown....................................................................................................52
         Raleigh, Schwarz & Powell........................................................................................52
DESCRIPTION OF BROWN & BROWN..............................................................................................53
         General..........................................................................................................53
         Divisions........................................................................................................54
         Employees........................................................................................................57
         Competition......................................................................................................57
         Regulation, Licensing and Agency Contracts.......................................................................58
         Properties.......................................................................................................58
         Legal Proceedings................................................................................................60
DESCRIPTION OF RALEIGH, SCHWARZ & POWELL..................................................................................61
BROWN & BROWN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.......................62
         General..........................................................................................................62
         Results of Operations for the Years Ended December 31, 2000, 1999 and 1998.......................................63
         Results of Operations for the Six Months Ended June 30, 2001 and Six Months Ended June 30, 2000..................64
         Liquidity and Capital Resources..................................................................................65
         Quantitative And Qualitative Disclosures About Market Risk.......................................................66
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF RALEIGH, SCHWARZ & POWELL.............................67
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF BROWN & BROWN.........................................68
DESCRIPTION OF BROWN & BROWN CAPITAL STOCK................................................................................70
         Common Stock.....................................................................................................70
         Rights Plan......................................................................................................70
         Certain Provisions of the Brown & Brown Articles of Incorporation and Bylaws.....................................72
         Certain Provisions of Florida Law................................................................................73
COMPARISON OF SHAREHOLDER RIGHTS..........................................................................................74
LEGAL MATTERS.............................................................................................................81
EXPERTS...................................................................................................................81
WHERE YOU CAN FIND MORE INFORMATION.......................................................................................82
INDEX TO FINANCIAL STATEMENTS............................................................................................F-1
ANNEX A   -   AGREEMENT AND PLAN OF REORGANIZATION.................................................................ANNEX A-1
ANNEX B   -   FORM OF INDEMNIFICATION AGREEMENT BETWEEN SHAREHOLDERS AND BROWN & BROWN.............................ANNEX B-1
ANNEX C   -   FORM OF INDEMNIFICATION AGREEMENT BETWEEN SHAREHOLDERS AND ESOP......................................ANNEX C-1
ANNEX D   -   FORM OF CONTRIBUTION AGREEMENT.......................................................................ANNEX D-1
ANNEX E   -   FORM OF ESCROW AGREEMENT BETWEEN SHAREHOLDERS (OTHER THAN THE ESOP) AND BROWN & BROWN................ANNEX E-1
ANNEX F   -   FORM OF ESCROW AGREEMENT BETWEEN ESOP AND BROWN & BROWN..............................................ANNEX F-1
ANNEX G   -   FORM OF RELEASE......................................................................................ANNEX G-1
ANNEX H   -   FORM OF SPOUSAL CONSENT..............................................................................ANNEX H-1
ANNEX I   -   FORM OF NON-COMPETITION AGREEMENT....................................................................ANNEX I-1
ANNEX J   -   OPINION OF THE ESOP FIDUCIARY'S FINANCIAL ADVISOR....................................................ANNEX J-1
ANNEX K   -   TITLE 23B OF THE WASHINGTON BUSINESS CORPORATION ACT CHAPTER 23B.13 DISSENTERS' RIGHTS...............ANNEX K-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a Raleigh, Schwarz & Powell shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus and the annexes attached to this proxy statement/prospectus.

Q:      WHAT IS THE MERGER?

A: In the merger, a wholly-owned subsidiary of Brown & Brown, named Brown & Brown of Washington, Inc., will be merged with and into Raleigh, Schwarz & Powell. Raleigh, Schwarz & Powell will survive the merger as a wholly-owned subsidiary of Brown & Brown and will change its name to "Brown & Brown of Washington, Inc." The filing of articles of merger in the office of the Secretary of State of the State of Washington is referred to in this proxy statement/prospectus as the effective time of the merger.

        For a more complete description of the merger, see the section entitled "The Merger" on page 22.

Q:      WHAT WILL THE SHAREHOLDERS OF RALEIGH, SCHWARZ & POWELL RECEIVE IN THE
        MERGER?

A: Upon completion of the merger, each share of Raleigh, Schwarz & Powell common stock then outstanding will be cancelled and converted into the right to receive shares of Brown & Brown common stock, and the Raleigh, Schwarz & Powell shareholders will receive, based on their respective ownership interests in Raleigh, Schwarz & Powell, shares of Brown & Brown common stock equal to:

        - $32,896,489 minus 82.24% of the amount by which the total consolidated net worth (as defined in the merger agreement) of Raleigh, Schwarz & Powell and its affiliate, Golden Gate Holdings, Inc., is less than $13,000,000 at the effective time of the merger, divided by

        - the average of the closing prices of Brown & Brown common stock as reported on The New York Stock Exchange for the 20 consecutive day period ending at the close of business on the third business day immediately before the merger becomes effective.

        The following table provides hypothetical calculations of the number of shares of Brown & Brown common stock to be issued to Raleigh, Schwarz and Powell shareholders as if the merger had become effective on July 25, 2001, the date on which the merger agreement was signed, and on July 16, 2001, the record date. These calculations are provided as examples only, as the actual number of shares of Brown & Brown common stock to be issued to Raleigh, Schwarz & Powell shareholders cannot be determined until the completion of the merger.

        Solely for the purpose of illustrating the calculation of the number of shares of Brown & Brown common stock to be issued in the merger, the following hypothetical calculations assume that: (1) 183,115(1) shares of Raleigh, Schwarz & Powell common stock are issued and outstanding; and (2) the consolidated total net worth of Raleigh, Schwarz & Powell and its affiliate, Golden Gate Holdings, Inc., is $13,000,000, at the effective time of the merger.


                                   Average Closing             Number of Shares of
                                      Price of                  Brown & Brown Common              Equivalent Price of
                                    Brown & Brown           Stock to be Issued Per Share          Raleigh, Schwarz &
             Date                   Common Stock            of Raleigh, Schwarz & Powell          Powell Common Stock
             ----                  ---------------          ----------------------------          -------------------
        July 25, 2001               $     45.3675                     3.96                            $   179.65
        July 16, 2001               $     41.6230                     4.32                            $   179.65


(1) This number excludes 1,543 shares registered in the names of two former employees and held in escrow under pledge agreements to secure Raleigh, Schwarz & Powell's payment for those shares in annual payments through 2003. With Brown & Brown's consent, Raleigh, Schwarz & Powell may pre-pay the amounts owed, and obtain possession of the pledged shares, prior to the closing of the merger. Upon termination of the pledge, the shares shall become authorized but unissued shares of Raleigh, Schwarz & Powell.

Q:      WILL A PORTION OF THE SHARES ISSUED IN THE MERGER BE PLACED IN ESCROW?

A: Yes. As a condition of the merger, 10% of the shares of Brown & Brown common stock otherwise deliverable upon the merger to each holder of Raleigh, Schwarz & Powell common stock will be deposited in escrow. Accordingly, Raleigh, Schwarz & Powell shareholders will not receive 10% of the initial merger consideration to which they would otherwise be entitled at the effective time of the merger. Escrowed shares that are not needed to satisfy Brown & Brown's indemnification claims made within one year after the effective time of the merger will be distributed to the former Raleigh, Schwarz & Powell shareholders, and the Raleigh, Schwarz & Powell Employee Stock Option Plan ("ESOP") or its participants, pro rata. Subject to certain restrictions set forth in the
                      --------
        indemnification agreement or the merger agreement, the escrow agent may sell any or all of the escrowed shares in brokers' transactions on any national securities exchange upon which such securities are traded, provided the proceeds of any such sale or transfer remain in escrow until one year after the effective time of the merger. For a more complete description of the indemnification and escrow arrangements, see the section entitled "Other Agreements--Indemnification Agreement between Shareholders and Brown & Brown" on page 39 and "--Escrow Agreements" on page 38.

Q: WHAT ARE THE RALEIGH, SCHWARZ & POWELL SHAREHOLDERS AND THE ESOP PARTICIPANTS BEING ASKED TO APPROVE?

A: The Raleigh, Schwarz & Powell shareholders and the ESOP participants are being asked to approve the merger agreement, the merger and the related transactions, which are collectively sometimes referred to in this proxy statement/prospectus as the proposal.

Q: DOES THE BOARD OF DIRECTORS OF RALEIGH, SCHWARZ & POWELL RECOMMEND VOTING IN FAVOR OF THE PROPOSAL?

A: Yes. After careful consideration, Raleigh, Schwarz & Powell's board of directors recommends that its shareholders vote FOR the proposal.

        For a more complete description of the recommendation of Raleigh, Schwarz & Powell's board of directors, see the section entitled "The Merger--Recommendation of Raleigh, Schwarz & Powell Board of Directors" on page 25.

Q:      ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE
        MERGER?

A: Yes. We have set out under the heading "Risk Factors" beginning on page 12 of this proxy statement/prospectus a number of risk factors that you should carefully consider before voting.

Q:      HOW DO DIRECT SHAREHOLDERS VOTE?

A: If you are a direct shareholder, you may choose one of the following ways to cast your vote:

        - by completing the enclosed proxy card and returning it in the enclosed postage-paid envelope; or

        -       by appearing and voting in person at the special meeting.

        If you return your signed proxy card but fail to mark whether you are voting FOR or against the proposal, your shares will be voted for approval of the proposal.

Q:      HOW DO ESOP PARTICIPANTS VOTE?

A: A separate ESOP direction letter for ESOP participants is included with this proxy statement/prospectus. Please complete and mail your signed ESOP direction letter in the enclosed return envelope as soon as possible, so that it is received no later than August 30, 2001. The Board of Trustees of the ESOP (the "ESOP trustee") has appointed an independent fiduciary, Consulting Fiduciaries, Inc. (the "ESOP fiduciary"), to act as an "investment manager" within the meaning of
        Section 3(38) of ERISA. Participants may direct the ESOP fiduciary as to how to vote the shares in each participant's account. The ESOP fiduciary will tabulate the votes received from the ESOP participants and will provide instructions to the ESOP trustee as to the voting of such shares as directed by the ESOP participants. The ESOP trustee will vote all unallocated ESOP shares and any ESOP shares not directed by a participant, in the manner directed by the ESOP fiduciary, subject to the ESOP trustee's fiduciary obligations under ERISA.

Q:      WHAT DO I NEED TO DO NOW?

A: Direct Raleigh, Schwarz & Powell shareholders should mail their completed and signed proxy card in the enclosed postage-paid envelope addressed to Vandeberg, Johnson & Gandara, as soon as possible. Such direct shareholders should also: (1) complete, sign and date the enclosed letter of transmittal; (2) execute each of the enclosed ancillary agreements; and (3) mail each of the signed documents, along with your Raleigh, Schwarz & Powell stock certificates, in the enclosed postage-paid envelope.

        ESOP participants should mail their completed and signed direction letter in the enclosed, postage-paid envelope addressed to the ESOP fiduciary, Consulting Fiduciaries, Inc. If you are both a direct shareholder and an ESOP participant, you should complete and return both the proxy card to Vandeberg, Johnson & Gandara and the ESOP direction letter to Consulting Fiduciaries, Inc.

        You are urged to read this proxy statement/prospectus carefully, including all of the annexes, and to consider how the merger will affect you as a shareholder and/or an ESOP participant.

Q:      MAY I CHANGE MY VOTE?

A:      If you are a shareholder, you may withdraw your proxy or change your vote by:

        -       sending written revocation of your proxy;

        -       submitting a new properly completed and signed proxy by mail; or

        - voting in person at the Raleigh, Schwarz & Powell special meeting.

        If you are an ESOP participant, you are not entitled to revoke or change your ESOP direction letter.

Q:      SHOULD I SEND IN RALEIGH, SCHWARZ & POWELL STOCK CERTIFICATES NOW?

A: Yes. If you are a direct Raleigh, Schwarz & Powell shareholder, a letter of transmittal and instructions for surrendering Raleigh, Schwarz & Powell stock certificates are included with this proxy statement/prospectus. Please complete and sign the letter of transmittal and return the signed letter of transmittal, along with your Raleigh, Schwarz & Powell stock certificates, in the envelope provided. Upon completion of the merger and receipt of your completed and signed letter of transmittal, along with your Raleigh, Schwarz & Powell stock certificates and any other required documents, your Raleigh, Schwarz & Powell stock certificates will be canceled and you will receive Brown & Brown stock certificates representing the number of whole shares of Brown & Brown common stock to which you are entitled under the merger agreement.

        If you are an ESOP participant, the ESOP trustee, as record holder of the shares of Raleigh, Schwarz & Powell common stock allocated to your ESOP account, will complete and sign a letter of transmittal and surrender the stock certificates representing such shares.

Q:      WHEN WILL I BE ABLE TO SELL MY SHARES?

A: Upon completion of the merger, subject to restrictions relating to pooling-of-interests accounting, all shares of Brown & Brown common stock received by Raleigh, Schwarz & Powell shareholders in connection with the merger will be tradeable on The New York Stock Exchange. If a shareholder is considered an affiliate of Raleigh, Schwarz & Powell or Brown & Brown under the Securities Act of 1933, as amended (the "Securities Act"), in order to sell shares of Brown & Brown common stock, that shareholder must comply with the resale provisions of Rule 145(d) under the Securities Act or sell the shares as otherwise permitted under the Securities Act.

Q:      WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: Brown & Brown and Raleigh, Schwarz & Powell are working toward completing the merger as soon as practicable after the Raleigh, Schwarz & Powell shareholders approve the proposal. However, the merger is subject to a number of conditions, including, but not limited to, Brown & Brown's satisfaction, in its sole discretion, with the results of its due diligence investigation of Raleigh, Schwarz & Powell. We hope to complete the merger by the end of August 2001.

Q:      WILL I RECOGNIZE A GAIN OR LOSS ON THE TRANSACTION?

A: Brown & Brown and Raleigh, Schwarz & Powell expect that if the merger is completed, you will not recognize gain or loss for federal income tax purposes. You are urged to consult your own tax advisor to determine your particular tax consequences.

        For a more complete description of the tax consequences of the merger, see the section entitled "The Merger--Material Federal Income Tax Considerations" on page 31.

Q:      AM I ENTITLED TO DISSENTERS' RIGHTS?

A: If the merger occurs, Raleigh, Schwarz & Powell shareholders who do not vote their Raleigh, Schwarz & Powell shares in favor of the merger may be entitled to dissenters' rights under Washington law. ESOP participants are not entitled to dissenters' rights.

        For a more complete description of dissenters' rights, see the section entitled "The Raleigh, Schwarz & Powell Special Meeting--Dissenters' Rights " on pages 21 to 22.

Q:      WHOM SHOULD I CONTACT WITH QUESTIONS?

A:      If you have more questions about the merger, you should contact:

        Raleigh, Schwarz & Powell, Inc.
        1201 Pacific Avenue, Suite 1000
        Tacoma, Washington 98402
        Attn: John P. Folsom
        Phone: (253) 396-5500

        If you are an ESOP participant, you can also contact:

        Consulting Fiduciaries, Inc.
        400 Skokie Boulevard
        Suite 260
        Northbrook, Illinois 60062
        Attn:  Sy Zilberstein
        Phone: (847) 559-9837

        You may also obtain additional information about Brown & Brown from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled "Where You Can Find More Information" on page 82.

                                     SUMMARY


        This summary, together with the preceding Questions and Answers section, highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 82. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

THE COMPANIES (PAGES 53 TO 61)

        Brown & Brown, Inc.
        401 East Jackson Street, Suite 1700
        Tampa, Florida 33602
        Phone: (813) 222-4100

        Brown & Brown is a diversified insurance brokerage and agency that markets and sells primarily property and casualty insurance products and services to its clients. Because Brown & Brown does not engage in underwriting activities, it does not assume underwriting risks. Instead, Brown & Brown acts in an agency capacity to provide its clients with targeted, customized risk management products.

        Raleigh, Schwarz & Powell, Inc.
        1201 Pacific Avenue, Suite 1000
        Tacoma, Washington 98402
        Phone: (253) 396-5500

        Raleigh, Schwarz & Powell is a property/casualty and employee benefits insurance consulting and brokerage firm providing services to both commercial and individual customers throughout the Pacific Northwest. Although its target geographic market runs along the "I-5 corridor" from Northern California into Canada, Raleigh, Schwarz & Powell services clients located as far south as San Diego and Los Angeles and as far north as Alaska from three main offices:
Seattle, Washington, San Rafael, California, and its headquarters in Tacoma, Washington.

THE MERGER (PAGE 22)

        In the merger, a wholly-owned subsidiary of Brown & Brown will merge with and into Raleigh, Schwarz & Powell, and as a result, Raleigh, Schwarz & Powell will be the surviving corporation of the merger and will change its name to "Brown & Brown of Washington, Inc." If the merger becomes effective, each share of Raleigh, Schwarz & Powell common stock then outstanding will be cancelled and converted into the right to receive shares of Brown & Brown common stock, and the Raleigh, Schwarz & Powell shareholders will receive, based on their respective ownership interests in Raleigh, Schwarz & Powell, shares of Brown & Brown common stock equal to:

        - $32,896,489 minus 82.24% of the amount by which the total consolidated net worth (as defined in the merger agreement) of Raleigh, Schwarz & Powell and its affiliate, Golden Gate Holdings, Inc., is less than $13,000,000 at the effective time of the merger, divided by

        - the average of the closing prices of Brown & Brown common stock as reported on The New York Stock Exchange for the 20 consecutive day period ending at the close of business on the third business day immediately before the merger becomes effective.

        The Agreement and Plan of Reorganization, or merger agreement, is attached to this proxy statement/prospectus as Annex A. Brown & Brown and Raleigh, Schwarz & Powell encourage you to read the merger agreement carefully.

REASONS FOR THE MERGER (PAGES 23 TO 25)

        Following are the principal reasons why the Raleigh, Schwarz & Powell board of directors approved the merger:

        - For over twelve years Raleigh, Schwarz & Powell has used the federal income tax benefits available through its ESOP to provide the liquidity to repurchase the shares of retiring shareholders and ESOP participants. Raleigh, Schwarz & Powell projects that the volume of retirement purchases in the next two to ten years will outstrip the ESOP's capacity to acquire shares on a tax-beneficial basis.

        - Acquiring shares of retiring shareholders and ESOP participants with after-tax cash flow will inhibit Raleigh, Schwarz & Powell's ability to remain competitive by limiting the cash and other resources available to continue the expansion necessary to effectively compete, given the consolidation activity in the insurance brokerage industry.

        - Raleigh, Schwarz & Powell faces increased competition from larger brokers with new local offices. To remain competitive and achieve greater revenue mass, Raleigh, Schwarz & Powell needs to continue to acquire smaller regional brokers. Without a liquid stock to use as consideration in acquisitions, further expansion is expected to become more difficult.

        - Exchanging Raleigh, Schwarz & Powell common stock for publicly traded Brown & Brown common stock is expected to increase shareholders' liquidity.

        - Raleigh, Schwarz & Powell will no longer be required to purchase for cash the shares of Raleigh, Schwarz & Powell stock distributed by the ESOP to participants who retire or leave the company.

        - The merger provides Raleigh, Schwarz & Powell's shareholders with the opportunity to participate in a combined entity with greater financial stability and the potential for increased economic growth and diversification.

        -       The merger may result in cost savings.

        In short, the Raleigh, Schwarz & Powell board of directors believes that the merger offers Raleigh, Schwarz & Powell's shareholders, customers and employees a unique opportunity to realize the benefits created by combining the two companies.

        The Brown & Brown board of directors believes that the merger presents Brown & Brown with an opportunity to expand its geographical presence consistent with its overall business strategy. The Brown & Brown board of directors also believes that there are opportunities to increase the efficiency of the combined companies.

        The Raleigh, Schwarz & Powell board of directors believes that the terms of the merger are fair to, and in the best interests of, Raleigh, Schwarz & Powell and its shareholders. The board of directors has unanimously approved the merger agreement and the merger, and recommends that you vote FOR the proposal to approve the merger agreement and the merger.

        The potential benefits of the merger may not be achieved. See the sections entitled "Risk Factors--Risks Related to the Merger" on page 12, "The Merger--Brown & Brown Reasons for the Merger" on page 23 to 24 and "The Merger--Raleigh, Schwarz & Powell Reasons for the Merger" on page 24 to 25.

OPINION OF THE ESOP FIDUCIARY'S FINANCIAL ADVISOR (PAGE 25)

        Duff & Phelps LLC was retained by the ESOP fiduciary and ESOP trustee to advise it as to the fairness of the terms and conditions of the merger, on account of the shares of Raleigh, Schwarz & Powell common stock held by the ESOP. On July 25, 2001, Duff & Phelps delivered to the ESOP fiduciary and ESOP trustee its written opinion that, as of such date and based upon and subject to the matters set forth therein, the terms and conditions of the merger, including the aggregate consideration to be received in the merger by the shareholders of Raleigh, Schwarz & Powell and its affiliate, Golden Gate Holdings, Inc., are fair and reasonable to the ESOP from a financial point of view. A copy of the written opinion of Duff & Phelps is attached to this proxy statement/prospectus as Annex J.

CONDITIONS TO THE COMPLETION OF THE MERGER (PAGE 36)

        The completion of the merger is subject to the prior satisfaction of a number of conditions, including the following:

        - approval of the merger, the merger agreement and the related transactions by the holders of at least two-thirds of the outstanding shares of common stock of Raleigh, Schwarz & Powell;

        - Brown & Brown and Raleigh, Schwarz & Powell will have timely obtained all governmental approvals, and no law or order preventing the completion of the merger will have been enacted;

        - execution of employment agreements with Brown & Brown by those employees of Raleigh, Schwarz & Powell specified in a schedule to the merger agreement to be delivered prior to completion of the merger;

        - execution of non-competition agreements by those Raleigh, Schwarz & Powell shareholders specified in a schedule to the merger agreement to be delivered prior to completion of the merger;

        - the truth and correctness, in all material respects, of the representations and warranties of Brown & Brown, Raleigh, Schwarz & Powell and Brown & Brown of Washington, Inc. in the merger agreement as of the effective time of the merger;

        - Brown & Brown's and Brown & Brown of Washington, Inc.'s satisfaction, in their sole discretion, with the results of Brown & Brown's due diligence investigation of Raleigh, Schwarz & Powell;

        - the Securities and Exchange Commission declaring effective the registration statement on Form S-4, of which this proxy statement/prospectus is a part, registering the issuance of Brown & Brown common stock in the merger;

        - Brown & Brown and Raleigh, Schwarz & Powell will have performed in all material respects all obligations required to be performed by them under the merger agreement;

        - Raleigh, Schwarz & Powell's receipt of a legal opinion from the Assistant General Counsel of Brown & Brown;

        - Brown & Brown's and Brown & Brown of Washington, Inc.'s receipt of a legal opinion from counsel to Raleigh, Schwarz & Powell;

        - Brown & Brown's confirmation of its belief when it signed the letter of intent that the merger and the issuance of Brown & Brown common stock will qualify for treatment for accounting purposes as a pooling-of-interests transaction, and the exercise by holders of no more than 10% of the outstanding shares of Raleigh, Schwarz & Powell common stock of dissenters' rights;

        - delivery by Raleigh, Schwarz & Powell of those schedules required under the merger agreement, in form and substance satisfactory to Brown & Brown and Brown & Brown of Washington, Inc.;

        - execution of an escrow agreement by Brown & Brown and each of the Raleigh, Schwarz & Powell shareholders (excluding the ESOP), in the form attached to this proxy statement/prospectus as Annex E;

        - execution of an escrow agreement by Brown & Brown and the ESOP in the form attached to this proxy statement/prospectus as Annex F;

        - execution of a release by each of the Raleigh, Schwarz & Powell shareholders in the form attached to this proxy statement/prospectus as Annex G;

        - execution of an indemnification agreement by Brown & Brown and each of the Raleigh, Schwarz & Powell shareholders (excluding the ESOP), in the form attached to this proxy statement/prospectus as Annex B; and

        - delivery by each of the Raleigh, Schwarz & Powell shareholders of his or her Raleigh, Schwarz & Powell stock certificates.

RECORD DATE; VOTE REQUIRED FOR APPROVAL (PAGE 19)

        You may vote for approval of the merger if you owned Raleigh, Schwarz & Powell common stock at the close of business on July 16, 2001. If you had shares of Raleigh, Schwarz & Powell common stock allocated to your ESOP account at the close of business on July 16, 2001, you are eligible to direct the ESOP fiduciary on the voting of those shares by completing, signing and timely returning the enclosed ESOP direction letter to the ESOP fiduciary.

        Under applicable law and under Raleigh, Schwarz & Powell's charter documents, the affirmative vote of holders of at least two-thirds of the shares of Raleigh, Schwarz & Powell common stock outstanding on the record date is required to approve the merger.

        As of the record date, Raleigh, Schwarz & Powell had 183,115 shares of common stock outstanding, which number excludes 1,543 shares registered in the names of two former employees and held in escrow under pledge agreements to secure Raleigh, Schwarz & Powell's payment for those shares in annual payments through 2003. With Brown & Brown's consent, Raleigh, Schwarz & Powell may pre-pay the amounts owed, and obtain possession of the pledged shares, prior to the closing of the merger. Upon termination of the pledge, the shares shall become authorized but unissued shares of Raleigh, Schwarz & Powell. Each share of Raleigh, Schwarz & Powell common stock outstanding on the record date entitles its holder to one vote. As of the record date, the directors, executive officers of Raleigh, Schwarz & Powell and their affiliates beneficially owned common stock representing approximately 18.56% of all the outstanding shares of Raleigh, Schwarz & Powell common stock. As of the record date, the ESOP held 116,340 shares of Raleigh, Schwarz & Powell common stock (including shares held by former employees who have not received final payment for their account, which shares the ESOP shall vote according to the direction letters executed by such former employees).

ESCROW AGREEMENTS (PAGE 38)

        As a condition of the merger, each Raleigh, Schwarz & Powell shareholder must execute and deliver an escrow agreement, under which 10% of the total number of shares of Brown & Brown common stock otherwise deliverable upon the effective time of the merger to each holder of Raleigh, Schwarz & Powell common stock will be deposited in escrow to secure the indemnification obligations of such shareholders. Accordingly, Raleigh, Schwarz & Powell shareholders will not receive 10% of the initial merger consideration to which they would otherwise be entitled at the effective time of the merger. The escrowed shares will remain available to compensate Brown & Brown for one year from the effective time of the merger. If a claim is asserted prior to the one-year anniversary of the closing and the claim has not been resolved by the one-year anniversary, shares will remain in escrow in an amount sufficient to satisfy the claim until the claim has been resolved, even if the one-year period has elapsed. Escrowed shares that are not needed to satisfy indemnification claims made within one year after the effective time of the merger will be distributed to the former Raleigh, Schwarz & Powell shareholders, and the ESOP or its participants, pro rata.

INDEMNIFICATION AGREEMENT BETWEEN THE SHAREHOLDERS AND BROWN & BROWN (PAGE 39)

        As a condition of the merger, other than the ESOP, each Raleigh, Schwarz & Powell shareholder must execute and deliver an indemnification agreement that provides that such Raleigh, Schwarz & Powell shareholder will jointly and severally indemnify Brown & Brown for certain damages. Raleigh, Schwarz & Powell shareholders will not be required to indemnify Brown & Brown unless the aggregate claims for such damages exceed $25,000, and only to the extent such claims exceed such initial $25,000. The maximum indemnification obligation of the shareholders as a whole is limited to the aggregate value, as of the effective time of the merger, of the Brown & Brown shares of common stock received in the merger; provided, however, that the maximum liability of each shareholder who owns less than 2,000 shares of Raleigh, Schwarz & Powell common stock prior to July 25, 2001, and certain shareholders named in the indemnification agreement shall be limited to the aggregate value, as of the effective time of the merger, of the merger consideration received by such shareholder.

TERMINATION OF THE MERGER AGREEMENT (PAGE 37)

        Before completion of the merger, the merger agreement may be terminated by the parties' mutual consent. In addition, subject to qualifications, the merger agreement may be terminated by either of the parties under any of the following circumstances:

        - if the merger is not completed by August 31, 2001, provided that if delays in the registration of the Brown & Brown common stock prevent the merger from occurring by that date, then the parties shall agree to extend the termination date to November 30, 2001;

        - if any permanent injunction or other order of a court or other competent authority preventing consummation of the merger shall have become final and non-appealable; or

        - if there shall have been a material breach of any representation, warranty, covenant or agreement by the non-terminating party which breach shall not have been cured prior to the consummation of the merger.

ACCOUNTING TREATMENT OF THE MERGER (PAGE 31)

        Brown & Brown intends to account for the merger as a pooling-of-interests for financial accounting purposes under generally accepted accounting principles.

INTERESTS OF EXECUTIVE OFFICERS OF RALEIGH, SCHWARZ & POWELL (PAGE 30)

        In considering the recommendation of the Raleigh, Schwarz & Powell board of directors, you should be aware that John P. Folsom, President of Raleigh, Schwarz & Powell, has interests in the merger that are different from, or in addition to, those of Raleigh, Schwarz & Powell shareholders generally. As a condition of the merger, Mr. Folsom is required to enter into an employment agreement, generally upon the same terms and conditions as all other employees of Raleigh, Schwarz & Powell, that provides for his continued employment with the surviving corporation of the merger. As a result of these interests, Mr. Folsom could be more likely to vote in favor of the proposal than shareholders without these interests.

DISSENTERS' RIGHTS (PAGE 21)

        Raleigh, Schwarz & Powell shareholders may dissent by voting against the merger. A dissenting holder who complies with the requirements of the Washington Business Corporation Act will have the right to demand payment for, and appraisal of, the value of his shares. In the event that a holder exercises such dissenters' rights, the aggregate consideration to be received by Raleigh, Schwarz & Powell shareholders will be reduced by the number of shares of Brown & Brown common stock that such dissenting shareholder would have received in the merger. Under applicable law, no dissenting shareholder has any right to contest the validity of the merger or to have the merger set aside or rescinded, except in an action to test whether the number of shares or other interests required to approve the merger have been legally voted in favor of the merger or unless the merger is fraudulent with respect to the shareholder or the corporation. ESOP participants do not have dissenters' rights.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS (PAGE 31)

        We have attempted to structure the merger so that, in general, Brown & Brown, Brown & Brown's shareholders, Raleigh, Schwarz & Powell and Raleigh, Schwarz & Powell's shareholders will not recognize gain or loss for federal income tax purposes in connection with the merger.

        Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

COMPARISON OF SHAREHOLDER RIGHTS (PAGE 74)

        The rights of shareholders of Raleigh, Schwarz & Powell as shareholders of Brown & Brown after the merger will be governed by Brown & Brown's existing amended and restated articles of incorporation and its existing amended and restated bylaws. Those rights significantly differ from the current rights of Raleigh, Schwarz & Powell shareholders under Raleigh, Schwarz & Powell's articles of incorporation and bylaws.

MARKET PRICE INFORMATION (PAGE 52)

        Shares of Brown & Brown common stock are listed on The New York Stock Exchange. On June 28, 2001, the last full trading day prior to the public announcement of the proposed merger, Brown & Brown's common stock closed at $42.10 per share. On August 10, 2001, the latest practicable date before the printing of this proxy statement/prospectus, Brown & Brown's common stock closed at $47.85 per share. The common stock of Raleigh, Schwarz & Powell is not traded on an established public trading market. The companies urge you to obtain current market quotations for the Brown & Brown common stock.

        THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS INCLUDED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER. IN PARTICULAR, YOU SHOULD READ THE DOCUMENTS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE MERGER AGREEMENT, WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX A.

           SELECTED HISTORICAL FINANCIAL INFORMATION OF BROWN & BROWN

        The following table sets forth Brown & Brown's selected consolidated financial data for each of the five years ended December 31, 2000 and the six-month periods ended June 30, 2001 and 2000, respectively. Such information has been prepared from the audited consolidated financial statements and the unaudited consolidated financial statements of Brown & Brown. You should read this information together with the audited consolidated financial statements and other financial information contained elsewhere in this proxy statement/prospectus.


                                           Six  Months Ended
                                               June 30,(1)                             Year ended December 31,(2)
                                        -------------------------     ------------------------------------------------------------
                                           2001           2000          2000         1999         1998         1997         1996
                                        ----------     ----------     --------     --------     --------     --------     --------
                                                                  (in thousands, except per share data)
INCOME STATEMENT DATA:
    Commissions and fees(3) .........   $  157,615     $  112,195     $204,862     $183,681     $167,532     $149,819     $139,390
    Total revenues ..................      160,735        114,703      209,706      188,391      171,485      156,200      145,200
    Total expenses ..................      120,202         87,843      155,728      144,382      132,882      124,655      116,460
    Income before taxes .............       40,533         26,860       53,978       44,009       38,603       31,545       28,740
    Net income ......................       24,733         16,494       33,186       26,789       23,562       19,188       17,685

PER SHARE DATA:
    Net income per share ............         0.82           0.56         1.16         0.94         0.83         0.68         0.63
    Weighted average number of
       shares outstanding:
       Basic ........................       29,766         29,353       28,660       28,437       28,378       28,233       28,063
       Diluted ......................       30,090         29,379       28,663       28,445       28,380       28,251       28,125
    Dividends declared per share ....       0.1500         0.1300       0.2700       0.2300       0.2050       0.1767       0.1633


                                      Six Months Ended
                                           June 30,                               Year Ended December 31,
                                    ----------------------      -----------------------------------------------------------
                                      2001          2000          2000        1999          1998         1997         1996
                                    -------        -------      -------      -------      -------      -------      -------
BALANCE SHEET DATA:
    Total assets ................   444,678        269,223      276,719      244,423      241,196      217,604      201,044
    Long-term debt ..............    82,832          5,995        2,736        5,086       18,922        7,905        7,214
    Shareholders' equity(4) .....   139,910        109,736      121,911      103,005       84,117       77,006       68,255

(1) All share and per-share information has been restated to give effect to the two-for-one common stock split, which became effective August 23, 2000. The stock split was effected as a stock dividend. Prior year results have been restated to reflect, among other acquisitions, the stock acquisitions of The Flagship Group, WMH and Huffman & Associates, and Mangus Insurance & Bonding in 2000; The Huval Companies, Spencer & Associates and SAN of East Central Florida in the first quarter of 2001; and The Young Agency, Inc. in the second quarter of 2001.

(2) All share and per-share information has been restated to give effect to the three-for-two common stock split, which became effective February 27, 1998 and the two-for-one common stock split, which became effective August 23, 2000. Each stock split was effected as a stock dividend. Prior years' results have been restated to reflect, among other acquisitions, the stock acquisitions of Daniel-James in 1998; Ampher-Ross and Signature Insurance Group in 1999; Bowers, Schumann & Welch, the Flagship Group, WMH and Huffman & Associates, and Mangus Insurance & Bonding in 2000. This information is consistent with the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

(3) See Notes 2 and 3 to consolidated financial statements for information regarding business purchase transactions which impacts the comparability of this information.

(4) Shareholders' equity as of December 31, 2000, 1999, 1998, 1997 and 1996 included net increases of $2,495,000, $4,922,000, $5,540,000, $6,744,000 and $6,511,000, respectively, as a result of the company's application of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities."

                                  RISK FACTORS


        You should carefully consider the following matters in deciding whether to vote in favor of the merger. These matters have been grouped under two separate headings: "Risks Related to the Merger," which discusses the risks of combining our companies, risks under the merger agreement and potential conflicts of interest, and "Industry and Business Risks," which discusses the risks of the industry and our business. Unless the context otherwise requires, the terms "we," "us," "our" and "Brown & Brown" refer to Brown & Brown, Inc. See "Cautionary Statement Concerning Forward-Looking Statements."

                           RISKS RELATED TO THE MERGER

        BROWN & BROWN AND RALEIGH, SCHWARZ & POWELL MAY NOT ACHIEVE THE BENEFITS THEY EXPECT FROM THE MERGER.

        Brown & Brown and Raleigh, Schwarz & Powell will need to successfully execute a number of post-merger tasks in order to realize any benefits or synergies from the merger. Key tasks include:

        - retaining and assimilating the key personnel of Raleigh, Schwarz & Powell;

        - successfully marketing the existing products and services of each company to the other company's users and customers;

        - developing new services that utilize the assets of both companies;

        - maintaining existing relationships with partners and establishing new partner relationships; and

        - maintaining uniform standards, controls, procedures and policies.

        The successful execution of these post-merger tasks will involve considerable risk and may not be successful. These risks include:

        - the potential disruption of each company's ongoing business and distraction of its management;

        - the difficulty of incorporating acquired technology and rights in the combined company's products and services;

        -       unanticipated expenses relating to technology integration;

        - the impairment of relationships with customers, users and employees as a result of any problems with the integration of services and personnel; and

        - potential unknown liabilities associated with the acquired business.

        If the combined company does not succeed in addressing these risks or any other problems encountered in connection with the merger, it may not achieve the benefits it expects from the merger.

        FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY AFFECT THE OPERATING RESULTS OF BROWN & BROWN AND RALEIGH, SCHWARZ & POWELL.

        If the merger is not completed for any reason, Brown & Brown and Raleigh, Schwarz & Powell may experience a number of adverse consequences, including the following:

        - the price of Brown & Brown common stock may decline to the extent that the current market price of Brown & Brown common stock reflects a market assumption that the merger will be completed;

        - an adverse reaction for investors and potential investors of both companies, reducing the value of their stock and their future financing opportunities; and

        - the parties' costs related to the merger, including legal and accounting fees, will be paid even if the merger is not completed.

        THE MERGER COULD HARM KEY THIRD PARTY RELATIONSHIPS.

        The proposed merger may harm the present and potential relationships of Brown & Brown and Raleigh, Schwarz & Powell with customers and other third parties with whom they have relationships. Uncertainties following the merger may cause these parties to delay decisions regarding these relationships. Any changes in these relationships could harm the surviving company's business. Raleigh, Schwarz & Powell could experience a decrease in expected revenue as a consequence of uncertainties associated with the merger.

        THE ANNOUNCEMENT OF THE MERGER AGREEMENT COULD RESULT IN LOSS OF EMPLOYEES BEFORE COMPLETION OF THE MERGER.

        Employees of a company are often uncertain as to their future employment during the period between the time the company enters into a merger agreement and the time the merger is completed. It is possible that employees will seek employment elsewhere. Whether or not the merger occurs, Raleigh, Schwarz & Powell may not be able to retain some of its key employees. If any of Raleigh, Schwarz & Powell's key employees leave, its business, results of operations and financial condition could suffer.

        THE EXECUTIVE OFFICERS OF RALEIGH, SCHWARZ & POWELL HAVE DIFFERENT INTERESTS FROM YOURS THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

        The executive officers of Raleigh, Schwarz & Powell have interests that are different from, or are in addition to, those of Raleigh, Schwarz & Powell shareholders generally. Specifically, the executive officers of Raleigh, Schwarz & Powell will become employees of the surviving corporation, and each of the executive officers will enter into employment agreements with the surviving corporation. As a result, these executive officers could be more likely to vote to approve the proposal than Raleigh, Schwarz & Powell shareholders who do not have these interests.

        ISSUANCE OF ADDITIONAL SHARES OF BROWN & BROWN MAY REDUCE BROWN & BROWN'S SHARE PRICE.

        In connection with the merger, Brown & Brown will issue new shares of its common stock to current Raleigh, Schwarz & Powell shareholders. The total number of shares of Brown & Brown common stock to be issued to Raleigh, Schwarz & Powell shareholders will not be determined until the effective time of the merger, and will depend upon the price of Brown & Brown common stock, which may fluctuate significantly. The issuance of additional shares of Brown & Brown common stock in the merger will dilute Brown & Brown's results of operations on a per-share basis. This dilution could reduce the market price of Brown & Brown common stock unless and until the combined company achieves revenue growth or cost savings and other business economies sufficient to offset the effect of the issuance of additional shares. There can be no assurance that Brown & Brown will achieve revenue growth, cost savings or other business economies from the merger.

        A PORTION OF YOUR SHARES WILL BE HELD IN ESCROW FOR A PERIOD OF AT LEAST ONE YEAR.

        Upon completion of the merger, 10% of the shares of Brown & Brown common stock issued at the closing of the merger to the Raleigh, Schwarz & Powell shareholders will be delivered to an escrow agent to secure the indemnification obligations of Raleigh, Schwarz & Powell shareholders. The escrowed shares, or any proceeds thereof, are to remain in escrow until one year after the closing of the merger. If Brown & Brown successfully asserts a claim while the escrowed shares remain in escrow, you may not receive all or part of the escrowed shares.

        THE ESCROW AGENT MAY NOT ACT IN THE MANNER YOU DESIRE.

         The escrow agent, in its sole discretion, may sell or transfer the shares of Brown & Brown common stock held in escrow on behalf of the Raleigh, Schwarz & Powell Shareholders (other than the ESOP). The escrow agent may not act in the manner you desire and decisions made by the escrow agent could have the effect of reducing the consideration you ultimately receive in the merger.

                           INDUSTRY AND BUSINESS RISKS

        WE CANNOT ACCURATELY FORECAST OUR COMMISSION REVENUES BECAUSE OUR COMMISSIONS DEPEND ON PREMIUM RATES CHARGED BY INSURANCE COMPANIES, WHICH HISTORICALLY HAVE VARIED AND, AS A RESULT, HAVE BEEN DIFFICULT TO PREDICT.

        We are primarily engaged in insurance agency and brokerage activities, and derive revenues from commissions paid by insurance companies and fees for administration and benefit consulting services. We do not determine insurance premiums. Historically, property and casualty premiums have been cyclical in nature and have varied widely based on market conditions. Since the mid-1980s, general premium levels have been depressed as a result of the expanded underwriting capacity of insurance companies and increased competition. In many cases, insurance companies have lowered commission rates and increased volume requirements. Significant reductions in premium rates occurred during the years 1986 through 1998 and continued, although to a lesser degree, through 1999. As a result of increasing "loss ratios" (the comparison of incurred losses plus loss adjustment expense against earned premiums) of insurance carriers through 1999, there was a general increase in premium rates beginning in the first quarter of 2000 and continuing through the second quarter of 2001. Although the premium increases varied by line of business, geographical region, insurance carrier and specific underwriting factors, it was the first time since 1986 that we operated in an environment of increased premiums for four consecutive quarters. Premium rates are determined by insurers based on a fluctuating market. Because we do not determine the timing and extent of premium pricing changes, we cannot accurately forecast our commission revenues, including whether they will significantly decline. As a result, our budgets for future acquisitions, capital expenditures, dividend payments, loan repayments and other expenditures may have to be adjusted to account for unexpected changes in revenues.

        WE DERIVE A SUBSTANTIAL PORTION OF OUR COMMISSION REVENUES FROM ONE INSURANCE COMPANY, THE LOSS OF WHICH COULD RESULT IN ADDITIONAL EXPENSE AND LOSS OF MARKET SHARE.

        The programs offered by our National Programs Division are primarily underwritten by the CNA Insurance Companies (CNA). For the year ended December 31, 2000, approximately $7.5 million, or 37.3%, of our National Programs Division's commissions and fees were generated from policies underwritten by CNA. During the same period, our National Programs Division represented 9.8% of our total commission and fee revenues. In addition, for the same period, approximately $7.4 million, or 5.1%, of our Retail Division's total commissions and fees were generated from policies underwritten by CNA. Accordingly, revenues attributable to CNA represent approximately 7.2% of our total commissions and fees. These dollar amounts and percentages represent a decline in recent years of revenues generated by policies underwritten by CNA. This decline results from certain of our programs and program accounts moving from CNA to other carriers such as, for example, our Lawyer's Protector Plan(R) moving from CNA to Clarendon National Insurance Company in November of 1999.

        We have an agreement with CNA relating to each program underwritten by it and each such agreement provides for either six months' or one year's advance notice of termination. In addition, we have an existing credit agreement with CNA under which $2 million is currently outstanding. Upon the occurrence of an event of default by us under this credit agreement, including our termination of any insurance program agreement with CNA, CNA may, at its option, declare any unpaid balance due and payable on demand. If our relationship with CNA were terminated, we believe that other insurance companies would be available to underwrite the business, although some additional expense and loss of market share would result.

        BECAUSE OUR BUSINESS IS HIGHLY CONCENTRATED IN ARIZONA, FLORIDA AND NEW YORK, ADVERSE ECONOMIC CONDITIONS OR REGULATORY CHANGES IN THESE STATES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

        For the year ended December 31, 2000, our Retail Division derived $14.9 million, or 10.4%, and $83.0 million, or 57.7%, of its commissions and fees from its Arizona and Florida operations, respectively, constituting 7.3% and 40.5%, respectively, of our total commissions and fees. We believe that these revenues are attributable predominately to clients in Arizona and Florida. Additionally, as a result of the Riedman Insurance acquisition in January 2001, we now have four additional Florida offices and have folded other Riedman insurance business into our existing Florida offices. For the year ended December 31, 2000, Riedman derived $9.9 million, or 18.2% of its commissions and fees, from its Florida operations. Additionally, as a result of this acquisition, we now have 19 offices in New York, where $15.1 million, or 27.8%, of Riedman's insurance business was concentrated as of December 31, 2000. We believe the regulatory environment for insurance agencies in Arizona, Florida and New York currently is no more restrictive than in other states. The insurance business is a state-regulated industry, and therefore, state legislatures may enact laws that adversely affect the insurance industry. Because our business is concentrated in a few states, we face greater exposure to unfavorable changes in regulatory conditions in those states than insurance agencies whose operations are more diversified through a greater number of states. In addition, the occurrence of adverse economic conditions, natural disasters, or other circumstances specific to Arizona, Florida and/or New York could adversely affect our financial condition and results of operations.

        LOSS OF THE SERVICES OF J. HYATT BROWN, OUR CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND FUTURE OPERATING RESULTS.

        Although we operate with a decentralized management system, the loss of the services of J. Hyatt Brown, our Chairman, President and Chief Executive Officer, who beneficially owns approximately 18.1% of our outstanding common stock as of July 15, 2001, could adversely affect our financial condition and future operating results. We maintain a $5 million "key man" life insurance policy with respect to Mr. Brown. We also maintain a $20 million insurance policy on the lives of Mr. Brown and his wife. Under the terms of an agreement with Mr. and Mrs. Brown, at the option of the Brown estate, we will purchase, upon the death of the later to die of Mr. Brown or his wife, shares of our common stock owned by Mr. and Mrs. Brown up to the maximum number that would exhaust the proceeds of the policy.

        OUR GROWTH STRATEGY DEPENDS IN PART ON THE ACQUISITION OF INSURANCE AGENCIES, WHICH MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS IN THE FUTURE AND WHICH, IF CONSUMMATED, MAY NOT BE ADVANTAGEOUS TO US.

        Our growth strategy includes the acquisition of insurance agencies. Our ability to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired businesses into our operations, and expand into new markets, will require us to continue to implement and improve our operations, financial, and management information systems. For example, most of our offices manage their clients' information using The Application Manager For Windows (WinTAM) computer program by Applied Systems. Part of the added time and expense related to newly acquired agencies includes the integration of an acquired agency's existing computer system into ours. Further, integrated, acquired entities may not achieve levels of revenue, profitability, or productivity comparable to our existing locations, or otherwise perform as expected. In addition, we compete for acquisition and expansion opportunities with entities that have substantially greater resources. Acquisitions also involve a number of special risks, such as: diversion of management's attention; difficulties in the integration of acquired operations and retention of personnel; entry into unfamiliar markets; unanticipated problems or legal liabilities; and tax and accounting issues, some or all of which could have a material adverse effect on the results of our operations and our financial condition.

        OUR CURRENT MARKET SHARE MAY DECREASE AS A RESULT OF INCREASED COMPETITION FROM INSURANCE COMPANIES AND THE FINANCIAL SERVICES INDUSTRY.

        The insurance agency business is highly competitive and we actively compete with numerous firms for clients and insurance carriers, many of which have relationships with insurance companies or have a significant presence in niche insurance markets, that may give them an advantage over us. Because relationships between insurance agencies and insurance carriers or clients are often local or regional in nature, this potential competitive disadvantage is particularly pronounced outside of Florida.

        A number of insurance companies are engaged in the direct sale of insurance, primarily to individuals, and do not pay commissions to agents and brokers. However, to date, such direct writing has had relatively little effect on our operations, primarily because our Retail Division is commercially oriented.

        In addition, to the extent that the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 and regulations newly enacted thereunder permit banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation, and we therefore may experience increased competition from insurance companies and the financial services industry, as a growing number of larger financial institutions increasingly, and aggressively, offer a wider variety of financial services, including insurance, than we currently offer.

        PROPOSED TORT REFORM LEGISLATION, IF ENACTED, COULD DECREASE DEMAND FOR LIABILITY INSURANCE, THEREBY REDUCING OUR COMMISSION REVENUES.

        Legislation concerning tort reform is currently being considered in the United States Congress and in several states. Among the provisions being considered for inclusion in such legislation are limitations on damage awards, including punitive damages, and various restrictions applicable to class action lawsuits, including lawsuits asserting professional liability of the kind for which insurance is offered under policies sold by our National Programs Division, particularly our Physicians' Protector Plan(R) and Professional Protector Plan(R) for Dentists. Enactment of these or similar provisions by Congress, or by states in which we sell insurance, could result in a reduction in the demand for liability insurance policies or a decrease in policy limits of such policies sold, thereby reducing our commission revenues. We cannot predict whether any such legislation will be enacted or, if enacted, the form such legislation will take, or the effect, if any, such legislation could have on our operations.

        WE COMPETE IN A HIGHLY REGULATED INDUSTRY, WHICH MAY RESULT IN INCREASED EXPENSES OR RESTRICTIONS ON OUR OPERATIONS.

        We conduct business in a number of states and are subject to comprehensive regulation and supervision by government agencies in many of the states in which we do business. The primary purpose of such regulation and supervision is to provide safeguards for policyholders rather than to protect the interests of stockholders. The laws of the various state jurisdictions establish supervisory agencies with broad administrative powers with respect to, among other things, licensing to transact business, licensing of agents, admittance of assets, regulating premium rates, approving policy forms, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, requiring participation in guarantee funds and shared market mechanisms, and restricting payment of dividends. In Texas, for example, insurance laws and regulations impose restrictions on the ownership of managing general agents in that state by foreign corporations.

        Also, in response to perceived excessive cost or inadequacy of available insurance, states have from time to time created state insurance funds and assigned risk pools, which compete directly, on a subsidized basis, with private insurance providers. We act as agents and brokers for state insurance funds such as these in California, Nevada, and certain other states. These state funds could choose to reduce the sales or brokerage commissions we receive. Any such event, in a state in which we have substantial operations, such as Florida, Arizona or New York, could substantially affect the profitability of our operations in such state, or cause us to change our marketing focus. Further, state insurance regulators and the National Association of Insurance Commissioners continually re-examine existing laws and regulations, and such re-examination may result in the enactment of insurance-related laws and regulations, or the issuance of interpretations thereof, that adversely affect our business.

        CARRIER OVERRIDE AND CONTINGENT COMMISSIONS ARE LESS PREDICTABLE THAN USUAL, WHICH IMPAIRS OUR ABILITY TO FORECAST THE AMOUNT OF SUCH COMMISSIONS THAT WE WILL RECEIVE.

        We derive a portion of our revenues from carrier override and contingent commissions. The aggregate of these commissions generally accounts for 3.1% to 5.3% of our total revenues. Contingent commissions are paid by insurance companies and are based on the profit that the underwriter makes on the overall volume of business that we place with that insurance company. We generally receive these commissions in the first and second quarters of each year. Override commissions are paid by insurance companies based on the volume of business that we place with them and are generally paid over the course of the year. Due to recent changes in our industry, including changes in underwriting criteria due in part to the high loss ratios experienced by insurance companies, we cannot predict the payment of these commissions as well as we have been able to in the past. Further, we have no control over the ability of insurance companies to estimate loss reserves, which affects our ability to make profit-sharing calculations. Because these commissions affect our revenues, any decrease in their payment to us could adversely effect our operations.

        WE HAVE NOT DETERMINED THE AMOUNT OF RESOURCES AND THE TIME THAT WILL BE NECESSARY TO ADEQUATELY RESPOND TO RAPID TECHNOLOGICAL CHANGE IN OUR INDUSTRY, WHICH MAY ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

        Frequent technological changes, new products and services and evolving industry standards are all influencing the insurance business. The Internet, for example, is increasingly used to transmit benefits and related information to clients and to facilitate business-to-business information exchange and transactions. We believe that the development and implementation of new technologies will require additional investment of our capital resources in the future. We have not determined, however, the amount of resources and the time that this development and implementation may require, which may result in short-term, unexpected interruptions to our business, or may result in a competitive disadvantage in price and/efficiency, as we endeavor to develop or implement new technologies.

        QUARTERLY AND ANNUAL VARIATIONS IN OUR COMMISSIONS THAT RESULT FROM THE TIMING OF POLICY RENEWALS AND THE NET EFFECT OF NEW AND LOST BUSINESS PRODUCTION MAY HAVE UNEXPECTED EFFECTS ON OUR RESULTS OF OPERATIONS.

        Our commission income (including contingent commissions but excluding fees), which typically accounts for approximately 86% to 89% of our total annual revenues, can vary quarterly or annually due to the timing of policy renewals and the net effect of new and lost business production. The factors that cause these variations are not within our control. Specifically, consumer demand for insurance products can influence the timing of renewals, new business and lost business, which includes generally policies that are not renewed, and cancellations. In addition, as discussed, we rely on insurance companies for the payment of certain commissions. Because these payments are processed internally by these insurance companies, we may not receive a payment that is otherwise expected from a particular insurance company in one of our quarters or years until after the end of that period, which can adversely affect our ability to budget for significant future expenditures.

        Quarterly and annual fluctuations in revenues based on increases and decreases associated with the timing of policy renewals have had an adverse effect on our financial condition in the past, and we may experience such effects in the futures.

        OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY BE UNABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE OF BROWN & BROWN COMMON STOCK AT THE EFFECTIVE TIME OF THE MERGER.

        The market price of our common stock may be subject to significant fluctuations in response to various factors, including:

        -       quarterly fluctuations in our operating results;

        - changes in securities analysts' estimates of our future earnings; and

        - our loss of significant customers or significant business developments relating to us or our competitors.

        Our common stock's market price also may be affected by our ability to meet analysts' expectations and any failure to meet such expectations, even if minor, could cause the market price of our common stock to decline. In addition, stock markets have generally experienced a high level of price and volume volatility, and the market prices of equity securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. These broad market fluctuations may adversely affect our common stock's market price. In the past, securities class action lawsuits frequently have been instituted against companies following periods of volatility in the market price of such companies' securities. If any such litigation is instigated against us, it could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, results of operations and financial condition.

        For a summary of recent fluctuations in the market price of our common stock, please see the table under "Market Price and Dividend Information" on page 52. In our current fiscal year (through August 10, 2001) the sales prices of our shares have fluctuated from a high of $50.69 per share to a low of $28.75 per share.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        We believe this document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of Brown & Brown and Raleigh, Schwarz & Powell, based on information currently available to each company's management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of Brown & Brown set forth under "Summary," "Risk Factors," "The Merger--Background of the Merger," "The Merger--Brown & Brown Reasons for the Merger," "The Merger--Raleigh, Schwarz & Powell Reasons for the Merger," "The Merger--Recommendation of Raleigh, Schwarz & Powell Board of Directors," "Description of Brown & Brown" and "Description of Raleigh, Schwarz & Powell."

        Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Brown & Brown or Raleigh, Schwarz & Powell may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Shareholders are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

        For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors." In addition to the risk factors and other important factors discussed elsewhere in this proxy statement/prospectus, you should understand that the following important factors could affect the future results of Brown & Brown and could cause results to differ materially from those suggested by the forward-looking statements:

        - material adverse changes in economic conditions in the markets that Brown & Brown and Raleigh, Schwarz & Powell serve;

        - increased competitive pressures, which may affect use of Brown & Brown's and Raleigh, Schwarz & Powell's services and impede Brown & Brown's ability to maintain its market share and pricing goals;

        - Brown & Brown's ability to integrate the operations of Raleigh, Schwarz & Powell into its operations;

        - changes in laws or regulations, third party relations and approvals and decisions of courts, regulators and governmental bodies which may adversely affect Brown & Brown's and Raleigh, Schwarz & Powell's businesses or ability to compete; and

        - other risks and uncertainties as may be detailed from time to time in Brown & Brown's public announcements and Securities and Exchange Commission filings.

                              -------------------

        YOU SHOULD READ THIS PROXY STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS REFERRED TO IN THIS PROXY STATEMENT/PROSPECTUS COMPLETELY AND WITH THE UNDERSTANDING THAT OUR ACTUAL FUTURE RESULTS MAY BE MATERIALLY DIFFERENT FROM WHAT WE EXPECT. ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO US ARE EXPRESSLY QUALIFIED BY THESE CAUTIONARY STATEMENTS.

                  THE RALEIGH, SCHWARZ & POWELL SPECIAL MEETING


GENERAL

        Raleigh, Schwarz & Powell will hold a special meeting of shareholders (which may be adjourned, postponed or rescheduled) as follows:

                             Friday, August 31, 2001
                             4:00 p.m., Pacific Time
                        1201 Pacific Avenue, Ninth Floor
                                Education Center
                               Tacoma, Washington

         At the special meeting, the Raleigh, Schwarz & Powell shareholders will consider and vote upon the Agreement and Plan of Reorganization, dated as of July 25, 2001, as amended, among Brown & Brown, Raleigh, Schwarz & Powell and Brown & Brown of Washington, Inc., a wholly-owned subsidiary of Brown & Brown, and the merger. Pursuant to the Agreement and Plan of Reorganization, or merger agreement, Raleigh, Schwarz & Powell will become a wholly-owned subsidiary of Brown & Brown through the merger of Brown & Brown of Washington, Inc., with and into Raleigh, Schwarz & Powell.

RECORD DATE; QUORUM

        Only direct holders of Raleigh, Schwarz & Powell common stock as of the close of business on the record date, July, 16, 2001, may vote at the special meeting. If you are an ESOP participant, you may attend the meeting, but you will not be able to vote. You may, however, direct the ESOP fiduciary how to vote the shares allocated to your ESOP account, as described below.

        On the record date, 183,115 shares of Raleigh, Schwarz & Powell common stock were outstanding, which number excludes 1,543 shares registered in the names of two former employees and held in escrow under pledge agreements to secure Raleigh, Schwarz & Powell's payment for those shares in annual payments through 2003. With Brown & Brown's consent, Raleigh, Schwarz & Powell may pre-pay the amounts owed, and obtain possession of the pledged shares, prior to the closing of the merger. Upon termination of the pledge, the shares shall become authorized but unissued shares of Raleigh, Schwarz & Powell.

        Of the 183,115 shares outstanding, 66,775, or 37% of the shares, were held directly by 20 individual shareholders, and the remaining 116,340 shares, or 63% of the shares, were held by the ESOP. Holders of at least 91,558 shares, representing a majority of the Raleigh, Schwarz & Powell shares outstanding, must be present, either in person or by proxy, at the special meeting in order to take binding action on any matter. The ESOP trustee is expected to be present at the special meeting. Therefore, all of the shares held by the ESOP will be present and a quorum will be established.

REQUIRED VOTE

        Each share of Raleigh, Schwarz & Powell common stock outstanding as of the close of business on July 16, 2001, entitles the holder to one vote at the special meeting. Completion of the merger requires the approval of the merger agreement by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of Raleigh, Schwarz & Powell common stock. Because the vote is based on the number of shares outstanding rather than on the number of votes cast, failure to vote your shares is effectively a vote against approval of the merger. In addition, abstentions will have the same effect as votes against approval of the merger. You may vote your shares in one of the following ways:

        (1)     by completing and returning the accompanying proxy card; or

        (2)     by appearing and voting in person at the special meeting.

VOTING AND REVOCATION OF PROXIES AND ESOP DIRECTION LETTERS

        VOTING AND REVOCATION OF PROXIES BY SHAREHOLDERS

        If you are a direct Raleigh, Schwarz & Powell shareholder and vote your shares of Raleigh, Schwarz & Powell common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of Raleigh, Schwarz & Powell common stock will be voted "FOR" the approval of the merger. Please promptly return your completed and signed proxy card to Vandeberg Johnson & Gandara, Suite 1900, 1201 Pacific Avenue, Tacoma, Washington 98402, Attn: Mark
R. Patterson, Esq.

        You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting in any of the following ways:

        - by submitting a written revocation to Vandeberg Johnson & Gandara, Suite 1900, 1201 Pacific Avenue, Tacoma, Washington 98402, Attn: Mark R. Patterson, Esq.;

        - by submitting a new proxy dated after the date of the proxy that is being revoked; or

        -       by voting in person at the special meeting.

However, simply attending the special meeting will not revoke a proxy. If you do not hold your shares of Raleigh, Schwarz & Powell common stock in your own name, you may revoke a previously given proxy by following the revocation instructions provided by the party who is the registered owner of the shares.

        The Raleigh, Schwarz & Powell board of directors is not aware of any other business to be brought before the special meeting. If, however, other matters are properly brought before the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

        Please include your Raleigh, Schwarz & Powell stock certificates when returning the enclosed proxy card.

        VOTING ESOP DIRECTION LETTERS BY ESOP PARTICIPANTS

        ESOP participants who have shares allocated to their accounts in the ESOP should complete the enclosed ESOP direction letter. Please promptly return your signed ESOP direction letter in the enclosed envelope or mail it to Consulting Fiduciaries, Inc., 400 Skokie Boulevard, Northbrook, Illinois 60062. The ESOP direction letter, when executed, will direct the ESOP fiduciary how to vote the shares allocated to your ESOP account. The ESOP fiduciary will direct the ESOP trustee how to vote any shares that have not been allocated under the ESOP and any allocated shares that were not voted by the ESOP participants. Once you sign and return your ESOP direction letter you are not entitled to revoke such ESOP direction letter.

SOLICITATION OF PROXIES AND ESOP DIRECTION LETTERS

        Raleigh, Schwarz & Powell will bear the costs of soliciting proxies and ESOP direction letters to vote on the merger agreement at the special meeting. Raleigh, Schwarz & Powell and Brown & Brown will each bear its own expenses in connection with the cost of filing, printing and distributing this proxy statement/prospectus. Officers, directors and employees of Raleigh, Schwarz & Powell may also solicit proxies and ESOP direction letters from shareholders and ESOP participants by telephone, mail, the Internet or in person. However, they will not be paid for soliciting proxies.

SURRENDER OF CERTIFICATES

        A letter of transmittal and instructions for surrendering Raleigh, Schwarz & Powell stock certificates are included with this proxy statement/prospectus. Please complete and sign the letter of transmittal and return the signed letter of transmittal, along with your Raleigh, Schwarz & Powell stock certificates, in the envelope provided. Upon completion of the merger and receipt of your completed and signed letter of transmittal, along with your Raleigh, Schwarz & Powell stock certificates and any other required documents, your Raleigh, Schwarz & Powell stock certificates will be canceled and you will receive Brown & Brown stock certificates representing the number of whole shares of Brown & Brown common stock to which you are entitled under the merger agreement.

DISSENTERS' RIGHTS

        The following is a summary of Title 23B of the Washington Business Corporation Act Chapter 23B.13 Dissenters Rights', which sets forth the procedures that a dissenting Raleigh, Schwarz & Powell shareholder must follow in order to perfect dissenters' rights under Washington law. Raleigh, Schwarz & Powell shareholders should carefully review Washington law, which is attached to this proxy statement/prospectus as Annex K, as well as the information discussed below to determine their dissenters' rights.

        If a Raleigh, Schwarz & Powell shareholder elects to exercise its dissenters' rights, such shareholder must do ALL of the following:

        (1) prior to the special meeting, deliver to Raleigh, Schwarz & Powell a written notice demanding payment for its shares if the merger is approved; and

        (2) not vote in favor of the merger agreement. If a Raleigh, Schwarz & Powell shareholder returns a signed proxy but does not specify a vote against approval of the merger, then the proxy will be voted for approval of the merger, which will have the effect of waiving that shareholder's dissenters' rights.

        All written objections and demands for payment should be addressed to:
Raleigh, Schwarz & Powell, Inc., 1201 Pacific Avenue, Suite 1000, Tacoma, Washington 98402, Attention: John P. Folsom.

        Within 10 days of the effective time of the merger, Raleigh, Schwarz & Powell will give written notice to each dissenting shareholder stating where the demand for payment must be sent, informing holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received, supplying a form for the demand of such payment and setting a date by which Raleigh, Schwarz & Powell must receive the payment demand.

        By the date set forth in Raleigh, Schwarz & Powell's notice, a dissenting shareholder must demand payment, certify that it acquired beneficial ownership of the shares before the date set forth in Raleigh, Schwarz & Powell's notice and deposit with Raleigh, Schwarz & Powell the shareholder's certificates. Raleigh, Schwarz & Powell will pay each dissenting shareholder who timely complied with these requirements the amount Raleigh, Schwarz & Powell estimates to be the fair value of the dissenting shareholder's shares, plus accrued interest.

        Under Washington law, a dissenting shareholder may notify Raleigh, Schwarz & Powell in writing of its own estimate of the fair value of its shares and amount of interest due if:

        - it believes the amount paid is less than the fair value of its shares, or the interest due was incorrectly calculated;

        - Raleigh, Schwarz & Powell fails to make payment within 60 days after the date set forth demanding payment; or

        - Raleigh, Schwarz & Powell does not effect the proposed merger and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set forth demanding payment.

        If a demand for payment remains unsettled, within 60 days after receiving the payment demand Raleigh, Schwarz & Powell must petition the Washington court to determine the fair value of the shares plus accrued interest. If Raleigh, Schwarz & Powell does not timely commence the proceeding, it must pay each dissenting shareholder whose demand remains unsettled the amount demanded.

                                   THE MERGER

        This section of this proxy statement/prospectus describes some aspects of the proposed merger. While Brown & Brown and Raleigh, Schwarz & Powell believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents referred to in this proxy statement/prospectus carefully for a more complete understanding of the merger. In addition, important business and financial information about Brown & Brown is contained elsewhere in this proxy statement/prospectus.

BACKGROUND OF THE MERGER

        On February 1, 2001, John P. Folsom, the President of Raleigh, Schwarz & Powell, contacted Michael Paschke of Brown & Brown, to inquire if Brown & Brown had an interest in a business association with Raleigh, Schwarz & Powell, and its affiliated company Golden Gate Holdings. Raleigh, Schwarz & Powell and its affiliates also contacted representatives of other companies to discuss joint business opportunities and potential business combinations or strategic partnerships between these companies and Raleigh, Schwarz & Powell.

        On February 13, 2001, at a meeting of the board of directors of Raleigh, Schwarz & Powell, the management of Raleigh, Schwarz & Powell and members of the board discussed management's projections of the ESOP's potential inability to continue to provide the liquidity to acquire the shares and ESOP accounts of retiring employees on a pre-tax basis, and various financing alternatives, including the possibility of being acquired to allow Raleigh, Schwarz & Powell's business to grow and remain competitive.

        On March 13, 2001, Mr. Folsom and Darrell Prater of Raleigh, Schwarz & Powell and Mr. Paschke and Kenneth Kirk of Brown & Brown met at the offices of Brown & Brown in Phoenix, Arizona. At this meeting, Raleigh, Schwarz & Powell and Brown & Brown discussed Brown & Brown's strategies and the opportunities for Raleigh, Schwarz & Powell to support Brown & Brown's strategies.

        Effective as of March 23, 2001, Brown & Brown and Raleigh, Schwarz & Powell entered into a confidentiality letter agreement.

        On April 19, 2001, Mr. Folsom and Mr. Prater of Raleigh, Schwarz & Powell met with Mr. Paschke and Mr. Kirk of Brown & Brown in Seattle and Tacoma, and had discussions relating to a possible combination.

        On May 7, 2001, Mr. Paschke and Mr. Kirk of Brown & Brown met with Mr. Folsom and Mr. Prater of Raleigh, Schwarz & Powell in Phoenix. At that meeting, the members of Raleigh, Schwarz & Powell management presented the representatives of Brown & Brown with an overview of Raleigh, Schwarz & Powell's services, business strategy and sales and marketing plans.

        On May 8, 2001, Mr. Folsom and Mr. Prater met with Mr. Kirk and J. Hyatt Brown, Chairman, Chief Executive Officer and President of Brown & Brown, in Seattle, regarding the status of due diligence and potential benefits from a combination of the two companies.

        Between May 8, 2001 and May 20, 2001, Brown & Brown and its legal and financial advisors conducted a preliminary due diligence review of Raleigh, Schwarz & Powell. During this period, Mr. Folsom and Mr. Prater continued to negotiate with executives of other companies regarding the terms, including the consideration to Raleigh, Schwarz & Powell shareholders, of a potential business combination transaction with these companies.

        Between May 20, 2001 and June 27, 2001, the management teams of Brown & Brown and Raleigh, Schwarz & Powell conducted extensive negotiation sessions regarding the terms and conditions of an agreement relating to the possible combination between the companies. During this period, Messrs. Folsom and Prater requested that each of the leading potential acquirers of Raleigh, Schwarz & Powell submit its "best offer" in order for the board to evaluate whether to proceed with a transaction with the party, or any business combination transaction.

         On May 24, 2001, the board of directors of Raleigh, Schwarz & Powell met to discuss the status of discussions with Brown & Brown, as well as possible alternative financing and strategic transactions with other companies. The board authorized Messrs. Folsom and Prater to continue exploratory discussions with multiple parties, including Brown & Brown, with whom discussions were then in progress, in an effort to maximize the value to be received by Raleigh, Schwarz & Powell shareholders in any transaction.

         On June 5, 2001, the board of directors of Raleigh, Schwarz & Powell met to discuss the progress of negotiations with Brown & Brown and the status of the responses from other potential acquirors. The board of directors of Raleigh, Schwarz & Powell authorized the management of Raleigh, Schwarz & Powell to continue negotiating the terms of a possible combination. The board of directors authorized the engagement of the services of several consultants to advise Raleigh, Schwarz & Powell and the ESOP in the evaluation of the financial alternatives it was considering.

         On June 14, 2001, Brown & Brown's board of directors held a meeting and discussed the terms and conditions of the proposed merger. At that meeting, Brown & Brown's board of directors unanimously voted to approve the principal terms of the proposed merger and authorized management to negotiate and execute the merger agreement and related agreements.

        On June 27, 2001, the board of directors of Raleigh, Schwarz & Powell, together with the senior management of Raleigh, Schwarz & Powell and its financial and legal advisors, held an extensive discussion evaluating the relative merits of the potential combinations, including the financial and valuation analyses of the proposed transaction (and the opinion prepared by Duff & Phelps for the benefit of the ESOP fiduciary and ESOP trustee), and volatility risks relating to each company's stock and the likely timing of, and risks to, closing each transaction. The board of directors of Raleigh, Schwarz & Powell agreed that the Brown & Brown proposal constituted a superior transaction, and approved the execution of a letter of intent with Brown & Brown, including exclusivity provisions that restricted Raleigh, Schwarz & Powell from soliciting acquisition offers from third parties.

        On June 27, 2001, Raleigh, Schwarz & Powell and Brown & Brown signed a letter of intent setting forth the principal terms of the acquisition of Raleigh, Schwarz & Powell by Brown & Brown. One of the principal terms was the ratio of exchange of stock. The letter of intent also contained exclusivity provisions in order to permit the parties to conduct further due diligence and to negotiate a definitive merger agreement. Under the letter of intent, Raleigh, Schwarz & Powell agreed not to solicit acquisition offers from third parties before September 25, 2001. After they signed the letter of intent, Raleigh, Schwarz & Powell and Brown & Brown began negotiating the definitive merger agreement. The execution of the letter of intent was announced in a press release that was issued on June 28, 2001.

        On July 2, 2001, Brown & Brown delivered to Raleigh, Schwarz & Powell and its outside legal counsel drafts of a merger agreement.

         On July 16, 2001, the board of directors of Raleigh, Schwarz & Powell met to discuss the terms and conditions of the proposed merger and the merger agreement. At that meeting, the board of directors Raleigh, Schwarz & Powell voted to approve the proposed merger agreement and related agreements and authorized management to finalize and execute the agreements.

        On July 25, 2001, the merger agreement was executed. The terms of the merger were announced in a joint press release that was issued before the opening of the stock market on July 26, 2001.

        On August 10, 2001, Brown & Brown and Raleigh, Schwarz & Powell executed an amendment to the merger agreement to refine the terms of the merger agreement consistent with the companies' original intent as set forth in the letter of intent, dated June 27, 2001.

BROWN & BROWN REASONS FOR THE MERGER

        The board of directors of Brown & Brown carefully considered whether to approve the merger and the merger agreement. In making its decision, the board of directors identified several potential benefits of the merger that it believes will contribute to the success of the combined company. These potential benefits include, among other things:

        - One of Brown & Brown's business strategies is to expand into new geographic markets by making selective and complementary acquisitions. Brown & Brown's board of directors believes that the merger with Raleigh, Schwarz & Powell provides an opportunity for Brown & Brown to expand into markets in which Brown & Brown previously has not had a significant presence; and

        - through discussions with the management of Raleigh, Schwarz & Powell and reviews of Raleigh, Schwarz & Powell's operations, Brown & Brown's management determined that opportunities exist to reduce costs of operations if the companies were combined.

        Based on these and other strategic factors, the Brown & Brown board of directors determined that approval of the merger agreement and the merger were in the best interests of Brown & Brown and its shareholders. Accordingly, the board of directors voted unanimously to approve the merger.

RALEIGH, SCHWARZ & POWELL REASONS FOR THE MERGER

         The decision of the Raleigh, Schwarz & Powell board of directors to enter into the merger agreement and to recommend that Raleigh, Schwarz & Powell shareholders approve the merger agreement, the merger and related transactions was the result of the Raleigh, Schwarz & Powell board of director's careful consideration of a range of strategic alternatives, including potential business combinations with companies other than Brown & Brown, and the pursuit of a long-term independent business strategy for Raleigh, Schwarz & Powell that might involve additional financing.

        During the course of its deliberations, the board of directors of Raleigh, Schwarz & Powell considered, with the assistance of management and financial and legal counsel, a number of factors that the board of directors believes make the merger attractive to Raleigh, Schwarz & Powell's shareholders and could contribute to the success of the surviving corporation, including the following:

        - ESOP LIMITATIONS. For over twelve years Raleigh, Schwarz & Powell has used the federal income tax benefits available through its ESOP to provide the liquidity to repurchase the shares of retiring shareholders and ESOP participants. Raleigh, Schwarz & Powell projects that the volume of retirement purchases in the next two to ten years will outstrip the ESOP's capacity to acquire shares on a tax beneficial basis. Acquiring shares of retiring shareholders and ESOP participants with after-tax cash flow will inhibit Raleigh, Schwarz & Powell's ability to remain competitive by limiting the cash and other resources available to continue the expansion necessary to effectively compete, given the consolidation activity in the insurance brokerage industry.

        - GREATER LIQUIDITY. To date, there has been no public market for the shares of Raleigh, Schwarz & Powell's capital stock, and all outstanding shares are subject to restrictions on resale imposed by securities laws. By contrast, Brown & Brown's common stock is publicly traded on The New York Stock Exchange and, subject to restrictions relating to pooling-of-interests, the shares of Brown & Brown common stock to be issued to Raleigh, Schwarz & Powell's shareholders and ESOP participants in the merger will be tradable on The New York Stock Exchange. The merger may allow Raleigh, Schwarz & Powell's shareholders and ESOP participants to achieve liquidity of their investment sooner than they might otherwise have been able.

        - INCREASED COMPETITION. Raleigh, Schwarz & Powell faces increasing competition from other insurance brokerage firms. Raleigh, Schwarz & Powell believes that a combination with a larger company with the resources of Brown & Brown may provide a number of competitive advantages. By combining with Brown & Brown, Raleigh, Schwarz & Powell may also reduce the risks associated with seeking additional financing and pursuing its revenue goals as an independent company.

        - FAVORABLE PRICE. The board of directors of Raleigh, Schwarz & Powell also believes that the price offered by Brown & Brown compares favorably to the current market valuations of other companies in Raleigh, Schwarz & Powell's industry. The board of directors was made aware of the opinion delivered by Duff & Phelps to the ESOP fiduciary and ESOP trustee to the effect that
                (1) the consideration to be received by the ESOP for its shares of Raleigh, Schwarz & Powell common stock pursuant to the transactions contemplated by the merger agreement and (2) the terms and conditions of the transactions contemplated by the merger agreement, are fair and reasonable to the ESOP from a financial point of view. See the section entitled "The Merger - Opinion of the ESOP Fiduciary's Financial Advisor."

        - ADDITIONAL COST-SAVINGS AND BENEFITS. Raleigh, Schwarz & Powell believes that the merger will offer the shareholders of the combined company the potential benefits described above under the heading

                "The Merger--Brown & Brown Reasons for the Merger." In addition, the merger would provide Raleigh, Schwarz & Powell access to Brown & Brown's greater financial, technological and human resources to continue to develop Raleigh, Schwarz & Powell's services and greater sales and marketing resources to help promote those services more broadly.

        In addition, Raleigh, Schwarz & Powell's board of directors considered a number of potentially negative factors relating to the merger, including the following:

        - by becoming a part of a much larger company, Raleigh, Schwarz & Powell will have less autonomy and independence in setting its strategic goals;

        - the fixed value of the consideration to be issued in the merger to Raleigh, Schwarz & Powell's shareholders;

        - the risk that the potential benefits of the merger may not be realized;

        - the provisions of the merger agreement requiring 10% of the shares to be placed in escrow for one year to satisfy potential indemnity claims;

        - the provisions of the merger agreement preventing the shareholders and the ESOP from trading the Brown & Brown shares for a period of time, during which the shares may decline in value;

        - the provisions of the merger agreement preventing the ESOP from distributing to participants all or part of their ESOP accounts until the ESOP receives a determination letter from the IRS (estimated to be 4 to 6 months), during which period the Brown & Brown shares may decline in value;

        - the risk that Raleigh, Schwarz & Powell may find it more difficult to attract and retain skilled employees;

        - the risk that the merger may divert management's attention from Raleigh, Schwarz & Powell's business operations; and

        - the other risks described in this proxy statement/prospectus under "Risk Factors."

        This discussion of factors considered by the Raleigh, Schwarz & Powell board of directors is not intended to be exhaustive, but is intended to include the material factors considered. The Raleigh, Schwarz & Powell board of directors did not find it practical to and did not quantify or otherwise assign relative weight to the specific factors considered and individual directors may have given different weight to different factors.

RECOMMENDATION OF RALEIGH, SCHWARZ & POWELL BOARD OF DIRECTORS

        After carefully evaluating these factors, both positive and negative, the board of directors of Raleigh, Schwarz & Powell has determined that the merger is in the best interests of Raleigh, Schwarz & Powell and its shareholders. The Raleigh, Schwarz & Powell board of directors recommends that you vote FOR the approval of the merger agreement, the merger and related transactions.

OPINION OF THE ESOP FIDUCIARY'S FINANCIAL ADVISOR

        The Raleigh, Schwarz & Powell board of directors did not receive an opinion from a financial advisor as to the fairness of the merger to the Raleigh, Schwarz & Powell shareholders. However, the Raleigh, Schwarz & Powell board of directors was aware of the opinion provided by Duff & Phelps to the ESOP fiduciary in connection with the transactions contemplated by the merger agreement. The Raleigh, Schwarz & Powell board of directors believes that, with respect to the value of the consideration to be received for shares of Raleigh, Schwarz & Powell common stock pursuant to the transactions contemplated by the merger agreement and the fairness, from a financial point of view, of the terms and conditions of the transactions contemplated by the merger agreement, the ESOP is not in any different of a position than the other Raleigh, Schwarz & Powell shareholders.

        INTRODUCTION TO OPINION OF THE ESOP FIDUCIARY'S FINANCIAL ADVISOR

        Duff & Phelps, LLC has acted as independent financial advisor to the ESOP fiduciary and the ESOP trustee in connection with the merger, and has assisted the ESOP fiduciary and the ESOP trustee in their examination of the fairness, from a financial point of view, of the merger to the ESOP. Duff & Phelps is one of the nation's largest independent specialty investment banking and financial advisory firms, possessing substantial experience in business valuations, financial opinions, merger and acquisition advisory, and transaction financing. The ESOP trustee selected Duff & Phelps as its financial advisor based upon Duff & Phelps's experience and expertise with ESOPs, and its ability and reputation for providing fairness opinions and other advisory services on a wide variety of corporate transactions.

        Duff & Phelps made a presentation to the ESOP fiduciary on June 20, 2001, in which Duff & Phelps reviewed the valuation of Raleigh, Schwarz & Powell. Subsequently, on June 26, 2001, Duff & Phelps delivered a detailed written presentation to the ESOP fiduciary and ESOP trustee regarding the merger.

        The full text of the written fairness opinion of Duff & Phelps, which sets forth the assumptions made, procedures followed, matters considered, limitations on and scope of review by Duff & Phelps in rendering its opinion, is attached to this proxy statement/prospectus as Annex J and is incorporated herein by reference. ESOP participants are urged to read the Duff & Phelps opinion in its entirety. The following summary of Duff & Phelps's opinion is qualified in its entirety by reference to the full text of the opinion. Duff & Phelps's opinion is directed to the ESOP fiduciary and ESOP trustee and does not constitute a recommendation to any ESOP participant as to how such ESOP participant should vote with respect to the merger. Duff & Phelps's opinion addresses the fairness of the consideration to the ESOP only from a financial point of view and does not address the relative merits of the merger or any alternatives to the merger, the underlying decision of the Raleigh Schwarz & Powell board of directors to proceed with or effect the merger, or any other aspect of the merger. The Duff & Phelps opinion was rendered without regard to the necessity for, or level of, any restrictions, obligations or undertakings which may be imposed or required in the course of obtaining regulatory approvals for the merger.

        SCOPE OF ANALYSIS

        In arriving at its fairness opinion, Duff & Phelps reviewed, among other items, a draft of the merger agreement, including the exhibits thereto. Duff & Phelps's financial analysis was based on the audited consolidated financial statements of Raleigh, Schwarz & Powell for the fiscal years ended on or about December 31, 1996 to 2000, and unaudited internal statements for the five months ended May 31, 2000, and May 31, 2001, which financials include Golden Gate Holdings as a consolidated subsidiary. In addition, Duff & Phelps was provided with other internal operating and financial data supplied by management, including financial forecasts for 2001 through 2005. Duff & Phelps also reviewed the RSM McGladrey Inc. Preliminary Cash Flow Comparison of C versus S Corporation and ESOP dated June 2001. With respect to Brown & Brown, Duff & Phelps reviewed filings on Form 10-K for the years ended on or about December 31, 1996 to 2000, and on Form 10-Q for the three months ended March 31, 2000, and March 31, 2001, respectively. Duff & Phelps also reviewed Brown & Brown's stock price and trading history.

        In addition, Duff & Phelps held discussions with senior management of Raleigh, Schwarz & Powell and Golden Gate Holdings regarding past, current, and projected operations and regarding discussions and contacts with other potential acquirers. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps did not make any independent appraisals of the assets or liabilities of Raleigh, Schwarz & Powell and Golden Gate Holdings.

        All industry information and data on public companies deemed comparable to Raleigh, Schwarz & Powell, Golden Gate Holdings and Brown & Brown, in whole or in part, and used in Duff & Phelps's analysis were obtained from regularly published industry and investment sources. In performing its analysis and rendering its opinion with respect to the merger, Duff & Phelps relied upon the accuracy and completeness of all information provided to it, whether obtained from public or private sources, including management of Raleigh, Schwarz & Powell and Golden Gate Holdings, and did not attempt to independently verify any such information. Duff & Phelps notes that nothing has come to its attention in the course of its analysis to make Duff & Phelps believe that it is not reasonable to rely on the information described above, including the projections and reports of the management of Raleigh, Schwarz & Powell and Golden Gate Holdings. Duff & Phelps's opinion further assumes that information supplied and representations made by Raleigh, Schwarz & Powell and Golden Gate Holdings management are substantially accurate regarding Raleigh, Schwarz & Powell and Golden Gate Holdings and the background and terms of the merger. The opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of Duff & Phelps's opinion. Neither the ESOP fiduciary nor the ESOP trustee placed any limitations upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its opinion.

        SUMMARY OF ANALYSES

        The summary of the opinion set forth below provides a description of the main elements of Duff & Phelps's presentation to the ESOP fiduciary and ESOP trustee delivered on June 26, 2001, regarding the merger. It does not purport to be a complete description of the presentation of Duff & Phelps to the ESOP fiduciary and ESOP trustee or the analyses performed by Duff & Phelps. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create a misleading or an incomplete view of the process underlying Duff & Phelps's fairness opinion. In addition, some of the summaries of financial analyses performed by Duff & Phelps include information presented in tabular format. In order to fully understand the financial analyses performed by Duff & Phelps, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or an incomplete view of the financial analyses performed by Duff & Phelps.

        In arriving at its fairness opinion, Duff & Phelps considered the results of all such analyses taken as a whole. Furthermore, in arriving at its fairness opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. No company or transaction used in the analyses as a comparison is identical to Golden Gate Holdings and Raleigh, Schwarz & Powell or the merger. The analyses were prepared solely for purposes of Duff & Phelps providing its opinion to the ESOP fiduciary and ESOP trustee as to the fairness of the merger from a financial point of view, and do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses are based upon numerous factors or events beyond the control of Raleigh, Schwarz & Powell and Golden Gate Holdings, their advisors or any other person, and are inherently uncertain. Actual future results may be materially different from those forecasts.

        Duff & Phelps performed a variety of financial and comparative analyses regarding the valuation of Raleigh, Schwarz & Powell and Golden Gate Holdings, including a discounted cash flow analysis of the projected free cash flows of Raleigh, Schwarz & Powell; a comparison of financial performance and market valuation ratios of publicly traded insurance brokerage companies Duff & Phelps deemed relevant for purposes of its opinion; and a review of recent control transactions involving companies that Duff & Phelps deemed similar to Raleigh, Schwarz & Powell and Golden Gate Holdings for purposes of its opinion.

        DISCOUNTED CASH FLOW ANALYSIS

        Duff & Phelps performed a discounted cash flow analysis of the projected free cash flows of Raleigh, Schwarz & Powell and Golden Gate Holdings. Free cash flow is defined as cash that is available to either reinvest or to distribute to shareholders. The projected free cash flows are discounted to the present at a rate which reflects the relative risk associated with these flows as well as the rates of return which shareholders could expect to realize on alternative investment opportunities.

        Management of Raleigh, Schwarz & Powell and Golden Gate Holdings provided Duff & Phelps with a preliminary five-year plan from 2001-2005, and Duff & Phelps informed the ESOP fiduciary and ESOP trustee that Duff & Phelps considered such plan and consulted with Raleigh, Schwarz & Powell and Golden Gate Holdings management in developing an independent estimate of the future free cash flows for Raleigh, Schwarz & Powell and Golden Gate Holdings. Duff & Phelps estimated the companies' future free cash flows based on projected revenues, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), taxes, working capital, and capital expenditure requirements for the years ending December 30, 2001 to 2010, and prepared such estimates from the perspective of a hypothetical buyer of a controlling interest in consolidated Raleigh, Schwarz & Powell, including its ownership of Golden Gate Holdings. The following table is a summary of the key assumptions used within Duff & Phelps's discounted cash flow analysis for the years ending December 31, 2001 to 2005.


                                                                    Projected
                        Actual         -----------------------------------------------------------------------
(in millions)            2000           2001            2002             2003           2004             2005
                       -------         -------         -------         -------         -------         -------
Net Revenues           $  18.9         $  20.5         $  22.1         $  23.4         $  24.3         $  25.3
EBITDA                 $   3.0         $   3.9         $   4.9         $   5.4         $   5.6         $   5.8
EBITDA Margin             15.7%           18.9%           22.0%           23.0%           23.0%           23.1%
EBIT                   $   2.1         $   3.0         $   4.0         $   4.5         $   4.7         $   4.9
EBIT Margin               11.0%           14.6%           18.1%           19.2%           19.3%           19.4%

        Duff & Phelps discounted the resulting free cash flows at rates of 12.5% to 13.5%. The discount rate range reflects, among other things, industry risks, the relatively small size of Raleigh, Schwarz & Powell and Golden Gate Holdings, and current rates of return required by investors in equity instruments in general. The discounted cash flow analysis resulted in a reasonable estimate of the price that a fully informed buyer would pay for all of the common stock of Raleigh, Schwarz & Powell and Golden Gate Holdings. The discounted cash flow analysis yielded a per-share range of approximately $134.72 to $152.24 for the common stock of Raleigh, Schwarz & Powell on a consolidated basis, including its interest in Golden Gate Holdings.

        COMPARABLE COMPANY ANALYSIS

        Duff & Phelps selected a set of publicly traded companies based on comparability to Raleigh, Schwarz & Powell and Golden Gate Holdings. Although no single company chosen is identical to Raleigh, Schwarz & Powell, these companies share many of the same operating characteristics and are affected by many of the same economic forces. A value estimate for Raleigh, Schwarz & Powell is derived from the rate at which these companies are capitalized in the public market, after adjusting for differences in operations and performance.

        Using publicly available information, Duff & Phelps analyzed the historical financial performance of the comparable companies for the latest twelve months ("LTM") through March 31, 2001 as well as projected financial performance using regularly published earnings estimates from securities analysts. In addition, Duff & Phelps calculated enterprise values for the comparable companies by taking total market capitalization (based on stock prices as of June 15, 2001) and then adding debt and preferred stock. The table below shows the comparable companies along with their respective LTM revenues and enterprise values as of June 15, 2001.


                                                 LTM             Enterprise
                                              Revenues              Value
Company (Ticker)                           (in millions)        (in millions)
----------------                           -------------        -------------
Brown & Brown, Inc. (BRO)                     $  298               $1,312
Arthur J. Gallagher (AJG)                        770                2,237
Hilb Rogal & Hamilton Co. (HRH)                  273                  708

        Duff & Phelps compared the financial performance of Raleigh, Schwarz & Powell with the financial performance of the comparable companies and analyzed the enterprise values for the comparable companies as multiples of various financial performance measurements - including revenues and EBITDA - as well as multiples of market capitalization - including earnings per share - available as of June 15, 2001. The following table summarizes Duff & Phelps's analysis of the comparable companies.

                                                                                                           Enterprise Value
                                       LTM             3-Year          3-Year Avg.      Cap. Value      -----------------------
                                      EBITDA           Revenue          Return On        Projected        LTM          Projected
Company                               Margin           Growth            Assets           E.P.S.        Revenues         EBITDA
-------                               ------           -------          ---------        ---------      --------       ---------
Brown & Brown, Inc.                    29.1%            17.7%            12.2%             27.3x          4.7x           16.8x
Arthur J. Gallagher                    18.9             15.1              8.6              20.7           2.9            12.3
Hilb Rogal & Hamilton Co.              25.0             14.7              8.9              23.6           2.6            14.5
Raleigh, Schwarz & Powell              15.7%            24.2%             4.5%

        It is important to note that Raleigh, Schwarz & Powell and Golden Gate Holdings combined are significantly smaller than the comparable companies. Smaller companies tend to trade at lower valuation ratios than larger, more diversified organizations to reflect the additional risks of their small size. The comparable company analysis suggested that a reasonable valuation estimate for Raleigh, Schwarz & Powell was 1.7 times to 1.9 times LTM revenues and 8.5 times to 9.5 times LTM EBITDA. These ranges imply a value range of approximately $134.27 to $153.58 per share for Raleigh, Schwarz & Powell common stock, including its interest in Golden Gate Holdings.

        COMPARABLE TRANSACTIONS ANALYSIS

        Duff & Phelps reviewed recent control transactions involving target companies deemed similar to Raleigh, Schwarz & Powell and Golden Gate Holdings. Duff & Phelps noted that the amount of available public information pertaining to control transactions and the financial performance of the acquired companies is limited. Therefore, Duff & Phelps analyzed ten transactions, with available terms of the transaction and financial information of the target, that had been announced or completed from December 1996 to the present. The table below summarizes Duff & Phelps's comparable transactions analysis and compares those results to the multiples implied by the terms of the merger.


                                                                                                             Enterprise Value
                                                                      Target LTM         Target LTM       ----------------------
                                                                        Revenue            EBITDA          LTM             LTM
Target                               Acquirer                        (in millions)         Margin         Revenue         EBITDA
------                               --------                        -------------       ----------       -------         ------
Alexander & Alexander Services       Aon Corporation                     $1,282            14.5%           0.9x           6.1x

Johnson & Higgins                    Marsh & McLennan                     1,163            15.2%           1.5x           9.6x

Accordia, Inc.                       Anthem, Inc.                           661            15.6%           1.6x          10.3x

Willis Corroon PLC                   Kohlberg Kravis Roberts & Co.          696            15.1%           1.3x           8.3x

Sedgwick Group PLC                   Marsh & McLennan                       983            11.2%           1.4x          12.5x

National Information Group           First American Financial                79            26.7%           1.5x           5.7x

Standard Funding Corp.               Atlantic Bank of New York                7            56.1%           2.1x           3.8x

Phoenix Home Life                    Hilb, Rogal and Hamilton Co.            13            18.6%           2.2x          11.7x

Reidman Corporation                  Brown & Brown, Inc.                     57            15.8%           1.6x          10.2x

E.W. Blanch Holdings, Inc.           Benfeild Greig, PLC                    199            10.9%           1.2x          11.4x

                                     Median                                                15.4%           1.5x           9.9x

Raleigh, Schwarz & Powell            Brown & Brown                       $ 19.8            18.4%           2.2x          12.0x

        OTHER CONSIDERATIONS

        Duff & Phelps analyzed the stock price, trading liquidity and valuation ratios accorded to Brown & Brown common stock to assess that it was reasonably valued by investors in the public stock markets. Duff & Phelps reviewed the merits of Raleigh, Schwarz & Powell and Golden Gate Holdings remaining independent companies and increasing the ESOP's ownership of Raleigh, Schwarz & Powell through the use of additional financing.

        FEE AND OTHER INFORMATION

        Duff & Phelps was retained by the ESOP fiduciary and ESOP trustee under an engagement letter dated June 1, 2001. As compensation for its services as financial advisor to the ESOP fiduciary and ESOP trustee in connection with the merger, Raleigh, Schwarz & Powell agreed to pay Duff & Phelps a fixed fee upon rendering its opinion. No portion of the fee paid to Duff & Phelps is contingent upon the conclusion reached in its opinion. In addition, Raleigh, Schwarz & Powell has agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses, and to indemnify Duff & Phelps against certain liabilities, arising out of or in connection with its engagement.

INTERESTS OF EXECUTIVE OFFICERS OF RALEIGH, SCHWARZ & POWELL

        In considering the recommendation of the Raleigh, Schwarz & Powell board of directors with respect to the approval of the proposal, Raleigh, Schwarz & Powell shareholders should be aware of the interests that John P. Folsom, President of Raleigh, Schwarz & Powell, has in the merger. The board of directors of Raleigh, Schwarz & Powell was aware of these interests and considered them when approving the merger. These interests may be different from, and in addition to, your interests as shareholders. As a condition of the merger, Mr. Folsom is required to enter into an employment agreement, upon the same terms and conditions as all other employees of Raleigh, Schwarz & Powell, that provides for his continued employment with the surviving corporation of the merger. See "Other Agreements--Employment Agreements."

COMPLETION AND EFFECTIVENESS OF THE MERGER

         The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the approval of the merger by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Raleigh, Schwarz & Powell common stock entitled to vote at the special meeting. The merger will become effective upon the filing of articles of merger in the office of the Secretary of State of the State of Washington.

TREATMENT OF RALEIGH, SCHWARZ & POWELL COMMON STOCK

        With the exception of dissenting shares, if the merger becomes effective, each share of Raleigh, Schwarz & Powell common stock then outstanding will be cancelled and converted into shares of Brown & Brown common stock, and the Raleigh, Schwarz & Powell shareholders will receive, based on their respective ownership interests in Raleigh, Schwarz & Powell, shares of Brown & Brown common stock equal to:

        - $32,896,489 minus 82.24% of the amount by which the total consolidated net worth (as defined in the merger agreement) of Raleigh, Schwarz & Powell, and its affiliate, Golden Gate Holdings, Inc., is less than $13,000,000 at the effective time of the merger, divided by

        - the average of the closing prices of Brown & Brown common stock as reported on The New York Stock Exchange for the 20 consecutive day period ending at the close of business on the third business day immediately before the merger becomes effective.

        The actual number of shares of Brown & Brown common stock to be issued to Raleigh, Schwarz & Powell shareholders will not be determined until the merger becomes effective. For hypothetical examples of the calculation of the number of shares of Brown & Brown common stock to be issued to Raleigh, Schwarz & Powell shareholders, see page 1.

EXCHANGE OF RALEIGH, SCHWARZ & POWELL STOCK CERTIFICATES FOR BROWN & BROWN STOCK CERTIFICATES

        If you are a direct Raleigh, Schwarz & Powell shareholder, enclosed with this proxy statement/prospectus is a letter of transmittal and instructions for surrendering your Raleigh, Schwarz & Powell stock certificates to

Brown & Brown in exchange for Brown & Brown stock certificates. Please complete and sign the letter of transmittal and return the signed letter of transmittal, along with your Raleigh, Schwarz & Powell stock certificates, in the envelope provided. Upon completion of the merger and receipt of your completed and signed letter of transmittal, along with your Raleigh, Schwarz & Powell stock certificates and any other required documents, your Raleigh, Schwarz & Powell stock certificates will be canceled and you will receive stock certificates representing the number of whole shares of Brown & Brown common stock to which you are entitled under the merger agreement.

        If you are an ESOP participant, the ESOP trustee, as record holder of the shares of Raleigh, Schwarz & Powell common Stock allocated to your ESOP account, will complete and sign a letter of transmittal and surrender the stock certificates representing such shares.

ACCOUNTING TREATMENT

        Brown & Brown and Raleigh, Schwarz & Powell intend to account for the merger as a pooling-of-interests. Under this method of accounting, the consolidated assets and liabilities of Raleigh, Schwarz & Powell will be carried forward to the consolidated financial statements of Brown & Brown at their recorded amounts and the consolidated results of operations of Raleigh, Schwarz & Powell will be combined with the results of operations of Brown & Brown. In order to qualify for the pooling-of-interests accounting method, the affiliates of Raleigh, Schwarz & Powell must agree to certain restrictions on their ability to transfer the shares of Brown & Brown common stock they receive in the merger.

REGULATORY APPROVALS

        Neither Brown & Brown nor Raleigh, Schwarz & Powell is aware of any other material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this proxy statement/prospectus is a part, compliance with applicable corporate law of Florida and Washington, and compliance with applicable state "blue sky" laws.

IMPACT ON THE ESOP

        Immediately prior to, and contingent upon, effectiveness of the merger, the board of directors of Raleigh, Schwarz & Powell will terminate the ESOP and the ESOP participants will no longer accrue benefits under the ESOP. All Raleigh, Schwarz & Powell shares held in an ESOP participant's account will be cancelled and converted into the right to receive shares of Brown & Brown common stock and cash, depending upon the actual assets held in the ESOP participant's account at the time of distribution. The number of shares of Brown & Brown common stock the ESOP trustee will receive will be determined as described under "The Merger--Treatment of Raleigh, Schwarz & Powell Common Stock." As a condition of the merger 10% of the shares of Brown & Brown common stock otherwise deliverable upon the merger to the ESOP trustee will be deposited in escrow. Upon termination of the escrow agreement, the ESOP shall receive its proportion of any remaining shares.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes the material federal income tax consequences of the merger. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, which is referred to in this proxy statement/prospectus as the Internal Revenue Code, existing Treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Brown & Brown, Raleigh, Schwarz & Powell or Raleigh, Schwarz & Powell shareholders.

        Raleigh, Schwarz & Powell shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Raleigh, Schwarz & Powell shareholders that are subject to special rules or that may be important in light of such shareholders' individual circumstances, such as shareholders who:

        -       are dealers in securities or foreign currency;

        - are subject to the alternative minimum tax provisions of the Internal Revenue Code;

        -       are foreign persons or entities;



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

        -       are financial institutions or insurance companies;

        -       are tax-exempt organizations;

        - do not hold their Raleigh, Schwarz & Powell shares as capital assets;

        - acquired their shares in connection with any stock option or stock purchase plans or in other compensatory transactions; or

        - hold Raleigh, Schwarz & Powell common stock as part of an integrated investment, including a "straddle" or "conversion" transaction, pledge against currency risk, or constructive sale, comprised of shares of Raleigh, Schwarz & Powell capital stock and one or more other positions.

        In addition, the following discussion does not address:

        - tax consequences of the merger under foreign, state or local tax laws; or

        - tax consequences of transactions effectuated before, after or concurrently with the merger (whether or not any such transactions are undertaken in connection with the merger) including any transaction in which Raleigh, Schwarz & Powell shares are acquired or Brown & Brown shares are disposed of.

        Raleigh, Schwarz & Powell shareholders are urged to consult their own tax advisors as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences of the merger.

        The following material federal income tax consequences generally will result from the merger constituting a reorganization within the meaning of the Internal Revenue Code:

        - Raleigh, Schwarz & Powell shareholders will not recognize any gain or loss solely upon receipt in the merger of Brown & Brown common stock in exchange for Raleigh, Schwarz & Powell capital stock, except to the extent Raleigh, Schwarz & Powell shareholders exercise their dissenters' rights.

        - The aggregate tax basis of the Brown & Brown common stock received by a Raleigh, Schwarz & Powell shareholder in the merger, should be the same as the aggregate tax basis of the surrendered Raleigh, Schwarz & Powell capital stock.

        - The holding period for the Brown & Brown common stock received by a Raleigh, Schwarz & Powell shareholder in the merger should include the period for which the surrendered Raleigh, Schwarz & Powell common stock was considered to be held, provided that the Raleigh, Schwarz & Powell common stock so surrendered is held as a capital asset at the time of the merger.

        - The return of any escrowed shares to Brown & Brown in satisfaction of an indemnification claim is not expected to result in the recognition of gain or loss but is instead expected to be treated as an adjustment to the exchange terms of the merger agreement. Accordingly, the basis of Brown & Brown common stock received in the merger by holders of escrowed shares would be adjusted.

        - A Raleigh, Schwarz & Powell shareholder who exercises dissenters' rights will generally recognize gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the holder's basis in the Raleigh, Schwarz & Powell shares, provided that the shareholder exercising dissenters' rights owns no shares of Raleigh, Schwarz & Powell stock (either actually or constructively within the meaning of Section 318 of the Internal Revenue Code) immediately after the merger.

        - Neither Brown & Brown, Brown & Brown of Washington, Inc. nor Raleigh, Schwarz & Powell should recognize gain or loss solely as a result of the merger.

        Brown & Brown and Raleigh, Schwarz & Powell will not request a ruling from the Internal Revenue Service in connection with the merger. The IRS is therefore not precluded from asserting a contrary position. A successful IRS challenge to the reorganization status of the merger as a result of a failure to meet any of the requirements of a reorganization would result in Raleigh, Schwarz & Powell shareholders recognizing taxable gain or loss with respect to each share of Raleigh, Schwarz & Powell common stock surrendered equal to the difference between their bases in such shares and the fair market value, as of the date the merger is completed, of the Brown & Brown common stock received in the merger. In such event, a shareholder's aggregate basis in the Brown & Brown common stock so received would equal its fair market value as of the date the merger is completed and the shareholder's holding period for such stock would begin the day after the merger.

        A recipient of shares of Brown & Brown common stock could recognize gain to the extent that those shares were considered to be received in exchange for services or property other than solely Raleigh, Schwarz & Powell capital stock. All or a portion of such gain may be taxable as ordinary income. A Raleigh, Schwarz & Powell shareholder also could be required to recognize gain to the extent such shareholder was treated as receiving, directly or indirectly, consideration other than Brown & Brown common stock in exchange for Raleigh, Schwarz & Powell stock.

DISSENTERS' RIGHTS

         If the merger occurs, Raleigh, Schwarz & Powell shareholders who do not vote their shares in favor of the merger may be entitled to dissenters' rights under Washington law. ESOP participants are not entitled to dissenters' rights. For a further discussion of Raleigh, Schwarz & Powell shareholders' possible dissenters' rights including a summary of Washington law, see "The Raleigh, Schwarz & Powell Special Meeting--Dissenters' Rights."

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES

        All shares of Brown & Brown common stock to be issued to Raleigh, Schwarz & Powell shareholders in the merger will be registered under the Securities Act. Subject to restrictions relating to pooling-of-interests accounting, these shares will be tradeable on The New York Stock Exchange. Shares of Brown & Brown common stock issued to any person who is an "affiliate" of either Brown & Brown or Raleigh, Schwarz & Powell, as that term is defined under the Securities Act, may be sold in transactions permitted by the resale provisions of Rule 145(d) under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either company and may include some of their officers and directors, as well as their principal shareholders.

        In addition, each person who is a shareholder of Raleigh, Schwarz & Powell will be required, as a condition of the merger, to agree not to dispose of any shares of Brown & Brown common stock until financial statements reflecting 30 days of combined operations of Brown & Brown and Raleigh, Schwarz & Powell are made publicly available.

OPERATIONS FOLLOWING THE MERGER

        After completion of the merger, Raleigh, Schwarz & Powell will continue its operations as a wholly-owned subsidiary of Brown & Brown under the name "Brown & Brown of Washington, Inc." The shareholders of Raleigh, Schwarz & Powell will become shareholders of Brown & Brown, and their rights as shareholders will be governed by Brown & Brown's existing amended and restated articles of incorporation, Brown & Brown's existing amended and restated bylaws and the laws of the State of Florida. See "Comparison of Shareholder Rights."

                              THE MERGER AGREEMENT


        This section of this proxy statement/prospectus describes the merger agreement. While Brown & Brown and Raleigh, Schwarz & Powell believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement is attached to this proxy statement/prospectus as Annex A and Brown & Brown and Raleigh, Schwarz & Powell urge you to read it carefully.

GENERAL

         If the Raleigh, Schwarz & Powell shareholders holding at least two-thirds of the outstanding shares of Raleigh, Schwarz & Powell common stock approve the merger, and the other conditions of the merger have been satisfied or waived, Brown & Brown of Washington, Inc., a wholly-owned subsidiary of Brown & Brown, will be merged with and into Raleigh, Schwarz & Powell. Raleigh, Schwarz & Powell will be the surviving corporation in the merger and a wholly-owned subsidiary of Brown & Brown. Following the merger, the company will change its name to "Brown & Brown of Washington, Inc."

EXCHANGE OF SHARES

        With the exception of dissenting shares, each issued and outstanding share of Raleigh, Schwarz & Powell common stock, referred to in this proxy statement/prospectus as Raleigh, Schwarz & Powell common stock, will be canceled and converted into shares of Brown & Brown common stock. The number of shares of Brown & Brown common stock you will receive will be determined as described under "The Merger-Treatment of Raleigh, Schwarz & Powell Common Stock."

DISSENTERS' RIGHTS

        If any Raleigh, Schwarz & Powell shareholder asserts dissenters' rights under Washington law, Raleigh, Schwarz & Powell must promptly notify Brown & Brown of the claim or demand. Brown & Brown will have the right to conduct jointly with Raleigh, Schwarz & Powell all negotiations and proceedings with respect to any claim or demand. Raleigh, Schwarz & Powell will not, except with the prior written consent of Brown & Brown, make any payment with respect to, or settle or offer to settle, any demand for payment.

REPRESENTATIONS AND WARRANTIES

        The merger agreement contains representations and warranties by Raleigh, Schwarz & Powell regarding, among other things:

        -       its capital structure;

        -       its authority to enter into the merger agreement;

        - its financial statements and absence of undisclosed material liabilities;

        -       absence of changes in its business since June 30, 2001;

        -       regulatory approvals required for completion of the merger;

        -       title to property it owns or leases;

        -       various aspects of its intellectual property;

        -       environmental matters;

        - litigation or investigations pending or threatened against it or to which it is a party;

        -       its taxes and tax obligations;

        -       its employee benefit plans;

        -       compliance with applicable laws;

        - its material contracts and compliance with the terms of such contracts;

        -       material contractual restrictions on its business;

        -       its insurance;

        -       pooling of interests accounting matters;

        -       securities laws; and

        - the accuracy of information it provided to be included in any filings with a governmental entity having jurisdiction over the merger or the transactions contemplated by the merger agreement.

        The merger agreement contains representations and warranties by the ESOP regarding its authority to enter into the merger agreement and its ownership of the shares of Raleigh, Schwarz & Powell common stock held by the ESOP.

        The merger agreement also contains representations and warranties by Brown & Brown and/or Brown & Brown of Washington, Inc. regarding, among other things, aspects of its organization, capital structure, financial statements, authority to enter into the merger agreement, the absence of brokers and financial advisors, the validity of the common stock to be issued in connection with the merger and the accuracy and completeness of documents and reports filed by Brown & Brown with the Securities and Exchange Commission.

        The representations and warranties in the merger agreement are detailed and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled "Representations and Warranties of the Sellers" and "Representations and Warranties of Buyers."

        CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

        Raleigh, Schwarz & Powell has agreed that until the completion of the merger or the termination of the merger agreement, it will carry on its business in the ordinary course and use reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees and preserve its relationships with customers and others with which it has business dealings. In particular, subject to some exceptions, Raleigh, Schwarz & Powell will not, among other things:

        - sell, lease, license, encumber or otherwise dispose of any of its assets or agree to take any of the foregoing actions;

        - other than in the ordinary course of business, acquire or agree to acquire interests or assets in other entities;

        - issue, or authorize the issuance of, additional equity securities;

        - other than in the ordinary course of business consistent with past practice, incur or guarantee any indebtedness, issue or sell any debt securities or guarantee any debt securities of other; or

        -       enter into any material lease.

        The agreements related to the conduct of Raleigh, Schwarz & Powell's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the section of the merger agreement entitled "Covenants."

CHARTER DOCUMENTS OF THE SURVIVING CORPORATION

        The articles of incorporation and bylaws of Brown & Brown of Washington, Inc. as in effect immediately before the effective time of the merger will become the articles of incorporation of the surviving corporation.

FEES AND EXPENSES OF THE MERGER

        Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the merger shall be paid by the party incurring such expenses, except that Raleigh, Schwarz & Powell will be responsible for the expenses relating to termination, winding down and liquidation of the ESOP.

CONDITIONS TO COMPLETION OF THE MERGER

        The obligations of Brown & Brown and Raleigh, Schwarz & Powell to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

        - approval of the merger agreement, the merger and the related transactions by the holders of at least two-thirds of the outstanding shares of common stock of Raleigh, Schwarz & Powell;

        - Brown & Brown and Raleigh, Schwarz & Powell will have timely obtained from the relevant governmental entities all authorizations, consents, orders or approvals, if any, necessary for completion of or in connection with the merger and the transactions contemplated by the merger agreement, except for such authorizations, consents, waivers or approvals of which the failure to obtain would not have a material adverse effect;

        - the Securities and Exchange Commission declaring effective the registration statement on Form S-4, of which this proxy statement/prospectus is a part, registering the issuance of Brown & Brown common stock in the merger;

        - the absence of any temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the merger;

        - execution of an escrow agreement by Brown & Brown and Brown & Brown of Washington, Inc. and each of the Raleigh, Schwarz & Powell shareholders (excluding the ESOP), in the form attached to this proxy statement/prospectus as Annex E;

        - execution of an escrow agreement by Brown & Brown and the ESOP, in the form attached to this proxy statement/prospectus as Annex F;

        - execution of an indemnification agreement by Brown & Brown and each of the Raleigh, Schwarz & Powell shareholders (excluding the ESOP), in the form attached to this proxy statement/prospectus as Annex B; and

        - execution of employment agreements by Brown & Brown and those employees of Raleigh, Schwarz & Powell specified in a schedule to the merger agreement to be delivered prior to completion of the merger.

        The obligations of Raleigh, Schwarz & Powell to complete the merger are subject to the satisfaction or waiver by it of each of the following additional conditions:

        - the truth and correctness, in all material respects, of the representations and warranties of Brown & Brown and Brown & Brown of Washington, Inc. in the merger agreement as of the effective time of the merger, and the companies' performance in all material respects of all of their obligations under the merger agreement required to be performed by them at or prior to the effective time of the merger; and

        - Raleigh, Schwarz & Powell's receipt of a legal opinion from the Assistant General Counsel of Brown & Brown.

        Brown & Brown's and Brown & Brown of Washington, Inc.'s obligations to complete the merger are subject to the satisfaction or waiver by it of each of the following additional conditions:

        - the truth and correctness, in all material respects, of the representations and warranties of Raleigh, Schwarz & Powell in the merger agreement as of the effective time of the merger, and Raleigh, Schwarz & Powell's performance in all material respects of all of its obligations under the merger agreement required to be performed by Raleigh, Schwarz & Powell as of the effective time of the merger;

        - Brown & Brown's and Brown & Brown of Washington, Inc.'s satisfaction, in its sole discretion, with the results of its due diligence investigation of Raleigh, Schwarz & Powell;

        - delivery by each of the Raleigh, Schwarz & Powell shareholders of his or her Raleigh, Schwarz & Powell stock certificates;

        - execution by each of the Raleigh, Schwarz & Powell shareholders of a release, in the form attached to this proxy statement/prospectus as Annex G;

        - execution of a non-competition agreement, in the form attached to this proxy statement/prospectus as Annex I, by each of the Raleigh, Schwarz & Powell shareholders specified in a schedule to the merger agreement to be delivered prior to completion of the merger;

        - delivery by Raleigh, Schwarz & Powell of those schedules required under the merger agreement, in form and substance satisfactory to Brown & Brown and Brown & Brown of Washington, Inc.;

        - Brown & Brown's confirmation of its belief when it signed the letter of intent that the merger and the issuance of Brown & Brown common stock will qualify for treatment for accounting purposes as a pooling-of-interests transaction, and the exercise by holders of no more than 10% of the outstanding shares of Raleigh, Schwarz & Powell common stock of dissenters' rights; and

        - Brown & Brown's and Brown & Brown of Washington, Inc.'s receipt of a legal opinion from counsel to Raleigh, Schwarz & Powell.

TERMINATION

        At any time before the effective time of the merger, the merger agreement may be terminated by the mutual written consent of Brown & Brown and Raleigh, Schwarz & Powell.

        At any time before the effective time of the merger, the merger agreement may also be terminated by either Brown & Brown or Raleigh, Schwarz & Powell under any of the following circumstances:

        - if the merger is not completed by August 31, 2001, provided that if delays in the registration of the Brown & Brown common stock prevent the closing from occurring by that date, then the parties shall agree to extend the termination date to November 30, 2001;

        - if any permanent injunction or other order of a court or other competent authority preventing consummation of the merger shall become final and non-appealable; or

        - if there is a material breach of any representation, warranty, covenant or agreement by the non-terminating party which breach is not cured prior to the consummation of the merger.

        If either Brown & Brown or Raleigh, Schwarz & Powell terminates the merger agreement as set forth above, the merger agreement will become void and there shall be no liability or obligation on the part of any party, except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

EXTENSION AND WAIVER

        Either of Brown & Brown or Raleigh, Schwarz & Powell may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

        OTHER AGREEMENTS

ESCROW AGREEMENTS

        As a condition of the merger, each Raleigh, Schwarz & Powell shareholder, other than the ESOP, must execute and deliver an escrow agreement, the form of which is attached to this proxy statement/prospectus as Annex E and referred to herein as the shareholder escrow agreement. Also as a condition of the merger, the ESOP must execute and deliver a separate escrow agreement, the form of which is attached to this proxy statement/prospectus as Annex F and referred to herein as the ESOP escrow agreement. Under the terms of each of the escrow agreements, 10% of the total number of shares of Brown & Brown common stock otherwise deliverable upon the effective time of the merger to each holder of Raleigh, Schwarz & Powell common stock will be deposited into escrow to secure the indemnification obligations of such shareholders. The escrowed shares will remain available to compensate Brown & Brown for one year from the effective time of the merger. If a claim is asserted prior to the one-year anniversary of the effective time of the merger and the claim has not been resolved by the one-year anniversary, shares will remain in escrow in an amount sufficient to satisfy the claim until the claim has been resolved, even if the one-year period has elapsed. Escrowed shares that are not needed to satisfy indemnification claims made within one year of the effective time of the merger will be distributed to the former Raleigh, Schwarz & Powell shareholders, and the ESOP or its participants, pro rata.

        Subject to certain restrictions set forth in the indemnification agreement or the merger agreement, the ESOP may direct the escrow agent to sell any or all of the ESOP's escrowed shares and the escrow agent, in its sole discretion, may sell any or all of the shareholders' (other than the ESOP) escrowed shares in brokers' transactions on any national securities exchange upon which such securities are traded, provided the proceeds of any such sale or transfer remain in escrow until after one year from the effective time of the merger and that such proceeds shall be invested in any deposit that is fully insured by the Federal Deposit Insurance Corporation, commercial paper given the highest rating by Moody's Investors Service, Inc. and Standard & Poor's Corporation at the time of investment, or money market funds investing primarily in any of the foregoing.

        Under the terms of each of the escrow agreements, if Brown & Brown suffers any losses that are subject to indemnity, Brown & Brown can recover these losses by taking back a certain number of escrowed shares and/or cash held in escrow, at Brown & Brown's option. If Brown & Brown elects to have its claim for indemnification satisfied by the release of the escrowed shares to it, the dollar value of each escrowed share shall be the average closing price for a share of Brown & Brown common stock, as reported on The New York Stock Exchange, in the 20 day period ending at the close of business on the third business day in advance of the effective time of the merger. If Brown & Brown elects to have its claim for indemnification satisfied by the release of cash held in escrow under the terms of the escrow agreements, the amount of cash to which Brown & Brown shall be entitled shall be equal to the product of (1) the closing price of a share of Brown & Brown common stock as reported on The New York Stock Exchange on the date Brown & Brown makes a claim multiplied by (2) the number of escrowed shares to which Brown & Brown would have been entitled if it had elected to have its claim satisfied by the release of escrowed shares.

INDEMNIFICATION AGREEMENT BETWEEN SHAREHOLDERS AND BROWN & BROWN

        As a condition of the merger, each Raleigh, Schwarz & Powell shareholder, other than the ESOP, must execute and deliver an indemnification agreement, the form of which is attached to this proxy statement/prospectus as Annex B, which provides that the Raleigh, Schwarz & Powell shareholders will jointly and severally indemnify Brown & Brown for damages Brown & Brown suffers as a result of (1) any material breach of any of Raleigh, Schwarz & Powell's representations, warranties, obligations or covenants contained in the merger agreement, (2) any material breach of any of the Raleigh, Schwarz & Powell shareholders' representations, warranties, obligations or covenants contained in the indemnification agreement or any other certificate, agreement or other document delivered by any shareholder pursuant to the merger agreement, (3) the operation of Raleigh, Schwarz & Powell's insurance agency business or ownership of the shares of Raleigh, Schwarz & Powell common stock by the shareholders on or prior to the effectiveness of the merger, including, without limitation, any claims or lawsuits based on the conduct of Raleigh, Schwarz & Powell or its shareholders occurring before the effectiveness of the merger, except to the extent the damages were taken into account by reserve or accrual in the determination of the consolidated total net worth, (4) the exercise of any dissenters' rights by a Raleigh, Schwarz & Powell shareholder, or (5) any deficiency in the accruals on Raleigh, Schwarz & Powell's balance sheet at the effective time of the merger for (a) any insurance company payables outstanding as of the effective time of the merger, or (b) any accounts receivable aged over 59 days as of the effective time of the merger not collected as of the expiration of the one year indemnification period, that are in excess of the allowance for doubtful accounts on Raleigh, Schwarz & Powell's balance sheet at the effective time of the merger.

        Raleigh, Schwarz & Powell shareholders will not be required to indemnify Brown & Brown unless the aggregate claim for damages exceeds $25,000, and only to the extent such claims exceed such initial $25,000; The maximum indemnification obligation of the shareholders as a whole is limited to the aggregate value, as of the effective time of the merger, of the Brown & Brown shares of common stock received in the merger; provided however, that the maximum liability of each shareholder who owns less than 2,000 shares of Raleigh, Schwarz & Powell common stock prior to July 25, 2001, and certain shareholders named in the indemnification agreement, shall be limited to the aggregate value, as of the effective time of the merger, of the merger consideration received by such shareholder.

INDEMNIFICATION AGREEMENT BETWEEN SHAREHOLDERS AND ESOP TRUSTEE

        Each Raleigh, Schwarz & Powell shareholder must execute and deliver an indemnification agreement, the form of which is attached to this proxy statement/prospectus as Annex C, which provides that the Raleigh, Schwarz & Powell shareholders will indemnify the ESOP trustee, to the same extent as currently provided for in the articles of incorporation of Raleigh, Schwarz & Powell, for damages the ESOP trustee suffers in connection with its duties as the ESOP trustee.

RELEASE

        As a condition to the merger, each Raleigh, Schwarz & Powell shareholder must execute and deliver a release, the form of which is attached to this proxy statement/prospectus as Annex G, which releases and discharges Brown & Brown, Brown & Brown of Washington, Inc., Raleigh, Schwarz & Powell and their respective affiliates from any and all claims or demands such shareholder has or may have in the future against Brown & Brown, Brown & Brown of Washington, Inc., Raleigh, Schwarz & Powell and their respective affiliates.

SPOUSAL CONSENT

        As a condition of the merger, each spouse of a Raleigh, Schwarz & Powell shareholder must execute and deliver a spousal consent, the form of which is attached to this proxy statement/prospectus as Annex H, pursuant to which such spouse (1) consents to the exchange of shares of Raleigh, Schwarz & Powell common stock for shares of Brown & Brown common stock, (2) approves the merger agreement, including the exhibits and schedules attached to the merger agreement, (3) authorizes his or her spouse to take all actions required under the merger agreement, (4) agrees that the Raleigh, Schwarz & Powell common stock and such spouse's interest in such shares are subject to the provisions of the merger agreement, and (5) agrees to take no action at any time to hinder the operation of the merger agreement on such shares or such spouse's interest in the shares.

EMPLOYMENT AGREEMENTS

        As a condition of the merger, certain employees of Raleigh, Schwarz & Powell, including Mr. Folsom, the President of Raleigh, Schwarz & Powell, specified in a schedule to the merger agreement to be delivered prior to completion of the merger, must enter into an employment agreement with Brown & Brown. Under the terms of these employment agreements, each of these employees will be an at-will employee.

NON-COMPETITION AGREEMENTS

        As a condition of the merger, a non-competition agreement, in the form attached to this proxy statement/prospectus as Annex I, that prohibits such person from competing, as described below, for a period of three years from the effective time of the merger must be executed by each of the Raleigh, Schwarz & Powell shareholders specified in a schedule to the merger agreement to be delivered prior to completion of the merger. The non-competition agreement requires each person to refrain from:

        - directly or indirectly engaging in the insurance agency or brokerage business within the following Washington counties:
                Chelan, Classam, Douglas, Ferry, Grant, Jefferson, King, Kitsap, Kittitas, Lincoln, Mason, Okanogan, Pierce, San Juan Island, Skagit, Snohomish, Thurston, Whatcom, or Yakima;

        - directly or indirectly soliciting, diverting or accepting business from, or servicing, as insurance solicitor, insurance agent, insurance broker or otherwise, any account that is part of the Raleigh, Schwarz & Powell book of business or any insurance account then serviced by Brown & Brown; and

        - hiring away any employee or personnel of Brown & Brown or its affiliates, or inducing or enticing any such person to leave such employment or engagement without the prior written consent of Brown & Brown.

        The non-competition agreement further provides that for a period of three years from the effective time of the merger, such person will not disclose any confidential information, as defined in the non-competition agreement.

CONTRIBUTION AGREEMENT

        As discussed above, as a condition of the merger, each Raleigh, Schwarz & Powell shareholder, other than the ESOP, must execute and deliver an indemnification agreement, pursuant to which the Raleigh, Schwarz & Powell shareholders must agree to jointly and severally indemnify Brown & Brown for certain damages. Although the obligations under the indemnification agreement are joint and several, under the terms of the contribution agreement, the form of which is attached as Annex D, as between the shareholders, each shareholder shall be responsible for his or her share of the liability for damages asserted under the indemnification agreement, as determined by his or her pro-rata share of the consideration received by such shareholder in the merger. Under the terms of the contribution agreement, each shareholder therefore agrees to indemnify and hold each of the other shareholders harmless for that part of the liability for damages asserted under the indemnification agreement exceeding that shareholder's pro-rata share of the merger consideration.

                           DIRECTORS AND MANAGEMENT OF
                       BROWN & BROWN FOLLOWING THE MERGER


DIRECTORS AND EXECUTIVE OFFICERS

        At the time the merger is completed, the board of directors and management of Brown & Brown will consist of the following current directors and executive officers of Brown & Brown:


                                                                                                       Year First Became
Name                                         Positions                                Age                  a Director
----                                         ---------                                ---              -----------------
J. Hyatt Brown                   Chairman of the Board, President and                  64                     1993
                                 Chief Executive Officer

Jim W. Henderson                 Executive Vice President,                             55                     1993
                                 Assistant Treasurer and Director

Samuel P. Bell, III              Director                                              62                     1993

Bradley Currey, Jr.              Director                                              71                     1995

Theodore J. Hoepner              Director                                              60                     1994

David H. Hughes                  Director                                              57                     1997

Toni Jennings                    Director                                              52                     1999

John R. Riedman                  Director                                              72                     2001

Jan E. Smith                     Director                                              61                     1997

Cory T. Walker                   Vice President, Chief Financial                       44                     ---
                                 Officer and Treasurer

Laurel L. Grammig                Vice President, Secretary and                         42                     ---
                                 General Counsel

Thomas M. Donegan, Jr.           Vice President, Assistant Secretary and               31                     ---
                                 Assistant General Counsel

M. Catherine Wellman             Vice President, Assistant Secretary and               27                     ---
                                 Assistant General Counsel

        J. HYATT BROWN. Mr. Brown has been the President and Chief Executive Officer of Brown & Brown since 1993, and the Chairman of the board of directors since 1994. Mr. Brown was President and Chief Executive Officer of Brown & Brown's predecessor corporation from 1961 to 1993. He was a member of the Florida House of Representatives from 1972 to 1980, and Speaker of the House from 1978 to 1980. Mr. Brown serves on the board of directors of SunTrust Banks, Inc., SunTrust Bank/East Central Florida, International Speedway Corporation, The FPL Group, Inc., BellSouth Corporation, Rock-Tenn Company, and SCPIE Holdings Inc. He also serves on the Board of Trustees of Stetson University, for which he is a past Chairman, and serves as a member of the YMCA Advisory Board, the March of Dimes board of directors, and the Salvation Army Advisory Council.

        JIM W. HENDERSON. Mr. Henderson served as Senior Vice President of Brown & Brown from 1993 to 1995, and was elected Executive Vice President in 1995. He served as Senior Vice President of Brown & Brown's predecessor corporation from 1989 to 1993, and as Chief Financial Officer from 1985 to 1989.

        SAMUEL P. BELL, III. Mr. Bell has been a shareholder of the law firm of Pennington, Moore, Wilkinson, Bell & Dunbar, P.A. since January 1, 1998 and also serves as Of Counsel to the law firm of Cobb Cole & Bell. Prior to that, he was a shareholder and managing partner of Cobb Cole & Bell. He has served as counsel to Brown

& Brown and its predecessor corporation since 1964. Mr. Bell was a member of the Florida House of Representatives from 1974 to 1988.

        BRADLEY CURREY, JR. Mr. Currey served as Chief Executive Officer of Rock-Tenn Company, a manufacturer of packaging and recycled paperboard products, from 1989 to 1999 and as Chairman of the Board of Rock-Tenn from 1993 to January 31, 2000, when he retired. He also previously served as President (1978-1995) and Chief Operating Officer (1978-1989) of Rock-Tenn. Mr. Currey is a member of the board of directors of Rock-Tenn Company, Genuine Parts Company, and Enzymatic Deinking Technologies, Inc., and is Trustee Emeritus and a past Chairman of the Board of Trustees of Emory University. He is also a past Chairman of the Federal Reserve Bank of Atlanta.

        THEODORE J. HOEPNER. Mr. Hoepner has been Vice Chairman of SunTrust Banks, Inc. since 2000. From 1995 to 2000, Mr. Hoepner served as Chairman of the Board, President and Chief Executive Officer of SunTrust Banks of Florida, Inc. From 1990 through 1995, he served as Chairman of the Board, President and Chief Executive Officer of SunBank, N.A. From 1983 through 1990, he was the Chairman of the Board and Chief Executive Officer of SunBank/Miami, N.A.

        DAVID H. HUGHES. Mr. Hughes has been Chief Executive Officer of Hughes Supply, Inc., a business-to-business distributor of construction and industrial supplies, since 1974, and has been Chairman of the Board since 1986. Mr. Hughes is a member of the board of directors of SunTrust Banks, Inc., SunTrust Bank/Central Florida, Orlando Regional Healthcare Systems, Arnold Palmer Children's Hospital, Florida Tax Watch, Accord Industries, and Lanier Worldwide, Inc.

        TONI JENNINGS. Ms. Jennings has been President of Jack Jennings & Sons, a commercial construction firm based in Orlando, Florida, since 1982. Ms. Jennings also serves as Secretary and Treasurer of Jennings & Jennings, Inc., an architectural millwork firm based in Orlando, Florida. Ms. Jennings was a member of the Florida Senate from 1980 to 2000, and President of the Florida Senate from 1996 to 2000. She previously served in the Florida House of Representatives from 1976 to 1980. She currently serves on the Salvation Army Advisory Board and on the board of directors of SunTrust Bank/Central Florida.

        JOHN R. RIEDMAN. Mr. Riedman was elected to Brown & Brown's board of directors in January 2001. He has served as Chairman of Riedman Corporation, based in Rochester, New York, since 1992. In January 2001, the insurance agency operations of Riedman Corporation were acquired by Brown & Brown, at which time Mr. Riedman joined Brown & Brown as an Executive Vice President and was elected as Vice Chairman of Brown & Brown of New York, Inc., a subsidiary of Brown & Brown. Mr. Riedman is a trustee and Finance Committee member of ViaHealth, a Rochester-based healthcare services network, a trustee of WXXI Public Broadcasting Corporation, and a member of the Executive Committee of the Greater Rochester Chamber of Commerce. He serves as President of 657 East Avenue Corp. (a subsidiary of Rochester Museum and Science Center) and of the Monroe County Sheriff's Foundation, and as Chairman of the Greater Rochester Sports Authority. He serves on the board of directors of High Falls Brewing Company, Sage, Rutty & Company, Inc., a Rochester-based financial services firm, the New York State Thruway Authority and the New York State Canal Corporation. Mr. Riedman also served as a director and Chairman of the Audit Committee of Fleet Financial Group from 1988 to 1999.

        JAN E. SMITH. Mr. Smith has served as President of Jan Smith & Company, a commercial real estate and business investment firm, since 1978. Mr. Smith is also the managing general partner of Ramblers Rest Resort, Ltd., a recreational vehicle park in Venice, Florida, and President of Travel Associates, Inc. Mr. Smith serves on the board of directors of SunTrust Bank/Gulf Coast, and is a member of the University of South Florida Foundation Board of Trustees. He also serves as a member of the Florida Education Governance Reorganization Transition Task Force and as a member of the Tampa Bay Business Hall of Fame. He is a past member of the Advisory Council of the Federal Reserve Bank of Atlanta.

        CORY T. WALKER. Mr. Walker was elected Vice President, Treasurer and Chief Financial Officer of Brown & Brown in February 2000. Mr. Walker previously served as Vice President and Chief Financial Officer of Brown & Brown from 1992 to 1994. Between 1995 and February 15, 2000, Mr. Walker served as profit center manager for Brown & Brown's Oakland, California retail office. Before joining Brown & Brown, he was a Senior Audit Manager for Ernst & Young LLP.

        LAUREL L. GRAMMIG. Ms. Grammig has been Vice President, Secretary and General Counsel of Brown & Brown since 1994. Before joining Brown & Brown, she was a partner of the law firm of Holland & Knight LLP in Tampa, Florida.

        THOMAS M. DONEGAN, JR. Mr. Donegan was elected Vice President and Assistant Secretary in April 2000 after joining Brown & Brown as Assistant General Counsel that same month. Prior to that, Mr. Donegan was an associate with the law firm of Smith, Gambrell & Russell LLP in Atlanta, Georgia, where his practice focused on corporate law and business transactions.

        M. CATHERINE WELLMAN. Ms. Wellman was elected Vice President and Assistant Secretary in January 2001, after joining Brown & Brown as Assistant General Counsel in November 2000. Prior to that, Ms. Wellman was an associate with the law firm of Meier, Lengauer, Bonner, Muszynski & Doyle, P.A. in Orlando, Florida, where her practice focused on litigation.

EXECUTIVE COMPENSATION

        The following table sets forth the compensation received by Brown & Brown's Chief Executive Officer and the four other highest paid executive officers in 2000 (the "Named Executive Officers") for services rendered to Brown & Brown for each of the three years in the period ended December 31, 2000. Compensation information is also provided with respect to James L. Olivier, who served as Vice President, Assistant Secretary and Assistant General Counsel of Brown & Brown through April 21, 2000.


                           SUMMARY COMPENSATION TABLE



                                                             ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                                         ----------------------------     -------------------------------------
                                                                                                  AWARDS              ALL OTHER
                                                                                               SECURITIES            COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR           SALARY($)           BONUS($)     UNDERLYING OPTIONS(#)       ($)(1)(2)
---------------------------               ----           ---------           --------     ---------------------      ------------
J. Hyatt Brown                            2000            493,835            342,568                 --                 6,800
 Chairman of the Board,                   1999            426,381            292,364                 --                 6,400
 President, & Chief Executive Officer     1998            415,990            253,973                 --                 6,400


Jim W. Henderson                          2000            334,375            325,000            119,558(3)              6,800
  Executive Vice President                1999            325,350            254,000                 --                 6,400
                                          1998            296,927            209,000                 --                 6,400

Cory T. Walker(4)                         2000            146,434             90,000                 --                 6,800
 Vice President,
 Chief Financial Officer
 & Treasurer

Laurel L. Grammig                         2000            127,691             80,730                 --                 6,800
  Vice President, Secretary               1999            123,943             69,000                 --                 6,400
   & General Counsel                      1998            125,432             60,000                 --                 6,400

James L. Olivier(5)                       2000            149,999             26,596                 --                 6,800
 Former Vice President,                   1999            108,951             15,000                 --                 4,887
 Assistant Secretary                      1998             91,533             13,230                 --                 4,165
 & Assistant General Counsel

----------

(1) Amounts shown represent Brown & Brown's 401(k) plan profit sharing and matching contributions.

(2) Certain of the Named Executive Officers have been granted shares of performance stock under Brown & Brown's Stock Performance Plan. For a description of the terms of such grants, the number of shares granted, and the value of such shares, see "Directors and Management of Brown & Brown following the Merger - Long-Term Incentive Plans - Awards in Last Fiscal Year."

(3) Mr. Henderson was originally granted 59,779 options under Brown & Brown's 2000 Incentive Stock Option Plan (the "Plan") effective April 21, 2000. On August 23, 2000, Brown & Brown implemented a 2-for-1 stock split, effected as a stock dividend. Under the Plan, the number of shares underlying granted options are automatically adjusted to reflect any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar event or change in the capital structure of Brown & Brown. The exercise price per share for the granted options is $19.3438, which represents the closing market price of Brown & Brown's common stock on April 20, 2000 of $38.6875, after adjustment by Brown & Brown's Compensation Committee for the 2-for-1 stock split effected August 23, 2000.

(4)     Mr. Walker was elected as an executive officer in February 2000.

(5) Mr. Olivier resigned as an executive officer of Brown & Brown effective April 21, 2000, in order to accept a position in the Lawyer's Protector Plan(R), one of Brown & Brown's national programs.

OPTION GRANTS IN 2000

        Brown & Brown's shareholders approved the 2000 Incentive Stock Option Plan at the 2000 Annual Shareholders' Meeting. Grants of Brown & Brown stock options under the Plan are intended to provide an incentive for key employees to achieve short- to medium-range performance goals of Brown & Brown. This is done generally by tying the vesting of granted options to the grantee's region or profit center achieving pre-tax earnings reflecting a compound annual growth in excess of 15% over pre-tax earnings for 1999, the Plan's base year, for the period ending December 31, 2002. The granted options will vest as these performance standards are achieved or on the day prior to the ten-year anniversary date of the grant, whichever is earlier. Vested stock options may be exercised only pursuant to a schedule set forth in each grantee's agreement with Brown & Brown. The grantee may not sell or transfer any granted stock options. The table below sets forth the number of options granted to the Named Executive Officers in 2000.


                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                                                                          POTENTIAL REALIZABLE
                                                                                                           VALUE AT ASSUMED
                                                                                                            ANNUAL RATES OF
                                                                                                       STOCK PRICE APPRECIATION
INDIVIDUAL GRANTS                                                                                            FOR OPTION TERM
-----------------                                                                                    ----------------------------
                        NUMBER OF           PERCENT OF
                        SECURITIES         TOTAL OPTIONS
                        UNDERLYING           GRANTED TO        EXERCISE OR
                         OPTIONS            EMPLOYEES IN        BASE PRICE         EXPIRATION
Name                    GRANTED(#)          FISCAL YEAR         ($/SH)(1)            DATE(2)           5%($)             10%($)
----                    ----------        --------------       -----------         ----------        ---------          ---------
J. Hyatt Brown                --                 --                   --                   --                --                --
Jim W. Henderson          19,558(3)               1%            $19.3438            4/20/2010         1,454,448         3,685,858
Cory T. Walker                --                 --                   --                   --                --                --
Laurel L. Grammig             --                 --                   --                   --                --                --
James L. Olivier              --                 --                   --                   --                --                --

(1) Exercise price represents the closing market price of Brown & Brown's common stock on April 20, 2000 of $38.6875, after adjustment by Brown & Brown's Compensation Committee for a 2-for-1 stock split effected August 23, 2000 (see note 3 below). No trading occurred on the grant date, April 21, 2000, which was a trading holiday.

(2) No options granted under the Plan are exercisable upon the expiration of ten (10) years after the effective date of grant of such option. The effective date of Mr. Henderson's option grant was April 21, 2000.

(3) Mr. Henderson was originally granted 59,779 options effective April 21, 2000. On August 23, 2000, Brown & Brown implemented a 2-for-1 stock split, effected as a stock dividend. Under the Plan, the number of shares underlying granted options are automatically adjusted to reflect any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar event or change in the capital structure of Brown & Brown.

AGGREGATE OPTION EXERCISES IN 2000

        No stock options granted under Brown & Brown's 2000 Incentive Stock Option Plan were exercisable during fiscal year 2000. The closing market price of Brown & Brown's stock underlying the granted options was $35.00 per share as of December 31, 2000. The resulting difference between the year-end market price and the adjusted exercise price per share of $19.3438 is $15.66 per share. Therefore, the value at fiscal year-end of unexercised in-the-money options granted to Mr. Henderson, representing 119,558 shares, was $1,872,278.28.

LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

        Grants of stock under Brown & Brown's Stock Performance Plan are intended to provide an incentive for key employees to achieve long-range performance goals of Brown & Brown, generally by providing incentives to remain with Brown & Brown for a long period after the grant date and by tying the vesting of the grant to appreciation of Brown & Brown's stock price. The table below sets forth the number of shares of performance stock granted to the Named Executive Officers in 2000 and the criteria for vesting.


                                                       PERFORMANCE OR
                                                        OTHER PERIOD
                                  NUMBER OF            UNTIL MATURATION
NAME                            SHARES(1)(2)             OR PAYOUT(3)
----                            ------------           ----------------
J. Hyatt Brown                         --                        --
Jim W. Henderson                       --                        --
Cory T. Walker                      2,940                   5 years
Laurel L. Grammig                      --                        --
James L. Olivier                       --                        --


-----------

(1) None of the shares of performance stock granted to the Named Executive Officers has vested as of the date of this Proxy Statement. In order for the grants described above to fully vest, the grantee would have to remain with Brown & Brown for a period of 15 years from the date of grant (subject to the exceptions set forth in footnote (3) below) and Brown & Brown's stock price would have to appreciate at a rate of 20% per year for the five-year period beginning on the grant date in 2000. For each 20% increase in Brown & Brown's stock price within such five-year period, dividends will be payable to the grantee on 20% of the shares granted and the grantee will have the power to vote such shares. The grantee will not have any of the other indicia of ownership (e.g., the right to sell or transfer the shares) until such shares are fully vested.

(2) The dollar value of the grant to Mr. Walker on the date of grant was $50,000. This value represents the number of shares granted multiplied by the closing market price of Brown & Brown's common stock on the New York Stock Exchange on the date of grant. The aggregate number of shares of performance stock granted to the Named Executive Officers as of December 31, 2000 were 47,650 for Mr. Henderson, 32,820 for Mr. Walker, 11,880 for Ms. Grammig, and 9,670 for Mr. Olivier. The dollar values of all shares of performance stock granted to the Named Executive Officers as of December 31, 2000 was $1,667,750 for Mr. Henderson, $1,148,700 for Mr. Walker, $415,800 for Ms. Grammig, and $338,450 for Mr. Olivier.

(3) If the grantee's employment with Brown & Brown were to terminate before the end of the 15-year vesting period, such grantee's interest in his or her shares would be forfeited unless (i) the grantee has attained age 64, (ii) the grantee's employment with Brown & Brown terminates as a result of his or her death or disability, or (iii) the Compensation Committee, in its sole and absolute discretion, waives the conditions of the grant of performance stock.

EMPLOYMENT AND DEFERRED COMPENSATION AGREEMENTS

        Effective July 29, 1999, J. Hyatt Brown entered into an Employment Agreement that superseded Mr. Brown's prior agreement with Brown & Brown. The agreement provides that Mr. Brown will serve as Chairman of the Board, President and Chief Executive Officer. The agreement also provides that upon termination of employment, Mr. Brown will not directly or indirectly solicit any of Brown & Brown's customers for a period of three years.

        The agreement requires Brown & Brown to make a payment to an escrow account upon a Change of Control (as defined in the agreement) of Brown & Brown. If, within three years after the date of such Change of Control, Mr. Brown is terminated or he resigns as a result of certain Adverse Consequences (as defined in the agreement), the amount in the escrow account will be released to Mr. Brown. The amount of the payment will be equal to two times the following amount: three times the sum of Mr. Brown's annual base salary and most recent annual bonus, multiplied by a factor of one plus the percentage representing the percentage increase, if any, in the price of the common stock of Brown & Brown between the date of the agreement and the close of business on the first business day following the date the public announcement of the Change of Control is made. Mr. Brown will also be entitled to receive all benefits he enjoyed prior to the Change of Control for a period of three years after the date of termination of his employment.

        A "Change of Control" includes the acquisition by certain parties of 30% or more of Brown & Brown's outstanding voting securities, certain changes in the composition of the board of directors that are not approved by the incumbent board, and the approval by Brown & Brown's shareholders of a plan of liquidation, certain mergers or reorganizations, or the sale of substantially all of Brown & Brown's assets. The "Adverse Consequences" described above generally involve a breach of the agreement by Brown & Brown, a change in the terms of Mr. Brown's employment, a reduction in Brown & Brown's dividend policy, or a diminution in Mr. Brown's role or responsibilities.

        Brown & Brown entered into the agreement with Mr. Brown after determining that it was in the best interests of Brown & Brown and its shareholders to retain his services in the event of a threat or occurrence of a Change of Control and thereafter, without alteration or diminution of his continuing leadership role in determining and implementing the strategic objectives of Brown & Brown. Brown & Brown also recognized that, unlike other key personnel throughout Brown & Brown who participate in Brown & Brown's Stock Performance Plan, Mr. Brown does not participate in that plan and would not enjoy the benefit of the immediate vesting of stock interests granted pursuant to that plan in the event of a Change of Control.

        Jim W. Henderson, Cory T. Walker, Laurel L. Grammig, Thomas M. Donegan, Jr., M. Catherine Wellman, and James L. Olivier have each entered into standard employment agreements with Brown & Brown. These agreements may be terminated by either party (in the case of Mr. Henderson, upon 30 days advance written notice). Compensation under these agreements is at amounts agreed upon between Brown & Brown and the employee from time to time. Additionally, for a period of two years following the termination of employment (three years in the case of Mr. Henderson), these agreements prohibit the employee from directly or indirectly soliciting or servicing Brown & Brown's customers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of Brown & Brown's Compensation Committee during 2000 were Samuel P. Bell, III (Chairman), Bradley Currey, Jr., Theodore J. Hoepner, David
H. Hughes, Toni Jennings and Jan E. Smith. J. Hyatt Brown, Brown & Brown's Chairman, President and Chief Executive Officer, resigned as a member of the Compensation Committee on April 20, 2000.

        Samuel P. Bell, III is a partner in the law firm of Pennington, Moore, Wilkinson, Bell & Dunbar, P.A. and serves as Of Counsel to the law firm of Cobb Cole & Bell. Cobb Cole & Bell performed services for Brown & Brown in 2000 and is expected to continue to perform legal services for Brown & Brown during 2001.

        Theodore J. Hoepner is the Vice Chairman of SunTrust Banks, Inc. Brown & Brown has a $50 million line of credit and a $90 million term loan with SunTrust Banks, Inc. Brown & Brown expects to continue to use SunTrust Banks, Inc. during 2001 for some of its cash management requirements. Mr. Brown and David H. Hughes are each directors of SunTrust Banks, Inc. Mr. Hughes and Toni Jennings are each directors of SunTrust Bank/East Central Florida. Jan E. Smith is a director of SunTrust Bank/Gulf Coast. For other transactions involving management and Brown & Brown, see "Directors and Management of Brown & Brown following the Merger - Transactions with Management and Others."

        Notwithstanding anything to the contrary set forth in any of Brown & Brown's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement/prospectus, in whole or in part, the following Board Compensation Committee Report on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        Brown & Brown 's overall compensation philosophy is as follows:

        - Attract and retain high-quality people, which is crucial to both the short-term and long-term success of Brown & Brown;

        - Reinforce strategic performance objectives through the use of incentive compensation programs; and

        - Create a mutuality of interest between the executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

        Base Compensation. Salary levels for officers other than the Chief Executive Officer are determined by the Chief Executive Officer each year during the first quarter based upon the qualitative performance of each officer during the previous year and guidelines approved by the Compensation Committee. If an officer has had no change in duties, the percentage of annual salary increases for such officer generally is expected to be approximately 3-5% of the officer's base salary. Exceptional performance or a change in the officer's responsibilities may merit a larger increase.

        Annual Bonuses. Bonuses for managers of Brown & Brown's Retail Division profit centers are established by the profit center manager from a bonus pool allocated to that manager's profit center through a pre-determined formula. For 2000, in each Retail Division profit center, the aggregate annual bonuses to be allocated among the employees of that profit center ranged from 0% to 12% of that profit center's operating profit before interest, amortization and profit center bonus. The highest bonus percentage level is not met until the profit center's operating profit percentage is equal to or greater than 28%. Other divisions of Brown & Brown have similar objective measures of bonus potential based on achievement of targeted operating or pre-tax goals. The annual bonus for Mr. Henderson, who, in addition to other duties, served as the profit center manager for the Daytona Beach retail operation, was established based on a subjective allocation of the aggregate profit center bonus earned by the Daytona Beach retail profit center.

        The bonuses for the executive officers who are not profit center managers are determined by the Chief Executive Officer based primarily on objective criteria, such as a percentage of the officer's salary, the earnings growth of Brown & Brown as a whole, and a subjective analysis of the officer's duties and performance.

        Long-Term Compensation. The Committee may also grant shares of performance stock to officers and other key employees based upon salary levels, sales production levels and performance evaluations. Grants of performance stock were made in 2000 to certain of the Named Executive Officers, as well as to other non-executive employees of Brown & Brown. See "Directors and Management of Brown & Brown following the Merger - Long-Term Incentive Plans - Awards in Last Fiscal Year."

        CEO Compensation. With respect to the salary and bonus of J. Hyatt Brown, the Chairman, President and Chief Executive Officer of Brown & Brown, the Compensation Committee annually sets these amounts by reference to the general operating performance of Brown & Brown. The performance criteria most closely examined by the Committee are improvements in Brown & Brown's earnings per share and net income, as well as the continuing growth of Brown & Brown's business. The Committee also considers salary levels of chief executive officers in companies similar to Brown & Brown and makes adjustments believed appropriate based upon the differences in size of the peer companies as compared to Brown & Brown. The Committee reports the salary and bonus amounts recommended for the Chief Executive Officer to the full board of directors and responds to questions, if any. At that time, the board of directors may change salary levels or bonus amounts.

        The $342,568 bonus recommended by the Committee and approved by the board of directors (excluding Mr. Brown) is 17.17% higher than Mr. Brown's 1999 bonus. This increase reflects the 17.17% increase in Brown & Brown's earnings per share over 1999, as originally reported.

        The financial performance of Brown & Brown during 2000 was at the expected budgeted levels, and the Committee took this into consideration in establishing compensation levels.

                                      COMPENSATION COMMITTEE

                                      Samuel P. Bell, III (Chairman)
                                      Bradley Currey, Jr.
                                      Theodore J. Hoepner
                                      David H. Hughes
                                      Toni Jennings
                                      Jan E. Smith

TRANSACTIONS WITH MANAGEMENT AND OTHERS

        On January 3, 2001, Brown & Brown completed its acquisition of all of the insurance agency business-related assets of Riedman Corporation ("Riedman"), based in Rochester, New York. Riedman's capital stock is owned by John R. Riedman, James R. Riedman and a trust, the equal beneficiaries of which are John
R. Riedman's four children, James R. Riedman, David J. Riedman, Katherine R. Griswold, and Susan R. Holliday. Simultaneously with this transaction, Brown & Brown of Wyoming, Inc. ("Brown & Brown-Wyoming"), a wholly-owned subsidiary of Brown & Brown, acquired all of the insurance agency business-related assets of Riedman Insurance of Wyoming, Inc. ("Riedman-Wyoming"), a wholly-owned subsidiary of Riedman based in Cheyenne, Wyoming. These acquisitions, recorded using the purchase method of accounting, were made pursuant to an asset purchase agreement among Brown & Brown, Riedman, and Riedman's shareholders, a purchase agreement between Brown & Brown and Andrew Meloni, a key employee of Riedman, and a general assignment and bill of sale from Riedman-Wyoming to Brown & Brown-Wyoming. The aggregate consideration for these assets, which is payable in cash in three installments by Brown & Brown and Brown & Brown-Wyoming, was equal to approximately 1.55 times Riedman's revenues for the year 2000 less certain Riedman debt related to its prior acquisitions, which was assumed by Brown & Brown. Cory T. Walker, Vice President, Treasurer and Chief Financial Officer of Brown & Brown, determined the purchase price of the assets acquired by Brown & Brown, based upon the above-described formula. The cash consideration paid by Brown & Brown and Brown & Brown-Wyoming at closing was approximately $61,566,572. Certain of the assets acquired in these transactions were acquired by Riedman within two years prior to the transactions, at an approximate aggregate cost of $12,135,000.

        Riedman Corporation is the landlord under a lease agreement with Brown & Brown, as tenant, with respect to office space in Rochester, New York that was entered into in connection with the transactions referenced in the preceding paragraph. The lease provides for payment of annual rent of $300,000 by Brown & Brown for a term of five years. Additionally, Brown & Brown assumed and took assignment of a covenant not to compete owed to Riedman from John R. Riedman's brother, Frank Riedman. The Company received a discounted credit toward the asset purchase price for amounts payable to Frank Riedman pursuant to this assumed obligation. The Company will pay Frank Riedman ten equal quarterly installments of $82,500 beginning January 2001.

         In January 2001, John R. Riedman, Chairman of Riedman, was elected as a director of Brown & Brown, and also became an Executive Vice President of Brown & Brown and Vice Chairman of Brown & Brown of New York, Inc., a subsidiary of Brown & Brown. James R. Riedman, President of Riedman, is John R. Riedman's son and was elected in January 2001 as an Executive Vice President of Brown & Brown of New York, Inc. Effective April 30, 2001, James R. Riedman resigned that position and left Brown & Brown's employ. John R. Riedman is paid an annual salary of $150,000 pursuant to an employment agreement with Brown & Brown that provides for a minimum term of one year; and continues thereafter until terminated in accordance with its terms. John R. Riedman directly owns 25.5% of Riedman's capital stock, James R. Riedman and an unrelated third party each directly owns 1.8% of such stock and John R. Riedman's children beneficially own the remainder of such stock through the aforementioned trust. In addition, Brown & Brown received a credit toward the asset purchase price for amounts payable by Brown & Brown for covenants not to compete with terms of five years entered into with Mr. Riedman and each of his four children. At closing, Brown & Brown paid an aggregate of $1,250,000 split equally among Mr. Riedman and his four children for such covenants. Additionally, Mr. Riedman and James R. Riedman will each be paid $250,000 annually for the next three years for their respective covenants.

        J. Powell Brown, who is the son of J. Hyatt Brown, is employed by Brown & Brown as the Profit Center Manager for the Orlando, Florida retail office, and received compensation of $344,320 for services rendered to Brown & Brown in 2000.

        For other transactions involving management and Brown & Brown, see "Directors and Management of Brown & Brown Following the Merger - Compensation Committee Interlocks and Insider Participation."

                        INFORMATION FOR ESOP PARTICIPANTS


        As of the record date, 116,340 shares (63.5%) of the outstanding Raleigh, Schwarz & Powell common stock were owned by the ESOP. Eligible ESOP participants are being offered the opportunity to instruct the ESOP fiduciary as to whether to vote such participants' allocated shares of Raleigh, Schwarz & Powell common stock in favor of or against the adoption of the merger agreement. To instruct the ESOP fiduciary, an ESOP participant should complete the ESOP direction letter that accompanies this proxy statement/prospectus and return it to the ESOP fiduciary, all in accordance with the instructions set forth below.

        Before completing and returning the enclosed ESOP direction letter to the ESOP fiduciary, ESOP participants should read and consider carefully this entire proxy statement/prospectus.

ESOP PARTICIPANTS ELIGIBLE TO INSTRUCT THE ESOP

        Each ESOP participant to whose account shares of Raleigh, Schwarz & Powell common stock have been allocated as of the record date (i.e., who is employed by Raleigh, Schwarz & Powell as of July 16, 2001, and has shares allocated to his or her ESOP account as of that date) is eligible to instruct the ESOP fiduciary on the voting of those shares by completing, signing and timely returning the enclosed ESOP direction letter.

EFFECT OF ESOP PARTICIPANTS' INSTRUCTIONS

        ESOP participants may instruct the ESOP fiduciary to vote their allocated shares of Raleigh, Schwarz & Powell common stock in favor of or against the adoption of the merger agreement, the merger and related transactions. Under the terms of the ESOP, the ESOP fiduciary will tabulate the votes received from the ESOP participants and will provide instructions to the ESOP trustee as to the voting of such shares as directed by the ESOP participants. The ESOP and trust documents provide that the ESOP trustee will vote unallocated shares of Raleigh, Schwarz & Powell common stock and shares of Raleigh, Schwarz & Powell common stock for which no direction is received from the ESOP participants in the manner determined by the ESOP fiduciary, subject to the ESOP fiduciary's obligations under ERISA.

HOW TO INSTRUCT THE ESOP FIDUCIARY

        An ESOP participant who wishes to vote his or her allocated shares of Raleigh, Schwarz & Powell common stock must properly complete and timely return the ESOP direction letter. To do so, after reading this proxy statement/prospectus, an ESOP participant should:

                1. Complete, date and sign the enclosed ESOP direction letter; and

                2. Mail the ESOP direction letter in the accompanying postage-paid, pre-addressed envelope so that it will be received by the ESOP fiduciary no later than 5:00 p.m. Central Time, on August 30, 2001. ESOP direction letters also may be sent to the ESOP fiduciary by overnight mail (at the ESOP participant's expense) to the following address:

                                Consulting Fiduciaries, Inc.
                                400 Skokie Boulevard
                                Northbrook, Illinois 60062
                                Telephone:  (847) 559-9837

In order to be effective, an ESOP direction letter must be received by the ESOP fiduciary no later than 5:00 p.m. Central Time, on August 30, 2001.

FAILURE TO SIGN, COMPLETE OR RETURN AN ESOP DIRECTION LETTER

        If an ESOP participant fails to sign or timely return an ESOP direction letter, or if an ESOP participant properly signs and timely returns an ESOP direction letter but does not specifically mark a box on the ESOP direction letter, the ESOP fiduciary will consider the shares of Raleigh, Schwarz & Powell common stock represented by such ESOP direction letter to be shares with respect to which no instruction has been submitted. Therefore, if an ESOP participant does not want the ESOP fiduciary to consider his or her allocated shares as shares with respect to which no instruction has been submitted, the ESOP participant must specifically mark a box on the ESOP direction letter, sign the ESOP direction letter, and return it to the ESOP fiduciary so that the ESOP fiduciary receives it prior to 5:00 p.m. Central Time, on August 30, 2001. Once an ESOP direction letter has been signed and returned, it may not be revoked.

CONFIDENTIALITY

        Each ESOP direction letter received by the ESOP fiduciary will be held in confidence by the ESOP fiduciary and will not be released or divulged to representatives of Brown & Brown or Raleigh, Schwarz & Powell. However, although no individual ESOP participant's vote will be disclosed, the ESOP fiduciary will inform the ESOP trustee as to the total number of allocated and unallocated shares of Raleigh, Schwarz & Powell common stock voted in favor of, and against the adoption of the merger agreement, the merger and related transactions. Any participant in the ESOP should contact the ESOP fiduciary if he or she has been subject to pressure or coercion by any party or if he or she is concerned about the confidentiality of instructions submitted by the ESOP fiduciary.

                      MARKET PRICE AND DIVIDEND INFORMATION

BROWN & BROWN

        Brown & Brown common stock is traded on The New York Stock Exchange under the symbol "BRO." The table below sets forth the (1) high and low sales prices of Brown & Brown Common stock on The New York Stock Exchange and (2) cash dividends declared per share, for the periods indicated. The stock prices and dividend rates reflect the three-for-two stock split effected by Brown & Brown on February 27, 1998 and the two-for-one stock split effected by Brown & Brown on August 23, 2000. Each such stock split was effected as a stock dividend.

                                                 Brown & Brown
                                                 Common Stock
                                               -----------------
                                                High       Low     Cash Dividends
                                               ------     ------   --------------
2001
First Quarter ..............................   $39.92     $28.75       $0.075
Second Quarter .............................    46.10      33.90        0.075
Third Quarter (through August 10, 2001) ....    50.69      41.00          --

2000
First Quarter ..............................   $20.13     $15.63       $ .065
Second Quarter .............................    26.22      19.00         .065
Third Quarter ..............................    32.00      23.72         .065
Fourth Quarter .............................    35.88      29.75         .075

1999
First Quarter ..............................   $19.22     $14.66       $ .055
Second Quarter .............................    19.00      15.19         .055
Third Quarter ..............................    19.72      16.60         .055
Fourth Quarter .............................    20.32      15.38         .065

        On June 28, 2001, the last full trading day prior to the public announcement of the proposed merger, the closing sales price of Brown & Brown common stock on The New York Stock Exchange was $42.10 per share. On August 10, 2001, the last full trading day for which information was available prior to the printing of this proxy statement/prospectus, the closing sales price of the Brown & Brown common stock on The New York Stock Exchange was $47.85 per share, and there was approximately 917 record holders of Brown & Brown common stock.

        RALEIGH, SCHWARZ & POWELL SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE BROWN & BROWN COMMON STOCK.

        Because the market price of Brown & Brown common stock may fluctuate, the number of shares of Brown & Brown common stock that Raleigh, Schwarz & Powell shareholders will receive upon the closing of the merger may increase or decrease before the merger. We urge you to obtain current market quotations for Brown & Brown common stock.

RALEIGH, SCHWARZ & POWELL

        The common stock of Raleigh, Schwarz & Powell is not traded on an established public trading market.

        Raleigh, Schwarz & Powell has never declared or paid any cash dividends on its capital stock and currently intends to retain any future earnings for use in its business. Raleigh, Schwarz & Powell does not anticipate that any cash dividends will be declared or paid in the foreseeable future.

                          DESCRIPTION OF BROWN & BROWN

GENERAL

        Brown & Brown is a general insurance agency headquartered in Daytona Beach and Tampa, Florida that resulted from an April 28, 1993 business combination involving Poe & Associates, Inc. ("Poe") and Brown & Brown. Poe was incorporated in 1958 and Brown commenced business in 1939. The name of the Company following the 1993 combination was Poe & Brown, Inc. and was changed to Brown & Brown, Inc. in 1999.

        Brown & Brown is a diversified insurance brokerage and agency that markets and sells primarily property and casualty insurance products and services to its clients. Because Brown & Brown does not engage in underwriting activities, it does not assume underwriting risks. Instead, Brown & Brown acts in an agency capacity to provide its clients with targeted, customized risk management products.

        Brown & Brown is compensated for its services primarily by commissions paid by insurance companies and fees for administration and benefit consulting services. The commission is usually a percentage of the premium paid by an insured. Commission rates generally depend upon the type of insurance, the particular insurance company, and the nature of the services provided by Brown & Brown. In some cases, a commission is shared with other agents or brokers who have acted jointly with Brown & Brown in a transaction. Brown & Brown may also receive from an insurance company a contingent commission that is generally based on the profitability and volume of business placed with it by Brown & Brown over a given period of time. Fees are principally generated by Brown & Brown's Service Division, which offers administration and benefit consulting services primarily in the workers' compensation and employee benefit markets. The amount of Brown & Brown's income from commissions and fees is a function of, among other factors, continued new business production, retention of existing customers, acquisitions, and fluctuations in insurance premium rates and insurable exposure units.

        Premium pricing within the property and casualty insurance underwriting industry has been cyclical and has displayed a high degree of volatility based on prevailing economic and competitive conditions. Since the mid-1980s, the property and casualty insurance industry has been in a "soft market" during which the underwriting capacity of insurance companies expanded, stimulating an increase in competition and a decrease in premium rates and related commissions and fees. Significant reductions in premium rates occurred during the years 1987 through 1989 and continued, although to a lesser degree, through 1999. The effect of this softness in rates on Brown & Brown's revenues had been somewhat offset by Brown & Brown's acquisitions and new business production. As a result of increasing loss ratios of insurance carriers through 1999, there was a general increase in premium rates beginning in the first quarter of 2000 and continuing through the fourth quarter of 2000. Although the premium increases varied by line of business, geographical region, insurance carrier and specific underwriting factors, it was the first time since 1987 that Brown & Brown operated in an environment of increased premiums for four consecutive quarters. The Company cannot predict the timing or extent of premium pricing changes as a result of market fluctuations or their effect on Brown & Brown's operations in the future.

        As of December 31, 2000, Brown & Brown 's activities were conducted in 39 locations in 12 states; however, with the acquisitions consummated as of August 1, 2001, it has 116 locations in 27 states. Of the 116 locations, 31 are in Florida; 19 in New York; nine in Virginia; eight in Minnesota; seven in Louisiana; five in Colorado; four in South Carolina; three each in Arizona, Georgia, New Mexico, and North Dakota; two each in California, Michigan, Nevada, New Jersey and Texas; and one each in Connecticut, Indiana, Iowa, Missouri, Ohio, Oklahoma, Pennsylvania, Tennessee, West Virginia, Wisconsin, and Wyoming.

        Brown & Brown's business is divided into four divisions: (1) the Retail Division; (2) the National Programs Division; (3) the Service Division; and (4) the Brokerage Division. The Retail Division is composed of Brown & Brown employees who market and sell a broad range of insurance products to insureds. The National Programs Division works with underwriters to develop proprietary insurance programs for specific niche markets. These programs are marketed and sold primarily through independent agencies and agents across the United States. Brown & Brown receives an override on the commissions generated by these independent agencies. The Service Division provides insurance-related services such as third-party administration and consultation for workers' compensation and employee benefit markets. The Brokerage Division markets and sells excess and surplus commercial insurance, as well as certain niche programs, primarily through independent agents. For the fiscal year ended December 31, 2000 Brown & Brown achieved commission and fee revenues of approximately $204.9 million.

        The following table sets forth a summary of (i) the commission and fee revenues realized from each of Brown & Brown's operating divisions for each of the three years in the period ended December 31, 2000 (in thousands of dollars), and (ii) the percentage of Brown & Brown's total commission and fee revenues represented by each division for each of such periods:

                                    1998            %             1999            %             2000            %
                                  --------        -----         --------        -----         --------        -----
Retail Division(1) .............  $115,471         68.9%        $132,518         72.1%        $144,031         70.3%
Brokerage Division .............    13,200          7.9           14,464          7.9           22,298         10.9
National Programs Division .....    25,043         14.9           21,983         12.0           20,052          9.8
Service Division ...............    13,818          8.3           14,716          8.0           18,481          9.0
                                  --------        -----         --------        -----         --------        -----
                  Total ........  $167,532        100.0%        $183,681        100.0%        $204,862        100.0%
                                  ========        =====         ========        =====         ========        =====

(1) Numbers and percentages have been restated to give effect to Brown & Brown's acquisition of the outstanding stock of the following agencies: Daniel-James Insurance Agency and Becky-Lou Realty Limited in 1998; Ampher Insurance, Ross Insurance of Florida, and Signature Insurance Group, as well as the outstanding partnership interests of C,S & D Partnership in 1999; and Bowers, Schumann & Welch, The Flagship Group, WMH and Huffman & Associates, and Mangus Insurance & Bonding in 2000.

        RECENT DEVELOPMENTS

        From December 31, 2000 through August 1, 2001, we have acquired 20 insurance agencies, based in Tampa, Florida; Rochester, New York; Lafayette, Louisiana; Phoenix, Arizona (2); Thousand Oaks, California; Rome, New York; Titusville, Florida; Manassas, Virginia; Tallahassee, Florida; Syracuse, New York; St. Louis, Missouri; Roswell, New Mexico; Deerfield Beach, Florida; Las Vegas, Nevada; Newington, Connecticut; Pryor, Oklahoma; Orlando, Florida; St. Petersburg, Florida; and Clearwater, Florida. On January 3, 2001, we completed the acquisition of all of the insurance agency business-related assets of Riedman Corporation, headquartered in Rochester, New York with offices located in 13 states.

        Brown & Brown recently reported unaudited total revenue, net income and earnings per share for its second quarter ended June 30, 2001 of $80,361,000, $12,256,000 and $0.41 for a percentage increase over the amounts reported for the quarter ended June 30, 2000 of 44%, 63% and 64%, respectively. You should read this information in conjunction with Brown & Brown's consolidated financial statements and the notes thereto that are included elsewhere in this proxy statement/prospectus.

DIVISIONS

        RETAIL DIVISION

        As of August 1, 2001, Brown & Brown's Retail Division operates in 27 states and employs approximately 1,920 persons. Brown & Brown 's retail insurance agency business consists primarily of selling and marketing property and casualty insurance coverages to commercial, professional and, to a limited extent, individual customers. The categories of insurance principally sold by Brown & Brown are: Casualty insurance relating to legal liabilities, workers' compensation, commercial and private passenger automobile coverages, and fidelity and surety insurance; and Property insurance against physical damage to property and resultant interruption of business or extra expense caused by fire, windstorm or other perils. Brown & Brown also sells and services all forms of group and individual life, accident, health, hospitalization, medical and dental insurance programs.

        No material part of Brown & Brown's retail business depends upon a single customer or a few customers. During 2000, fees and commissions received from Brown & Brown's largest single Retail Division customer represented less than one percent of the Retail Division's total commission and fee revenues.

        In connection with the selling and marketing of insurance coverages, Brown & Brown provides a broad range of related services to its customers, such as risk management surveys and analysis, consultation in connection with placing insurance coverages, and claims processing. Brown & Brown believes these services are important factors in securing and retaining customers.

        NATIONAL PROGRAMS DIVISION

        Brown & Brown's National Programs Division tailors insurance products to the needs of a particular professional or trade group, negotiates policy forms, coverages and commission rates with an insurance company and, in certain cases, secures the formal or informal endorsement of the product by a professional association or trade group. Programs are marketed and sold primarily through a national network of independent agencies that solicit customers through advertisements in association publications, direct mailings and personal contact. Brown & Brown also markets a variety of these products through certain of its retail offices. Under agency agreements with the insurance companies that underwrite these programs, Brown & Brown often has authority to bind coverages, subject to established guidelines, to bill and collect premiums and, in some cases, to process claims.

        Brown & Brown is committed to ongoing market research and development of new proprietary programs. Brown & Brown employs a variety of methods, including interviews with members of various professional and trade groups to which Brown & Brown does not presently offer insurance products, to assess the coverage needs of such professional associations and trade groups. If the initial market research is positive, Brown & Brown studies the existing and potential competition and locates potential carriers for the program. A proposal is then submitted to and negotiated with a selected carrier and, in some instances, a professional or trade association from which endorsement of the program is sought. New programs are introduced through written communications, personal visits with agents, placements of advertising in trade publications and, where appropriate, participation in trade shows and conventions.

        Professional Groups. The professional groups serviced by the National Programs Division include dentists, lawyers, physicians, optometrists and opticians. Set forth below is a brief description of the programs offered to these major professional groups:

        - Dentists: The largest program marketed by the National Programs Division is a package insurance policy known as the Professional Protector Plan(R), which provides comprehensive coverage for dentists, including practice protection and professional liability. This program, initiated in 1969, is endorsed by a number of state and local dental societies, and is offered nationally. Brown & Brown believes that this program presently insures approximately 20% of the eligible practicing dentists within Brown & Brown's marketing territories.

        - Lawyers: Brown & Brown began marketing lawyers' professional liability insurance in 1973, and the national Lawyer's Protector Plan(R)was introduced in 1983. The program is presently offered in 46 states, the District of Columbia and Puerto Rico.

        - Physicians: Brown & Brown markets professional liability insurance for physicians, surgeons, and other health care providers through a program known as the Physicians Protector Plan(R). The program, initiated in 1980, is currently offered in 9 states.

        -       Optometrists and Opticians: The Optometric Protector Plan(R)
                (OPP) and the Optical Services Protector Plan(R) (OSPP) were created in 1973 and 1987, respectively, to provide optometrists and opticians with a package of practice and professional liability coverage. These programs insure optometrists and opticians in all 50 states, the District of Columbia and Puerto Rico. Brown & Brown believes that presently, the OPP insures approximately 20% of the eligible optometrists within Brown & Brown's marketing territories.

        Commercial Groups. The commercial groups serviced by the National Programs Division include a number of targeted commercial industries and trade groups. Among the commercial programs are the following:

        - Towing Operators Protector Plan.(R) Introduced in 1992, this program provides specialized insurance products to towing and recovery industry operators in 48 states.

        - Automobile Dealers Protector Plan.(R) This program insures independent automobile dealers and is currently offered in 49 states. It originated in Florida over 30 years ago through a program still endorsed by the Florida Independent Auto Dealers Association.

        - Manufacturers Protector Plan.(R)Introduced in 1997, this program provides specialized coverages for manufacturers, with an emphasis on selected niche markets.

        - Wholesalers & Distributors Preferred Program.(R) Introduced in 1997, this program provides property and casualty protection for businesses principally engaged in the wholesale-distribution industry. This program replaced Brown & Brown's prior wholesaler-distributor program, which was terminated in 1997 when Brown & Brown severed its relationship with the National Association of Wholesaler-Distributors.

        - Railroad Protector Plan.(R)Also introduced in 1997, this program is designed for contractors, manufacturers and other entities that service the needs of the railroad industry.

        - Automobile Transporters Protector Plan.(R) Introduced in 1996, this program is designed for automobile transporters engaged in the transport of vehicles for automobile auctions, automobile leasing concerns, and automobile and truck dealerships. It is currently offered in 48 states.

        - Environmental Protector Plan.(R)This program was introduced in 1998 and is currently offered in 36 states. It provides a variety of specialized environmental coverages, with an emphasis on municipal Mosquito Control and Water Control Districts.

        - Food Processors Preferred Program.(SM) This program, introduced in 1998, provides property and casualty insurance protection for businesses involved in the handling and processing of various foods.

        - Automotive Aftermarket Protector Plan.(R) This program, introduced in 1997, is designed for customers in the automotive aftermarket parts manufacturing sector. This includes clients who manufacture items such as motor vehicle parts and accessories, truck trailers, pick-up covers and toppers, transportation equipment and trailer hitches.

        - High-Tech Target Program(SM). This program, introduced in 1999, provides comprehensive insurance coverage for technology businesses ranging from semiconductor manufacturers to website designers. The High-Tech Target Program(SM) responds to exposures unique to the technology industry by offering a broad range of coverage in all 50 states.

        - Assisted Living Facilities Protector Plan.(R) This program, introduced in 1999, is the first in a series of healthcare programs being introduced that specializes in providing insurance programs and specialty markets responding to the critical needs of the healthcare delivery system. Programs and market alternatives available for healthcare entities include:
                Home Health Care/Hospice Care; Substance Abuse Rehabilitation Facilities; Physical and Mental Rehabilitation Facilities; Kidney Dialysis Treatment Facilities; Long-Term Care Providers; and Senior/Retirement Housing. All lines of commercial coverage are available through select markets specializing in healthcare property and liability products.

        SERVICE DIVISION

        The Service Division consists of three separate units: (i) insurance and related services as a third-party administrator ("TPA") and consultant for employee health and welfare benefit plans; (ii) insurance and related services providing comprehensive risk management and third-party administration to insurance entities and self-funded or fully-insured workers' compensation and liability plans; and (iii) certified managed care and utilization management services for both insurance programs and self-funded plans. Services are offered for both employee health and welfare plans, and workers' compensation programs.

        In connection with its employee benefit plan administrative services, the Service Division provides TPA services and consulting related to benefit plan design and costing, arrangement for the placement of stop-loss insurance and other employee benefit coverages, and settlement of claims. This Service Division unit also provides utilization management services such as pre-admission review, concurrent/retrospective review, pre-treatment review of certain non-hospital treatment plans, and medical and psychiatric case management. In addition to the administration of self-funded health care plans, this unit offers administration of flexible benefit plans, including plan design, employee communication, enrollment and reporting.

        The Service Division's workers' compensation and liability TPA services include claim administration, access to major reinsurance markets, cost containment consulting, services for secondary disability and subrogation recoveries, and risk management services such as loss control. The Service Division provides workers' compensation TPA services for approximately 3,500 employers representing more than $4.1 billion of employee payroll. Brown & Brown's largest workers' compensation contract represents approximately 44% of Brown & Brown's workers' compensation TPA revenues, or approximately 2.6% of Brown & Brown's total commission and fee revenues. In addition, the Service Division provides state-certified managed care services that include medical networks, case management and utilization review services which are certified by the American Accreditation Health Care Commission.

        BROKERAGE DIVISION

        The Brokerage Division markets excess and surplus lines and specialty niche insurance products to Brown & Brown's Retail Division, as well as to other retail agencies throughout Florida and the southeastern and southwestern United States. The Brokerage Division represents various U.S. and U.K. surplus lines companies and is also a Lloyd's of London correspondent. In addition to surplus lines carriers, the Brokerage Division represents admitted carriers for smaller agencies that do not have access to large insurance carrier representation. Excess and surplus products include commercial automobile, garage, restaurant, builder's risk and inland marine lines. Difficult-to-insure general liability and products liability coverages are a specialty, as is excess workers' compensation. Retail agency business is solicited through mailings and direct contact with retail agency representatives.

        Brown & Brown has a 75% ownership interest in Florida Intracoastal Underwriters, Limited Company ("FIU") of Miami Lakes, Florida. FIU is a managing general agency that specializes in providing insurance coverages for coastal and inland high-value condominiums and apartments. FIU has developed a unique reinsurance facility to support the underwriting activities associated with these risks.

        In 1999, Brown & Brown established Champion Underwriters, Inc., a wholly-owned subsidiary based in Ft. Lauderdale, Florida, specializing in the marketing and selling of excess and surplus commercial insurance. In January 2000, Brown & Brown formed, Peachtree Special Risk Brokers, LLC, headquartered in Atlanta, Georgia, of which Brown & Brown owns 75%, and which specializes in the marketing and selling of excess and surplus lines of property insurance. Also in January 2000, Brown & Brown acquired the assets of Program Management Services, a managing general agency offering on a national basis a host of unique property and casualty insurance products, primarily for public entities.

EMPLOYEES

        At December 31, 2000, Brown & Brown had 1,614 full-time equivalent employees. After the acquisitions consummated as of August 1, 2001 (including Riedman), Brown & Brown had 2,629 full-time equivalent employees. Brown & Brown has contracts with its sales employees that include provisions restricting their right to solicit Brown & Brown's customers after termination of employment with Brown & Brown. The enforceability of such contracts varies from state to state depending upon state statutes, judicial decisions and factual circumstances. The majority of these contracts are terminable by either party; however, the agreements not to solicit Brown & Brown's customers generally continue for a period of two or three years after employment termination.

        None of Brown & Brown's employees is represented by a labor union, and Brown & Brown considers its relations with its employees to be satisfactory.

COMPETITION

        The insurance agency business is highly competitive, and numerous firms actively compete with Brown & Brown for customers and insurance carriers. Although Brown & Brown is the largest insurance agency headquartered in Florida and was ranked, prior to the Riedman acquisition, as the nation's ninth largest insurance agency by Business Insurance magazine, a number of firms with substantially greater resources and market presence compete with Brown & Brown in Florida and elsewhere. This situation is particularly pronounced outside Florida. Competition in the insurance business is largely based on innovation, quality of service and price.



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        A number of insurance companies are engaged in the direct sale of insurance, primarily to individuals, and do not pay commissions to third-party agents and brokers. In addition, the Internet has become a source for direct placement of personal lines business. To date, such direct writing has had relatively little effect on Brown & Brown's operations, primarily because Brown & Brown's Retail Division is commercially oriented.

        In addition, to the extent that the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 and regulations newly enacted thereunder permit banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation, which in turn could result in increased competition from diversified financial institutions.

REGULATION, LICENSING AND AGENCY CONTRACTS

        Brown & Brown or its designated employees must be licensed to act as agents by state regulatory authorities in the states in which Brown & Brown conducts business. Regulations and licensing laws vary in individual states and are often complex.

        The applicable licensing laws and regulations in all states are subject to amendment or reinterpretation by state regulatory authorities, and such authorities are vested in most cases with relatively broad discretion as to the granting, revocation, suspension and renewal of licenses. The possibility exists that Brown & Brown could be excluded or temporarily suspended from carrying on some or all of its activities in, or otherwise subjected to penalties by, a particular state.

PROPERTIES

        Brown & Brown leases its executive offices, which are located at 220 South Ridgewood Avenue, Daytona Beach, Florida 32114, and 401 East Jackson Street, Suite 1700, Tampa, Florida 33602. Brown & Brown leases offices at every location with the exception of the Ocala, Florida, Opelousas and Ruston, Louisiana, Washington, New Jersey and Dansville, Geneva, Hornell and Penn Yan, New York offices where Brown & Brown owns the buildings. There is an outstanding mortgage on the Ocala building as of August 1, 2001 of $613,816. There are no outstanding mortgages on the other owned buildings. Set forth below is information relating to our office locations as of August 1, 2001, summarized by business segment:

        BROKERAGE DIVISION OFFICE LOCATIONS:

        - Florida: Altamonte Springs, Davie, Daytona Beach, Ft. Lauderdale, Miami Lakes, Orlando, St. Petersburg

        -       Georgia: Atlanta

        -       Texas: San Antonio

        SERVICE DIVISION OFFICE LOCATIONS:

        -       Florida: Daytona Beach, Orlando

        -       Louisiana: Lafayette

        NATIONAL PROGRAMS DIVISION OFFICE LOCATIONS:

        -       Professional Programs: Tampa, Florida

        -       Commercial Programs: Tampa, Florida

        RETAIL DIVISION OFFICE LOCATIONS:

        -       Arizona: Phoenix, Prescott, Tuscon



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        -       California: Oakland, Thousand Oaks

        - Colorado: Colorado Springs, Denver, Ft. Collins, Longmont, Steamboat Springs

        -       Connecticut: Newington

        - Florida: Altamonte Springs, Brooksville, Clearwater, Davie, Daytona Beach, Ft. Lauderdale, Ft. Myers, Ft. Pierce, Jacksonville, Leesburg, Melbourne, Miami, Monticello, Naples, Ocala, Orlando, Panama City, Pensacola, Perry, Port Charlotte, Sarasota, St. Petersburg, Tallahassee, Tampa, Titusville, West Palm Beach, Winter Haven

        -       Georgia: Atlanta, Canton, Rome

        -       Indiana: Indianapolis

        -       Iowa: Des Moines

        - Louisiana: Abbeville, Breaux Bridge, Eunice, Lafayette, New Iberia, Opelousas, Ruston

        -       Michigan: Flint, Jackson

        - Minnesota: Albert Lea, Austin, Duluth, East Grand Forks, Fairmont, Mankato, New Ulm, St. Cloud

        -       Missouri: St. Louis

        -       Nevada: Las Vegas, Reno

        -       New Jersey: Clark, Washington

        -       New Mexico: Albuquerque, Roswell, Taos

        - New York: Albany, Avon, Buffalo, Dansville, Endicott, Geneva, Hornell, Ithaca, Jamestown, Lockport, Naples, Penn Yann, Rochester, Rome, Sodus Point, Spencerport, Syracuse, Wellsville, Wolcott

        -       North Dakota: Bismarck, Fargo, Minot

        -       Ohio: Toledo

        -       Oklahoma: Pryor

        -       Pennsylvania: Bethlehem

        -       South Carolina: Charleston, Greenville, Spartanburg, Union

        -       Tennessee: Kingsport

        -       Texas: Houston

        - Virginia: Bristol, Manassas, Norfolk, Norton, Richlands, Richmond, Roanoke, Virginia Beach, West Point

        -       West Virginia: Bluefield

        -       Wisconsin: LaCrosse



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

        -       Wyoming: Cheyenne

        Brown & Brown's operating leases expire on various dates. These leases generally contain renewal options and escalation clauses based on increases in the lessors' operating expenses and other charges. Brown & Brown expects that most leases will be renewed or replaced upon expiration. From time to time, Brown & Brown may have unused space and seek to sublet such space to third parties, depending on the demand for office space in the locations involved. See
Note 12 of the "Notes to Consolidated Financial Statements," for additional information on Brown & Brown's lease commitments.

LEGAL PROCEEDINGS

        On January 19, 2000, a complaint was filed in the Superior Court of Henry County, Georgia, captioned GRESHAM & ASSOCIATES, INC. VS. ANTHONY T. STRIANESE, ET AL. The complaint names Brown & Brown and certain of its subsidiaries and affiliates, and two of their employees, as defendants. The complaint alleges, among other things, that Brown & Brown tortuously interfered with the contractual relationship between the plaintiff and certain of its employees. The plaintiff alleges that Brown & Brown hired such persons and actively encouraged them to violate the restrictive covenants contained in their employment agreements with plaintiff. The complaint seeks compensatory damages from Brown & Brown with respect to each of the two employees in amounts "not less than $750,000," and seeks punitive damages for alleged intentional wrongdoing in an amount "not less than $10,000,000." The complaint also sought a declaratory judgment regarding the enforceability of the restrictive covenants in the employment agreements and an injunction prohibiting the violation of those agreements. The plaintiff subsequently dismissed these claims, as well as its claims of breach of contract against the two individual employees named as defendants. Those individuals, and Peachtree Special Risk Brokers, LLC, an affiliate of Brown & Brown named as a defendant in this action, have filed counterclaims against the plaintiff, seeking damages, and seeking a declaratory judgment holding that the restrictive covenants in the employment agreements are not enforceable. Brown & Brown believes that it has meritorious defenses to each of the claims remaining in this action, and intends to contest this action vigorously.

        Brown & Brown is involved in various other pending or threatened proceedings by or against Brown & Brown or one or more of its subsidiaries that involve routine litigation relating to insurance risks placed by Brown & Brown and other contractual matters. Management of Brown & Brown does not believe that any of such pending or threatened proceedings will have a materially adverse effect on the consolidated financial position or future operations of Brown & Brown.



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                    DESCRIPTION OF RALEIGH, SCHWARZ & POWELL

        Raleigh, Schwarz & Powell is a property/casualty and employee benefits insurance consulting and brokerage firm providing services to both commercial and individual customers throughout the Pacific Northwest. Although its target geographic market runs along the "I-5 corridor" from Northern California into Canada, Raleigh, Schwarz & Powell services clients located as far south as San Diego and Los Angeles and as far north as Alaska from three main offices:
Seattle, Washington, San Rafael, California, and its headquarters in Tacoma, Washington.

        The Tacoma office's two primary revenue sources are from sales of commercial insurance and employee benefits (primarily medical and dental) products. Renewal revenues for those product lines totaled approximately $5.0 million in 2000 and were divided approximately 50%/50% between the two business lines. The Tacoma office is also home to Raleigh, Schwarz & Powell's Select Branch, which has revenues of approximately $1,760,000 in 2000. Accounts that are classified as Select Branch are those that generate fewer than $5,000 in commissions annually; these are primarily individual (personal) accounts but vary in the type of insurance product sold. Most of Raleigh, Schwarz & Powell's training and education efforts for its employees and its clients are also conducted out of the Tacoma office.

        The Seattle office has grown in recent years, primarily as a result of the acquisition of other brokerage firms. Total revenues in 2000 were approximately $6.1 million, of which approximately $4.0 million was from the business of agencies acquired by Raleigh, Schwarz & Powell since 1997. Sea-Pac Insurance Managers was acquired in late 1997 and added a marine insurance book of business to Raleigh, Schwarz & Powell's product portfolio. At about the same time, the Stanley T. Scott agency was acquired, which added significant construction and surety insurance product lines. In 2000, 36% of the revenue stream of the Seattle office consisted of construction/surety business, while marine insurance, employee benefits and commercial insurance products accounted for approximately 30%, 15% and 19% of total revenues in 2000, respectively.

        On October 1, 1999, Raleigh, Schwarz & Powell formed a new California corporation, Golden Gate Holdings, Inc. (which operates as Raleigh, Schwarz & Powell's San Rafael office), and contributed to the newly formed entity a purchased book of business. In addition, five individuals contributed their books of business to Golden Gate Holdings and received an equity interest in Golden Gate Holdings. The formation documents for Golden Gate Holdings state that at some future date, the Golden Gate Holdings shareholders will exchange their shares for shares of Raleigh, Schwarz & Powell, Inc., with the exchange ratio established as 1:1. Golden Gate Holdings added $3.7 million in revenues in 2000, and has increased Raleigh, Schwarz & Powell's property/casualty book of business.

        Raleigh, Schwarz & Powell maintains a diverse client base. Approximately 16% of its total revenues are derived from its top ten clients. Raleigh, Schwarz & Powell believes that such diversity benefits the company as the loss of a single client relationship would be less likely to have a significant impact on operating results.

        With respect to its suppliers, Raleigh, Schwarz & Powell places business with a wide variety of insurance carriers depending upon the type of product sold.

        Raleigh, Schwarz & Powell is 100% owned by its employees and retired employees. The common equity ownership of the company is divided approximately 50%/50% between its ESOP and non-ESOP shareholders. No single shareholder outside the ESOP owns more than 10% of the ESOP's total shares.

        With respect to debt capitalization, Raleigh, Schwarz & Powell has under $3.8 million in long-term debt. In addition to the use of debt within the ESOP, Raleigh, Schwarz & Powell has used debt primarily in acquisitions. Raleigh, Schwarz & Powell's debt to total capital ratio was about 24% in 2000 on a book value basis, moderately below the 1999 level of 29%.



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               BROWN & BROWN MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

        In April of 1993, Poe & Associates, Inc., headquartered in Tampa, Florida, combined with Brown & Brown, Inc., headquartered in Daytona Beach, Florida, forming Poe & Brown, Inc. In April of 1999, the shareholders voted to change the name to Brown & Brown, Inc. Since that transaction, Brown & Brown's operating results have steadily improved. Brown & Brown achieved pre-tax income from operations of $53,978,000 in 2000, compared with $44,009,000 in 1999 and $38,603,000 in 1998. Pre-tax income as a percentage of total revenues was 25.7% in 2000, 23.4% in 1999 and 22.5% in 1998. This upward trend in 2000 is primarily the result of a general increase in premium rates coupled with modest new business growth and continued operating efficiencies.

        Brown & Brown's revenues are comprised principally of commissions paid by insurance companies, fees paid directly by clients and investment income. Commission revenues generally represent a percentage of the premium paid by the insured and are materially affected by fluctuations in both premium rate levels charged by insurance underwriters and the insureds' underlying insurable exposure units such as property values, sales and payroll levels. These premium rates are established by insurance companies based upon many factors, none of which is controlled by Brown & Brown. Beginning in 1986 and continuing through 1999, revenues have been adversely influenced by a consistent decline in premium rates resulting from intense competition among property and casualty insurers for expanding market share. Among other factors, this condition of prevailing decline in premium rates, commonly referred to as a "soft market," has generally resulted in flat to reduced commissions on renewal business. Although premium rates vary by line of business and by geographical region, in general, there was a gradual increase in premium rates during the year 2000, reversing the soft market trend of recent years. It is anticipated that premium rates will continue to increase through at least the first half of 2001.

        The development of new and existing proprietary programs, fluctuations in insurable exposure units and the volume of business from new and existing clients, and changes in general economic and competitive conditions further impact revenues. For example, stagnant rates of inflation in recent years have generally limited the increases in insurable exposure units. Conversely, the increasing trend in litigation settlements and awards has caused some clients to seek higher levels of insurance coverage. Still, Brown & Brown's revenues continue to grow through quality acquisitions, intense initiatives for new business and development of new products, markets and services. Brown & Brown anticipates that results of operations for 2001 will continue to be influenced by these competitive and economic conditions.

        During 2000, Brown & Brown acquired, through exchanges of shares, the following four separate agency groups: June 2, 2000 - Bowers, Schumann & Welch; November 21, 2000 The Flagship Group, Ltd.; December 13, 2000 - WMH, Inc. and Huffman & Associates, Inc.; and December 29, 2000 - Mangus Insurance & Bonding, Inc. During 1999, Brown & Brown acquired, also through exchanges of shares, the following two separate agency groups: July 20, 1999 - Ampher Insurance, Inc. and Ross Insurance of Florida, Inc; and November 10, 1999 - Signature Insurance Group, Inc. and C,S&D, a Florida general partnership. On April 14, 1998, Brown & Brown acquired Daniel-James Insurance Agency, Inc. and Becky-Lou Realty Limited, through an exchange of shares. Each of these transactions has been accounted for as a pooling-of-interests and, accordingly, Brown & Brown's consolidated financial statements have been restated for all periods prior to the acquisitions to include the results of operations, financial positions and cash flows of the acquired entities.

        During 2000, Brown & Brown acquired the assets of five general insurance agencies, several books of business and the outstanding shares of one general insurance agency. Each of these transactions was accounted for as a purchase. During 1999, Brown & Brown acquired the assets of six general insurance agencies, several books of business (customer accounts) and the outstanding shares of two general insurance agencies. Each of these transactions was accounted for as a purchase. During 1998, Brown & Brown acquired the assets of 19 general insurance agencies, several books of business and the outstanding shares of one general insurance agency. Each of these transactions was accounted for as a purchase.

        Effective January 1, 2001, Brown & Brown acquired the insurance agency-related operations and assets of Riedman Corporation ("Riedman") and accounted for the transaction as a purchase. Riedman has more than 60 offices in 13 states (principally where Brown & Brown did not formerly have an office location), and generated approximately $53.4 million of revenues in 2000. It is expected that the Riedman offices could contribute up to $0.06 to Brown & Brown's 2001 net income per share.

        Contingent commissions may be paid to Brown & Brown by insurance carriers based upon the volume, growth and/or profitability of the business placed with such carriers by Brown & Brown and are primarily received in the first quarter of each year. In the last three years, contingent commissions have averaged approximately 4.6% of total revenues.

        Fee revenues are generated principally by the Service Division of Brown & Brown, which offers administration and benefit consulting services primarily in the workers' compensation and employee benefit self-insurance markets. For the past three years, fee revenues have generated an average of 8.9% of total commissions and fees.

        Investment income consists primarily of interest earnings on premiums and advance premiums collected and not immediately remitted to insurance carriers, with such funds being held in a fiduciary capacity. Brown & Brown's policy is to invest its available funds in high-quality, short-term fixed income investment securities. Investment income also includes gains and losses realized from the sale of investments.

        The following discussion and analysis regarding results of operations and liquidity and capital resources should be considered in conjunction with the accompanying consolidated financial statements and related notes.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

        COMMISSIONS AND FEES

        Commissions and fees increased 12% in 2000, 10% in 1999 and 12% in 1998. Excluding the effect of acquisitions, core commissions and fees increased 8% in 2000, 2% in 1999 and 2% in 1998. The 2000 results reflect an increase in commissions for the Retail, Brokerage and Services divisions while the National Programs division posted a decrease. The increases in commissions excluding the effect of acquisitions for the Retail and Brokerage divisions were primarily due to the general increase in premium rates during the year. The increase in the Services division's 2000 commissions excluding the effects of acquisitions was primarily due to new business sales. The National Programs division's commissions decreased again in 2000 continuing the downward trend that began in 1998, although at a slower rate. This trend was primarily due to business lost as a result of transferring certain program business to new insurance carriers. During 1999 and 1998, property and casualty insurance premium prices declined from the previous year, and this decline was primarily responsible for the slower growth rate; however, certain segments and industries had some increases in insurable units during the year.

        INVESTMENT INCOME

        Investment income increased to $3,890,000 in 2000, compared with $2,810,000 in 1999 and $3,654,000 in 1998. The increase in 2000 is primarily due to higher levels of invested cash. Investment income also includes gains of approximately $109,000 in 2000, $138,000 in 1999 and $165,000 in 1998 realized from the sale of investments in various equity securities and partnership interests.

        OTHER INCOME

        Other income consists primarily of gains and losses from the sale and disposition of assets. There were gains of $122,000 during 2000 for sold customer accounts. During 1999, gains from the sale of customer accounts were $1,162,000, compared with losses of $115,000 in 1998. The gain in 1999 was primarily attributable to the disposition of certain accounts in the Lawyer's Protector Plan(R) of Brown & Brown's National Programs Division.

        EMPLOYEE COMPENSATION & BENEFITS

        Employee compensation and benefits increased approximately 10% in 2000, 9% in 1999 and 8% in 1998. Employee compensation and benefits as a percentage of total revenue was 52% in 2000 and 1999, and 53% in 1998. Brown & Brown had 1,614 full-time employees at December 31, 2000, compared with 1,487 at the beginning of the year and 1,534 at December 31, 1998. The increase in personnel during 2000 is primarily attributable to acquisitions made during the year. The decrease in personnel during 1999 is primarily attributable to the restructuring of the National Programs division.

        OTHER OPERATING EXPENSES

        Other operating expenses increased 2% in 2000 and 1999 and 4% in 1998. Other operating expenses as a percentage of total revenues decreased to 16% in 2000 from 18% in 1999 and 19% in 1998. The continuing decline in operating expenses, expressed as a percentage of total revenues, is attributable to the effective cost containment measures brought about by Brown & Brown's "Project 28" initiative that is designed to identify areas of excess expense and to the fact that certain significant other operating expenses such as office rent, office supplies and telephone costs do not increase on the same incremental basis as commission revenue in an increasing premium rate environment.

        DEPRECIATION

        Depreciation increased 3% in 2000, 15% in 1999, and 12% in 1998. The increases in 1999 and 1998 are primarily due to the additions and upgrades of computer equipment and software in preparation for the Year 2000.

        AMORTIZATION AND INTEREST

        Amortization expense increased $794,000, or 10%, in 2000, $1,836,000, or 31%, in 1999, and $246,000, or 4%, in 1998. The increase each year is due to the additional amortization of intangibles as a result of new acquisitions since 1998.

        Interest expense decreased $238,000, or 29%, in 2000, and increased $100,000, or 14%, in 1999. Interest expense decreased $438,000, or 38%, in 1998.
The decrease in 2000 and 1998 was the result of reduced outstanding debt. The increase in 1999 is due to higher levels of debt during the first quarter of 1999 and the assumption of debt in certain pooling acquisitions.

        INCOME TAXES

        The effective tax rate on income from operations was 38.5% in 2000, 39.1% in 1999, and 39.0% in 1998.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND SIX MONTHS ENDED JUNE 30, 2000

        NET INCOME. Net income for the second quarter of 2001 was $12,256,000, or $0.41 per share, compared with net income in the second quarter of 2000 of $7,499,000, or $0.25 per share, a 64% increase on a per-share basis. Net income for the six-months ended June 30, 2001 was $24,733,000, or $0.82 per share, compared with 2000 same period net income of $16,494,000, or $0.56 per share, a 46% increase.

        COMMISSIONS AND FEES. Commissions and fees for the second quarter of 2001 increased $23,728,000, or 43%, over the same period in 2000. Approximately $17,729,000 of this increase represents revenues from the acquisition of Riedman and other agencies, with the remainder due to new and renewal business production. Commissions and fees for the six-months ended June 30, 2001 increased $45,420,000, or 40% over the same period in 2000. Approximately $34,449,000 of this increase represents revenues from the acquisition of Riedman and other agencies, with the remainder due to new and renewal business production. Excluding the effects of acquisitions and divestitures, core commissions and fees increased 13.5% and 12.0%, respectively, over the three and six-month periods ended June 30, 2001, compared with the same periods in 2000.

        INVESTMENT INCOME. Investment income for the second quarter and six-month period ended June 30, 2001 increased $88,000 and $157,000, respectively, from the same periods in 2000, primarily due to higher balances of available cash to invest and the sale of some investments.

        OTHER INCOME. Other income primarily includes gains and losses from the sales of customer accounts and other assets. Other income for the second quarter and six-months ended June 30, 2001 increased $729,000 and $455,000, respectively, from the same periods in 2000. The increase is primarily due to the gain on the sale of some automotive-related program business during the second quarter of 2001.



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

        EMPLOYEE COMPENSATION AND BENEFITS. Employee compensation and benefits increased 33% and 34%, respectively, during the three-month and six-month periods ended June 30, 2001 over the same periods in 2000. These increases primarily relate to the addition of new employees as a result of the Riedman purchase and other acquisitions consummated in the prior year. Employee compensation and benefits as a percentage of revenue decreased to 51% for the second quarter of 2001 from 55% for the second quarter of 2000. For the six-months ended June 30, 2001, employee compensation and benefits as a percentage of revenue was 51% compared to 54% for the same period in 2000. The declines are attributable to the restatement of 2000 results for pooled entities. These entities, operating as private companies in 2000, had higher compensation expense as a percentage of revenues than Brown & Brown.

        OTHER OPERATING EXPENSES. Other operating expenses for the second quarter of 2001 increased $3,138,000, or 33%, over the same period in 2000. For the six-month period ended June 30, 2001, other operating expenses increased $5,604,000, or 30%. These increases are primarily due to the acquisitions of Riedman and other agencies. Other operating expenses as a percentage of total revenue for the second quarter of 2001 decreased to 16%, compared with 17% for the same period in 2000. For the six-months ended June 30, 2001, other operating expenses as a percentage of revenue were 15%, compared with 17% for the same period in 2000.

        DEPRECIATION. Depreciation for the three-month and six-month periods ended June 30, 2001 increased $211,000 and $381,000, respectively, over the same periods in 2000, primarily due to fixed assets acquired in connection with the Riedman acquisition.

        AMORTIZATION. Amortization for the three-month and six-month periods ended June 30, 2001, increased $1,940,000 and $3,101,000, respectively, over the same periods in 2000, primarily due to increased amortization from the Riedman purchase and other acquisitions since the second quarter of 2000.

        INTEREST. Interest for the three-month and six-month periods ended June 30, 2001, increased $1,095,000 and $2,517,000, respectively, over the same periods in 2000, primarily due to debt incurred for the Riedman acquisition and other cash acquisitions.

LIQUIDITY AND CAPITAL RESOURCES

        Brown & Brown's cash and cash equivalents of $35,281,000 at June 30, 2001 increased by $1,386,000, from $33,895,000 at December 31, 2000. For the six-month period ended June 30, 2001, $44,951,000 of cash was provided from operating activities. From the cash provided by operating activities along with existing cash balances and new long-term debt, $103,217,000 was used to acquire other agencies or books of business, $20,772,000 was used for payments on long-term debt, $6,789,000 was used for additions to fixed assets, and $4,413,000 was used for payments of dividends. The current ratio at June 30, 2001 was 0.86, compared with 0.97 at December 31, 2000.

        In January 2001, Brown & Brown entered into a $90 million seven-year term loan agreement with a national banking institution, bearing an interest rate between the 90-day London Inter-Bank Offering Rate (LIBOR) plus 0.50% and LIBOR plus 1.00%, depending upon Brown & Brown's quarterly ratio of Funded Debt to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). The 90-day LIBOR rate was 3.83% as of June 30, 2001. The loan was fully funded on January 3, 2001 and a balance of $83,571,000 remained outstanding as of June 30, 2001. This loan is to be repaid in 28 equal quarterly installments that began in April 2001. Brown & Brown also has a revolving credit facility with the institution, which facility provides for available borrowings of up to $50 million, with a maturity date of October 2002. There were no borrowings against this line of credit at December 31, 2000 or June 30, 2001.

        Brown & Brown continues to maintain its credit agreement with a major insurance company under which $3 million (the maximum amount available for borrowings) was outstanding at both December 31, 2000 and June 30, 2001, at an interest rate equal to the prime lending rate plus one percent (7.75% at June 30, 2001). In accordance with the amendment to the loan agreement dated August 1, 1998, the maximum amount available for borrowings will decrease by $1 million each year in August until the facility expires in August 2003.

        Brown & Brown believes that its existing cash, cash equivalents, short-term investments portfolio, funds generated from operations, and available credit facility borrowings are sufficient to satisfy its normal financial needs.



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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest, foreign currency exchange rates, and equity prices. Brown & Brown is exposed to market risk related to changes in interest rates. The impact of interest expense on earnings, and the value of market-risk sensitive financial instruments (primarily marketable equity securities and long-term debt) are subject to change as a result of movements in market rates and prices.

        Brown & Brown's investment portfolio was valued at $9,273,000 as of June 30, 2001. This represents approximately 2.1% of total assets at that date. The majority of the portfolio is comprised of various equity investments. The market value changes are accounted for in Other Comprehensive Income in the equity section of the balance sheet. Earnings on investments are not significant to Brown & Brown's results of operations; therefore, any changes in interest rates and dividends would have a minimal effect on future net income.

        With respect to Brown & Brown's long-term debt, $86,571,000 was subject to variable rates of interest at June 30, 2001. From the total amount of debt, $83,571,000 was funded from a term loan in January 2001 and bears an interest rate between 90-day LIBOR plus 0.50% and 1.00%. It is payable in twenty-eight equal quarterly installments that began in April 2001. The remaining $3,000,000 of variable rate debt comes from a credit agreement with a major insurance company and bears an interest rate of prime plus one percent. It is payable in equal annual installments in August 2001-2003. The remaining $15,314,000 of long-term debt is subject to fixed rates of interest. This fixed rate debt matures in various increments from 2001-2011. These fixed rate liabilities have been discounted at rates that approximate Brown & Brown's current borrowing rates, and as a result, the fair value of these liabilities approximates their carrying value at June 30, 2001. Based on a hypothetical 1% change in interest rates, the potential change to future net income would be approximately $866,000. Because of favorable current market conditions, Brown & Brown does not use derivatives, such as swaps or caps, to alter the interest characteristics of debt instruments.

                         SECURITIES OWNERSHIP OF CERTAIN
          BENEFICIAL OWNERS AND MANAGEMENT OF RALEIGH, SCHWARZ & POWELL

        The following table sets forth information, as of the record date, July 16, 2001, known to Raleigh, Schwarz & Powell with respect to the beneficial ownership of Raleigh, Schwarz & Powell common stock by:

        - each shareholder known by Raleigh, Schwarz & Powell to be the beneficial owner of more than 5% of Raleigh, Schwarz & Powell's common stock;

        -       each director;

        - the chief executive officer and the other four most highly compensated executive officers whose salary and bonus exceeded $100,000 for the year ended December 31, 2000; and

        -       all current directors and executive officers as a group.

        Applicable percentage ownership in the following table is based on 183,115 shares of Raleigh, Schwarz & Powell common stock outstanding on the record date, which number excludes 1,543 shares registered in the names of two former employees and held in escrow under pledge agreements to secure Raleigh, Schwarz & Powell's payment for those shares in annual payments through 2003. With Brown & Brown's consent, Raleigh, Schwarz & Powell may pre-pay the amounts owed, and obtain possession of the pledged shares, prior to the closing of the merger. Upon termination of the pledge, the shares shall become authorized but unissued shares of Raleigh, Schwarz & Powell. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each of the individuals listed in this table is c/o Raleigh, Schwarz & Powell, Inc., 1201 Pacific Avenue, Suite 1000, Tacoma, Washington 98402.

                                                                     NUMBER OF SHARES
                                                                      OF COMMON STOCK       PERCENTAGE
NAME OF BENEFICIAL OWNERS                                          BENEFICIALLY OWNED(1)     OF CLASS
-------------------------                                          ---------------------    ----------
Raleigh, Schwarz & Powell, Inc. Employee Stock Ownership Plan ....        116,340             63.5%

John P. Folsom, President and Director ...........................       16,003.5(2)           8.7%

Jerry Zander, Director ...........................................       10,029.1(3)           5.5%

Robert Smith, Director ...........................................          7,636(4)           4.2%

Bruce Ricci, Director ............................................          309.5(5)              *

All executive officers and directors
     as a group (4 persons) ......................................       33,978.1             18.6%

---------------
 *      Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(2) Includes 4,003.5 shares of Raleigh, Schwarz & Powell common stock allocated to Mr. Folsom's ESOP account.

(3) Includes 4,952.1 shares of Raleigh, Schwarz & Powell common stock allocated to Mr. Zander's ESOP account.

(4) Includes 1,168.0 shares of Raleigh, Schwarz & Powell common stock allocated to Mr. Smith's ESOP account.

(5) 309.5 shares of Raleigh, Schwarz & Powell common stock allocated to Mr. Ricci's ESOP account.

                         SECURITIES OWNERSHIP OF CERTAIN
                BENEFICIAL OWNERS AND MANAGEMENT OF BROWN & BROWN

        The following table sets forth, as of July 15, 2001, information as to Brown & Brown's common stock beneficially owned by (i) each director of Brown & Brown, (ii) each executive officer named in the Summary Compensation Table,
(iii) all directors and executive officers of Brown & Brown as a group, and (iv) any person who is known by Brown & Brown to be the beneficial owner of more than 5% of the outstanding shares of Brown & Brown's common stock.

                                    Amount and Nature of
Name of Beneficial Owner          Beneficial Ownership(1)(2)             Percent
------------------------          --------------------------             -------
J. Hyatt Brown(3)                         5,446,612                       18.1%
  220 South Ridgewood Avenue
  Daytona Beach, Florida 32114
Samuel P. Bell, III(4)                        3,300                          *
Bradley Currey, Jr                           75,000                          *
Jim W. Henderson(5)(6)                      399,840                        1.3%
Theodore J. Hoepner                           3,000                          *
David H. Hughes                               5,000                          *
Toni Jennings                                   462                          *
John R. Riedman                              10,000                          *
Jan E. Smith(7)                               1,700                          *
Cory T. Walker                               53,998                          *
Laurel L. Grammig                            26,679                          *
James L. Olivier(8)                          13,647                          *
T. Rowe Price Associates, Inc.(9)         3,407,600                       11.3%
  100 E. Pratt Street
  Baltimore, MD 21202
All directors and executive
  officers as a group (14 persons)        6,039,264                       20.1%

-------

*Less than 1%

(1) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Brown & Brown has been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.

(2) The number and percentage of shares owned by the following persons include the indicated number of shares owned through Brown & Brown's 401(k) Plan as of December 31, 2000: Mr. Henderson - 126,030; Mr. Walker
        - 7,118; Ms. Grammig - 7,392; Mr. Olivier - 1,162; all directors and officers as a group - 141,702. The number and percentage of shares owned by the following persons also include the indicated number of shares which such persons have been granted under Brown & Brown's Stock Performance Plan as of December 31, 2000 and which have satisfied the first condition for vesting: Mr. Henderson - 46,120; Mr. Walker - 32,484; Ms. Grammig - 11,882; Mr. Olivier - 10,081; all officers and directors as a group - 100,567. These Stock Performance Plan shares have voting and dividend rights, but the holders thereof have no power to sell or dispose of the shares, and the shares are subject to forfeiture. See "Directors and Management of Brown & Brown following the Merger - Long-Term Incentive Plans - Awards in Last Fiscal Year."

(3) All shares are beneficially owned jointly with Mr. Brown's spouse, either directly or indirectly, and these shares have shared voting and investment power.

(4) All shares are held in joint tenancy with Mr. Bell's spouse, and these shares have shared voting and investment power.

(5) All of Mr. Henderson's shares not owned through Brown & Brown-sponsored plans are owned jointly with Mr. Henderson's spouse, and these shares have shared voting and investment power.

(6) Also includes 119,558 shares that Mr. Henderson is deemed to beneficially own under the Securities and Exchange Commission rules by virtue of an option grant effective April 21, 2000 under Brown & Brown's 2000 Incentive Stock Option Plan. These options were not exercisable during fiscal year 2000; however, 5,170 options became exercisable on April 21, 2001 but have not yet been exercised.

(7) Mr. Smith's ownership includes 700 shares owned by his spouse, as to which he disclaims beneficial ownership.

(8) Mr. Olivier resigned as an executive officer of Brown & Brown effective April 21, 2000, in order to accept a position in the Lawyer's Protector Plan(R), one of Brown & Brown's national programs.

(9) Based upon information contained in a report filed by T. Rowe Price Associates, Inc. ("Price Associates") with the Securities and Exchange Commission, these securities are owned by various individuals and institutional investors, including T. Rowe Price Small-Cap Value Fund (which owns 1,580,000 shares, representing 5.4% of the shares outstanding), for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. Under Securities and Exchange Commission rules, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates disclaims beneficial ownership of such securities.

                   DESCRIPTION OF BROWN & BROWN CAPITAL STOCK

COMMON STOCK

        We are authorized to issue 140,000,000 shares of common stock, $0.10 par value per share. Each holder of our common stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in elections of directors. Accordingly, directors are elected by a plurality of the votes cast by the shares entitled to vote.

        Brown & Brown shares of common stock are listed on The New York Stock Exchange. Holders of our common stock will be entitled to dividends on a pro rata basis upon declaration of dividends by our board of directors. Dividends will be payable only out of unreserved and unrestricted surplus that is legally available for the payment of dividends. Dividends that may be declared on our common stock will be paid in an equal amount to the holder of each share. No pre-emptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights. There are no redemption or sinking fund provisions and there is no liability to further calls or to assessments by Brown & Brown. Any determination to declare or pay dividends in the future will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual or legal restrictions and other factors deemed relevant by our board of directors. Upon our liquidation, holders of our common stock will be entitled to a pro rata distribution of our assets, after payment of all amounts owed to our creditors.

RIGHTS PLAN

        Effective July 29, 1999, our board of directors adopted a shareholder rights plan. To implement the rights plan, our board of directors declared a dividend distribution of one right for each outstanding share of common stock, to shareholders of record at the close of business on August 11, 1999. When exercisable, each right will entitle the registered holder to purchase from us one share of common stock at a purchase price of $100.00, subject to adjustment. The description and terms of the rights are set forth in a rights agreement between us and First Union National Bank, a national banking institution, as rights agent, dated as of July 30, 1999, a copy of which is attached as Exhibit
10.21 to the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part. This summary description does not purport to be complete and is qualified in its entirety by reference to the rights agreement.

        COMMON STOCK CERTIFICATES REPRESENTING RIGHT. Initially, the rights will be evidenced by the Brown & Brown common stock certificates representing shares then outstanding, and no separate certificates for the rights will be distributed. The rights will be exercisable and transferable apart from the shares of Brown & Brown common stock and a distribution date will occur upon the earliest of (1) 10 days following the stock acquisition date, which is a public announcement that a person or group of affiliated or associated persons (an acquiring person) has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Brown & Brown common stock, (2) 10 business days following the commencement of a tender offer or exchange offer that would result in the beneficial ownership by a person or group of 20% or more of such outstanding shares of Brown & Brown common stock, or (3) immediately after our board of directors declares any individual or entity, owning at least 10% of our outstanding common stock, an adverse person (as defined in the rights agreement) (the earlier of such dates is called the distribution date).

        Until the distribution date, (1) the rights will be evidenced by Brown & Brown common stock certificates and will be transferred with and only with such common stock certificates, (2) new common stock certificates issued after August 11, 1999 will contain a notation incorporating the rights agreement by reference, and (3) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associates with the common stock represented by such certificate.

        ISSUANCE OF RIGHTS CERTIFICATES. As soon as practicable following the distribution date, separate certificates representing only rights shall be mailed to the holders of record of shares of Brown & Brown common stock as of the close of business on the distribution date, and such separate rights certificates alone shall represent such rights from and after the distribution date. Except as otherwise determined by our board of directors, only shares of Brown & Brown common stock issued before the distribution date will be issued with rights.

        EXPIRATION OF RIGHTS. The rights are not exercisable until the distribution date and will expire at the close of business on July 30, 2009, unless earlier redeemed by Brown & Brown as described below.

        EXERCISE OF RIGHTS. If any person (other than an exempt person, as defined in the rights agreement) becomes the beneficial owner of 20% or more of the then outstanding shares of Brown & Brown common stock (except pursuant to an offer for all outstanding shares of Brown & Brown common stock determined by our board of directors to be fair to and otherwise in the best interests of Brown & Brown and its shareholders) or our board of directors declares any individual or entity (alone or together with its affiliates and associates as defined in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended) owning at least 10% of the outstanding shares of Brown & Brown common stock to be an adverse person (as defined in the rights agreement), each holder of a right will thereafter have the right to receive, upon exercise thereof, the number of shares of Brown & Brown common stock (or, in certain circumstances, cash, property, or other securities of Brown & Brown or a reduction in the purchase price) having a value equal to two times the exercise price of the right. Notwithstanding any of the foregoing, following the occurrence of the event described above, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be void. The rights are not, however, exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by Brown & Brown, as described below. Further, rights generally are exercisable only after the effectiveness of a registration statement covering the underlying shares of Brown & Brown common stock under the Securities Act of 1933, as amended. J. Hyatt Brown, Chairman of the Board, President, and Chief Executive Officer of Brown & Brown is classified as an exempt person in the rights agreement.

        For example, at an exercise price of $100, each right not owned by an acquiring person or an adverse person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $200 worth of common stock (or other consideration, as noted above) for $100. Assuming that the common stock had a per share market value of $50 at such time, the holder of each valid right would be entitled to purchase four shares of Brown & Brown common stock at $100.

        If at any time following the stock acquisition date or the date on which an individual or entity is declared an adverse person pursuant to the rights agreement, (1) Brown & Brown is acquired in a merger or other business combination transaction in which Brown & Brown is not the surviving corporation ( other than pursuant to a tender offer or exchange offer for all outstanding shares of common stock determined by our board of directors to be fair to and otherwise in the best interests of Brown & Brown and its shareholders), or (2) more than 50% of Brown & Brown's assets or earning power is sold or transferred (each of such events is referred to as a "Section 13 Event"), each holder of a right (except rights that have been previously voided), as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right. If the rights cannot be exercised for common stock of the acquiring company as set forth above, rights holders will be entitled to put the rights to the acquiring company for cash equal to the exercise price of the rights (i.e., at a 50% discount). The events described in this paragraph and in the second preceding paragraph are referred to as the triggering events.

        ADJUSTMENTS TO PREVENT DILUTION. The purchase price payable, and the number of shares of common stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the common stock, (2) if holders of the common stock are granted certain rights or warrants to subscribe for common stock or convertible securities at less than the current market price of the common stock, or (3) upon the distribution to holders of the common stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

        With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional share of common stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the common stock on the last trading date before the date of exercise.

        REDEMPTION OF RIGHTS. At any time until 10 days following the stock acquisition date (or such later date as our board of directors may determine), Brown & Brown may redeem the rights in whole, but not in part, at a price of $.01 per right, payable in cash, or shares of common stock or other consideration deemed appropriate by our board of directors. Thereafter, Brown & Brown's right of redemption may be reinstated if the period has expired during which holders of such rights may exercise their rights for common stock following the stock acquisition date, no triggering event has occurred, and an acquiring person reduces his beneficial ownership to 5% or less of the outstanding shares of Brown & Brown common stock in a transaction or series of transactions not involving Brown & Brown and there are no other acquiring persons. Immediately upon the action of our board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.01 redemption price.

        EXCHANGE. At any time after any person becomes an acquiring person and before the acquisition by such person of 50% or more of the outstanding shares of Brown & Brown common stock, our board of directors may exchange the rights (other than rights owned by such person or group that will have become void), in whole or in part, at an exchange ratio of one share of Brown & Brown common stock per right (subject to adjustment).

        THREE-YEAR INDEPENDENT DIRECTOR EVALUATION PROVISION. The rights agreement includes a Three-year Independent Director Evaluation provision. Under this provision, the Brown & Brown board of directors shareholder rights plan committee composed of independent directors will review the rights plan periodically (at least every three years). This committee will communicate its conclusions to the full board of directors after each review, including any recommendation of whether the rights agreement should be modified or the rights should be redeemed.

        NO SHAREHOLDER RIGHTS BEFORE EXERCISE. Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of Brown & Brown, including the right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to us, shareholders may, depending upon the circumstances, recognize taxable income if the rights become exercisable for common stock (or other consideration) or for common stock of an acquiring company as set forth above.

        AMENDMENT OF RIGHTS AGREEMENT. Any of the provisions of the rights agreement may be amended by the Brown & Brown board of directors before the distribution date. After the distribution date, the provisions of the rights agreement may be amended by the board of directors to cure any ambiguity, to make changes that do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the rights agreement; however, no amendment to adjust the time period governing redemption shall be made at such time as the rights are not redeemable.

CERTAIN PROVISIONS OF THE BROWN & BROWN ARTICLES OF INCORPORATION AND BYLAWS

        SPECIAL MEETINGS OF SHAREHOLDERS. Our amended and restated bylaws provide that special meetings of the shareholders may be called by the president or the board of directors whenever he or they deem it proper and shall be called by the president or by the board of directors upon the written request of shareholders holding a majority of the shares of Brown & Brown common stock outstanding. Such meetings may be held either within or without the State of Florida.

        REMOVAL OF DIRECTORS. Our amended and restated articles of incorporation provide that any one or more or all of the directors may be removed, either with or without cause, at any time by the vote of the shareholders holding a majority of the stock of Brown & Brown entitled to vote at any special meeting, and thereupon the term of each director or directors who shall have been removed shall terminate.

        LIMITATION OF LIABILITIES AND INDEMNIFICATION. Florida law provides that a corporation may indemnify any officer or director who is made a party to any third party suit or proceeding on account of being a director, officer or employee of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement reasonably incurred by him in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the officer or director:

        (1) acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation; and

        (2) in a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Our amended and restated articles of incorporation provide that the bylaws of the company may provide for the indemnification of the officers and directors of Brown & Brown for their actions and omissions up to the maximum extent permitted by law. Our amended and restated bylaws provide that every person who is now or hereafter may be a director or officer of Brown & Brown shall be indemnified by Brown & Brown against all costs and amounts of liability therefor and expenses, including counsel fees, reasonably incurred by or imposed upon him in connection with or arising from any action, suit, proceeding or claim of whatever nature to which he is or shall be made a party by reason of his being or having been a director or officer of Brown & Brown, provided that such indemnification shall not apply with respect to any matter as to which such director or officer shall be finally adjudged in such action, suit, proceeding or claim to have been individually guilty of gross negligence or willful malfeasance in the performance of his duty as such director or officer and provided further that the indemnification provided shall with respect to any settlement of any such suit, action, proceeding or claim, include reimbursement for any amounts paid and expenses reasonably incurred in settling such suit, action, proceeding or claim when, in judgment of the board of directors, such settlement and reimbursement appeared to be for the best interests of Brown & Brown.

CERTAIN PROVISIONS OF FLORIDA LAW

        The Florida Business Corporation Act also contains a control share provision that generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are share, that except for the control share provision, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitled such person, immediately after acquisition of such shares, directly or indirectly, along or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (a) at least 20 percent but less than 33 percent of all voting power, (b) at least 33 percent but less than a majority of all voting power, or (c) a majority or more of all voting power.

        The provisions of our amended and restated articles of incorporation and amended and restated bylaws and the Florida Business Corporation Act summarized above may have certain anti-takeover effects. Such provisions, individually or in combination, may discourage other persons, or make it more difficult for other persons to make a tender offer or acquisition of substantial amounts of the common stock or from launching other takeover attempts that a shareholder may consider in such shareholder's best interest, including attempts that might result in the payment of a premium over the market price for the common stock held by such shareholder.

                        COMPARISON OF SHAREHOLDER RIGHTS

         This section of this proxy statement/prospectus describes some differences between the rights of holders of Raleigh, Schwarz & Powell capital stock and Brown & Brown capital stock. While Brown & Brown believes that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which Brown & Brown refers you for a more complete understanding of the differences between being a shareholder of Raleigh, Schwarz & Powell and being a shareholder of Brown & Brown.

        After the merger, the shareholders of Raleigh, Schwarz & Powell will become shareholders of Brown & Brown. Due to the fact that Brown & Brown is organized under the laws of Florida, the Florida Business Corporation Act, or the FBCA, will govern the rights of Raleigh, Schwarz & Powell shareholders.

        The rights of Raleigh, Schwarz & Powell shareholders are also governed by its articles of incorporation and its bylaws. Upon completion of the merger, the rights of Raleigh, Schwarz & Powell shareholders who become Brown & Brown shareholders will be governed by the amended and restated articles of incorporation and amended and restated bylaws of Brown & Brown. The following paragraphs summarize differences between the rights of Brown & Brown shareholders and Raleigh, Schwarz & Powell shareholders under the charter documents and bylaws of Brown & Brown and Raleigh, Schwarz & Powell, as well as material differences between Washington and Florida law that may affect the interests of Raleigh, Schwarz & Powell shareholders.

------------------------------------------------------------------------------------------------------------------

               PROVISIONS APPLICABLE TO                              PROVISIONS CURRENTLY APPLICABLE TO
              BROWN & BROWN SHAREHOLDERS                           RALEIGH, SCHWARZ & POWELL SHAREHOLDERS

------------------------------------------------------------------------------------------------------------------

                                                 VOTING RIGHTS

------------------------------------------------------------------------------------------------------------------
-     Under Florida law, each shareholder is                -     Under Washington law, each outstanding share
      entitled to one vote for each share of                      regardless of class, is entitled to one vote
      capital stock held by the shareholder, by                   on each matter voted on at a shareholders'
      person or proxy, on each matter submitted to                meeting, unless the articles of
      a vote at a shareholders meeting unless the                 incorporation provide otherwise. Raleigh,
      articles of incorporation provide otherwise.                Schwarz & Powell's articles of incorporation
      Brown & Brown's amended and restated                        do not alter the voting rights of Raleigh,
      articles of incorporation do not alter the                  Schwarz & Powell's common stock.
      voting rights of holders of Brown & Brown
      common stock.

-     The Brown & Brown amended and restated                -     Raleigh, Schwarz & Powell's bylaws provide
      bylaws provide that a majority in interest                  that a majority of the shares entitled to
      of all the common stock issued and                          vote, represented in person or by proxy,
      outstanding, represented by shareholders of                 shall constitute a quorum at a meeting of
      record in person or by proxy, shall                         shareholders.
      constitute a quorum for the transaction of
      business.                                             -     Under Washington law, unless otherwise
                                                                  provided in the articles of
-     Under Florida law, articles of incorporation                incorporation, shareholders have the
      may provide that in elections of directors,                 right to cumulate their votes for
      shareholders are entitled to cumulate votes.                directors. The Raleigh, Schwarz &
      The Brown & Brown amended and restated articles             Powell articles of incorporation do not
      of incorporation do not provide for cumulative              provide otherwise.
      voting for the election of directors;
      therefore, under Florida law, directors are
      elected by a plurality of the votes cast by the
      shares entitled to vote in the election at a
      meeting at which a quorum is present.






------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

               PROVISIONS APPLICABLE TO                              PROVISIONS CURRENTLY APPLICABLE TO
              BROWN & BROWN SHAREHOLDERS                           RALEIGH, SCHWARZ & POWELL SHAREHOLDERS

------------------------------------------------------------------------------------------------------------------

                                  SHAREHOLDERS' VOTES ON CERTAIN TRANSACTIONS

------------------------------------------------------------------------------------------------------------------
-     Generally, under Florida law, unless the             -     Generally, under Washington law, unless the
      articles of incorporation provide for the                  articles of incorporation provide for the
      vote of a larger portion of the stock,                     vote of a larger portion of the stock,
      completion of a merger or consolidation or                 completion of a merger or consolidation or
      sale of substantially all of a corporation's               sale of substantially all of a corporation's
      assets or dissolution requires:                            assets or dissolution requires:

      (1)   the approval of the board of                          (1)   the approval of the board of
            directors; and                                              directors; and

      (2)   approvals by the vote of the holders                  (2)   approvals by the vote of the holders
            of a majority of the outstanding                            of two-thirds of the outstanding
            stock.                                                      stock.

      Brown & Brown's amended and restated                        The articles of incorporation may provide
      articles of incorporation do not provide for                for a lesser vote, so long as the vote
      the vote of a larger portion of the stock.                  provided for each voting group is not less
                                                                  than a majority of all the votes entitled
                                                                  to be cast by such voting group. Raleigh,
                                                                  Schwarz & Powell's articles of incorporation
                                                                  do not provide for a lesser vote.

------------------------------------------------------------------------------------------------------------------

                                             ACTION BY WRITTEN CONSENT

------------------------------------------------------------------------------------------------------------------

-     Under Florida law, unless otherwise provided          -     Under Washington law, shareholder action
      in the articles of incorporation,                           that may be taken at a shareholders' meeting
      shareholders may take any action required or                may be taken without a meeting if written
      permitted to be taken at a shareholders'                    consents describing the action are signed by
      meeting without a meeting if the action is                  all shareholders entitled to vote on the
      consented to in writing by shareholders                     matter, or if the action is taken by
      entitled to cast the same number of votes                   shareholders holding of record or otherwise
      that would be required to take that action                  entitled to vote in the aggregate not less
      at a meeting at which all shareholders were                 than the minimum number of votes that would
      present and voting in person. The amended                   be necessary to authorize or take such
      and restated articles of incorporation of                   action at a meeting at which all shares
      Brown & Brown do not provide otherwise.                     entitled to vote on the action were present
                                                                  and voted, and at the time the action is
                                                                  taken the corporation is not a public
                                                                  company and is authorized to take such
                                                                  action by a general or limited authorization
                                                                  contained in its articles of incorporation.
                                                                  The Raleigh, Schwarz & Powell articles of
                                                                  incorporation do not contain such an
                                                                  authorization. The Raleigh, Schwarz & Powell
                                                                  bylaws allow action to be taken without a
                                                                  meeting if a consent in writing, setting
                                                                  forth the action so taken, is signed by all
                                                                  of the shareholders entitled to vote with
                                                                  respect to the subject matter thereof.

------------------------------------------------------------------------------------------------------------------

                                                     DIVIDENDS

------------------------------------------------------------------------------------------------------------------

-     Under Florida law, subject to any                     -     Under the Washington law, a corporation may
      restriction in the corporation's articles of                make a distribution in cash or in property
      incorporation, the board of directors may                   to its shareholders upon the authorization
      declare and pay dividends or other                          of its board of directors unless, after
      distributions to shareholders unless, after                 giving effect to such distribution:
      giving effect to the distribution:

      (1)   the corporation would not be able to                  (1)   the corporation would be unable to pay
            pay its                                                     its debts
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

               PROVISIONS APPLICABLE TO                              PROVISIONS CURRENTLY APPLICABLE TO
              BROWN & BROWN SHAREHOLDERS                           RALEIGH, SCHWARZ & POWELL SHAREHOLDERS

------------------------------------------------------------------------------------------------------------------
            debts as they become due in the usual                       as they become due in the usual course
            course of business; or                                      of business; or

      (2)   the corporation's total assets would                  (2)   the corporation's total assets would
            be less than the sum of its total                           be less than the sum of its total
            liabilities plus the amount required                        liabilities plus the amount that would
            to satisfy outstanding liquidation                          be needed, if the corporation were to
            rights superior to the liquidation                          be dissolved at the time of the
            rights of those receiving the                               distribution, to satisfy the
            distribution.                                               preferential rights of shareholders
                                                                        whose preferential rights are superior
                                                                        to those receiving the distribution.

Brown & Brown's amended and restated articles of            Raleigh, Schwarz & Powell's articles of
incorporation contain no provisions restricting             incorporation contain no provision restricting
dividends on Brown & Brown's common stock.                  dividends on Raleigh's common stock.

------------------------------------------------------------------------------------------------------------------

                        PROVISIONS RELATING TO SHARE ACQUISITIONS AND CERTAIN BUSINESS COMBINATIONS

------------------------------------------------------------------------------------------------------------------

-     Florida law contains a provision which                -     Washington law prohibits a "target
      restricts many business combination                         corporation" (as defined below), with
      transactions with an interested shareholder                 certain exceptions, from engaging in certain
      for five years after the interested                         "significant business transactions" (as
      shareholder has acquired 10% of the voting                  defined below) with a person or group of
      power of a corporation. Under Florida law,                  persons that beneficially owns 10% or more
      if a business combination, including a                      of the voting securities of a target
      merger, a disposition of substantially all                  corporation (an "acquiring person") for a
      assets, an issuance of securities and other                 period of five years after the acquiring
      similar transactions, occurs with a person                  person acquired its securities, unless the
      who, together with its affiliates, owns 10%                 transaction or acquisition of shares is
      or more of the outstanding capital stock of                 approved by a majority of the members of the
      the subject corporation, then the                           target corporation's board of directors
      combination must be approved by two-thirds                  before the date of the acquisition. A
      of the outstanding capital stock entitled to                "significant business transaction" includes,
      vote for directors. However, the combination                among other transactions:
      may occur without such a vote if, among
      other exceptions:                                           (1)   a merger or consolidation with the
                                                                        acquiring person;
      (1)   a majority of disinterested directors
            approves the transaction;                             (2)   sales or other dispositions of assets,
                                                                        in one or more transactions having an
      (2)   the corporation has not had more than                       aggregate market value equal to five
            300 shareholders of record during the                       percent or more of all assets or
            3 years prior to the announcement of                        outstanding shares of the target
            the proposed transaction; or                                corporation or representing five
                                                                        percent or more of the earning power
      (3)   the related person is the beneficial                        or net income of the target
            owner of at least 90% of the                                corporation to or with the acquiring
            outstanding voting shares of the                            person;
            corporation, exclusive of shares
            acquired directly from the corporation                (3)   the issuance or redemption of stock to
            in a transaction not approved by a                          or from the acquiring person;
            majority of disinterested directors.
                                                                  (4)   termination of five percent or more of
The Brown & Brown amended and restated articles of                      the employees of the target
incorporation and amended and restated bylaws                           corporation employed in Washington
indicate that Brown & Brown has elected to opt out                      State as a result of the acquiring
of this provision of Florida law.                                       person's acquisition of 10% or more of
                                                                        the shares of the target corporation
-     Florida law also contains a control share                         over the five-year period following
      provision. This provision generally provides                      the share acquisition by the acquiring
      that shares acquired in a "control share                          person; or
      acquisition" will not possess any voting
      rights unless such voting rights                            (5)   allowing the acquiring person to
                                                                        receive any benefit from the
                                                                        corporation, other than
                                                                        proportionately as a shareholder.

                                                                  "Target corporations" include all domestic

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

               PROVISIONS APPLICABLE TO                              PROVISIONS CURRENTLY APPLICABLE TO
              BROWN & BROWN SHAREHOLDERS                           RALEIGH, SCHWARZ & POWELL SHAREHOLDERS

------------------------------------------------------------------------------------------------------------------
      are approved by a majority of the                           corporations with securities registered
      corporation's disinterested shareholders. A                 under the Securities Exchange Act of 1934,
      "control share acquisition" is an                           as amended.
      acquisition, directly or indirectly, by any
      person of ownership of, or the power to
      direct the exercise of voting power with
      respect to, issued and outstanding "control
      shares" of a publicly held Florida
      corporation. "Control shares" are shares,
      that except for the control share provision,
      would have voting power that, when added to
      all other shares owned by a person or in
      respect to which such person may exercise or
      direct the exercise of voting power, would
      entitle such person, immediately after
      acquisition of such shares, directly or
      indirectly, alone or as a part of a group,
      to exercise or direct the exercise of voting
      power in the election of directors within
      any of the following ranges: (a) at least 20
      percent but less than 33 percent of all
      voting power, (b) at least 33 percent but
      less than a majority of all voting power, or
      (c) a majority or more of all voting power.
------------------------------------------------------------------------------------------------------------------

                                          SPECIAL MEETINGS OF SHAREHOLDERS

------------------------------------------------------------------------------------------------------------------
-     Florida law provides that special meetings            -     Under Washington law, a special meeting of
      of shareholders may be called only by:                      shareholders may be called by a
                                                                  corporation's board of directors or other
      (1)   the board of directors;                               persons authorized by the corporation's
                                                                  articles of incorporation or bylaws, or,
      (2)   any person or persons authorized by                   unless limited by the articles of
            the corporation's articles of                         incorporation, on written demand of holders
            incorporation or bylaws; or                           of at least 10% of all votes entitled to be
                                                                  cast on any issue proposed to be considered
      (3)   if 10% or more of all the votes                       at the proposed special meeting. The
            entitled to be cast on an issue                       Raleigh, Schwarz & Powell articles of
            proposed to be considered at the                      incorporation do not address special
            special meeting demand in writing that                meetings of shareholders. The Raleigh,
            a special meeting be held.                            Schwarz & Powell bylaws provide that special
                                                                  meetings of the shareholders may be called
-     Florida law requires that a corporation give                at any time by the President, a majority of
      shareholders notice of each annual and                      the Board, or any shareholder or
      special shareholders' meeting at least 10                   shareholders holding in the aggregate not
      days and no more than 60 days before the                    less than one-fourth of all shares entitled
      meeting date.                                               to vote at the special meeting. Shareholders
                                                                  may hold a meeting at any time and place
The Brown & Brown amended and restated articles of                without notice or call, upon appropriate
incorporation do not address special meetings of                  waivers signed by all shareholders who are
shareholders. The Brown & Brown amended and                       entitled to vote at a shareholders' meeting.
restated bylaws provide that special meetings of
the shareholders may be called by the President or          -     Washington law requires that a corporation
the Board of Directors whenever he or they deem it                give shareholders notice of each annual and
proper and shall be called by the President or by                 special shareholders' meeting at least 10
the Board of Directors upon the written request of                days and no more than 60 days before the
shareholders holding a majority of common stock                   meeting date, except that notice of a
outstanding. Such meetings may be held either                     shareholders' meeting to act on an amendment
within or without the State.                                      to the articles of incorporation, a plan of
                                                                  merger or share exchange, a proposed sale of
                                                                  assets, or the dissolution of the
                                                                  corporation shall be given no fewer than
                                                                  twenty, not more than sixty days before the
                                                                  meeting date.
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

               PROVISIONS APPLICABLE TO                              PROVISIONS CURRENTLY APPLICABLE TO
              BROWN & BROWN SHAREHOLDERS                           RALEIGH, SCHWARZ & POWELL SHAREHOLDERS

------------------------------------------------------------------------------------------------------------------

                                               DISSENTERS' RIGHTS

------------------------------------------------------------------------------------------------------------------
-     Under Florida law, shareholders of a                  -     Under Washington law, a shareholder is
      corporation have the right to dissent from,                 entitled to dissent from and, upon
      and obtain payment of the fair value of                     perfection of the shareholder's appraisal
      their shares in connection with, certain                    right, to obtain the fair value of his or
      corporate actions, including an amendment to                her shares in the event of certain corporate
      the articles of incorporation which                         actions, including certain mergers, share
      materially and adversely affects the rights                 exchanges, sales of substantially all of the
      or preferences of shares held by the                        assets of the corporation, and amendments to
      dissenting shareholders, a disposition of                   the corporation's articles of incorporation
      all or substantially all of the                             that materially reduce the number of shares
      corporation's property and assets not in the                owned by a shareholder to a fraction of a
      usual course of business, a plan of merger                  share which is to be acquired with cash.
      in which the shareholders may vote, a plan
      of exchange involving the acquisition of the
      corporation's shares if the shareholders are
      entitled to vote on the plan, and certain
      control share acquisitions. However,
      appraisal rights are not available to
      holders of shares:

      (1)   listed on a national securities
            exchange;

      (2)   designated as a national market system
            security on an interdealer quotation
            system operated by the National
            Association of Securities Dealers,
            Inc.; or

      (3)   held of record by more than 2,000
            shareholders.
------------------------------------------------------------------------------------------------------------------

                                                  PREEMPTIVE RIGHTS

------------------------------------------------------------------------------------------------------------------
-     Under Florida law, a shareholder is not               -     Under Washington law, unless the articles of
      entitled to preemptive rights to subscribe                  incorporation provide otherwise, the
      for additional issuances of stock or any                    shareholders of a corporation have
      security convertible into stock unless they                 preemptive rights.
      are specifically granted in the articles of
      incorporation.                                        Raleigh, Schwarz & Powell's articles of
                                                            incorporation provide that no shareholders shall
      Brown & Brown's amended and restated                  have preemptive rights.
      articles of incorporation provide that no
      shareholder shall have preemptive rights.
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

               PROVISIONS APPLICABLE TO                              PROVISIONS CURRENTLY APPLICABLE TO
              BROWN & BROWN SHAREHOLDERS                           RALEIGH, SCHWARZ & POWELL SHAREHOLDERS

------------------------------------------------------------------------------------------------------------------

                                          NUMBER AND VACANCY OF DIRECTORS

------------------------------------------------------------------------------------------------------------------
-     Florida law provides that a board of                  -     Washington law provides that the board of
      directors must consist of one or more                       directors of a Washington corporation shall
      individuals, with the number specified in or                consist of one or more directors as fixed by
      fixed in accordance with the articles of                    the corporation's articles of incorporation
      incorporation or bylaws. The Brown & Brown                  or bylaws. The Raleigh, Schwarz & Powell
      amended and restated bylaws provide that the                bylaws provide for a board of directors
      board of directors shall consist of nine in                 comprised of nine directors; provided,
      number to be elected annually at the meeting                however, that the board of directors may
      of the shareholders by a plurality of the                   from time to time increase or reduce the
      shares voted. The number may be increased or                number of directors to not less than three
      diminished from time to time, by resolution                 nor more than eleven directors, one of whom
      of the board of directors, but shall never                  shall be the president of the corporation.
      be less than three. When for any reason the                 Each director shall hold office until the
      office of a director shall become vacant,                   next annual shareholders' meeting, or until
      the remaining directors shall by a majority                 his or her successor shall have been
      vote elect a success on who shall hold                      elected, or until his or her death,
      office until his successor is elected.                      resignation, or removal. Any vacancy
                                                                  occurring in the board of directors, unless
                                                                  caused by the vote of the shareholders,
                                                                  shall be filled by the affirmative vote of a
                                                                  majority of the remaining directors, though
                                                                  less than a quorum of the board.
------------------------------------------------------------------------------------------------------------------

                                     INDEMNIFICATION OF OFFICERS AND DIRECTORS

------------------------------------------------------------------------------------------------------------------
-     Florida law provides that a corporation may           -     Under Washington law, a corporation may
      indemnify any officer or director who is                    indemnify an individual made a party to a
      made a party to any third party suit or                     proceeding because the individual is or was
      proceeding on account of being a director,                  a director against liability incurred in the
      officer or employee of the corporation                      proceeding if the individual acted in good
      against expenses, including attorney's fees,                faith; and the individual reasonably
      judgments, fines and amounts paid in                        believed that in the case of conduct in the
      settlement reasonably incurred by him in                    individual's official capacity with the
      connection with the action, through, among                  company, that the individual's conduct was
      other things, a majority vote of a quorum                   in the company's best interests; and in all
      consisting of directors who were not parties                other cases, that the individual's conduct
      to the suit or proceeding, if the officer or                was at least not opposed to the company's
      director:                                                   best interests. Furthermore, in the case of
                                                                  any criminal proceeding, the individual must
      (1)   acted in good faith and in a manner he                have had no reasonable cause to believe his
            reasonably believed to be in, or not                  conduct was unlawful. A corporation may not
            opposed to, the best interests of the                 indemnify a director under this section in
            corporation; and                                      connection with a proceeding by or in the
                                                                  right of the corporation in which the
      (2)   in a criminal proceeding, had no                      director was adjudged liable to the
            reasonable cause to believe his                       corporation; or in connection with any other
            conduct was unlawful.                                 proceeding charging improper personal
                                                                  benefit to the director, whether or not
      Brown & Brown's amended and restated                        involving action in the director's official
      articles of incorporation provide that the                  capacity, in which the director was adjudged
      bylaws of the company may provide for the                   liable on the basis that personal benefit
      indemnification of the officers and                         was improperly received by the director.
      directors of the company for their actions                  Indemnification permitted under this section
      and omissions up to the maximum extent                      in connection with a proceeding by or in the
      permitted by law. Brown & Brown's bylaws                    right of the corporation is limited to
      provide that every person who is now or                     reasonable expenses incurred in connection
      hereafter may be a director or officer of                   with the proceeding.
      the company shall be indemnified by the
      company against all costs and amounts of              -     The Raleigh, Schwarz & Powell bylaws provide
      liability therefor and expenses, including                  that
      counsel fees, reasonably incurred by or
      imposed upon him in connection with or
      arising
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

               PROVISIONS APPLICABLE TO                              PROVISIONS CURRENTLY APPLICABLE TO
              BROWN & BROWN SHAREHOLDERS                           RALEIGH, SCHWARZ & POWELL SHAREHOLDERS

------------------------------------------------------------------------------------------------------------------
      from any action, suit, proceeding or claim                  each person who was or is threatened to be
      of whatever nature to which he is or shall                  made a party to or is otherwise involved in
      be made a party by reason of his being or                   any actual or threatened action, suit, or
      having been a director or officer of the                    proceeding, whether civil, criminal,
      company, provided that such indemnification                 administrative or investigative, and whether
      shall not apply with respect to any matter                  formal or informal, by reason of the fact
      as to which such director or officer shall                  that he or she is or was a director or
      be finally adjudged in such action, suit,                   officer of the company, whether the basis of
      proceeding or claim to have been                            such proceeding is alleged action in an
      individually guilty of gross negligence or                  official capacity while serving as a
      willful malfeasance in the performance of                   director, trustee, officer, employee or
      his duty as such director or officer and                    agent, shall be indemnified and held
      provided further that the indemnification                   harmless by Raleigh, Schwarz & Powell to the
      provided shall with respect to any                          full extent permitted by applicable law as
      settlement of any such suit, action,                        then in effect, against all expense,
      proceeding or claim, include reimbursement                  liability and loss actually and reasonably
      for any amounts paid and expenses reasonably                incurred by such indemnitee in connection
      incurred in settling such suit, action,                     therewith, and such indemnification shall
      proceeding or claim when, in judgement of                   continue as to an indemnitee who has ceased
      the board of directors, such settlement and                 to be a director, trustee officer, employee
      reimbursement appeared to be for the best                   or agent and shall inure to the benefit of
      interests of the company.                                   the indemnitee's heirs; provided that no
                                                                  indemnification shall be provided to any
                                                                  indemnitee if Raleigh, Schwarz & Powell is
                                                                  prohibited from doing so by Washington or
                                                                  other applicable law.
------------------------------------------------------------------------------------------------------------------

                                                REMOVAL OF DIRECTORS

------------------------------------------------------------------------------------------------------------------
-     Florida law provides that, absent a                   -     Washington law provides that the
      provision in the articles of incorporation                  shareholders may remove one or more
      permitting removal of directors only for                    directors with or without cause unless the
      cause, the directors may be removed with or                 articles of incorporation provide that
      without cause if the number of votes cast to                directors may be removed only for cause,
      remove the director exceeds the number of                   provided that a director may be removed by
      votes cast not to remove him or her.                        the shareholders only at a special meeting
                                                                  called for the purpose of removing the
      Brown & Brown's amended and restated                        director and the meeting notice must state
      articles of incorporation provide that any                  that the purpose or one of the purposes of
      one or more or all of the directors may be                  the meeting is removal of the director.
      removed either with or without cause, at any
      time by the vote of the stockholders holding                Raleigh, Schwarz & Powell's bylaws provide
      a majority of the stock of Brown & Brown                    that the entire board may be removed, with
      entitled to vote, at any special meeting and                or without cause, at a special meeting of
      thereupon the term of each director or                      shareholders, by a vote of the holders of a
      directors who shall have been removed shall                 majority of the shares then entitled to vote
      terminate.                                                  at an election of directors. Furthermore,
                                                                  any individual director may be removed with
                                                                  or without cause, at a special meeting of
                                                                  shareholders called expressly for that
                                                                  purpose, by a vote of the holders of a
                                                                  majority of the shares then entitled to vote
                                                                  at an election of directors. Any vacancy
                                                                  caused by such removal shall be filled by
                                                                  the shareholders at such meeting, and any
                                                                  director elected to fill such a vacancy
                                                                  shall serve only for the unexpired term of
                                                                  his or her predecessor in office.
------------------------------------------------------------------------------------------------------------------

                                  LEGAL MATTERS

        The validity of the shares of Brown & Brown common stock offered in connection with the merger will be passed upon by Holland & Knight LLP. Holland & Knight LLP will render an opinion that the description of the U.S. federal income tax consequences described under the caption "The Merger--Material Federal Income Tax Considerations" is true and correct in all material respects.

                                     EXPERTS

        The financial statements of Brown & Brown included elsewhere in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and have been so included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

        The financial statements of Riedman Insurance (a division of Riedman Corporation) included elsewhere in this prospectus and elsewhere in this registration statement have been audited by KPMG LLP, independent certified public accountants, as indicated in their report with respect thereto, and have been so included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION

        Brown & Brown files reports, proxy statements and other information with the Securities and Exchange Commission. Copies of these materials may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission:

Judicial Plaza            Citicorp Center               Seven World Trade Center
Room 1024                 500 West Madison Street       13th Floor
450 Fifth Street          Suite 1400                    New York, New York 10048
Washington, DC 20549      Chicago, IL 60661

        Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, NW, Washington, DC 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy statements and other information regarding Brown & Brown. The address of the Securities and Exchange Commission web site is http://www.sec.gov. Copies of these materials may also be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         Brown & Brown has filed a registration statement under the Securities Act with the Securities and Exchange Commission with respect to Brown & Brown's common stock to be issued to Raleigh, Schwarz & Powell shareholders in the merger. This proxy statement/prospectus constitutes the prospectus of Brown & Brown filed as part of the registration statement. You may inspect and copy the registration statement at any of the addresses listed above.

        If you have any questions about the proposal, please call Raleigh, Schwarz & Powell's President, John P. Folsom at (253) 396-5500.

        You should rely only on information contained in this proxy statement/prospectus or any supplement we provide to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the Brown & Brown common stock in any jurisdiction where the offer or sale is not permitted.

        You should not assume that the information appearing in this proxy statement/prospectus or any supplement is accurate as of any date other than the date on the front of the documents. Our business, financial condition, results of operations and other information may have changed since that date.

                          INDEX TO FINANCIAL STATEMENTS

BROWN & BROWN, INC.
Report of Independent Certified Public Accountants..........................................................  F-2
Consolidated Statements of Income for each of the three years in the period ended
   December 31, 2000........................................................................................  F-3
Consolidated Balance Sheets as of December 31, 2000 and 1999................................................  F-4
Consolidated Statements of Shareholders' Equity for each of the three years in the period ended December 31, 2000........................................................  F-5
Consolidated Statements of Cash Flows for each of the three years in the period ended
   December 31, 2000........................................................................................  F-6
Notes to Consolidated Financial Statements..................................................................  F-7

BROWN & BROWN, INC. (UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS - JUNE 30, 2001 AND 2000)
Condensed Consolidated Statements of Income for the three months ended
   June 30, 2001 and 2000...................................................................................  F-19
Condensed Consolidated Balance Sheets as of June 30, 2001 and December 31, 2000.............................  F-20
Condensed Consolidated Statements of Cash Flows for the three months ended
   June 30, 2001 and 2000...................................................................................  F-21
Notes to Consolidated Financial Statements..................................................................  F-22

RIEDMAN  INSURANCE (A DIVISION OF RIEDMAN CORPORATION)
Independent Auditors Report.................................................................................  F-27
Balance sheet as of December 31, 2000.......................................................................  F-28
Statements of Income of the year ended December 31, 2000....................................................  F-29
Statement of Stockholders' Equity for the year ended December 31, 2000......................................  F-30
Statement of Cash Flows for the year ended December 31, 2000................................................  F-31
Notes to Financial Statements...............................................................................  F-32

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO BROWN & BROWN, INC.

        We have audited the accompanying consolidated balance sheets of Brown & Brown, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brown & Brown, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                       /S/ ARTHUR ANDERSEN LLP

Orlando, Florida
January 19, 2001

                        CONSOLIDATED STATEMENTS OF INCOME

                                                             Year Ended December 31,
                                                     ----------------------------------------
                                                      (in thousands, except per share data)
                                                       2000            1999            1998
                                                     --------        --------        --------
Revenues
Commissions and fees ...........................     $204,862        $183,681        $167,532
Investment income ..............................        3,890           2,810           3,654
Other income ...................................          954           1,900             299
        Total revenues .........................      209,706         188,391         171,485
Expenses
Employee compensation and benefits .............      108,258          98,238          90,054
Other operating expenses .......................       33,724          33,080          32,282
Depreciation ...................................        4,637           4,511           3,929
Amortization ...................................        8,519           7,725           5,889
Interest .......................................          590             828             728
        Total expenses .........................      155,728         144,382         132,882
Income before income taxes .....................       53,978          44,009          38,603
Income taxes ...................................       20,792          17,220          15,041
Net income .....................................     $ 33,186        $ 26,789        $ 23,562
Basic and diluted net income per share .........     $   1.16        $   0.94        $   0.83
Weighted average number of shares outstanding ..       28,663          28,445          28,380


                 See notes to consolidated financial statements

                           CONSOLIDATED BALANCE SHEETS

                                                                                   AS OF DECEMBER 31,
                                                                             ------------------------------
                                                                               2000                  1999
                                                                             --------              --------
                                                                          (in thousands, except per share data)
                                                                                                   <C
ASSETS
Cash and cash equivalents ...........................................        $ 31,313              $ 23,957
Restricted cash .....................................................          26,297                18,526
Short-term investments ..............................................             373                   809
Premiums, commissions and fees receivable ...........................          83,199                69,054
Other current assets ................................................           7,576                 7,923
        Total current assets ........................................         148,758               120,269
Fixed assets, net ...................................................          14,210                15,452
Intangibles, net ....................................................         101,901                91,891
Investments .........................................................           5,752                 9,608
Deferred income taxes ...............................................             649                    --
Other assets ........................................................           5,449                 7,203
        Total assets ................................................        $276,719              $244,423
Liabilities
Premiums payable to insurance companies .............................        $109,417              $ 94,364
Premium deposits and credits due customers ..........................           8,347                 7,771
Accounts payable and accrued expenses ...............................          24,101                21,457
Current portion of long-term debt ...................................           2,611                 3,714
        Total current liabilities ...................................         144,476               127,306
Long-term debt ......................................................           2,736                 5,086
Deferred income taxes ...............................................              --                 1,408
Other liabilities ...................................................           7,596                 7,618
        Total liabilities ...........................................         154,808               141,418
Shareholders' equity

Common stock, par value $.10 per share; authorized 70,000 shares;
   issued 28,699 shares at 2000 and 28,412 shares at 1999 ...........           2,870                 2,841
Retained earnings ...................................................         116,546                95,242
Accumulated other comprehensive income, net of tax effect of
 $1,595 at 2000 and $3,147 at 1999 ..................................            2,95                 4,922
Total shareholders' equity ..........................................         121,911               103,005
Total liabilities and shareholders' equity ..........................        $276,719              $244,423

                 See notes to consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                       ACCUMULATED
                                                                                                          OTHER
                                                                  COMMON STOCK                           COMPRE-
                                                             ----------------------      RETAINED        HENSIVE
                                                              SHARES        AMOUNT       EARNINGS         INCOME         TOTAL
                                                             --------      --------      ---------       --------      ---------
                                                                            (in thousands, except per share data)
Balance, January 1, 1998 ..............................        28,290      $  2,829      $  67,433       $  6,744      $  77,006
Net income ............................................                                     23,562                        23,562
Net decrease in unrealized appreciation of
    available-for-sale securities .....................                                                    (1,204)        (1,204)
                                                                                                                       ---------
COMPREHENSIVE INCOME ..................................                                                                   22,358
Common stock issued/(purchased) for employee stock
    benefit plans and stock acquisitions, net .........           224            22         (8,399)                       (8,377)
Shareholder distributions from
Pooled entities .......................................                                     (1,376)                       (1,376)

Cash dividends paid ($.205 per share) .................                                     (5,494)                       (5,494)

Balance, December 31, 1998 ............................        28,514         2,851         75,726          5,540         84,117

Net income ............................................                                     26,789                        26,789
Net decrease in unrealized appreciation of
    available-for-sale securities .....................                                                      (618)          (618)
                                                                                                                       ---------
COMPREHENSIVE INCOME ..................................                                                                   26,171
Common stock (purchased)/issued for employee stock
    benefit plans and stock acquisitions, net .........          (102)          (10)           100                            90
Shareholder distributions from
Pooled entities .......................................                                     (1,136)                       (1,136)
Cash dividends paid ($.230 per share) .................                                     (6,237)                       (6,237)

Balance, December 31, 1999 ............................        28,412         2,841         95,242          4,922        103,005
Net income ............................................                                     33,186                        33,186
Net decrease in unrealized appreciation of
    available-for-sale securities .....................                                                    (2,427)        (2,427)
                                                                                                                       ---------
COMPREHENSIVE INCOME ..................................                                                                   30,759
Common stock issued/(purchased) for employee stock
    benefit plans and stock acquisitions, net .........           287            29         (3,644)                       (3,615)
Shareholder distributions from
Pooled entities .......................................                                       (713)                         (713)
Cash dividends paid ($.270 per share) .................                                     (7,525)                       (7,525)
Balance, December 31, 2000 ............................        28,699      $  2,870      $ 116,546       $  2,495      $ 121,911



                 See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       YEAR ENDED DECEMBER 31,
                                                                              ------------------------------------------
                                                                                2000             1999             1998
                                                                              ---------        --------         --------
                                                                                            (in thousands)
Cash Flows from Operating Activities

Net income .............................................................      $ 33,186         $ 26,789         $ 23,562
Adjustments to reconcile net income to net cash provided
    by operating activities:
        Depreciation ...................................................         4,637            4,511            3,929
        Amortization ...................................................         8,519            7,725            5,889
        Compensation expense under performance stock plan ..............           483            1,263              732
        Deferred income taxes ..........................................          (505)            (418)             231
        Net (gains) losses on sales of investments, fixed assets and
            customer accounts ..........................................          (685)            (452)             406
        Restricted cash increase .......................................        (7,771)          (1,227)          (1,899)
        Premiums, commissions and fees receivable (increase) decrease...        (14,145)           3,110           (1,742)
        Other assets decrease (increase) ...............................         2,101           (1,071)          (1,683)
        Premiums payable to insurance companies increase (decrease) ....        15,053           (1,079)           4,776
        Premium deposits and credits due customers increase (decrease)..           576             (608)           1,344
        Accounts payable and accrued expenses increase (decrease) ......         2,644            3,021           (1,954)
        Other liabilities (decrease) increase ..........................           (22)            (954)           1,211
Net cash provided by operating activities ..............................        44,071           40,610           34,802
Cash Flows from Investing Activities
Additions to fixed assets ..............................................        (4,102)          (5,070)          (4,764)
Payments for businesses acquired, net of cash acquired .................       (18,226)         (18,154)         (29,608)
Proceeds from sales of fixed assets and customer accounts ..............         1,283              739              148
Purchases of investments ...............................................           (73)            (124)          (1,457)
Proceeds from sales of investments .....................................           494              916            1,030
Net cash used in investing activities ..................................       (20,624)         (21,693)         (34,651)
Cash Flows from Financing Activities
Payments on long-term debt .............................................        (4,064)         (17,583)          (7,835)
Proceeds from long-term debt ...........................................             -              738           12,064
Exercise of stock options and issuances of stock .......................         1,746            1,664            1,113
Purchases of stock .....................................................        (5,535)          (1,152)          (9,233)
Shareholder distributions from pooled entities .........................          (713)          (1,136)          (1,376)
Cash dividends paid ....................................................        (7,525)          (6,237)          (5,494)
Net cash used in financing activities ..................................       (16,091)         (23,706)         (10,761)
Net increase (decrease) in cash and cash equivalents ...................         7,356           (4,789)         (10,610)
Cash and cash equivalents at beginning of year .........................        23,957           28,746           39,356
Cash and cash equivalents at end of year ...............................      $ 31,313         $ 23,957         $ 28,746


                 See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

        Brown & Brown, Inc. and subsidiaries (the "Company") is a diversified insurance brokerage and agency that markets and sells primarily property and casualty insurance products and services to its clients. The Company's business is divided into four divisions: the Retail Division, which markets and sells a broad range of insurance products to commercial, professional and individual clients; the National Programs Division, which develops and administers property and casualty insurance programs for professional and commercial groups nationwide; the Service Division, which provides insurance-related services such as third-party administration and consultation for workers' compensation and employee benefit self-insurance markets; and the Brokerage Division, which markets and sells excess and surplus commercial insurance primarily through non-affiliated independent agents and brokers.

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of Brown & Brown, Inc. and its subsidiaries. All significant intercompany account balances and transactions have been eliminated in consolidation. As more fully described in Note 2 - Pooling-of-Interest Acquisitions, the accompanying consolidated financial statements for all periods presented have been restated to show the effect of the acquisitions of Bowers, Schumann & Welch, The Flagship Group, Ltd., WMH, Inc., Huffman & Associates, Inc., and Mangus Insurance & Bonding, Inc., during 2000; Ampher Insurance, Inc., Ross Insurance of Florida, Inc., Signature Insurance Group, Inc. and C,S&D, a Florida general partnership, during 1999; and Daniel-James Insurance Agency, Inc. and Becky-Lou Realty Limited during 1998.

Revenue Recognition

        Commissions relating to the brokerage and agency activity, whereby the Company has primary responsibility for the collection of premiums from insureds, are generally recognized as of the latter of the effective date of the insurance policy or the date billed to the customer. Commissions to be received directly from insurance companies are generally recognized when the amounts are determined. Subsequent commission adjustments, such as policy endorsements, are recognized upon notification from the insurance companies. Commission revenues are reported net of sub-broker commissions. Contingent commissions from insurance companies are recognized when received. Fee income is recognized as services are rendered.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents principally consist of demand deposits with financial institutions and highly liquid investments having maturities of three months or less when purchased.

Restricted Cash, Premiums, Commissions and Fees Receivable

        In its capacity as an insurance broker or agent, the Company typically collects premiums from insureds and, after deducting its authorized commission, remits the premiums to the appropriate insurance companies. Unremitted insurance premiums are held in a fiduciary capacity until disbursed by the Company. In certain states where the Company operates, the use and investment alternatives for these funds are regulated by various state agencies. Accordingly, the Company invests these unremitted funds only in cash, money market accounts and commercial paper, and reports such amounts as restricted cash in the Consolidated Balance Sheets. The interest income earned on these unremitted funds is reported as investment income in the Consolidated Statements of Income.

        In other circumstances, the insurance companies collect the premiums directly from the insureds and remit the applicable commissions to the Company. Accordingly, as reported in the Consolidated Balance Sheets, "premiums" are receivable from insureds and "commissions" are receivable from insurance companies. "Fees" are receivable from customers of the Company's Service Division.

Investments

        The Company's marketable equity securities have been classified as "available-for-sale" and are reported at estimated fair value, with the accumulated other comprehensive income (unrealized gains and losses), net of tax, reported as a separate component of shareholders' equity. Realized gains and losses and declines in value below cost judged to be other-than-temporary on available-for-sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment income.

        Nonmarketable equity securities and certificates of deposit having maturities of more than three months when purchased are reported at cost, and are adjusted for other-than-temporary market value declines.

        Accumulated other comprehensive income reported in shareholders' equity was $2,495,000 at December 31, 2000 and $4,922,000 at December 31, 1999, net of
deferred income taxes of $1,595,000 and $3,147,000, respectively. The Company owned 559,970 shares of Rock-Tenn Company common stock at December 31, 2000 and 1999 which have been classified as non-current, available-for-sale securities. The Company has no current plans to sell these shares.

Fixed Assets

        Fixed assets are stated at cost. Expenditures for improvements are capitalized, and expenditures for maintenance and repairs are charged to operations as incurred. Upon sale or retirement, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss, if any, is reflected in income. Depreciation has been provided using principally the straight-line method over the estimated useful lives of the related assets, which range from three to ten years. Leasehold improvements are amortized on the straight-line method over the term of the related lease.

Intangibles

        Intangible assets are stated at cost less accumulated amortization and principally represent purchased customer accounts, non-compete agreements, acquisition costs, and the excess of costs over the fair value of identifiable net assets acquired (goodwill). Purchased customer accounts, non-compete agreements, and acquisition costs are being amortized on a straight-line basis over the related estimated lives and contract periods, which range from five to 20 years. The excess of costs over the fair value of identifiable net assets acquired is being amortized on a straight-line basis over 15 to 40 years. Purchased customer accounts are records and files obtained from acquired businesses that contain information on insurance policies and the related insured parties that is essential to policy renewals.

        The carrying value of intangibles, corresponding with each agency division comprising the Company, is periodically reviewed by management to determine if the facts and circumstances suggest that they may be impaired. In the insurance brokerage and agency industry, it is common for agencies or customer accounts to be acquired at a price determined as a multiple of the corresponding revenues. Accordingly, the Company assesses the carrying value of its intangibles by comparison with a reasonable multiple applied to corresponding revenues, as well as considering the operating cash flow generated by the corresponding agency division. Any impairment identified through this assessment may require that the carrying value of related intangibles be adjusted; however, no impairments have been recorded for the years ended December 31, 2000, 1999 and 1998.

Income Taxes

        The Company files a consolidated federal income tax return. Deferred income taxes are provided for in the consolidated financial statements and relate principally to expenses charged to income for financial reporting purposes in one period and deducted for income tax purposes in other periods, unrealized appreciation of available-for-sale securities and basis differences of intangible assets.

Net Income Per Share

        Basic net income per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Basic net income per share excludes dilution and diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted to common stock.

Reclassifications

        Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 2 POOLING-OF-INTEREST ACQUISITIONS

        On June 2, 2000, the Company issued 543,588 shares of its common stock in exchange for all the outstanding stock of Bowers, Schumann & Welch ("BSW"), a New Jersey corporation with offices in Washington, New Jersey and Bethlehem, Pennsylvania.

        On November 21, 2000, the Company issued 189,914 shares of its common stock in exchange for all the outstanding stock of The Flagship Group, Ltd. ("Flagship"), a Virginia corporation with an office in Norfolk, Virginia.

        On December 13, 2000, the Company issued 180,830 shares of its common stock in exchange for all the outstanding stock of WMH, Inc. and Huffman & Associates, Inc. (collectively referred to as "Huffman"), both Georgia corporations with offices in Rome and Canton, Georgia.

        On December 29, 2000, the Company issued 57,955 shares of its common stock in exchange for all the outstanding stock of Mangus Insurance & Bonding, Inc. ("Mangus"), a Florida corporation with an office in Jacksonville, Florida.

        These transactions have been accounted for under the pooling-of-interests method of accounting, and, accordingly, the Company's consolidated financial statements and related notes have been restated for all periods prior to the acquisitions to include the results of operations, financial positions and cash flows of BSW, Flagship, Huffman and Mangus.

        The following table reflects the 1999 and 1998 individual and combined operating results of the Company, BSW, Flagship, Huffman and Mangus.

                           AS PREVIOUSLY
                              REPORTED          BSW           FLAGSHIP      HUFFMAN       MANGUS        COMBINED
                           -------------      -------         --------      -------       ------        --------
                                                (in thousands of dollars, except per share data)
1999
Revenues                      $176,413        $ 5,133         $3,850        $2,240        $ 755         $188,391
Net income                      27,172           (506)           244           154         (275)          26,789

                                                                                                            1998

Revenues                      $158,947        $ 5,337         $4,316        $2,167        $ 718         $171,485
Net income                      23,349           (252)           314           157           (6)          23,562



                                            1999           1998
                                           -----           -----
Net income per share
As previously reported ................... $0.99           $0.85
As combined .............................. $0.94           $0.83


        On July 20, 1999, the Company issued 334,656 shares of its common stock in exchange for all of the outstanding stock of Ampher Insurance, Inc. and Ross Insurance of Florida, Inc. (collectively referred to as "Ampher-Ross"), both Florida corporations with an office in Ft. Lauderdale, Florida.

        On November 10, 1999, the Company issued 210,770 shares of its common stock in exchange for all of the outstanding stock of Signature Insurance Group, Inc. ("Signature"), a Florida corporation with an office in Ocala, Florida, and for all of the outstanding membership interests of C,S&D, a Florida general partnership established in January 1999.

        These transactions have been accounted for under the pooling-of-interests method of accounting, and accordingly, the Company's consolidated financial statements and related notes have been restated for all periods prior to the acquisitions to include the results of operations, financial positions and cash flows of Ampher-Ross, Signature and C,S&D.

        The following table reflects the 1998 individual and combined operating results of the Company, Ampher-Ross, Signature and C,S&D.

                            AS PREVIOUSLY    AMPHER-
                              REPORTED        ROSS         SIGNATURE        C,S&D         COMBINED
                            -------------    -------       ---------      ---------       ---------
                                         (in thousands of dollars, except per share data)
1998
Revenues .................... $153,791        $2,994        $2,162        $     --        $158,947
Net income ..................   23,053            86           210              --          23,349



                                               1998
                                             --------
NET INCOME PER SHARE
As previously reported ..................... $   0.86
As combined ................................ $   0.85



        On April 14, 1998, the Company issued 557,530 shares of its common stock in exchange for all of the outstanding stock of Daniel-James Insurance Agency, Inc. ("Daniel-James"), an Ohio corporation with offices in Toledo, Ohio and Indianapolis, Indiana, and for all of the outstanding membership interests of Becky-Lou Realty Limited ("Becky-Lou"), an Ohio limited liability company. This transaction has been accounted for as a pooling-of-interests and, accordingly, the Company's consolidated financial statements and related notes to the consolidated financial statements have been restated for all periods prior to the acquisition to include the results of operations, financial positions and cash flows of Daniel-James and Becky-Lou.

NOTE 3 ASSET ACQUISITIONS

        During 2000, the Company acquired the assets of five general insurance agencies, several books of business (customer accounts) and the outstanding stock of one general insurance agency at an aggregate cost of $18,837,000, including $18,226,000 of net cash payments and the issuance of notes payable in the amount of $611,000. Each of these acquisitions was accounted for as a purchase, and substantially the entire cost was assigned to purchased customer accounts, non-compete agreements and goodwill.

        During 1999, the Company acquired the assets of six general insurance agencies, several books of business (customer accounts) and the outstanding stock of two general insurance agencies at an aggregate cost of $19,612,000, including $18,154,000 of net cash payments and the issuance of notes payable in the amount of $1,458,000. Each of these acquisitions was accounted for as a purchase, and substantially the entire cost was assigned to purchased customer accounts, non-compete agreements and goodwill.

        During 1998, the Company acquired the assets of 19 general insurance agencies, several books of business and the outstanding shares of one general insurance agency at an aggregate cost of $34,599,000, including $29,608,000 of net cash payments and the issuance of notes payable in the aggregate amount of $4,991,000. These acquisitions were accounted for as purchases and substantially the entire cost was assigned to purchased customer accounts, non-compete agreements and goodwill.

        The results of operations for the asset acquisitions have been combined with those of the Company since their respective acquisition dates. Since the majority of the acquisitions in 2000 and 1999 occurred near the beginning of each of the respective years, the pro forma effect of annualizing the revenues, net income and net income per share of these acquisitions would not be materially different from the amounts reported in the Consolidated Statements of Income. However, if the acquisitions completed during 1998 had occurred at the beginning of the year, the Company's 1998 results of operations would be as shown in the following table:


                                      (UNAUDITED)
                                YEAR ENDED DECEMBER 31,
                                        1998
                                ----------------------
                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues ..................            $180,236
Net income ................              24,063
Net income per share ......            $   0.85


        Additional or return consideration resulting from acquisition contingency provisions is recorded as an adjustment to intangibles when the contingency is settled. Payments of this nature totaling $1,220,000, $1,611,000 and $1,536,000 were made in 2000, 1999 and 1998 respectively. As of December 31, 2000, the maximum future contingency payments related to acquisitions totaled $10,597,000.

NOTE 4 INVESTMENTS


                                                                               2000                                1999
                                                                          CARRYING VALUE                      CARRYING VALUE
                                                                      CURRENT      NON-CURRENT          CURRENT         NON-CURRENT
                                                                      -------      ------------         -------         ------------
INVESTMENTS AT DECEMBER 31 CONSISTED OF THE FOLLOWING:                                      (in thousands)
Available-for-sale marketable equity securities ..............         $ 80            $4,165            $525            $8,260
Nonmarketable equity securities and certificates of deposit ..          293             1,587             284             1,348
Total investments ............................................         $373            $5,752            $809            $9,608


        The following summarizes available-for-sale securities at December 31:


                                              GROSS          GROSS
                                            UNREALIZED     UNREALIZED   ESTIMATED
                                   COST       GAINS         LOSSES      FAIR VALUE
                                   -----    ----------     ----------   ----------
                                                 (in thousands)
Marketable Equity Securities:
2000 .......................       $520        $3,738        $(13)        $4,245
1999 .......................       $880        $7,930        $(25)        $8,785


        In 2000, proceeds from sales of available-for-sale securities totaled $494,000, resulting in gross realized gains and losses of approximately $144,000 and ($35,000), respectively. Proceeds from sales of available-for-sale securities totaled $916,000 in 1999, resulting in gross realized gains of approximately $138,000. In 1998, proceeds from sales of available-for-sale securities totaled $1,030,000, resulting in gross realized gains of approximately $165,000.

        Cash and cash equivalents, investments, premiums and commissions receivable, premiums payable to insurance companies, premium deposits and credits due customers, accounts payable and accrued expenses, and current and long-term debt are considered financial instruments. The carrying amount for each of these items at both December 31, 2000 and 1999 approximates its fair value.

NOTE 5 FIXED ASSETS

               Fixed assets at December 31 consisted of the following:

                                                       2000           1999
                                                      -------        -------
                                                         (in thousands)
Furniture, fixtures and equipment ...............     $37,508        $36,251
Land, buildings and improvements ................       1,918          3,014
Leasehold improvements ..........................       1,844          1,755
                                                      $41,270        $41,020
                                                                      25,568
Less accumulated depreciation and amortization ..      27,060
                                                      $14,210        $15,452


Depreciation expense amounted to $4,637,000 in 2000, $4,511,000 in 1999 and $3,929,000 in 1998

NOTE 6 INTANGIBLES

Intangibles at December 31 consisted of the following:

                                                       2000           1999
                                                     --------       --------
                                                           (in thousands)
Purchased customer accounts .................        $106,018       $ 88,055
Non-compete agreements ......................          22,143         21,653
Goodwill ....................................          32,364         32,352
Acquisition costs ...........................           1,913          1,705

                                                      162,438        143,765
Less accumulated amortization ...............          60,537         51,874
                                                     $101,901       $ 91,891

Amortization expense amounted to $8,519,000 in 2000, $7,725,000 in 1999 and $5,889,000 in 1998.

NOTE 7 LONG-TERM DEBT

Long-term debt at December 31 consisted of the following:

                                                        2000         1999
                                                       ------       -------
                                                          (in thousands)
Long-term credit agreement ....................        $3,000        $4,000
Revolving credit facility .....................            --            --
Notes payable from treasury stock purchases ...           138           395
Acquisition notes payable .....................         1,115         2,352
Other notes payable ...........................         1,094         2,053
                                                        5,347          8,80
Less current portion ..........................         2,611         3,714
Long-term debt ................................        $2,736        $5,086


        In 1991, the Company entered into a long-term credit agreement with a major insurance company that provided for borrowings at an interest rate equal to the prime rate plus 1.00% (10.50% at December 31, 2000). At December 31, 2000, $3 million (the maximum amount currently available for borrowings) was outstanding. In accordance with an August 1, 1998 amendment to the loan agreement, the outstanding balance will be repaid in annual installments of $1 million each August through 2003. This credit agreement requires the Company to maintain certain financial ratios and comply with certain other covenants.

        The Company also has a revolving credit facility with a national banking institution that provides for available borrowings of up to $50 million, with a maturity date of October 2002. On borrowings of up to $8 million, the outstanding balance is adjusted daily based upon cash flows from operations. The interest rate on this portion of the facility is equal to the prime rate less 1.00% (8.50% at December 31, 2000). On borrowings in excess of $8 million, the interest rate on this portion of the facility is London Inter-Bank Offering Rate ("LIBOR") plus 0.45% to 1.00%, depending on certain financial ratios that are calculated on a quarterly basis. A commitment fee of 0.15% per annum is assessed on the unused balance. There were no borrowings against the facility at December 31, 2000 and December 31, 1999.

        Treasury stock notes payable are due to various individuals for the redemption of Brown & Brown, Inc. stock. These notes bear no interest and mature in 2001. These notes have been discounted at an effective yield of 8.50% for presentation in the consolidated financial statements.

        Acquisition notes payable represent debt incurred to former owners of certain agencies acquired in 2000, 1999 and 1998. These notes, including future contingent payments, are payable in monthly and annual installments through 2002, including interest of 6.00%.

        Maturities of long-term debt for succeeding years are $2,611,000 in 2001, $1,113,000 in 2002, $1,080,000 in 2003, $48,000 in 2004 and $495,000 in
2005 and beyond.

        Related primarily to the Riedman acquisition, which is more fully described in Note 15, Subsequent Events, the Company entered into a $90 million seven-year term loan, bearing an interest rate between the LIBOR plus 0.50% and LIBOR plus 1.00%, depending upon the Company's quarterly ratio of Funded Debt to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"). The loan was fully funded on January 3, 2001.

NOTE 8 INCOME TAXES

        At December 31, 2000, the Company had a net operating loss carryforward of $302,000 for income tax reporting purposes, portions of which expire in the years 2011 through 2013. This carryforward was derived from an agency acquired by the Company in 1998. For financial reporting purposes, a valuation allowance of $38,000 has been recognized to offset the deferred tax asset related to this carryforward.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amounts used for income tax reporting purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

                                                                      2000            1999
                                                                    --------       ---------
                                                                        (in thousands)
Deferred tax liabilities:
Fixed assets ...............................................        $   817         $ 1,087
Net unrealized appreciation of available-for-sale securities          1,595           3,147
Prepaid insurance and pension ..............................            542             721
Intangible assets ..........................................            363             237
Total deferred tax liabilities .............................        $ 3,317         $ 5,192
Deferred tax assets:
Deferred compensation ......................................        $ 2,247         $ 2,433
Accruals and reserves ......................................          1,342           1,022
Net operating loss carryforwards ...........................            179             179
Other ......................................................            236             188
Valuation allowance for deferred tax assets ................            (38)            (38)
Total deferred tax assets ..................................        $ 3,966         $ 3,784
Net deferred tax (asset)/liability .........................        $  (649)        $ 1,408


Significant components of the provision (benefit) for income taxes are as follows:

                                                    2000             1999            1998
                                                  --------        ----------        --------
                                                                 (in thousands)
Current:
   Federal                                        $ 18,669         $ 15,172         $12,728
   State                                             2,795            2,477           2,015
        Total current provision                   $21, 464         $ 17,649         $14,743
Deferred:
   Federal                                        $   (603)        $   (385)        $   267
   State                                               (69)             (44)             31
        Total deferred (benefit) provision        $   (672)        $   (429)        $   298
               Total tax provision                $ 20,792         $ 17,220         $15,041


A reconciliation of the differences between the effective tax rate and the federal statutory tax rate is as follows:

                                                                2000         1999           1998
                                                               ------       ------         -------
Federal statutory tax rate .............................       35.0%         35.0%         35.0%
State income taxes, net of federal income tax benefit ..        3.3           3.6           3.4
Interest exempt from taxation and dividend exclusion ...       (0.4)         (0.3)         (0.2)
Non-deductible goodwill amortization ...................        0.3           0.4           0.4
Other, net .............................................        0.3           0.4           0.4
Effective tax rate .....................................       38.5%         39.1%         39.0%


        Income taxes payable were $3,322,000 and $2,589,000 at December 31, 2000 and December 31, 1999, respectively, and are reported as a component of accounts payable and accrued expenses.

NOTE 9 EMPLOYEE BENEFIT PLAN

        The Company has an Employee Savings Plan (401(k)) under which substantially all employees with more than 30 days of service are eligible to participate. Under this plan, the Company makes matching contributions, subject to a maximum of 2.5% of each participant's salary. Further, the Company provides for a discretionary profit sharing contribution for all eligible employees. The Company's contributions to the plan totaled $2,856,000 in 2000, $2,503,000 in 1999 and $2,289,000 in 1998.

NOTE 10 STOCK-BASED COMPENSATION AND INCENTIVE PLANS

Stock Performance Plan

        The Company has adopted a stock performance plan, under which up to 1,800,000 shares of the Company's stock ("Performance Stock") may be granted to key employees contingent on the employees' future years of service with the Company and other criteria established by the Company's Compensation Committee. Shares must be vested before participants take full title to Performance Stock. Of the grants currently outstanding, specified portions will satisfy the first condition for vesting based on increases in the market value of the Company's common stock from the initial price specified by the Company. Awards satisfy the second condition for vesting on the earlier of: (i) 15 years of continuous employment with the Company from the date shares are granted to the participant;
(ii) attainment of age 64; or (iii) death or disability of the participant. Dividends are paid on unvested shares of Performance Stock that have satisfied the first vesting condition, and participants may exercise voting privileges on such shares. At December 31, 2000, 1,140,979 shares had been granted under the plan at initial stock prices ranging from $7.58 to $25.56. As of December 31, 2000, 1,009,824 shares had met the first condition for vesting; 23,952 shares had satisfied both conditions for vesting and were subsequently distributed to the participants.

        The compensation element for Performance Stock is equal to the fair market value of the shares at the date the first vesting condition is satisfied and is expensed over the remaining vesting period. Compensation expense related to this Plan totaled $483,000 in 2000, $1,263,000 in 1999 and $732,000 in 1998.

Employee Stock Purchase Plan

        The Company has adopted an employee stock purchase plan ("the Stock Purchase Plan"), which allows for substantially all employees to subscribe to purchase shares of the Company's stock at 85% of the lesser of the market value of such shares at the beginning or end of each annual subscription period. Of the 1,500,000 shares authorized for issuance under the Stock Purchase Plan as of December 31, 2000, 547,842 shares remained available and reserved for future issuance.

Incentive Stock Option Plan

        On April 21, 2000 the Company adopted an incentive stock option plan that provides for the granting of stock options to certain key employees. The objective of this plan is to provide additional performance incentives to grow the Company's pre-tax earnings in excess of 15% annually. The Company is authorized to grant options for up to 600,000 common shares, of which 576,000 were granted on April 21, 2000 at the most recent trading day's closing market price of $19.34 per share. All of the outstanding options vest over a one-to-10-year period, with a potential acceleration of the vesting period to three to six years based on achievement of certain performance goals. All of the options expire 10 years after the grant date. As of December 31, 2000, none of the options were exercisable, and none were exercised or canceled during the year.

        The weighted average fair value of the incentive stock options granted during 2000 estimated on the date of grant using the Black-Scholes option-pricing model, was $9.47 per share. The fair value of these options granted is estimated on the date of grant using the following assumptions: dividend yield of 0.86%, expected volatility of 29.6%, risk-free interest rate of 6.3%, and an expected life of 10 years.

Pro Forma Effect of Plans

        The Company accounts for the Stock Purchase Plan and the Incentive Stock Option Plan using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost is required. Had compensation expense for these plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                                                                  YEAR ENDED DECEMBER 31,
                                                                                             -----------------------------------
                                                                                                         (UNAUDITED)
                                                                                            (in thousands, except per share data)
                                                                                               2000        1999           1998
                                                                                             -------      -------        -------
Net income:
   As reported............................................................................   $33,186      $26,789        $23,562
   Pro forma..............................................................................    32,187       26,608         22,910
Net income per share:

   As reported............................................................................   $  1.16      $  0.94        $  0.83
   Pro forma..............................................................................      1.13         0.93           0.81


NOTE 11 SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

        The Company's significant non-cash investing and financing activities and cash payments for interest and income taxes are as follows:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                        -------------------------------------------
                                                                          2000              1999            1998
                                                                        --------        ------------     ----------
                                                                                       (in thousands)
Unrealized holding loss on available-for-sale securities net of tax benefit of $1,552 for 2000, $395 for 1999, and
   $770 for 1998 ..................................................     $ (2,427)        $   (618)        $ (1,204)
Notes payable issued for purchased customer accounts ..............          611            1,458            4,991
Notes received on the sale of fixed assets and customer accounts ..          448            1,305            1,249
Common stock issued/(cancelled) for stock acquisitions ............         (309)          (1,685)            (989)
Cash paid during the year for:

Interest ..........................................................          603              874              863
Income taxes ......................................................       19,630           16,535           14,112


NOTE 12 COMMITMENTS AND CONTINGENCIES

        The Company leases facilities and certain items of office equipment under noncancelable operating lease arrangements expiring on various dates through 2015. The facility leases generally contain renewal options and escalation clauses based on increases in the lessors' operating expenses and other charges. The Company anticipates that most of these leases will be renewed or replaced upon expiration. At December 31, 2000, the aggregate future minimum lease payments under all noncancelable lease agreements in excess of one year were as follows:

                                                                                  YEAR ENDING DECEMBER 31,
                                                                                  ------------------------
                                                                                       (in thousands)
2001.............................................................................          $ 7,529
2002.............................................................................            7,260
2003.............................................................................            6,365
2004.............................................................................            5,229
2005.............................................................................            2,902
Thereafter.......................................................................            4,421
Total minimum future lease payments..............................................          $33,706


        Rental expense in 2000, 1999 and 1998 for operating leases totaled $8,217,000, $6,593,000 and $6,012,000, respectively.

        The Company is not a party to any legal proceedings other than various claims and lawsuits arising in the normal course of business. Management of the Company does not believe that any such claims or lawsuits will have a material effect on the Company's financial condition or results of operations.

NOTE 13 BUSINESS CONCENTRATIONS

        Substantially all of the Company's premiums receivable from customers and premiums payable to insurance companies arise from policies sold on behalf of insurance companies. The Company, as broker and agent, typically collects premiums, retains its commission and remits the balance to the insurance companies. A significant portion of business written by the Company is for customers located in Arizona, Florida and New York. Accordingly, the occurrence of adverse economic conditions or an adverse regulatory climate in Arizona, Florida and/or New York could have a material adverse effect on the Company's business, although no such conditions have been encountered in the past.

        For the years ended December 31, 2000, 1999 and 1998, approximately 7%, 14% and 17%, respectively, of the Company's revenues were from insurance policies underwritten by one insurance company. Should this carrier seek to terminate its arrangement with the Company, the Company believes other insurance companies are available to underwrite the business, although some additional expense and loss of market share could possibly result. No other insurance company accounts for as much as 5% of the Company's revenues.

NOTE 14 SEGMENT INFORMATION

        The Company's business is divided into four divisions: the Retail Division, which markets and sells a broad range of insurance products to commercial, professional and individual clients; the National Programs Division, which develops and administers property and casualty insurance solutions for both professional and commercial groups and trade associations nationwide; the Service Division, which provides insurance-related services such as third-party administration and consultation for workers' compensation and employee benefit self-insurance markets; and the Brokerage Division, which markets and sells excess and surplus commercial insurance primarily through non-affiliated independent agents and brokers. The Company conducts all of its operations within the United States of America.

        The accounting policies of the reportable segments are the same as those described in Note 1 of Notes to Consolidated Financial Statements. The Company evaluates the performance of its segments based upon revenues and income before income taxes. Intersegment revenues are not significant.

        Summarized financial information concerning the Company's reportable segments is shown in the following table. The "Other" column includes corporate-related items and, as it relates to segment profit, income and expense not allocated to reportable segments.

                                                                           YEAR ENDED DECEMBER 31, 2000
                                         --------------------------------------------------------------------------------------
                                          RETAIL        PROGRAMS       SERVICE         BROKERAGE        OTHER            TOTAL
                                         --------       --------       --------        ---------      --------         --------
                                                                            (in thousands)
Total revenues .....................     $146,647        $21,653        $18,825        $23,170        $   (589)        $209,706
Investment income ..................        2,353          1,471            277            782            (993)           3,890
Interest expense ...................        1,943             24              -             27          (1,404)             590
Depreciation .......................        2,672          1,035            466            249             215            4,637
Amortization .......................        7,022            188              4          1,273              32            8,519
Income (loss) before income taxes ..       32,056          7,588          2,870          8,217           3,247           53,978
Total assets .......................      189,136         54,539          5,970         57,025         (29,951)         276,719
Capital expenditures ...............        2,231            354            867            401             249            4,102


                                                                           YEAR ENDED DECEMBER 31, 1999
                                         --------------------------------------------------------------------------------------
Total revenues .....................     $135,505        $23,822        $14,936        $15,231        $ (1,103)        $188,391
Investment income ..................        2,106          1,187            221            355          (1,059)           2,810
Interest expense ...................        1,280              -              -              -            (452)             828
Depreciation .......................        2,559          1,172            384            181             215            4,511
Amortization .......................        6,554            346              -            785              40            7,725
Income (loss) before income taxes ..       26,279          7,493          2,475          5,533           2,229           44,009
Total assets .......................      160,486         56,908          6,172         32,362         (11,505)         244,423
Capital expenditures ...............        2,933            504            346            193           1,094            5,070


                                                                           YEAR ENDED DECEMBER 31, 1998
                                         --------------------------------------------------------------------------------------
Total revenues .....................     $118,042        $26,737        $14,025        $13,611        $   (930)        $171,485
Investment income ..................        2,018          1,684            207            358            (613)           3,654
Interest expense ...................        1,003              -              -             12            (287)             728
Depreciation .......................        2,131          1,165            319            139             175            3,929
Amortization .......................        4,781            287              -            786              35            5,889
Income (loss) before income taxes ..       22,429          9,515          2,496          4,888            (725)          38,603
Total assets .......................      136,599         59,686          5,421         29,850           9,640          241,196
Capital expenditures ...............        3,431            666            383            223              61            4,764


NOTE 15 SUBSEQUENT EVENTS (UNAUDITED)

        Effective January 1, 2001, the Company acquired the insurance agency-related operations and assets of Riedman Corporation ("Riedman") which consists of more than 60 offices in 13 states, principally where the Company did not formerly have an office location. The total purchase price, which is based primarily on a multiple of Riedman's 2000 revenues, is expected to be approximately $83 million and will be fully funded by a seven-year term loan with a national banking institution. This acquisition will be accounted for using the purchase method of accounting and includes a preliminary purchase price allocation of $4 million allocated to fixed assets, $2.8 million allocated to non-compete agreements and the remaining amounts allocated to purchased customer accounts, acquisition costs and goodwill.

        The following unaudited pro forma summary presents the consolidated results of operations as if the Riedman acquisition had been made at the beginning of the respective periods presented. These results do not purport to be indicative of what would have occurred had the acquisition actually been made as of such dates or of results which may occur in the future.

                                         YEAR ENDED DECEMBER 31,
                                 ----------------------------------------
                                   2000            1999             1998
                                 --------        --------        --------
                               (in thousands of dollars, except per share data)
Revenues ................        $263,976        $238,452        $215,662
Net Income ..............        $ 31,815        $ 25,760        $ 21,931
Net Income Per Share ....        $   1.11        $   0.91        $   0.77


        On January 13, 2001, the Company issued 327,379 shares of its common stock in exchange for all the outstanding stock of The Huval Companies, each a Louisiana corporation, with seven offices in Louisiana. Additionally, on February 15, 2001, the Company issued 95,588 shares of its common stock in exchange for all the outstanding stock of Spencer & Associates, Inc. and a related company, SAN of East Central Florida, Inc., both Florida corporations, with offices in Melbourne and Titusville, Florida.

        Had these acquisitions, which are accounted for under the pooling-of-interest method of accounting, been consummated prior to year-end, the Company's operating results would have been restated for all periods prior to these acquisitions as follows:

                                        YEAR ENDED DECEMBER 31,
                                 ---------------------------------------
                                   2000            1999           1998
                                 --------        --------       --------
                            (in thousands of dollars, except per share data)
Revenues.................        $219,738        $196,463        $178,480
Net Income...............        $ 33,303        $ 27,246        $ 24,015
Net income per share.....        $   1.14        $   0.94        $   0.83


                               BROWN & BROWN, INC.

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     For the three months            For the six months
                                                        ended June 30,                 ended June 30,
                                                     ----------------------       -------------------------
                                                      2001           2000            2001           2000
                                                     -------       --------       ---------       ---------
REVENUES
Commissions and fees ...........................     $78,609        $54,881        $157,615        $112,195
Investment income ..............................         864            776           1,948           1,791
Other income ...................................         888            159           1,172             717
        Total revenues .........................      80,361         55,816         160,735         114,703

EXPENSES

Employee compensation and benefits .............      40,844         30,619          82,272          61,516
Other operating expenses .......................      12,562          9,424          24,541          18,937
Depreciation ...................................       1,545          1,334           3,038           2,657
Amortization ...................................       4,081          2,141           7,410           4,309
Interest .......................................       1,295            200           2,941             424
        Total expenses .........................      60,327         43,718         120,202          87,843

Income before income taxes .....................      20,034         12,098          40,533          26,860
Income taxes ...................................       7,778          4,599          15,800          10,366

NET INCOME .....................................     $12,256        $ 7,499        $ 24,733        $ 16,494

Net Income Per Share

    Basic ......................................     $  0.41        $  0.26        $   0.83        $   0.56
    Diluted ....................................     $  0.41        $  0.25        $   0.82        $   0.56

Weighted Average Number of Shares Outstanding

    Basic ......................................      29,786         29,383          29,766          29,353
    Diluted ....................................      30,133         29,414          30,090          29,379




            See notes to condensed consolidated financial statements.

                               BROWN & BROWN, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                          June 30,      December 31,
                                                                            2001            2000
                                                                          --------      ------------
ASSETS
    Cash and cash equivalents ....................................        $ 35,281        $ 33,895
    Restricted cash ..............................................          40,332          26,297
    Short-term investments .......................................           1,501           2,088
    Premiums, commissions and fees receivable ....................         100,965          92,303
    Other current assets .........................................           7,040           8,128
                                                                          --------        --------
         Total current assets ....................................         185,119         162,711

    Fixed assets, net ............................................          22,275          15,628
    Intangible assets, net .......................................         220,875         103,850
    Investments ..................................................           7,772           5,809
    Deferred income taxes ........................................           1,292           2,075
    Other assets .................................................           7,345           7,540
                                                                          --------        --------

         Total assets ............................................        $444,678        $297,613
                                                                          ========        ========

LIABILITIES

    Premiums payable to insurance companies ......................        $150,589        $126,059
    Premium deposits and credits due customers ...................           9,501           8,347
    Accounts payable and accrued expenses ........................          35,359          29,805
    Current portion of long-term debt ............................          19,053           2,873
                                                                          --------        --------
         Total current liabilities ...............................         214,502         167,084

Long-term debt ...................................................          82,832           5,665
Other liabilities ................................................           7,434           7,596
                                                                          --------        --------
         Total liabilities .......................................         304,768         180,345
                                                                          --------        --------

SHAREHOLDERS' EQUITY

Common stock, par value $.10 per share; authorized 140,000 shares;
    issued 29,820 shares at 2001 and 29,693 shares at 2000 .......           2,982           2,969
Retained earnings ................................................         133,183         111,804
Accumulated other comprehensive income ...........................           3,745           2,495
                                                                          --------        --------
         Total shareholders' equity ..............................         139,910         117,268
                                                                          --------        --------

         Total liabilities and shareholders' equity ..............        $444,678        $297,613
                                                                          ========        ========


            See notes to condensed consolidated financial statements.

                               BROWN & BROWN, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                      For the six months ended June 30,
                                                                                      ---------------------------------
                                                                                           2001              2000
                                                                                         ---------         --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income ......................................................................        $  24,733         $ 16,494
Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation ..............................................................            3,038            2,657
      Amortization ..............................................................            7,410            4,309
      Compensation expense under performance stock plan .........................              985              246
      Deferred income taxes .....................................................              (17)             (36)
      Net gains on sales of investments, fixed assets and customer accounts .....             (860)            (589)
      Restricted cash, increase .................................................          (14,035)          (2,235)
      Premiums, commissions and fees receivable, increase .......................           (8,662)            (678)
      Other assets, decrease ....................................................            1,283            2,178
      Premiums payable to insurance companies increase ..........................           24,530            7,700
      Premium deposits and credits due customers, increase (decrease) ...........            1,154           (1,801)
      Accounts payable and accrued expenses, increase (decrease) ................            5,554           (2,758)
      Other liabilities, decrease ...............................................             (162)            (928)
                                                                                         ---------         --------
NET CASH PROVIDED BY OPERATING ACTIVITIES .......................................           44,951           24,559
                                                                                         ---------         --------

CASH FLOWS FROM INVEST ACTIVITIES

Additions to fixed assets .......................................................           (6,789)          (2,645)
Payments for businesses acquired, net of cash acquired ..........................         (103,217)         (15,103)
Proceeds from sales of fixed assets and customer accounts .......................              857            1,058
Purchases of investments ........................................................           (1,005)            (531)
Proceeds from sales of investments ..............................................            1,774              403
                                                                                         ---------         --------
NET CASH USED IN INVESTING ACTIVITIES ...........................................         (108,380)         (16,818)
                                                                                         ---------         --------

CASH FLOWS FROM FINANCING ACTIVITIES

Payments on long-term debt ......................................................          (20,772)          (2,813)
Proceeds from long-term debt ....................................................           90,000              443
Cash dividends paid .............................................................           (4,413)          (3,556)
                                                                                         ---------         --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES .............................           64,815           (5,926)
                                                                                         ---------         --------

Net increase in cash and cash equivalents .......................................            1,386            1,815
Cash and cash equivalents at beginning of period ................................           33,895           27,532
                                                                                         ---------         --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD ......................................        $  35,281         $ 29,347
                                                                                         =========         ========


            See notes to condensed consolidated financial statements.



                                      F-21
S

                               BROWN & BROWN, INC.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 - BASIS OF FINANCIAL REPORTING

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited, condensed, and consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto set forth in the Company's Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A filed on March 27, 2001, for the year ended December 31, 2000.

        The accompanying financial statements for all periods presented have been restated to give effect to the following acquisitions: The Flagship Group, Ltd., effective November 21, 2000; WMH, Inc. and Huffman & Associates, Inc., effective December 14, 2000; Mangus Insurance & Bonding, Inc., effective December 29, 2000; Huval Insurance Agency, Inc. and its affiliated companies, effective January 13, 2001; Spencer & Associates, Inc. and SAN of East Central Florida, Inc., effective February 15, 2001; and The Young Agency, Inc., effective May 4, 2001.

        The acquisitions referenced above have been accounted for under the pooling-of-interests method of accounting, and accordingly, the Company's condensed consolidated financial statements have been restated for all periods prior to the acquisitions to include the results of operations, financial positions and cash flows of those acquisitions.

        Results of operations for the three- and six-month periods ended June 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

NOTE 2 - BASIC AND DILUTED EARNINGS PER SHARE

        All share and per-share information in the financial statements has been adjusted to give effect to the 2-for-1 common stock split, effected as a stock dividend, which became effective on August 23, 2000.

        The following table sets forth the computation of basic net income per common share and dilutive net income per common and common equivalent share (in thousands, except per-share data):

                                                                          For the three-month         For the six-month period
                                                                         period ended June 30,            ended June 30,
                                                                        ----------------------        ------------------------
                                                                         2001            2000           2001           2000
                                                                        -------        -------        -------        -------
Net Income                                                              $12,256        $ 7,499        $24,733        $16,494
                                                                        =======        =======        =======        =======

Weighted average number of common shares outstanding                     29,786         29,383         29,766         29,353
Dilutive effect of stock options using the treasury stock method            347             31            324             26
                                                                        -------        -------        -------        -------
Weighted average number of common stock and common
   equivalent shares outstanding                                         30,133         29,414         30,090         29,379
                                                                        =======        =======        =======        =======
Basic net income per share                                              $  0.41        $  0.26        $  0.83        $  0.56
                                                                        =======        =======        =======        =======
Dilutive net income per common and common equivalent share              $  0.41        $  0.25        $  0.82        $  0.56
                                                                        =======        =======        =======        =======


NOTE 3 - ACQUISITIONS

Purchases
---------
        During the second quarter of 2001, the Company acquired substantially all of the assets of Parcel Insurance Plan, Inc., of St. Louis, Missouri and all of the outstanding shares of The Harris Agency, Inc., of Manassas, Virginia, in the second quarter of 2001. In addition, the Company acquired several books of business.

        Effective January 1, 2001, the Company acquired the insurance agency-related operations and assets of Riedman Corporation ("Riedman"), headquartered in Rochester, New York, which consist of more than 60 offices in 13 states, principally in locations in which the Company did not formerly have an office. The total purchase price, including liabilities assumed, was approximately $92 million and was fully funded by a seven-year term loan with a national banking institution. This acquisition was accounted for using the purchase method of accounting and includes a preliminary purchase price allocation of $4 million allocated to fixed assets, $2.8 million allocated to non-compete agreements and the remaining amounts allocated to purchased customer accounts, acquisition costs and goodwill.

        During the first quarter of 2001, the Company also acquired substantially all of the assets of Ayers/Sierra Insurance Associates, LLP, with offices in Tampa and St. Petersburg, Florida. In addition, the Company acquired several books of business.

        During the second quarter of 2000, the Company acquired substantially all of the assets of Amerisys, Inc., of Oviedo, Florida. In addition, the Company acquired several books of business.

        During the first quarter of 2000, the Company acquired substantially all of the assets of Risk Management Associates, Inc., of Fort Lauderdale, Florida, and Program Management Services, Inc., of Altamonte Springs, Florida. In addition, the Company acquired several books of business.

        These acquisitions have been accounted for using the purchase method of accounting. The results of operations for the acquired companies have been combined with those of the Company since their respective acquisition dates.

Pooling-of-Interests
--------------------
        During the second quarter of 2001, the Company issued 571,429 shares of its common stock for all of the outstanding stock of The Young Agency, Inc., headquartered in Syracuse, New York.

        During the first quarter of 2001, the Company issued 327,379 shares of its common stock in exchange for all of the outstanding stock of Huval Insurance Agency, Inc. and its affiliated companies, headquartered in Lafayette, Louisiana. Also during the first quarter of 2001, the Company issued 95,588 shares of its common stock in exchange for all of the outstanding stock of Spencer & Associates, Inc. and SAN of East Central Florida, Inc., with offices in Melbourne and Titusville, Florida.

        During the second quarter of 2000, the Company issued 543,588 shares of its common stock for all of the outstanding stock of Bowers, Schumann & Welch, a New Jersey Corporation with offices in Washington, New Jersey and Bethlehem, Pennsylvania.

        These acquisitions have been recorded using the pooling-of-interests method of accounting, and the Company's consolidated financial statements have been restated for all prior periods presented.

NOTE 4 - LONG-TERM DEBT

        In January 2001, the Company entered into a $90 million seven-year term loan agreement with a national banking institution, bearing an interest rate between the London Inter-Bank Offering Rate (LIBOR) plus 0.50% and LIBOR plus 1.00%, depending upon the Company's quarterly ratio of Funded Debt to Earnings Before Interest,

Taxes, Depreciation and Amortization (EBITDA). The 90-day LIBOR rate was 3.83% as of June 30, 2001. The loan was fully funded on January 3, 2001 and a balance of $83,571,000 remained outstanding as of June 30, 2001. This loan is to be repaid in twenty-eight equal quarterly installments that began in April 2001. The Company also has a revolving credit facility with the institution, which facility provides for available borrowings of up to $50 million, with a maturity date of October, 2002. There were no borrowings against this line of credit at December 31, 2000 or June 30, 2001.

        The Company continues to maintain its credit agreement with a major insurance company under which $3 million (the maximum amount available for borrowings) was outstanding at both December 31, 2000 and June 30, 2001, at an interest rate equal to the prime lending rate plus one percent (7.75% at June 30, 2001). In accordance with the amendment to the loan agreement dated August 1, 1998, the maximum amount available for borrowings will decrease by $1 million each year in August until the facility expires in August 2003.

NOTE 5 - CONTINGENCIES

        The Company is not a party to any legal proceedings other than various claims and lawsuits arising in the normal course of business. Management of the Company does not believe that any such claims or lawsuits will have a material effect on the Company's financial condition or results of operations.

NOTE 6 - SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION


                                                                  FOR THE SIX-MONTH PERIOD
                                                                       ENDED JUNE 30,
                                                                  -------------------------
(in thousands)                                                     2001               2000
                                                                  -------            ------
Cash paid during the period for:

        Interest .....................................            $ 2,999            $  332
        Income taxes .................................             14,294             9,841


The Company's significant non-cash investing and financing activities are as follows:

                                                                  FOR THE SIX-MONTH PERIOD
                                                                       ENDED JUNE 30,
                                                                  -------------------------
(in thousands)                                                     2001               2000
                                                                  -------            ------

Unrealized holding gain (loss) on available-for-sale
        securities net of tax effect of $800 in 2001 and
        tax benefit of $1,306 in 2000 ..................            $ 1,250            $(2,042)

Debt issued or assumed for acquisition of
        customer accounts ..............................             24,119                234


NOTE 7 - COMPREHENSIVE INCOME

        The components of comprehensive income and accumulated other comprehensive income are as follows (in thousands):

                                                                       For the three-month          For the six-month period
                                                                      period ended June 30,               ended June 30,
                                                                     ----------------------         -----------------------
                                                                       2001           2000           2001            2000
                                                                     -------        -------         -------        --------
Net Income                                                           $12,256        $ 7,499         $24,733        $ 16,494

Net change in unrealized holding gain (loss) on
        available-for-sale securities                                  1,059           (255)          1,250          (2,042)
                                                                     -------        -------         -------        --------
Comprehensive income                                                 $13,315        $ 7,244         $25,983        $ 14,452
                                                                     =======        =======         =======        ========

Accumulated other comprehensive income at beginning of period        $ 2,686        $ 3,135         $ 2,495        $  4,922
Net change in unrealized holding gain (loss) on
        available-for-sale securities, net of income taxes             1,059           (255)          1,250          (2,042)
                                                                     -------        -------         -------        --------
Accumulated other comprehensive income at end of period              $ 3,745        $ 2,880         $ 3,745        $  2,880
                                                                     =======        =======         =======        ========


NOTE 8 - SEGMENT INFORMATION

        The Company's business is divided into four divisions: the Retail Division, which markets and sells a broad range of insurance products to commercial, professional and individual clients; the National Programs Division, which develops and administers property and casualty insurance and employee benefits coverage solutions for professional and commercial groups and trade associations nationwide; the Service Division, which provides insurance-related services such as third-party administration and consultation for workers' compensation and employee benefit self-insurance markets; and the Brokerage Division, which markets and sells excess and surplus commercial insurance primarily through non-affiliated independent agents and brokers. The Company conducts all of its operations in the United States.

        Summarized financial information concerning the Company's reportable segments is shown in the following table. The "Other" column includes corporate-related items and income and expenses not allocated to reportable segments.



(in thousands)
Six Months Ended June 30, 2001:           Retail         Programs       Service        Brokerage        Other            Total
-------------------------------          --------        --------       -------        ---------      --------         --------
TOTAL REVENUES                           $126,217        $ 8,815        $12,195        $15,031        $ (1,523)        $160,735

Investment income                           1,962            676            179            364          (1,233)           1,948
Interest expense                            5,483             14            126              5          (2,687)           2,941
Depreciation                                2,070            330            250            138             250            3,038
Amortization                                6,168             79              8            635             520            7,410
Income (loss) before income taxes          28,049          2,380          2,215          5,591           2,298           40,533

Total assets                              371,613         51,313          7,856         64,650         (50,754)         444,678
Capital expenditures                        2,406            165            211            296           3,711            6,789



Six Months Ended June 30, 2001:           Retail         Programs       Service        Brokerage        Other            Total
-------------------------------          --------        --------       -------        ---------      --------         --------
Total Revenues                           $ 83,479        $10,220        $10,471        $10,653        $   (120)        $114,703

Investment income                           1,201            654            131            346            (541)           1,791
Interest expense                              947              8             --             --            (531)             424
Depreciation                                1,658            511            236            114             138            2,657
Amortization                                3,534            125             --            636              14            4,309
Income (loss) before income taxes          17,310          3,072          1,469          3,475           1,534           26,860

Total assets                              180,637         52,255          5,117         52,061         (20,847)         269,223
Capital expenditures                        1,235            331            273            723              83            2,645


NOTE 9 - SUBSEQUENT EVENTS

        The Company has signed a letter of intent to acquire Raleigh, Schwarz & Powell, Inc., and Golden Gate Holdings, Inc., of Tacoma, Washington and San Rafael, California, respectively. The transaction is anticipated to close by August 31, 2001 and will be accounted for using the pooling-of-interests method of accounting.

        Effective July 18, 2001, the Company issued 83,733 shares of its common stock in exchange for all of the outstanding stock of Finwall & Associates Insurance, Inc., of Orlando, Florida. The acquisition was accounted for using the pooling-of-interests method of accounting.

        Effective July 16, 2001, the Company issued 120,134 shares of its common stock in exchange for all of the outstanding stock of Insurance Professionals, Inc. and CompVantage, L.L.C., of Pryor, Oklahoma. The acquisition was accounted for using the pooling-of-interests method of accounting.

        The Company, effective July 3, 2001, issued 241,167 shares of its common stock in exchange for all of the outstanding stock of Layne & Associates, Ltd., of Las Vegas, Nevada. This transaction was accounted for using the pooling-of-interests method of accounting.

        Also, the Company purchased Abrahms Group Benefits, Inc. and Abrahms Life Services, Inc. of Newington, Connecticut, effective July 1, 2001. This acquisition was accounted for using the purchase method of accounting.

        Additionally, the Company purchased the Meadowbrook Villari Agency of Deerfield Beach, Florida, effective July 1, 2001. This acquisition was accounted for using the purchase method of accounting.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest, foreign currency exchange rates, and equity prices. The Company is exposed to market risk related to changes in interest rates. The impact of interest expense on earnings, and the value of market-risk sensitive financial instruments (primarily marketable equity securities and long-term debt) are subject to change as a result of movements in market rates and prices.

        The Company's investment portfolio was valued at $9,273,000 as of June 30, 2001. This represents approximately 2.1% of total assets at that date. The majority of the portfolio is comprised of various equity investments. The market value changes are accounted for in Other Comprehensive Income in the equity section of the balance sheet. Earnings on investments are not significant to the Company's results of operations; therefore, any changes in interest rates and dividends would have a minimal effect on future net income.

        With respect to the Company's long-term debt, $86,571,000 was subject to variable rates of interest at June 30, 2001. From the total amount of debt, $83,571,000 was funded from a term loan in January 2001 and bears an interest rate between LIBOR plus 0.50% and 1.00%. It is payable in twenty-eight equal quarterly installments that began in April 2001. The remaining $3,000,000 of variable rate debt comes from a credit agreement with a major insurance company and bears an interest rate of prime plus one percent. It is payable in equal annual installments in August 2001-2003. The remaining $15,314,000 of long-term debt is subject to fixed rates of interest. This fixed rate debt matures in various increments from 2001-2011. These fixed rate liabilities have been discounted at rates that approximate the Company's current borrowing rates, and as a result, the fair value of these liabilities approximates their carrying value at June 30, 2001. Based on a hypothetical 1% change in interest rates, the potential change to future net income would be approximately $866,000. Because of favorable current market conditions, the Company does not use derivatives, such as swaps or caps, to alter the interest characteristics of debt instruments.

                           INDEPENDENT AUDITORS REPORT

February 23, 2001

The Stockholders and Board of Directors
Riedman Corporation:

        We have audited the accompanying balance sheet of Riedman Insurance (a division of Riedman Corporation) as of December 31, 2000 and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Riedman Insurance as of December 31, 2000 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                                       /S/ KPMG LLP

Rochester, New York
February 23, 2001

                                RIEDMAN INSURANCE
                       (A DIVISION OF RIEDMAN CORPORATION)
                                  BALANCE SHEET
                                DECEMBER 31, 2000

ASSETS
Current assets:
      Securities available for sale, at fair value (cost of $8,666,022) ...........................        $ 43,053,795
      Accounts receivable, less allowance for doubtful accounts of $250,000 .......................          11,770,957
      Prepaid expenses and other ..................................................................           2,986,845
                                                                                                           ------------
      Total current assets ........................................................................          57,811,597
                                                                                                           ------------
Property, equipment and leasehold improvements:
      Land ........................................................................................              37,204
      Buildings and improvements ..................................................................             478,652
      Leasehold improvements ......................................................................             388,866
      Furniture, fixtures and equipment ...........................................................          11,607,235
                                                                                                           ------------
                                                                                                             12,511,957
      Less accumulated depreciation and amortization ..............................................           9,339,419
                                                                                                           ------------
      Net property, equipment and leasehold improvements ..........................................           3,172,538
                                                                                                           ------------
Other assets:
      Investment in net assets of commercial real estate division .................................          18,451,150
      Notes receivable from non-consolidated subsidiary ...........................................           4,060,000
      Investment in Daniel Green Company ..........................................................           1,356,900
      Insurance expirations, at cost, less accumulated amortization of $6,960,079 .................          10,071,740
      Goodwill, at cost, less accumulated amortization of $487,504 ................................             845,074
                                                                                                           ------------
Total other assets ................................................................................          34,784,864
                                                                                                           ------------
                                                                                                           $ 95,768,999
                                                                                                           ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Short-term notes payable to banks ...........................................................        $ 28,400,000
      Current installments of long-term debt ......................................................              43,723
      Current installments of records and expirations debt ........................................             837,576
      Trade accounts payable ......................................................................          13,034,680
      Accrued expenses ............................................................................           3,778,380
                                                                                                           ------------
Total current liabilities .........................................................................          46,094,359
                                                                                                           ------------
      Long-term debt, excluding current installments ..............................................             163,051
      Long-term records and expirations debt, excluding current installments ......................           2,645,684
                                                                                                           ------------
Total liabilities .................................................................................          48,903,094
                                                                                                           ------------
Commitments and contingencies (notes 5, 9 and 12)

Stockholders' equity:
      Voting common stock, $2 par value per share.
           Authorized:  10,000 shares; 9,310 shares issued and 9,065 shares outstanding ...........              18,620
      Class A non-voting common stock, $2 par value per share.
           Authorized:  50,000 shares; 46,650 shares issued and 45,825 shares outstanding .........              93,300
      Additional paid-in capital ..................................................................           1,154,052
      Retained earnings ...........................................................................          11,359,048
      Accumulated other comprehensive income - net unrealized gain on securities available for sale          34,387,773
                                                                                                           ------------
                                                                                                             47,012,793
                                                                                                           ------------
Less treasury stock of 245 voting common shares and 825 Class A non-voting common shares,
      at cost .....................................................................................            (146,888)
                                                                                                           ------------
Total stockholders' equity ........................................................................          46,865,905
                                                                                                           ------------
                                                                                                           $ 95,768,999
                                                                                                           ============

                 See accompanying notes to financial statements

                                RIEDMAN INSURANCE
                       (A DIVISION OF RIEDMAN CORPORATION)
                               STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 2000

Commissions and fees .......................................        $ 54,070,340
Employee compensation and benefits .........................         (35,664,036)
Other operating expenses ...................................         (12,465,012)
Depreciation expense .......................................          (1,451,226)
Amortization expense .......................................          (1,649,649)
                                                                    ------------
Operating income ...........................................           2,840,417
                                                                    ------------

Other income (expense):
      Investment income ....................................           1,129,622
      Gain on sale of securities ...........................           1,286,632
      Interest expense .....................................          (1,987,783)
      Gain on lawsuit settlement ...........................             637,500
      Miscellaneous, net ...................................              30,580
                                                                    ------------
                                                                       1,096,551
                                                                    ------------
Income before income taxes .................................           3,936,968
Income tax expense .........................................             130,358
                                                                    ------------
Net income .................................................        $  3,806,610
                                                                    ============

Pro forma data:
      Income before income taxes ...........................           3,936,968
      Pro forma provision for income tax expense (unaudited)           1,532,588
                                                                    ------------

Pro forma net income (unaudited) ...........................        $  2,404,380
                                                                    ============


                 See accompanying notes to financial statements

                                RIEDMAN INSURANCE
                       (A DIVISION OF RIEDMAN CORPORATION)
                        STATEMENT OF STOCKHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 2000

                                                                                          ACCUMULATED
                                                                                             OTHER
                                                                                         COMPREHENSIVE
                                                                                          INCOME-NET
                                                  CLASS A                               UNREALIZED GAIN
                                       VOTING    NON-VOTING  ADDITIONAL                  ON SECURITIES    TREASURY        TOTAL
                                       COMMON     COMMON      PAID-IN       RETAINED       AVAILABLE      STOCK, AT    STOCKHOLDERS'
                                       STOCK      STOCK       CAPITAL       EARNINGS        FOR SALE        COST          EQUITY
                                    -----------  ----------   --------     ----------   ---------------   ---------    -------------
Balances at December 31, 1999 ...   $   18,620    93,300     1,154,052     12,163,198      28,946,854     (146,888)     42,229,136

Comprehensive income:

       Net income ...............           --        --            --      3,806,610              --           --       3,806,610
       Change in net unrealized
          gain on securities
          available for sale ...            --        --            --             --       6,727,551           --       6,727,551
       Less:  reclassification
          adjustment for gains
          included in net income            --        --            --             --      (1,286,632)          --      (1,286,632)

Total comprehensive income .....                                                                                         9,247,529

Distributions to stockholders,
          $84 per share ........            --        --            --     (4,610,760)             --           --      (4,610,760)

Balances at December 31, 2000 ..    $   18,620    93,300     1,154,052     11,359,048      34,387,773     (146,888)     46,865,905




                 See accompanying notes to financial statements

                                RIEDMAN INSURANCE
                       (A DIVISION OF RIEDMAN CORPORATION)
                             STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 2000

Cash flows from operating activities:
        Net income ......................................................................        $  3,806,610
        Adjustments to reconcile net income to net cash provided by operating activities:
               Depreciation and amortization ............................................           3,100,875
               Net realized gain on sale of securities ..................................          (1,286,632)
               Changes in assets and liabilities:
                      Accounts receivable ...............................................          (5,802,248)
                      Prepaid expenses and other current assets .........................            (997,727)
                      Trade accounts payable ............................................           4,383,540
                      Accrued expenses ..................................................           1,450,727
                                                                                                 ------------
                             Net cash provided by operating activities ..................           4,655,145
                                                                                                 ------------
Cash flows from investing activities:
        Purchases of securities available for sale ......................................                (793)
        Proceeds from sale of securities available for sale .............................          19,102,660
        Decrease in investment in net assets of commercial real estate division .........             974,038
        Collection on notes receivable ..................................................             550,184
        Issuance of notes receivable ....................................................            (710,000)
        Capital expenditures ............................................................            (199,387)
        Purchase of insurance agencies ..................................................          (1,072,346)

                             Net cash provided by investing activities ..................          18,644,356
                                                                                                 ------------
Cash flows from financing activities:
        Net decrease in short-term notes payable to banks ...............................         (18,600,000)
        Repayment of long-term debt .....................................................          (1,230,580)
        Distributions to stockholders ...................................................          (4,610,760)
                             Net cash used in financing activities ......................         (24,441,340)
                                                                                                 ------------
Net decrease in cash and cash equivalents ...............................................          (1,141,839)

Cash and cash equivalents at beginning of year ..........................................           1,141,839
                                                                                                 ------------
Cash and cash equivalents at end of year ................................................        $         --
                                                                                                 ============
Supplemental disclosures of cash flow information:
        Cash paid during the year for:
               Interest .................................................................        $  1,900,438
               Income taxes .............................................................        $    124,205
                                                                                                 ============
Supplemental disclosure of noncash investing and financing activities:
        The Company purchased insurance agencies in 2000 for $940,000.
        The Company partially funded these acquisitions through future long-term debt obligations in the amount of $238,654.

                 See accompanying notes to financial statements.

                                RIEDMAN INSURANCE
                       (A DIVISION OF RIEDMAN CORPORATION)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

(1) DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) DESCRIPTION OF THE COMPANY AND BASIS OF PRESENTATION

        Riedman Corporation (the Company) is an insurance agency that markets and sells primarily property and casualty and life and health insurance with insurers on behalf of individual and commercial clients in a variety of industries. The Company operates a network of insurance agencies with offices in 13 states. The Company has its principal executive offices in Rochester, New York and is engaged in the insurance agency business in New York and throughout the United States. In addition to its insurance division, the Company operates a commercial real estate division and acts as a third party administrator through a majority-owned subsidiary.

        The shareholders of the Company signed an Asset Purchase Agreement with Brown & Brown Inc. (Purchaser) dated September 11, 2000 to sell to the Purchaser substantially all of the Company's insurance agency business-related assets, as identified in the Agreement. The transaction was consummated on January 3, 2001. The sale price will generally be determined as a multiple of insurance revenue for a period before and after the closing date.

        These financial statements reflect the accounts of the Company's insurance division (the Division) as reflected in its books and records. The Division's financial statements do not include the Company's commercial real estate business or its investment in a third-party administrator subsidiary. Neither of these excluded businesses has been sold to the Purchaser. The Division's balance sheet at December 31, 2000 does include, however, certain assets which are not being acquired by the Purchaser. Such assets include securities available for sale, accounts receivable, investments and notes receivable from non-consolidated subsidiary.

        These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing these financial statements, management is required to make a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenditures and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

    (b) REVENUE RECOGNITION

        Commissions earned on agency-billed accounts are recorded at the later of the effective date of insurance coverage or the billing date. Adjustments to commissions earned, including policy cancellations, are recorded when effective. Commissions earned on accounts billed directly by insurance companies, as well as adjustments thereon, are recorded when received. Contingent commissions are recorded when received.

    (c) CASH AND CASH EQUIVALENTS

        The Division considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    (d) SECURITIES

        All of the Division's securities are classified as available for sale and are recorded at fair value, with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholders' equity until realized. Realized gains and losses from the sale of securities are recognized on the trade date and determined using the average cost method.

        A decline in the fair value of any available for sale security below cost that is deemed other than temporary results in a charge to earnings and a new cost basis for the security. Dividend and interest income are recognized when earned.

    (e) PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

        Property, equipment and leasehold improvements are stated at cost and are depreciated or amortized over the shorter of their estimated useful lives or the lease term. Useful lives range between 3 and 7 years.

    (f) INVESTMENTS

        The Company's 28% investment in the common stock of the Daniel Green Company, a publicly-traded footwear company, is accounted for under the equity method of accounting and is considered a Division asset. The Division's investment balance approximates its share of the investee's equity. The market value of this investment at December 31, 2000 is $1,953,000.

        The Division, from time to time, has advanced monies and other assets to the Company's commercial real estate division. The net impact of these intracompany transactions are reflected at cost and reported as an investment in the net assets of the real estate division.

    (g) INSURANCE EXPIRATIONS, COVENANTS NOT TO COMPETE AND GOODWILL

        The cost of purchased insurance expirations is being amortized over the estimated ten-year period of benefit on a straight-line basis.

        Covenants not to compete are expensed over the terms of the underlying agreements on a straight-line basis, which range from five to ten years.

        Goodwill represents the excess of the purchase price of acquired insurance agencies over the fair value of the acquired tangible and intangible assets less liabilities assumed. Goodwill is amortized on a straight-line basis over 15 years.

        The Division evaluates any possible impairment of these intangible assets using estimates of undiscounted future cash flows.

    (h) INCOME TAXES

        The Company has elected, under Internal Revenue Code Section 1362(a) and New York State Law Chapter 606, Laws of 1984 (Subchapter S), exemptions from Federal and state income taxes at the corporate level. New York State and other states in which the Company operates impose franchise taxes at the corporate level in addition to the taxes imposed at the shareholder level. Such taxes have been reflected in the Division's financial statements as applicable.

    (i) PRO FORMA DATA

        The unaudited pro forma data presented in the statement of income reflects the effects of income taxes as if the Division had been a fully taxable entity for the period presented.

    (j) ADVERTISING

        Advertising costs are expensed as incurred and included within selling, general and administrative expenses. Total advertising expenses were $423,410 for the year ended December 31, 2000.

(2) SECURITIES

    The Division's available for sale securities portfolio is comprised of readily marketable common stocks. The net unrealized gain of $34,387,773 at December 31, 2000 includes gross unrealized gains and losses of $36,149,064 and ($1,761,291), respectively.

    On October 12, 1999, the Riedman Corporation entered into an agreement with the Penobscot Shoe Company to acquire all of the issued and outstanding stock of Penobscot for a total purchase price $16.3 million. The purchase of Penobscot by Riedman was of a temporary nature as the original intent was to sell Penobscot to the Daniel Green Company, an entity owned 28% by the Company.

    On February 10, 2000, the Riedman Corporation entered into an agreement with the Daniel Green Company to sell its entire interest in the Penobscot Shoe Company for a total sales price of $17.8 million. The sale was closed on March 31, 2000 with a realized gain on the sale of the stock of $644,091 reported in gain on sale of securities for 2000. As a result of the Company's 28% interest in Daniel Green, a proportionate amount of the gain has been excluded from income in preparation of the Division's financial statements.

(3) SHORT-TERM NOTES PAYABLE TO BANKS

    The following is a summary of short-term notes payable to banks as of December 31, 2000:

Demand note payable bearing interest at the lower of the
   bank's prime rate less 2% or LIBOR plus 1% (7.5% at
   December 31, 2000) .........................................      $13,400,000
Revolving line of credit bearing interest at the lower of
   prime rate less 2% or LIBOR plus 1% (7.5% at December 31,
   2000) and  maturing July 29, 2001 ...........................      15,000,000
                                                                     -----------
                                                                     $28,400,000
                                                                     ===========

    The collateral for the above secured revolving lines of credit consists of marketable investment securities with a fair value of $26,709,318 at December 31, 2000.

(4) LONG-TERM DEBT

The following is a summary of long-term debt as of December 31, 2000:

  Unsecured noninterest-bearing note payable with ...........          $ 165,763
     monthly principal payments of $2,960 due August 2005
  Unsecured note payable with annual principal payments
     of $8,202 plus interest at 8.5%, due September 2005 .....            41,011
                                                                        --------
                                                                         206,774
  Less current installments ..................................          (43,723)
                                                                        --------
  Long-term debt, excluding current installments ..............         $163,051
                                                                        ========

    Maturities of long-term debt for each of the five years subsequent to December 31, 2000 are as follows: 2001 through 2004, $43,723 and 2005, $31,882.

(5) COVENANTS NOT TO COMPETE

    At December 31, 2000, the Division is committed for payments under covenants not to compete in connection with the acquisition of certain assets of other insurance agencies as follows:

                    2001 .................  $2,681,968
                    2002 .................   2,166,522
                    2003 .................   1,670,524
                    2004 .................   1,249,022
                    2005 .................     934,737
                    Thereafter............     893,750
                                            ----------
                                            $9,596,523
                                            ==========

    Because future payments for covenants not to compete are contingent upon the sellers fulfilling certain terms and conditions, these intangible assets and corresponding obligations are not recorded by the Division at the time of the acquisitions. Such payments amounted to $2,180,881 in 2000.

    At December 31, 2000, covenant payments in excess of the straight-line recognition of covenant expenses of $2,843,100 were included in prepaid expenses and other current assets. Covenant expenses in excess of cash payments of $551,001 was included in accrued interest, commissions and other expenses on the balance sheet.

(6) LONG-TERM RECORDS AND EXPIRATIONS DEBT

    Periodically, the Division acquires certain insurance agencies for their records and insurance expirations. The purchases are typically funded through cash and debt payable to the sellers. The long-term records and expirations debt at December 31, 2000 is $3,483,260 which includes current installments of $837,576.

    The payment terms are based upon the various agreements entered into by the Division at the time of acquisition. The agreements have a stated interest rate of 8.0%. Generally, the payments extend out 10 years, which is the average useful life of the expiration lists.

    At December 31, 2000, the Division is committed for principal payments under these agreements as follows:

                    2001 .................  $  837,576
                    2002 .................     796,736
                    2003 .................     735,027
                    2004 .................     799,614
                    2005 .................     169,383
                    Thereafter ...........     144,924
                                            ----------
                                            $3,483,260
                                            ==========


(7) PROFIT SHARING AND INCENTIVE SAVINGS PLAN

    The Company has a defined contribution plan covering all full-time employees who have met length of service requirements. Annual contributions to the plan are at the discretion of the Board of Directors. Division contributions were $1,347,020 in 2000.

    The Company also sponsors a 401(k) plan covering all full-time employees who have met length of service requirements. Participants are permitted to make voluntary contributions to the plan up to 10% of their compensation. The Division matches a portion of participant contributions based upon a formula defined in the plan. Division contributions to the plan amounted to $355,878 in 2000.

(8) INCOME TAXES

    The Company is subject to state franchise tax as a Subchapter S corporation. Tax expense amounted to $130,358 for 2000 has been reflected in the Division's financial statements.

(9) OPERATING LEASES

    The Division leases various office sites under lease agreements having an original life of greater than one year. The future minimum lease payments are as follows:

                    2001..................  $1,650,737
                    2002..................     941,864
                    2003..................     552,466
                    2004..................     180,009
                    2005 and thereafter...      31,591
                                            ----------
                                            $3,356,667
                                            ==========

     Rental expense under these agreements amounted to $2,807,050 in 2000.

(10) ACQUISITIONS

     The Division periodically acquires insurance agencies which includes substantially all of the business assets of the entities acquired. The acquisitions are accounted for under the purchase method of accounting, and accordingly, the operating results have been included in the Division's financial statements from the date of acquisition.

     During 2000, the Division acquired the assets of five insurance agencies for $940,000. The Division recorded fixed assets of $98,500, insurance expirations of $799,000 and goodwill of $42,500 in connection with these acquisitions. The Division is committed to make payments under covenants not to compete associated with these acquisitions of approximately $2,520,000.

     In one of these insurance agency acquisitions, the asset purchase agreement provides for contingent consideration based on a percentage of the agency and direct bill commission generated by the business acquired through April 30, 2001. Payments under this agreement of $371,000 were made in 2000.

(11) RELATED PARTY TRANSACTIONS

     During 2000 Riedman Insurance leased office space from the Company at a cost of $253,200. The remaining lease term was assumed by the Purchaser.

     Notes receivable of $4,060,000 at December 31, 2000 are due from the Company's non-consolidated subsidiary.

(12) RISKS AND UNCERTAINTIES

     The Company is currently a defendant in two related claims regarding the validity and timing of excess insurance coverage for a customer that experienced loss due to a fire. In the first claim, the plaintiff alleges that Riedman and the underwriter of an insurance policy owe additional amounts from loss of business income and punitive damages. In the second claim the underwriter is the plaintiff and claims that a Riedman employee inappropriately documented the excess coverage. Riedman vigorously denies the claim and the St. Paul Insurance Company is providing the defense for Riedman. No determination has been made in any of the claims. Management believes the outcome will not have a material adverse effect on the financial statements.

                                                                         ANNEX A

                                  AGREEMENT AND
                             PLAN OF REORGANIZATION

        This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of July 25, 2001 (the "Agreement Date"), is made and entered into by and among BROWN & BROWN, INC., a Florida corporation ("Brown & Brown"), BROWN & BROWN OF WASHINGTON, INC., a Washington corporation and wholly-owned subsidiary of Brown & Brown, the principal business address of which is 220 South Ridgewood Avenue, Daytona Beach, Florida 32114 ("Merger Sub"; Merger Sub and Brown & Brown are sometimes hereinafter referred to collectively as the "Buyers"); RALEIGH, SCHWARZ & POWELL, INC., a Washington corporation, the principal business address of which is 1201 Pacific Avenue, Suite 1000, Tacoma, Washington 98402 (together with its wholly-owned subsidiaries, the "Target"); and the RALEIGH, SCHWARZ & POWELL, INC. EMPLOYEE STOCK OWNERSHIP PLAN (the "ESOP") (Target, the ESOP and the Other Shareholders (as defined below) are sometimes hereinafter referred to collectively as the "Sellers").

                                   BACKGROUND

        The ESOP and the other shareholders listed in Schedule 3.3 hereto (the "Other Shareholders" and, collectively with the ESOP, the "Shareholders") own all of the shares of outstanding capital stock of Target (the "Target Shares"). Target is engaged primarily in the insurance agency business with its principal office in the State of Washington. The respective Boards of Directors of Brown & Brown, Merger Sub and Target have determined that it is advisable and in the best interests of the companies and their respective stockholders, and the trustees of the ESOP (the "Trustees") have determined that it is advisable and in the best interests of the ESOP's participants (the "ESOP Participants"), that Merger Sub merge with and into Target pursuant to this Agreement with Target being the surviving corporation (the "Merger"). Brown & Brown, Merger Sub, Target and the ESOP desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe certain conditions to the Merger. It is the intent of the parties hereto that the transactions contemplated in this Agreement be treated as a pooling-of-interests transaction for accounting purposes and as a tax-free reorganization as described in Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, pursuant to an Agreement and Plan of Reorganization of this date (the "Golden Gate Merger Agreement") among Brown & Brown, Golden Gate Holdings, Inc., a California corporation and affiliate of Target ("Golden Gate"), and certain other parties, a wholly-owned subsidiary of Brown & Brown will merge with and into Golden Gate.

        THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follow:

                                    ARTICLE 1
                                   THE MERGER

        Section 1.1 THE MERGER. At the Effective Time (as defined in SECTION 1.2 hereof), upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into Target in accordance with the relevant provisions of the Washington Business Corporation Act, Title 23B R.C.W. (the "WBCA"). As a result of the Merger, the separate existence of Merger Sub shall cease and Target shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

        Section 1.2 CONSUMMATION OF MERGER. As promptly as practicable after the satisfaction or, if permissible, waiver in writing of the conditions set forth in ARTICLE 8 hereof, the parties hereto shall cause the Merger to be consummated by filing with the Washington Secretary of State an Agreement and Plan of Merger and Articles of Merger, substantially in the form of Exhibit 1.2 and Exhibit 1.3 (respectively, the "Plan of Merger" and the "Articles of Merger", and collectively, the "Merger Documents"), which Merger Documents shall be in such form as required by, and prepared, executed and acknowledged in accordance with, the relevant provisions of the WBCA (the time of such filing being herein referred to as the "Effective Time" and the date of such filing being herein referred to as the "Merger Date").

        Section 1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the WBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, the identity, all of the property (whether real,


                                   Annex A-1
personal or mixed), rights, privileges, powers, immunities, franchises, debts, liabilities and duties of Merger Sub shall be merged with, fully vest in and become the rights, privileges, powers, immunities, franchises, debts, liabilities and duties of the Surviving Corporation and the separate existence of Merger Sub shall cease.

        Section 1.4 ARTICLES OF INCORPORATION; BYLAWS. At the Effective Time, the Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of Surviving Corporation except that Article I of the Articles of Incorporation shall be amended to read as follows: "The name of the corporation is Brown & Brown of Washington, Inc." and the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub as in effect immediately prior to the Effective Time (except as set forth in SECTION 1.6 hereof), in each case until duly amended in accordance with applicable law.

        Section 1.5 DIRECTORS AND OFFICERS.

            (a) At the Effective Time, the directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, until their successors are duly elected or appointed and qualified. The directors of the Surviving Corporation immediately prior to the Effective Time shall resign effective as of the Effective Time.

            (b) At the Effective Time, the officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, in each case until their respective successors are duly elected or appointed and qualified. The officers of the Surviving Corporation immediately prior to the Effective Time shall resign effective as of the Effective Time.

        Section 1.6 NAME OF SURVIVING CORPORATION. As of the Effective Time, the Articles of Incorporation of the Surviving Corporation shall provide that the name of the Surviving Corporation shall be "Brown & Brown of Washington, Inc.", a Washington corporation. The Buyers shall notify the Washington Insurance Commissioner of any changes in the corporate name or officers of Target promptly after the Merger Date. As of the Effective Time, the Surviving Corporation shall file with the Department of Licensing of the State of Washington a "Master Application" form registering the names listed in Schedule 3.9(b) as tradenames for the conduct of the Surviving Corporation's business.

        Section 1.7 MERGER CONSIDERATION. (a) Subject to the satisfaction of the terms and conditions of this Agreement, and by virtue of the Merger and without any further action on the part of the Shareholders, all of the Target Shares will be converted into the right to receive, and the Shareholders shall receive, based upon their respective interests in Target as set forth on Schedule 3.3 hereto, a number shares of the common stock of Brown & Brown (collectively, the "Brown & Brown Shares") equal to:

                (i) the difference of (A) $29,903,761 minus (B) 66.62% of the amount by which the Consolidated Total Net Worth (as defined below) is less than Thirteen Million Dollars ($13,000,000.00), divided by

                (ii) the average closing price for a share of common stock of Brown & Brown, as reported on the New York Stock Exchange, in the twenty (20) day period ending at the close of business on the third (3rd) business day in advance of the Closing Date (as defined in SECTION 2.1 hereof) (the "Average Price"), which shall be set forth on Schedule 1.7(a)(ii) delivered by Buyers to Sellers at the Closing [FOR EXAMPLE, IF THE CLOSING OCCURS ON A FRIDAY, THE TWENTY-DAY PERIOD SHALL END AT THE CLOSE OF BUSINESS ON THE PRECEDING TUESDAY, PROVIDED IT IS A BUSINESS DAY] (such aggregate Brown & Brown Shares are sometimes referred to herein as the "Merger Consideration").

            (b) For purposes of this Agreement, the term "Consolidated Total Net Worth" means, as of the Closing Date, the consolidated total assets minus total liabilities of Target and Golden Gate, as determined by Buyers in accordance with generally accepted accounting principles and Buyers' standard methodology, and after taking into account appropriate reductions including, but not limited to, (i) the purchase of the errors and omissions (E&O), employment practices liability (EPL), employee dishonesty, directors' and officers' liability (D&O) and fiduciary liability tail coverage policies required under SECTION 7.9 hereof and the corresponding section of the Golden Gate Merger Agreement, (ii) all accruals for any transaction-related fees and expenses incurred or to be incurred by Target or Golden Gate (including, without limitation, those expenses relating to the termination, winding down and liquidation of the ESOP), and
(iii) all distributions to the Shareholders or the shareholders of


                                   Annex A-2

Golden Gate (the term "distributions" shall not include contributions to the ESOP through the Closing Date). The Consolidated Total Net Worth shall be calculated not more than three days prior to the Closing Date and set forth on
Schedule 1.7(b) delivered by Buyers to Sellers at the Closing.

            (c) Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary, each outstanding Target Share, the Shareholder of which has demanded and perfected such Shareholder's right to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 23B.13.010 et seq. of the WBCA and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights, shall not be converted into or represent a right to receive the Merger Consideration, but the Shareholder thereof shall be entitled only to such rights as are granted by the WBCA. Target shall give Brown & Brown (i) prompt notice of any notice of intent to demand fair value for any Target Shares, withdrawals of such notices, and any other instruments served pursuant to the WBCA or any other provisions of Washington law and received by the Target, and (ii) the opportunity to conduct jointly all negotiations and proceedings with respect to demands for fair value of shares under the WBCA. Target shall not, except with the prior written consent of Brown & Brown, voluntarily make any payment with respect to any demands for fair value of shares of the Target Shares or offer to settle or settle such demands.

        Section 1.8 DELIVERY OF BROWN & BROWN SHARES. (a) The Brown & Brown Shares shall be issued as Merger Consideration to the Shareholders as follows:

                (i) ten percent (10%) of the Brown & Brown Shares (including those to be issued to the ESOP) (the "Escrowed Shares"), shall be delivered to a mutually agreeable escrow agent (the "Escrow Agent") as partial security for the indemnification obligations of the Shareholders under ARTICLE 9 hereof and the Indemnification Agreement (as defined below). These Escrowed Shares, subject to any reduction in number as may be necessary to satisfy the Shareholders' indemnification obligations, shall be delivered to the Shareholders one (1) year after the Closing Date, in accordance with the terms of the Escrow Agreements (as defined below). The Escrow Agreements shall permit the Escrow Agent to sell or transfer the Escrowed Shares (subject to the restrictions on resale or transfer described in SECTION 3.24(b) hereof or in SECTION 1.12 hereof), provided that the proceeds of any such sale or transfer shall continue to be held pursuant to the Escrow Agreements until one (1) year after the Closing Date and that such proceeds shall be invested in any deposit which is fully insured by the Federal Deposit Insurance Corporation, commercial paper given the highest rating by Moody's Investors Service, Inc., and Standard & Poor's Corporation at the time of investment or money market funds investing primarily in the foregoing; and

                (ii) the remainder of the Brown & Brown Shares, shall be delivered to the Shareholders at the Closing (as defined in SECTION 2.1 hereof).

            (b) The Brown & Brown Shares to be issued to the Shareholders as Merger Consideration shall be issued in accordance with the Shareholders' respective ownership percentages in Target as of the Closing Date, as set forth in Schedule 3.3 hereto.

            (c) The parties agree that the dollar value of each Brown & Brown Share shall be the Average Price for all purposes in determining (i) the number of Brown & Brown Shares to be issued under SECTIONS 1.7 and 1.8(a)(ii) hereof,
(ii) the number of Brown & Brown Shares to be delivered to the Escrow Agent under this SECTION 1.8(a)(i), or (iii) the number of Escrowed Shares that Buyers may recover to satisfy an indemnifiable claim, notwithstanding the actual market value of such shares (in each case with respect to clauses (i), (ii) or (iii), as adjusted for any stock splits or stock dividends).

            (c) No certificate representing fractional Brown & Brown Shares will be issued in the Merger and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Brown & Brown. In lieu of any such fractional shares, the Shareholders will each be entitled to receive from Brown & Brown (after aggregating all fractional shares of Brown & Brown Shares issuable to such Shareholder) Brown & Brown Shares rounded upward or downward to the nearest whole share with a factor of one-half (1/2) or greater rounded up to the nearest whole share.

        Section 1.9 EFFECT ON TARGET SHARES. From and after the Merger Date, the Target Shares shall be canceled and terminated, shall represent solely the right to receive the Merger Consideration in respect of the Target Shares, and shall have no other rights. No interest shall accrue or be payable on any portion of the Merger Consideration.


                                   Annex A-3

        Section 1.10 BROWN & BROWN SHARES. All Brown & Brown Shares received by the Shareholders pursuant to this Agreement shall, except for restrictions on resale or transfer described in SECTION 3.24(b) hereof or in SECTION 1.12 hereof, have the same rights as all of the other shares of outstanding Brown & Brown common stock by reason of the provisions of the Articles of Incorporation of Brown & Brown or as otherwise provided by the Florida Business Corporation Act. All voting rights of such Brown & Brown Shares received by the Shareholders shall be fully exercisable by the Shareholders and the Shareholders shall not be deprived nor restricted in exercising those rights.

        Section 1.11 ACCOUNTING AND TAX TREATMENT. The parties agree (a) to structure this transaction as a tax-free exchange, and (b) as more fully described in SECTION 7.6 of this Agreement, to treat this transaction for accounting purposes as a pooling-of-interests transaction and to take all actions necessary to characterize the transaction as such.

        Section 1.12 REGISTRATION OF BROWN & BROWN SHARES; MEETING OF TARGET SHAREHOLDERS.

            (a) S-4 Registration Statement. Brown & Brown shall (with Target's diligent cooperation) prepare and file with the Securities and Exchange Commission (the "SEC"), as promptly as practicable, a registration statement on Form S-4 (or such other or successor form as shall be appropriate) which complies with applicable SEC requirements (the "Form S-4") to register under the Securities Act (as defined below) the issuance of all Brown & Brown Shares to be issued in or as a result of the Merger. Brown & Brown shall use its commercially reasonable best efforts to cause the S-4 Registration Statement to become effective as soon thereafter as practicable. Target shall furnish all information concerning itself to Brown & Brown as Brown & Brown may reasonably request in connection with the preparation of the Form S-4. Target will review the Form S-4 and any amendments thereto so that each will not, to the Knowledge (as defined SECTION 11.2 of this Agreement) of Target, at the time the Form S-or any such amendment is filed with the SEC or at the time the Form S-4 is declared effective, contain any untrue statement of a material fact relating to Target or omit to state any material fact relating to Target required to be stated therein or necessary in order to make the statements therein relating to Target, in light of the circumstances under which they were made, not misleading. If at any time any event or information is discovered by Target which Target should reasonably expect would be required to be set forth in an amendment to the Form S-4, Target will promptly inform Brown & Brown.

            (b) Meeting of Target Shareholders. Target will take all action necessary in accordance with Washington law and its articles of incorporation and bylaws to convene a meeting of the Shareholders (the "Target Shareholders Meeting") as promptly as practicable after the S-4 Registration Statement has been declared effective to consider and vote upon the approval of this Agreement and the Merger. Target will consult with Brown & Brown regarding the date of the Target Shareholders Meeting and will use its reasonable best efforts not to postpone or adjourn (other than for the absence of a quorum) the Target Shareholders Meeting without the consent of Brown & Brown. Target's Board of Directors shall recommend approval of this Agreement and the Merger and shall use its best efforts to solicit from the Shareholders votes or consents in favor of the Merger and will take all other action necessary or advisable to secure the vote or consent of the Shareholders required to effect the Merger.

                                    ARTICLE 2
                         CLOSING, ITEMS TO BE DELIVERED,
                     FURTHER ASSURANCES, AND EFFECTIVE DATE

        Section 2.1 CLOSING. Subject to SECTION 10.1(e) hereof, the consummation of the Merger under this Agreement (the "Closing") will take place at 9:00 a.m., Pacific Standard Time, on the date on which all of the closing conditions set forth in ARTICLE 8 of this Agreement are satisfied including, without limitation, the filing of those documents or instruments necessary to effect the Merger pursuant to applicable state law (the "Closing Date"), at the offices of Vandeberg Johnson & Gandara, 1201 Pacific Avenue, Suite 1900, Tacoma, Washington, unless another date or place is agreed to in writing by the parties hereto.

        Section 2.2 CLOSING OBLIGATIONS. At the Closing, together with this executed Agreement (including those Schedules, in form and substance satisfactory to Buyers, required under this Agreement to delivered by the Sellers to Buyers):

            (a) The Sellers will deliver to Buyer:


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                (i) certificates representing the Target Shares to Buyers, which certificates have been marked "CANCELED" by Target;

                (ii) a release in form and substance as set forth in Exhibit 2.2(a)(ii) (the "Release"), executed by each of the Shareholders;

                (iii) an indemnification agreement in form and substance as set forth in Exhibit 2.2(a)(iii) (the "Indemnification Agreement"), executed by each of the Other Shareholders;

                (iv) an escrow agreement in form and substance as set forth in
Exhibit 2.2(a)(iv) (the "Shareholder Escrow Agreement"), executed by each of the Other Shareholders;

                (v) an escrow agreement in form and substance as set forth in
Exhibit 2.2(a)(v) (the "ESOP Escrow Agreement" and together with the Shareholder Escrow Agreement, the "Escrow Agreements"), executed by the ESOP;

                (vi) written opinion of counsel of Target dated as of the Closing Date in form and substance as set forth in Exhibit 2.2(a)(vi) with only such changes therein as shall be in form and substance reasonably satisfactory to Buyers (the "Opinion of Target's Counsel");

                (vii) non-competition agreements in form and substance as set forth in Exhibit 2.2(a)(vii) (each a "Non-Competition Agreement" and collectively, the "Non-Competition Agreements"), executed by those Shareholders and ESOP Participants listed in Schedule 2.2(a)(vii) (each a
"Shareholder/Employee" and collectively, the "Shareholder/Employees");

                (viii) Buyers' standard, at-will employment agreement, which employment agreements contain confidentiality, non-solicitation provisions (each a "Standard Employment Agreement" and collectively, the "Standard Employment Agreements"), executed by Target's employees whom Buyers wish to retain after Closing;

                (ix) pursuant to Washington community property law, executed written consents to this Agreement and the Merger contemplated herein from the respective spouses of the Other Shareholders, in form and substance as set forth in Exhibit 2.2(a)(ix) (collectively, the "Spousal Consents");

                (x) the Merger Documents, duly executed by Target, to be filed with the Secretary of State of the State of Washington;

                (xi) written consent for this Merger transaction, in form and substance reasonably acceptable to the Buyers, obtained from those parties identified on Schedule 3.5 (collectively, the "Required Consents");

                (xii) (A) a copy of a favorable fairness opinion, delivered to an independent fiduciary retained to represent the ESOP Participants' interests in the Merger (the "ESOP Fiduciary"), stating that the Merger would be fair to the ESOP and the ESOP's Participants and beneficiaries from a financial point of view (the "ESOP Opinion"), and (B) a copy of a letter from the ESOP Fiduciary to the ESOP Participants, recommending their approval of the Merger (together with the ESOP Opinion, the "ESOP Approvals");

                (xiii) resolutions of Target's Board of Directors, duly adopted and executed in accordance with the relevant provisions of the WBCA, (A) setting forth that the Merger, this Agreement and the transactions and other agreements, instruments and documents contemplated herein including, without limitation, those agreements, documents, and instruments set forth in subsections (ii) through (xii) of this SECTION 2.2(a) (collectively, the "Ancillary Documents"), be recommended to the Shareholders for their approval, and (B) evidencing to Buyers' satisfaction that Target has terminated (x) all of its Employee Benefits Plans including, without limitation, the ESOP (except Target's Employee Welfare Benefit Plans, as defined in SECTION 3.20(b) hereof, or Target's deferred compensation (Circle K) plan), with such termination effective prior to and contingent upon the Closing Date, with directions to Target's legal counsel to apply for determination letters from the Internal Revenue Service with respect to the termination of the ESOP and Target's 401(k) Plan, respectively, (y) all of its Employee Welfare Benefit Plans effective immediately following Closing, and (z) with respect to clauses (x) and (y), the Target shall also deliver a form Notice of Intent to


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Terminate, satisfactory to Buyers, regarding the termination of Target's
Employee Benefit Plans, which Notice shall be delivered to all participants and beneficiaries under Target's Employee Benefit Plans promptly after Closing (the "Target Board Resolutions");

                (xiv) resolutions of the Shareholders (including the ESOP voting as directed by the ESOP Participants to the extent of their interests in the Target Shares), duly adopted in accordance with the relevant provisions of the WCBA, approving the Merger and the other transactions contemplated herein, the Agreement, and the Ancillary Documents (the "Shareholder Resolutions");

                (xv) a certificate executed by the chief executive officer of Target representing and warranting to the Buyers that each of the Target's representations and warranties hereunder was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Schedules that were delivered by the Target to Buyers prior to the Closing
Date); and

                (xvi) a certificate executed by the Trustees representing and warranting to the Buyers that each of the ESOP's representations and warranties hereunder was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Schedules that were delivered by the Target or the ESOP to the Buyers prior to the Closing Date).

            (b) Buyers shall deliver to the Sellers:

                (i) certificates representing the number of Brown & Brown Shares to be issued to the Shareholders at the Closing pursuant to SECTION 1.8(a)(ii) hereof;

                (ii) the Escrow Agreements and the Indemnification Agreement, executed by Buyers;

                (iii) the Non-Competition Agreements, executed by Brown & Brown;

                (iv) resolutions of the Buyers' Boards of Directors, duly adopted and executed in accordance with the relevant provisions of Florida and Washington law, approving the Merger, this Agreement and the transactions and other agreements, instruments and documents contemplated herein, and approving the issuance of the Brown & Brown Shares to the Shareholders (the "Buyers' Board Resolutions");

                (v) written opinion of counsel dated as of the Closing Date in substantially the form of Exhibit 2.2(b)(ii) with only such changes therein as shall be in form and substance reasonably satisfactory to Sellers (the "Opinion of Buyers' Counsel");

                (vi) the Merger Documents, duly executed by Merger Sub, to be filed with the Secretary of State of the State of Washington; and

                (vii) a certificate executed by Buyers to the effect that, except as otherwise stated in such certificate, each of Buyers' representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Schedules that were delivered by Buyers to Target prior to the Closing Date).

        Section 2.4 MUTUAL PERFORMANCE. At or prior to the Closing, the parties hereto shall also deliver to each other the agreements, certificates, and other documents and instruments referred to in ARTICLES 6 and 7 hereof.

        Section 2.5 THIRD PARTY CONSENTS. To the extent that the Merger may not be consummated hereunder without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to consummate such Merger if an attempted transfer would constitute a breach thereof or be unlawful, and the Sellers, at their expense, shall use their best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted transfer would be ineffective or would impair Buyers' rights so that Buyers would not in effect acquire the benefit of all such rights, the Shareholders, to the maximum extent permitted by law, shall act after the Closing as Buyers' agent in order to obtain for it the benefits thereunder and shall cooperate, to the


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maximum extent permitted by law, with Buyers in any other reasonable arrangement designed to provide such benefits to Buyers.

        Section 2.6 EFFECTIVE DATE. The Effective Date of this Agreement and all related instruments executed at the Closing shall be the Merger Date.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE TARGET

        The Target represents and warrants to the Buyers as follows:

        Section 3.1 ORGANIZATION. Target is a corporation duly organized, validly existing and in good standing under the laws of Washington and its status is active. Target has all requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as now being conducted. Target is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its insurance agency business requires it to be so qualified.

        Section 3.2 AUTHORITY. The Target has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of the Target, including the approval of the Board of Directors of Target, subject only to the approval of this Agreement by the Shareholders. This Agreement has been duly executed and delivered by the Target and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect relating to or affecting the enforcement of creditors' rights generally and general equitable principles.

        Section 3.3 CAPITALIZATION. Schedule 3.3 sets forth the number of Target Shares and the corresponding ownership percentage in Target beneficially held by each of the Shareholders (including a schedule showing the number of Target Shares allocated to each ESOP Participant within the ESOP). The Target Shares constitute all of the issued and outstanding shares of capital stock of Target. All of the Target Shares have been duly issued and are fully paid and nonassessable. All of the Target Shares are owned and held by the Shareholders, free and clear of all liens, encumbrances or other third-party rights of any kind whatsoever except as described in Schedule 3.3. There are no outstanding agreements, options, rights or privileges, whether preemptive or contractual, to acquire shares of capital stock or other securities of Target except as described in Schedule 3.3.

        Section 3.4 CORPORATE RECORDS. The Target has delivered, or shall deliver prior to the Closing Date, to Buyers correct and complete copies of the Articles of Incorporation and Bylaws of Target, each as amended to date. The minute books containing the records of meetings of the shareholders, board of directors, and any committees of the board of directors, the stock certificate books, and the stock record books of Target are correct and complete and have been made available for inspection by Buyers. Target is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws.

        Section 3.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth in Schedule 3.5, neither the execution, delivery or performance of this Agreement by the Target nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will
(a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Target, (b) except with respect to the filing of the Merger Documents with the Secretary of State of Washington and the filing of change of control information or license transfer documents with the insurance regulators in the states (identified in Schedule 3.5) in which Target or its employees are licensed to engage in the insurance agency business, require any filing with, or permit, authorization, consent, or approval of, any court, arbitral tribunal, administrative agency or commission, or other governmental or regulatory authority or agency (each a "Governmental Entity"), except where the failure to obtain such permits, authorizations, consents, or approvals or to make such filings would not, individually or in the aggregate, have a material adverse effect on the business, operation, assets, properties, liabilities, results of operations, ownership, or financial condition of Target (a "Material Adverse Effect"), (c) result in a violation or breach of, or constitute a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, lease, license, agreement, or other instrument or obligation to which Target is a party or by which Target or any of its properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or


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regulation applicable to the Target, or any of its properties or assets, except in the case of (c) or (d) above for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

        Section 3.6 NO THIRD PARTY OPTIONS. Except as described in Schedule 3.3, there are no existing agreements, options, commitments, or rights with, of or to any person to acquire any of Target's capital stock, assets, properties or rights, or any interests therein.

        Section 3.7 FINANCIAL STATEMENTS. The Target has delivered to Buyers true and complete copies of (a) Target's balance sheet as of December 31, 2000 and the related statement of income for the twelve (12) months then ended, and
(b) Target's unaudited balance sheet at June 30, 2001 (the "Balance Sheet Date"), and the related statement of income for the six (6) months then ended, all of which have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods involved. Such balance sheets fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of Target at the dates indicated and such statements of income fairly present the results of operations for the periods then ended. Target's financial books and records are accurate and complete in all material respects.

        Section 3.8 ABSENCE OF CERTAIN CHANGES. Except as described in Schedule 3.3, since the Balance Sheet Date, there have been no events or changes having a Material Adverse Effect on Target or, to the Target's Knowledge, on the future prospects of Target. Since the Balance Sheet Date, Target has not made any distributions or payments to shareholders (other than normal compensation that may have been paid to the Shareholders in their capacity as bona fide employees) and has not entered into any agreements other than in the ordinary course of business. Since the Balance Sheet Date, Target has carried on business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and has not taken any unusual actions in contemplation of this transaction except to the extent that Buyers have given their prior specific consent.

        Section 3.9 ASSETS. (a) Except as set forth in Schedule 3.9(a), Target owns and holds, free and clear of any lien, charge, pledge, security interest, restriction, encumbrance or third-party interests of any kind whatsoever (including insurance company payables), sole and exclusive right, title, and interests in and to the customer expiration records for those customers listed in Schedule 3.9(a), together with the exclusive right to use such records and all customer accounts, copies of insurance policies and contracts in force, and all files, invoices and records pertaining to the customers, their contracts and insurance policies, and all related information. All customer accounts listed in
Schedule 3.9(a) represent current customers of Target and none of such accounts has been cancelled or transferred as of the date hereof. None of the accounts shown in Schedule 3.9(a) represents business that has been brokered through a third party. Except as set forth in Schedule 3.9(a), Target has no Knowledge of any current customer generating over $25,000.00 in annual commissions that is terminating or substantially reducing, or has threatened to terminate or substantially reduce, its business with Target.

            (b) The names listed in Schedule 3.9(b) are the only trade names used by Target within the past three (3) years. Except as described in Schedule 3.9(b), no party has filed a claim during the past three (3) years against Target alleging that it has violated, infringed on or otherwise improperly used the intellectual property rights of such party, or, if so, the claim has been settled with no existing liability to Target and, to the Knowledge of the Target, Target has not violated or infringed any trademark, trade name, service mark, service name, patent, copyright or trade secret held by others.

            (c) To the Target's Knowledge, the computer software of Target performs in accordance with the documentation and other written material used in connection therewith, is substantially free of defects in programming and operation. The Target has delivered to Buyers complete and correct copies of all user and technical documentation related to such software.

            (d) Target owns or leases all tangible assets necessary for the conduct of its business. Schedule 3.9(d) contains list of all tangible assets leased by Target. All equipment, inventory, furniture and other assets owned or leased by Target in its business are in a state of good repair and maintenance, having regard for the purposes of which they are used, and the purposes for which such assets are used and for which they are held by Target are not, to the Target's Knowledge, in violation of any statute, regulation, covenant or restriction. Target owns or leases all office furniture, fixtures and equipment in its offices located in and throughout Washington.


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            (e) All notes and accounts receivables of Target are reflected properly on its books and records, are valid receivables subject to no set-offs or counterclaims either asserted to date or of which the Target has Knowledge, are presently current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject to such reserves as are described in the Target's Balance Sheet and with the exception of those accounts described in Schedule 3.9(e). All of Target's accounts payable, including accounts payable to insurance carriers, are current and reflected properly on its books and records, and will be paid in accordance with their terms at their recorded amounts.

        Section 3.10 UNDISCLOSED LIABILITIES. Target has no liabilities, and no circumstances have occurred or arisen which could reasonably be expected to form a basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Target giving rise to any liability, except (a) those liabilities reflected in its June 30, 2001 balance sheet of Target, and (b) liabilities which have arisen after June 30, 2001 in the ordinary course of business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law, or arose from any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand). Except as described in Schedule 3.10, Target has not guaranteed the obligations of any third party, including, without limitation, guarantees relating to premium financing on behalf of its customers.

        Section 3.11 LITIGATION AND CLAIMS. Except as disclosed in Schedule 3.11, there is no suit, claim, action, proceeding or investigation pending or, to the Target's Knowledge, threatened against Target, and there is no basis for such a suit, claim, action, proceeding or investigation. Target is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have an adverse effect on Target or would prevent the Target from consummating the transactions contemplated hereby. No voluntary or involuntary petition in bankruptcy, receivership, insolvency, or reorganization with respect to the Target has been filed by or, to the Knowledge of the Target, against the Target, nor will the Target file such a petition prior to the Closing Date or for one hundred (100) days thereafter, and if such petition is filed by others, the same will be promptly discharged. The Target is solvent on the date hereof and will be solvent on the Closing Date. The Target has not, and at the Closing Date will not have, made any assignment for the benefit of creditors, or admitted in writing insolvency or that its property at fair valuation will not be sufficient to pay its debts, nor will the Target permit any judgment, execution, attachment, or levy against it or its properties to remain outstanding or unsatisfied for more than ten (10) days.

        Section 3.12 COMPLIANCE WITH APPLICABLE LAW. Target holds all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of its business (collectively, the "Permits"). Target is in substantial compliance with the terms of the Permits, except where the failure to comply would not have an adverse effect. Target is not conducting business in violation of any law, ordinance or regulation of any Governmental Entity (including, without limitation, the Gramm-Leach Bliley Financial Services Modernization Act of 1999 and any applicable federal or state regulations promulgated pursuant thereto), except for possible violations that individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Target is pending or, to the Knowledge of the Target, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

        Section 3.13 TAX RETURNS AND AUDITS. Target has timely filed all federal, state, local and foreign tax returns, including all amended returns, in each jurisdiction where Target is required to do so or has paid or made provision for the payment of any penalty or interests arising from the late filing of any such return, has correctly reflected all taxes required to be shown thereon, and has fully paid or made adequate provision for the payment of all taxes that have been incurred or are due and payable pursuant to such returns or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such returns. Target is not currently subject to any audits with respect to any federal, state, local or foreign tax returns required to be filed and there are no unresolved audit issues with respect to prior years' tax returns. There are no circumstances or pending questions relating to potential tax liabilities nor claims asserted for taxes or assessments of Target that, if adversely determined, could result in a tax liability for any period prior to, including, or beginning after the Closing Date or on Target's practices in computing or reporting taxes. Target has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. Target is not holding any unclaimed property that it is required to surrender to any state taxing authority including, without limitation, any uncashed checks or unclaimed wages, and Target has timely filed all unclaimed property reports required to be filed with such state taxing authorities. Target does not periodically purge its records of uncashed checks. Target has no interests in real estate in the State of Washington, the transfer or disposition of which would give rise to Washington State real estate excise tax. For purposes hereof, the terms "tax" and "taxes" shall include all federal, state, local and foreign taxes, assessments, duties, tariffs, registration fees and other


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governmental charges, including without limitation all income, franchise , property, production, sales, use, payroll, license, windfall profits, severance, withholding, excise, gross receipts and other taxes, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions or penalties. There are no liens for taxes upon the assets of the Target except for taxes that are not yet payable. Target has withheld all taxes required to be withheld in respect of wages, salaries and other payments to all employees, officers, and directors and any taxes required to be withheld from any other person and has timely paid all such amounts withheld to the proper taxing authority. Neither the Target nor any subsidiary of the Target is a party to any agreement, contract, or arrangement that would result in the payment of any "excess parachute payment" within the meaning of 280G of the Code.

        Section 3.14 CONTRACTS. (a) Schedule 3.14 lists all material contracts, agreements and other written arrangements to which Target is a party, including, without limitation, the following:

                (i) any written arrangement (or group of written arrangements) for the furnishing or receipt of services that calls for performance over a period of more than one (1) year;

                (ii) any written arrangement concerning a partnership or joint venture;

                (iii) any written arrangement (or group of written arrangements) under which Target has created, incurred or assumed or may create, incur or assume indebtedness (including capitalized lease obligations) involving more than $10,000.00 or under which it has imposed (or may impose) a security interest on any of its assets, tangible or intangible;

                (iv) any form of employment agreement and a list of each Target employee who is a party to an agreement in such form;


                (v) any written arrangement concerning confidentiality or non-competition;

                (vi) any written arrangement involving Target and its present or former affiliates, officers, directors or shareholders that was in effect during the five (5) years prior to the Closing Date;

                (vii) any written arrangement under which the consequences of a default or termination could have a Material Adverse Effect on the assets, liabilities, business, financial condition, operations or future prospects of Target; or

                (viii) any other written arrangement (or group of related arrangements) either involving more than $10,000.00, or not entered into in the ordinary course of business, including without limitation any acquisition agreements entered into during the five (5) years prior to the Closing Date.

            (b) Target is not a party to any verbal contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in
Schedule 3.14. The Target has delivered to Buyers a correct and complete copy of each written arrangement, as amended to date, listed in Schedule 3.14. Each such contract, agreement and written arrangement is valid and enforceable in accordance with its terms, and no party is in default under any provision thereof.

        Section 3.15 NON-SOLICITATION COVENANTS. Target is not a party to any agreement that restricts its ability to compete in the insurance agency industry or solicit specific insurance accounts.

        Section 3.16 INSURANCE POLICIES. Schedule 3.16 sets forth a complete and correct list of all insurance policies held by Target with respect to its business, and true and complete copies of such policies have been delivered to Buyers. Target has complied with all the provisions of such policies and the policies are in full force and effect.

        Section 3.17 ERRORS AND OMISSIONS; EMPLOYMENT PRACTICES; DIRECTORS' AND OFFICERS' AND FIDUCIARY LIABILITY. (a) Target has not incurred any liability or taken or failed to take any action that may reasonably be expected to result in
(i) a liability for errors or omissions in the conduct of its insurance business or (ii) employment practices liability (EPL), except such liabilities as are fully covered by insurance. All errors and omissions (E&O) and EPL lawsuits and claims currently pending or threatened against Target are set forth in Schedule
3.11. Target has E&O insurance coverage


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in force, on a claims made basis, with minimum liability limits of $20 million per claim and $40 million aggregate over the two-year term, with a deductible of $25,000 per claim and a ceiling of $75,000 per year or $150,000 per term of two years, and the Target will provide to Buyer a certificate of insurance evidencing such coverage prior to or on the Closing Date. Except as described in
Schedule 3.17, Target has had the same or higher levels of E&O coverage continuously in effect for at least the past five (5) years.

            (b) Target has EPL, D&O and fiduciary liability insurance coverage in force, on a claims made basis, with minimum liability limits of $7 million per claim and $7 million aggregate, with a deductible of $1,000 per claim fiduciary, $25,000 per claim EPL and $25,000 per claim D&O for entity and no deductible for D&O for individuals, and the Target will provide to Buyer a certificate of insurance evidencing such coverage prior to or on the Closing Date. Except as described in Schedule 3.17, Target has had the same or higher levels of EPL, D&O and fiduciary coverage continuously in effect for at least the past five (5) years.

        Section 3.18 EMPLOYEE DISHONESTY COVERAGE. Schedule 3.18 sets forth a complete and correct list of all employee dishonesty bonds or policies, including the respective limits thereof, held by Target in the three (3) year period prior to the Closing Date, and true and complete copies of such bonds or policies have been delivered to Buyers. Target has complied with all the provisions of such bonds or policies and Target has an employee dishonesty bond or policy in full force and effect as of the Closing Date.

        Section 3.19 EMPLOYEES. Except as disclosed in Schedule 3.14, all employees of Target are employees at will, and Target is not a party to any written contract of employment.

        Section 3.20 EMPLOYEE BENEFIT PLANS. Schedule 3.20 lists each Employee Benefit Plan (as defined below) that Target or any trade or business, whether or not incorporated, that together with Target would be deemed a "single employer" within the meaning of Section 4001 of ERISA (as defined below) (a "Target ERISA Affiliate") maintains or to which Target or any Target ERISA Affiliate contributes.

            (a) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws. No such Employee Benefit Plan is under audit by the Internal Revenue Service or the Department of Labor.

            (b) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s, and summary plan descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan, or will be filed within the time required for such filing. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan that is an "Employee Welfare Benefit Plan" as such term is defined in ERISA Section 3(1).

            (c) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each such Employee Benefit Plan that is an "Employee Pension Benefit Plan" as such term is defined in ERISA Section 3(2), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Target. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

            (d) Each such Employee Benefit Plan that is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two (2) years, a favorable determination letter from the Internal Revenue Service, except that the ESOP's determination letter is dated August 28, 1995.

            (e) The market value of assets under each such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any "Multiemployer Plan" as such term is defined in ERISA Section 3(37)) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with Pension Benefit Guaranty Corporation ("PBGC") methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.


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            (f) Target has delivered (or no later than sixty (60) days prior to the Closing Date shall deliver) to Buyers correct and complete copies of the plan documents and summary plan descriptions, the most recently filed Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements that implement each such Employee Benefit Plan.

            (g) With respect to each Employee Benefit Plan that Target or any Target ERISA Affiliate maintains or has maintained in the past six (6) years or to which it contributes, has contributed, or has been required to contribute in the past six (6) years:

                (i) No such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a "Reportable Event" (as such term is defined in ERISA Section 4043) as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of the Target, threatened.

                (ii) There have been no "Prohibited Transactions" as defined in ERISA Section 406 and Code Section 4975 with respect to any such Employee Benefit Plan. No "Fiduciary" as defined in ERISA Section 3(21) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Target, threatened. None of the directors and officers (and employees with responsibility for employee benefits matters) of Target has any Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

                (iii) Target has not incurred, and none of Target and the directors and officers (and employees with responsibility for employee benefits matters) of Target has any reason to expect that Target shall incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan.

                (iv) Neither Target nor any Target ERISA Affiliate contributes to, nor has ever been required to contribute to, any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan.

                (v) Neither Target nor any Target ERISA Affiliate maintains or contributes, nor has ever maintained or contributed, or has ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

As used in this Agreement, the term "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

        Section 3.21 INTELLECTUAL PROPERTY.

            (a) Target owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property (as defined below) necessary or desirable for the operation of the businesses of Target as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Target immediately prior to the Closing hereunder shall be owned or available for use by Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder. Target has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

            (b) Target has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the directors and officers (and


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employees with responsibility for Intellectual Property matters) of Target has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Target, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Target.

            (c) Target has no patents issued in its name, or patent applications filed or pending. Schedule 3.21(c) identifies each license, agreement, or other permission that Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Target has delivered to Buyers correct and complete copies of all such registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Buyers correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 3.21(c) also identifies each trade name and registered or unregistered trademark or service mark used by Target. With respect to each item of Intellectual Property required to be identified in Schedule 3.21(c):

                (i) Target possesses all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction;

                (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

                (iv) except as described in Schedule 3.21(c), Target has never agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

            (d) Schedule 3.21(d) identifies each item of Intellectual Property that any third party owns and that Target uses pursuant to license, sublicense, agreement, or permission. Target has delivered to Buyers correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 3.21(d):

                (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                (ii) the license, sublicense, agreement, or permission shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2 above);

                (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or default or permit termination, modification, or acceleration thereunder;

                (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                (v) with respect to each sublicense, the representations and warranties set forth in clauses (i) through (iv) above are true and correct with respect to the underlying license;

                (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Target, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and


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                (viii) Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

            (e) To the Knowledge of the Target, Target shall not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

As used in this Agreement the term "Intellectual Property" means (A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (B) all trademarks, service marks, trade dress, logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (C) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (D) all mask works and all applications, registrations, and renewals in connection therewith, (E) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (F) all computer software (including data and related documentation), (G) all registered domain names, website content, website related software, and all other Internet related tools and applications, (H) all other proprietary rights, and (I) all copies and tangible embodiments thereof (in whatever form or medium).

        Section 3.22 ENVIRONMENT, HEALTH, AND SAFETY.

            (a) Target has materially complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of Target and, to the Knowledge of Target, its predecessors and affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations that are required under, and has materially complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables that are contained in, all Environmental, Health, and Safety Laws.

            (b) Target has no liability (and, to the Knowledge of Target, none of Target and its predecessors and affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Target giving rise to any liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to, any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

            (c) No Hazardous Materials have been placed by Target on or in any structure on the real property leased or used by Target (the "Real Property") or, to the Knowledge of the Target, by any prior owner or user of the Real Property. To the Knowledge of Target, no underground storage tanks for petroleum or any other substance, or underground piping or conduits, are or have previously been located on the Real Property. To the Knowledge of the Shareholders or Target, no other party has caused the release of or contamination by Hazardous Materials on the Real Property. Target has provided, or no later than sixty (60) days prior to the Closing Date (and thereafter, as such items are received by Target) shall provide, Buyers with all environmental studies, records and reports in its possession or control, and all correspondence with any governmental entities, concerning environmental conditions of the Real Property.

            (d) All properties and equipment used in the business of Target and its predecessors and affiliates have been free of asbestos, polychlorinated biphenyls (PCBs), methylene chloride, trichloroethylene,
1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

            (e) As used in this Agreement, the term:


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                (i) "Environmental, Health, and Safety Laws" means the
Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes;

                (ii) "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended; and

                (iii) "Hazardous Materials" means any "toxic substance" as defined in 15 U.S.C. Sections 2601 et seq. on the date hereof, including materials designated on the date hereof as "hazardous substances" under 42 U.S.C. Sections 9601 et seq. or other applicable laws, and toxic, radioactive, caustic, or otherwise hazardous substances, including petroleum and its derivatives, asbestos, PCBs, formaldehyde, chlordane and heptachlor.

        Section 3.23 POOLING-OF-INTERESTS ACCOUNTING MATTERS.

            (a) Except as set forth on Schedule 3.23(a), (i) Target has never been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded; (ii) within the past two (2) years, there has not been any sale, spin-off or split-up of a significant amount of assets of Target other than in the ordinary course of business; (iii) Target owns no shares of the capital stock of Brown & Brown; (iv) Target has not acquired any shares of its capital stock during the past two (2) years; (v) as of the Effective Time, Target has no obligation (whether contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any distribution in respect thereof; (vi) neither the voting stock structure of Target nor the relative ownership of shares among the Shareholders has been altered or changed within the last two (2) years in contemplation of the Merger; and (vii) except for the Target Shares allocated to participants within the ESOP, none of the shares of the capital stock of Target were issued pursuant to awards, grants or bonuses.

            (b) Except as described in Schedule 3.23(a), to the Knowledge of the Target, neither Target nor any Shareholder has taken or agreed to or will take prior to the Closing Date any action that would prevent Brown & Brown from accounting for this transaction as a pooling of interests. Without limiting the generality of the foregoing, to the Knowledge of the Target, no "Affiliate" (as defined below) of Target has, during a period of thirty (30) days prior to the date of this Agreement, sold, pledged, hypothecated, or otherwise transferred or encumbered any capital stock of Target held by such Affiliate. For purposes of this Agreement, the term "Affiliate" means any officer, director, or owner of ten percent (10%) or more of the voting capital stock of Target.

            (c) As of the Closing Date, to the Knowledge of Target, no Shareholder has entered into any agreement to sell, pledge, hypothecate, or otherwise transfer or encumber the Brown & Brown Shares.

        Section 3.24 SECURITIES LAW REPRESENTATIONS.

            (a) Representatives of the Target were granted access to the business premises, offices, properties, and business, corporate and financial books and records of Buyers. The Shareholders were permitted to examine the foregoing records, to question officers of Buyers, and to make such other investigations as they considered appropriate to determine or verify the business and financial condition of Buyers.

            (b) The Target recognizes that the Brown & Brown Shares will, when issued, be registered under the Securities Act of 1933, as amended (the "Securities Act") but that, in order for the Merger to qualify for treatment under the pooling-of-interests method of accounting, the Shareholders will not be able to sell, offer to sell, transfer, pledge, hypothecate, or otherwise dispose of the Brown & Brown Shares until two (2) business days after the date of Brown & Brown's earnings press release for third quarter 2001 (the "Release Date"), which Release Date is anticipated to be October 31, 2001; and further, Buyer will issue stop transfer orders with Buyer's transfer agent to enforce the foregoing restrictions.


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            (c) None of the information supplied or to be supplied by Sellers for inclusion in the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        Section 3.25 NO MISREPRESENTATIONS. None of the representations and warranties of the Target set forth in this Agreement or in the attached Schedules, notwithstanding any investigation thereof by Buyers, contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the statements made not misleading.

        Section 3.26 COMPLIANCE WITH LAWS. The ESOP is a tax qualified plan and has been administered in substantial compliance with all applicable laws, rules and regulations, including, without limitation, ERISA.

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF ESOP

        The ESOP, as a Shareholder of Target, represents and warrants to Buyers as follows:

        Section 4.1 AUTHORITY. The ESOP has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the duly appointed trustees of the ESOP and constitutes the ESOP's valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, or similar laws from time to time in effect which offset creditors' rights generally, and general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or in law).

        Section 4.2 ASSETS. Other than as set forth in the terms of the ESOP plan document dated _____, the ESOP owns and holds, free and clear of any lien, charge, pledge, security interest, restriction, encumbrance or third party interest of any kind whatsoever, sole and exclusive right, title, and interest in and to the Target Shares which are to be transferred by the ESOP to the Buyer pursuant to the terms of this Agreement

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF BUYERS

        Each of the Buyers represents and warrants to the Target (prior to the Closing) and the Shareholders as follows:

        Section 5.1 ORGANIZATION. Merger Sub is a corporation organized under the laws of the State of Washington and its status is active. Brown & Brown is a corporation organized under the laws of Florida and its status is active. Each Buyer has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. Each Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and be in good standing would not in the aggregate have a material adverse effect.

        Section 5.2 AUTHORITY. Each Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of each Buyer and no other corporate proceeding on the part of either Buyer is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by each Buyer and constitutes its valid and binding obligation, enforceable against each Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect which offset creditors' rights generally and general equitable principles.


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        Section 5.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Neither the
execution, delivery or performance of this Agreement by Buyers nor the consummation by Buyers of the transactions contemplated hereby nor compliance by Buyers with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of either Buyer, (b) except with respect to the filing of the Merger Documents with the Secretary of State of Washington, require any filing with, or permit authorization, consent, or approval of, any Governmental Entity, except where the failure to obtain such permits, authorizations, consents, or approvals or to make such filings would not have a Material Adverse Effect with respect to Buyers, (c) result in a violation or breach of, or constitute a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, or other instrument or obligation to which either Buyer is a party or by which either Buyer or its properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to either Buyer or any of its properties or assets, except in the case of (C) or (D) above for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyers.

        Section 5.4 SEC REPORTS AND FINANCIAL STATEMENTS. Brown & Brown has filed with the SEC, and has heretofore made available to the Sellers true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 2000 under the Securities Exchange Act of 1934 (the "Exchange Act") or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Buyer SEC Documents"). The Buyer SEC Documents, including without limitation any financial statements and schedules included therein, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of Buyer included in the Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Buyer and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

        Section 5.5 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Brown & Brown SEC Documents or Schedule 5.5, since December 31, 2000, there have been no events, changes or events having, individually or in the aggregate, a material adverse effect on Buyers.

        Section 5.6 NO UNDISCLOSED LIABILITIES. Except as and to the extent set forth in Buyer's Quarterly Report on Form 10-Q for the three (3)-month period ended March 31, 2001 or Schedule 5.5, as of March 31, 2001, Buyer had no liabilities or obligations, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Buyer and its subsidiaries. Except as set forth in Schedule 5.5, since March 31, 2001, Buyer has not incurred any liabilities, whether or not accrued, contingent or otherwise, outside the ordinary course of business or that would have, individually or in the aggregate, a material adverse effect on Buyer.

        Section 5.7 LITIGATION. Except as disclosed in the Brown & Brown SEC Documents filed prior to the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Brown & Brown, threatened against Brown & Brown or any of its subsidiaries before any Governmental Entity that, individually or in the aggregate, is reasonably likely to have a material adverse effect on Brown & Brown or would prevent Brown & Brown from consummating the transactions contemplated by this Agreement. Except as disclosed in the Brown & Brown SEC Documents, neither Brown & Brown nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a material adverse effect on Brown & Brown or would prevent either Buyer from consummating the transactions contemplated hereby.

        Section 5.8 ACCOUNTING MATTERS. (a) To the Knowledge of Buyers, neither Buyer nor any of their respective affiliates has through the date of this Agreement taken or agreed to or will take prior to the Closing Date any action that (without giving effect to any action taken or agreed to be taken by Target or any of its affiliates) would prevent the parties from accounting for the transaction to be effected by this Agreement as a pooling of interests.


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            (b) Without limiting the generality of SECTION 5.8(a), to the
Knowledge of Buyers, no Affiliate of either Buyer has, during a period of thirty
(30) days prior to the date of this Agreement, sold, pledged, hypothecated, or otherwise transferred or encumbered any Brown & Brown Shares held by such Affiliate.

        Section 5.9 ERRORS AND OMISSIONS. Neither Buyer has incurred any material liability or taken or failed to take any action that may reasonably be expected to result in a material liability for errors or omissions in the conduct of its insurance business, except such liabilities as are fully covered by insurance and those disclosed in the Brown & Brown SEC Documents. Buyers have errors and omission (E&O) insurance coverage in force, with minimum liability limits of $75,000,000.00 per occurrence and $75,000,000.00 aggregate, with a deductible of $250,000.00.

        Section 5.10 SECURITIES LAW REPRESENTATIONS.

            (a) Buyers were granted, or prior to the Closing Date will be granted, access to the business premises, offices, properties, and business, corporate and financial books and records of Target. Buyers were permitted, or prior to the Closing Date will be permitted, to examine the foregoing records, to question officers of Target, and to make such other investigations as it considered appropriate to determine or verify the business and financial condition of Target. The Target furnished, or prior to the Closing Date will furnish, to Buyers all information regarding the business and affairs of Target that Buyers requested.

            (b) None of the information supplied or to be supplied by Buyers for inclusion in the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                    ARTICLE 6
                                    COVENANTS

        Section 6.1 OPERATIONS OF TARGET. From the date hereof and continuing through the Closing Date, the Target agrees that (except as expressly contemplated or permitted by this Agreement) it shall conduct business as follows:

            (a) Ordinary Course. Target shall carry on business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers and others having business dealings with it to the end that the goodwill of Target and its business shall not be impaired in any material respect at the Closing Date; provided, however, that the Target shall continue to proceed with the moving of its principal offices in Tacoma, Washington to a new location;

            (b) No Dispositions. Other than (i) as may be required by law to consummate the transactions contemplated hereby, (ii) sales of products or services in the ordinary course of business consistent with prior practice or
(iii) as described in Schedule 6.1(b), Target shall not sell, lease, license, encumber, or otherwise dispose of, or agree to sell, lease, license, encumber, or otherwise dispose of, any of its assets that are material, individually or in the aggregate;

            (c) No Acquisitions. Target shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interests in or substantial portion of the assets of, or by any manner, any business or any corporation, partnership, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets not in the ordinary course of business;

            (d) No Stock Issuances. Target shall not issue additional equity securities to the Shareholders or any other party.

            (e) Indebtedness and Leases. Except for the indebtedness incurred with Buyers' prior written consent to purchase equipment and office furniture in connection with moving its principal offices in Tacoma, Washington to a new location, Target shall not incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities, warrants, or rights to acquire any of its debt securities, or guarantee any


                                   Annex A-18
debt securities of others other than, in each case, in the ordinary course of business consistent with prior practice. Target shall not enter into any material leases.

        Section 6.2 OTHER ACTIONS. Notwithstanding the fact that such action might otherwise be permitted pursuant to SECTION 6.1, the Target shall not take any action that would, or would be reasonably likely to, result in any of its representations and warranties set forth in this Agreement being untrue, or in any of the conditions set forth in ARTICLE 8 hereof not being satisfied.

        Section 6.3 ADVISE OF CHANGES. The Target shall confer on a regular and frequent basis with Buyers, report on operational matters, and promptly advise Buyers of any change or event having or which, insofar as can reasonably be foreseen, could have, a material adverse effect on Target.

        Section 6.4 TAXES. Target will provide Buyers with copies of all tax returns, reports and information statements that have been filed or are to be filed because due prior to the Closing Date. Target and Sellers shall properly and timely file all returns with respect to the Target required to be filed because due prior to the Closing Date and shall pay all taxes required to be paid prior to the Closing Date. All returns shall be prepared consistent with past practice and shall be subject to the approval of Buyers. Target (i) will notify Buyers promptly if it receives notice of any tax audit, the assessment of any tax, the assertion of any tax lien, or any request, notice or demand by any taxing authority, (ii) provide Buyers a description of any such matter in reasonable detail (including a copy of any written materials received from any taxing authority), and (iii) take no action with respect to such matter without the consent of Buyers. No Seller shall (i) make or revoke any tax election which may affect the Target, (ii) execute any waiver of restrictions on assessment of any tax, or (iii) enter into any agreement or settlement with respect to any tax without the approval of Buyers.

                                    ARTICLE 7
                              ADDITIONAL AGREEMENTS

        Section 7.1 ACCESS TO INFORMATION. Upon reasonable notice, Target shall afford to the officers, employees, accountants, counsel, and other authorized representatives of Buyers full access, during the period prior to the Closing Date, to all of the properties, books, contracts, commitments, records, and senior management of Target. The parties agree to continue to comply with the Confidentiality Letter Agreement dated March 20, 2001 entered into among Target, Brown & Brown and Golden Gate from and after the date hereof until the consummation of the transactions contemplated hereby.

        Section 7.2 EXPENSES. Whether or not the transaction is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the Target shall be responsible for the expenses relating to the termination, winding down and liquidation of the ESOP.

        Section 7.3 BROKERS OR FINDERS. Each of the parties represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor, or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and each of the parties agrees to indemnify and hold the others harmless from and against any and all claims, liabilities, or obligations with respect to any fees, commissions, or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

        Section 7.4 ADDITIONAL AGREEMENTS; BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other parties.

        Section 7.5 POOLING-OF-INTERESTS ACCOUNTING MATTERS. The Target and the ESOP shall not knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of this transaction as a "pooling of interests" for accounting purposes. Without limiting the generality of the foregoing, the ESOP agrees that they would each be deemed an "Affiliate" of Target (as such term is defined in SECTION 3.23(b) of this Agreement) and that, in order to preserve the pooling-of-interests treatment of this transaction, the ESOP shall not sell, pledge,


                                   Annex A-19
hypothecate, or otherwise transfer or encumber any Brown & Brown Shares issued to the ESOP under this Agreement until the final results of at least thirty (30) days of post-Closing combined operations have been published by Brown & Brown, via the issuance of a quarterly earnings report or other means at Brown & Brown's sole discretion.

        Section 7.6 REMEDY FOR BREACH OF COVENANTS. In the event of a breach of the provisions of SECTION 7.5, Buyers shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. The Target and ESOP each acknowledge that the covenants set forth in SECTIONS 7.5 represent an important element of Target's value and were a material inducement for Buyers to enter into this Agreement.

        Section 7.7 SUCCESSOR RIGHTS. The covenants contained in SECTION 7.5 shall inure to the benefit of any successor in interests of either Buyer by way of merger, consolidation, sale or other succession.

        Section 7.8 ERRORS AND OMISSIONS, EMPLOYMENT PRACTICES LIABILITY, EMPLOYEE DISHONESTY, DIRECTORS' AND OFFICERS' AND FIDUCIARY EXTENDED REPORTING ("TAIL") COVERAGE. On or prior to the Closing Date, the Target shall purchase, at Target's expense, a tail coverage extension on each of Target's errors and omissions (E&O), employment practices liability (EPL), employee dishonesty insurance policy (or employee dishonesty bond, as the case may be), and directors' and officers' liability (D&O) and fiduciary liability policies. Such coverages shall extend for a period of at least five (5) years from the Closing Date, shall have full prior acts E&O coverage for all of Target's accounts (including those acquired by merger or acquisition), shall have the same coverages and deductibles currently in effect, and shall otherwise be in form reasonably acceptable to Buyers. A Certificate of Insurance evidencing each such coverage shall be delivered to Buyers at or prior to Closing.

        Section 7.9 ESOP ESCROW AGREEMENT. The ESOP agrees on the Closing Date to enter into the ESOP Escrow Agreement.

        Section 7.10 SCHEDULES. The Target agrees to deliver Schedules in form and substance satisfactory to Buyers prior to the Closing Date.

        Section 7.11 MERGER DOCUMENTS. Each of the parties agree on the Closing Date to execute the Merger Documents and to file such duly executed Merger Documents promptly after the Closing.

        Section 7.12 CONFIDENTIALITY. The parties agree to maintain the existence of this transaction and the terms hereof in confidence, until the earliest of the following circumstances occurs: (a) the parties mutually agree to release such information to the public; or (b) Buyers reasonably conclude that such disclosure is required by law.

        Section 7.13 PREPARATION OF TAX RETURN. The Target recognizes that a year-to-date income tax return must be prepared and filed for Target as a result of this transaction and that the Target is primarily responsible for preparing this return. The Target therefore agrees to prepare and file this return promptly after the Closing. The Consolidated Total Net Worth will be determined with the expenses of the preparation and filing of this return, and the taxes owed, accounted for. Buyers shall be solely responsible for any changes they make to the return prepared by the Target.

        Section 7.14 ESOP ACTIVITY. The parties shall take the actions described in Schedule 7.14 with respect to the ESOP.

        Section 7.15 STATE TAKEOVER LAWS. Target and its Board of Directors shall grant such approvals and take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge, the validity or applicability of Chapter 19 of the WBCA to the Merger.

        Section 7.16 EXHIBITS. Each of the parties shall use its reasonable best efforts to prepare mutually acceptable versions of the Indemnification Agreement and the Escrow Agreements as promptly as practicable following the date of this Agreement. Each of the parties shall use its reasonable best efforts to prepare mutually acceptable versions of all other exhibits referenced herein prior to Closing.

        Section 7.17 POOLING-OF-INTERESTS ACCOUNTING. Buyers shall use their reasonable best efforts to satisfy themselves by July 31, 2001 that the Merger and the related issuance of the Brown & Brown Shares shall qualify for treatment for accounting purposes as a pooling-of-interests transaction.


                                   Annex A-20

                                    ARTICLE 8
                                   CONDITIONS

        Section 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction prior to or on the Closing Date of the following conditions:

            (a) Approvals. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure to obtain which would have a Material Adverse Effect on Target, shall have been filed, occurred, or been obtained.

            (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction shall be in effect.

            (c) Registration of Brown & Brown Shares. The Form S-4 in connection with the Brown & Brown Shares to be issued as Merger Consideration pursuant to this Agreement shall have been declared effective by the SEC.

            (d) Golden Gate Merger Agreement. The transactions contemplated by the Golden Gate Merger Agreement shall become effective simultaneously with the transactions contemplated by this Agreement.

        Section 8.2 CONDITIONS TO OBLIGATIONS OF BUYERS. The obligation of Buyers to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, unless waived by Buyers:

            (a) Representations and Warranties. The representations and warranties of the Target set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

            (b) Performance of Obligations by the Target. The Target shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

            (c) Due Diligence. Buyers shall be satisfied, in their sole discretion, with the results of their due diligence investigation of Target.

            (d) Schedules. The Target shall have delivered to Buyers those Schedules required under this Agreement to delivered by the Sellers to Buyers, in form and substance satisfactory to Buyers.

            (e) Target Certificates. The Shareholders shall have delivered certificates representing the Target Shares to Buyers, which certificates have been marked "CANCELED" by Target.

            (f) Release. Each Shareholder shall have executed and delivered to Buyers the Release.

            (g) Indemnification Agreement and Shareholder Escrow Agreement. The Other Shareholders shall have executed and delivered to Buyers the Indemnification Agreement and the Shareholder Escrow Agreement.

            (h) ESOP Escrow Agreement. The ESOP shall have executed and delivered to Buyers the ESOP Escrow Agreement.

            (i) Non-Competition Agreements. (i) Each Shareholder/Employee shall have executed and delivered to Buyers a copy of his or her respective Non-Competition Agreement, and (ii) each employee of Target that Buyers intend to retain shall have executed and delivered to Buyers their respective Standard Employment Agreements.

            (j) Opinion of Target's Counsel. The Target shall have delivered to Buyers the Opinion of Target's Counsel.


                                   Annex A-21

            (k) Spousal Consents. The Shareholders shall have delivered to Buyers the Spousal Consents, executed by the respective spouses of the Shareholders.

            (l) Merger Documents. Target shall have executed and delivered to Buyers the Merger Documents, to be filed with the Secretary of State of the State of Washington.

            (m) Required Consents. The Target shall have obtained and delivered to Buyers the Required Consents.

            (n) ESOP Approvals. The Target shall have delivered to Buyers the ESOP Approvals.

            (o) Target Board and Shareholder Resolutions. The Target shall have delivered the Target Board Resolutions and the Shareholder Resolutions to Buyers

            (p) E&O, EPL, Employee Dishonesty and D&O and Fiduciary Tail Coverages. The Target shall have delivered to Buyers a Certificate of Insurance evidencing Target's E&O, EPL, employee dishonesty, D&O and fiduciary liability tail coverage policies required under SECTION 7.9.

            (q) Buyers' Board Approval. Buyers' Boards of Directors shall have approved the Merger, this Agreement and the transactions and other agreements, instruments and documents contemplated herein, and Brown & Brown's Board of Directors shall have approved the issuance of the Brown & Brown Shares to the Shareholders.

            (r) Estoppel Letters. Buyer shall have received satisfactory estoppel letters from each landlord of the Real Property.

            (s) Liens and Encumbrances. Buyer shall have received evidence from the Sellers that any and all liens, judgments, or other encumbrances on any of the Target Shares have been fully satisfied and released prior to Closing.

            (t) Accounting Treatment. Buyers shall be satisfied that the Merger and related issuance of the Brown & Brown Shares shall qualify for treatment for accounting purposes as a pooling-of-interests transaction, and the holders of no more than ten percent (10%) of the outstanding capital stock of the Target shall have exercised dissenter's rights under Washington law.

            (u) Shareholder Agreements. All shareholder agreements or other arrangements relating to the Target Shares and identified in Schedule 3.3 shall have been terminated to Buyers' satisfaction.

            (v) Guarantees. All guarantees or similar arrangements identified in
Schedule 3.10 shall have been terminated to Buyers' satisfaction.

        Section 8.3 CONDITIONS TO OBLIGATION OF THE TARGET. The obligations of the Target to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived by the Target:

            (a) Target Shareholder Approval. The Shareholders shall have duly adopted, in accordance with the relevant provisions of the WCBA, the Shareholder Resolutions.

            (b) Representations and Warranties. The representations and warranties of Buyers set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

            (c) Performance of Obligations by Buyers. Buyers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

            (d) Escrow Agreements and Indemnification Agreement. Buyers shall have executed and delivered to the Shareholders the Escrow Agreements and the Indemnification Agreement.


                                   Annex A-22

            (e) Non-Competition Agreements. Buyers shall have executed and delivered to the Shareholder/Employees the respective Non-Competition Agreements.


            (f) Merger Documents. Merger Sub shall have executed the Merger Documents, to be filed with the Secretary of State of the State of Washington.

            (g) Opinion of Buyer's Counsel. Buyer's Assistant General Counsel shall have delivered to the Opinion of Buyer's Counsel to the Sellers.

            (h) ESOP Approvals. The Target shall have received the ESOP
Approvals.

            (i) Buyers' Board Approval. The Target shall have received Buyers' Board Resolutions.

                                    ARTICLE 9
                                 INDEMNIFICATION

        Section 9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, INDEMNITIES AND COVENANTS. The representations, warranties and indemnities set forth in this Agreement and any right to bring an action at law, in equity, or otherwise for any misrepresentation or breach of warranty under this Agreement shall survive for a period of one (1) year from the Closing Date (the "Indemnification Period"). All post-closing covenants set forth in ARTICLE 7 hereof shall survive the Closing for the period specified in this Agreement or, if not specified, until the expiration of the Indemnification Period.

        Section 9.2 INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF BUYERS. Subject to SECTION 9.4, the Target prior to the Closing, and the ESOP solely with respect to its specified representations, warranties obligations, and covenants, agree to indemnify and hold Buyers and their respective officers, directors and affiliates harmless from and against any and all Adverse Consequences (as defined below) that any of such parties may suffer or incur resulting from, arising out of, relating to, or caused by (a) the material breach of any of the Target's representations, warranties, obligations or covenants contained herein, (b) the operation of Target's insurance agency business or ownership of the Target Shares by the Shareholders on or prior to the Closing Date, including, without limitation, any claims or lawsuits based on conduct of Target or the Shareholders occurring before the Closing, except to the extent the Adverse Consequence was taken into account by reserve or accrual in the determination of Consolidated Total Net Worth, or (c) any deficiency in the accruals on Target's Closing Date balance sheet for (i) any insurance company payables outstanding as of the Closing Date, or (ii) any accounts receivable aged over fifty-nine days as of the Closing Date on Target's Closing Date balance sheet not collected as of the expiration of the Indemnification Period, that are in excess of the allowance for doubtful accounts on Target's Closing Date balance sheet. For purposes of this ARTICLE 9, the phrase "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligations, taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

        Section 9.3 INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF THE SHAREHOLDERS. Subject to SECTION 9.4, Buyers agree, jointly and severally, to indemnify and hold the Shareholders harmless from and against any and all Adverse Consequences the Shareholders may suffer or incur resulting from, arising out of, relating to, or caused by (a) the material breach of any of Buyer's representations, warranties, obligations or covenants contained herein, or (b) the operation of the insurance agency business of Target after the Closing Date, including, without limitation, any claims or lawsuits based on conduct of either Buyer occurring after the Closing.

        Section 9.4 MAXIMUM INDEMNIFICATION OBLIGATION; SATISFACTION OF OBLIGATIONS FROM ESOP'S ESCROWED SHARES. (a) The maximum indemnification obligation of any party (the Sellers being collectively referred to as one party for purposes of this SECTION 9.4) hereunder shall be limited to the aggregate value, as of the Closing Date, of the Merger Consideration (the "Maximum Liability Amount"); provided, however, that the ESOP's portion of Sellers' maximum indemnification obligation with respect to its specified representations, warranties, obligations and covenants shall be limited to the value of those Escrowed Shares issued to the ESOP.


                                   Annex A-23

            (b) Notwithstanding anything to the contrary in this SECTION 9.4, Target's indemnification obligations under this ARTICLE 9 with respect to any and all Adverse Consequences that Buyer may suffer or incur resulting from, arising out of, relating to, or caused by the breach of the covenants set forth in SECTION 7.5 hereof shall not be subject to the Maximum Liability Amount.

        Section 9.5 LIMITATION ON INDEMNIFICATION. Anything in this Agreement to the contrary notwithstanding, no party shall be entitled to indemnification hereunder with respect to any claim or claims unless and until the aggregate amount of the indemnified claim or claims exceeds $25,000, provided that once such party's claims exceed $25,000 in the aggregate, such party shall be entitled to be indemnified only to the extent that such claims exceed such initial $25,000.

                                   ARTICLE 10
                            TERMINATION AND AMENDMENT

        Section 10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

            (a) by mutual consent of the parties hereto;

            (b) by Buyer if there shall have been a material breach of any representation, warranty, covenant or agreement by the Target set forth in this Agreement which breach shall not have been cured prior to the Closing;

            (c) by the Target if there shall have been a material breach of any representation, warranty, covenant or agreement by Buyer set forth in this Agreement which breach shall not have been cured prior to the Closing;

            (d) by any party if any permanent injunction or other order of a court or other competent authority preventing the consummation of the acquisition shall have become final and non-appealable; or

            (e) If the Closing does not occur on or before August 31, 2001 (the "Termination Date"); provided, however, that if delays in the registration of the Brown & Brown Shares pursuant to SECTION 1.12 prevent the Brown & Brown Shares from being effectively registered prior to the Release Date, then the parties hereto shall extend the Termination Date to November 30, 2001 (the "Extended Termination Date").

        Section 10.2 EFFECTS OF TERMINATION. In the event of a termination of this Agreement by any party as provided in SECTION 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part any party or any of their respective affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

        Section 10.3 EXTENSION; WAIVER. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of their obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and
(c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE 11
                                  MISCELLANEOUS

        Section 11.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (if confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or at such other address for a party as shall be specified by like notice:


                                   Annex A-24

            (a) If to Buyers, to

                        Brown & Brown, Inc.
                        401 E. Jackson Street, Suite 1700
                        Tampa, Florida 33602
                        Telecopy No.: (813) 222-4464
                        Attn: Laurel L. Grammig, Esq.

            (b) if to the Target, to

                        Raleigh, Schwarz & Powell, Inc.
                        1201 Pacific Ave., Ste. 1000
                        Tacoma, Washington 98402
                        Telecopy No.: (253) 396-4500
                        Attn: John P. Folsom

                        with a copy to

                        Vandeberg Johnson & Gandara
                        Suite 1900
                        1201 Pacific Avenue
                        Tacoma, Washington  98402
                        Telecopy No.:  (253) 383-6377
                        Attn: Mark R. Patterson, Esq.

            (c) If to the ESOP, to

                        Ludwig Goldberg & Krenzel
                        50 California Street, 36th Floor
                        San Francisco, California  94111
                        Telecopy No.: (415) 433-6496
                        Attn: Laurence A. Goldberg

        Section 11.2 USE OF TERM "KNOWLEDGE". With respect to the term "Knowledge" as used herein: (a) an individual will be deemed to have "Knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter; and (b) a corporation or other business entity (including, without limitation, the ESOP) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, who has at any time in the twelve (12) months prior to the Closing Date served, as a director, officer, employee who is an Other Shareholder, or trustee (or in any similar capacity) of such corporation or business entity has, or at any time had, Knowledge of such fact or other matter.

        Section 11.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Facsimile signatures shall have the same effect as original signatures.

        Section 11.4 ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.


                                   Annex A-25

        Section 11.5 ASSIGNMENT. Except as contemplated in SECTION 7.8 hereof, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

        Section 11.6 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

        Section 11.7 JOINT EFFORTS. This Agreement is the result of the joint efforts and negotiations of the parties hereto, with each party being represented, or having the opportunity to be represented, by legal counsel of its own choice, and no singular party is the author or drafter of the provisions hereof. Each of the parties assumes joint responsibility for the form and composition of this Agreement and each party agrees that this Agreement shall be interpreted as though each of the parties participated equally in the composition of this Agreement and each and every provision and part hereof. The parties agree that the rule of judicial interpretation to the effect that any ambiguity or uncertainty contained in an agreement is to be construed against the party that drafted the agreement shall not be applied in the event of any disagreement or dispute arising out of this Agreement.

        Section 11.8 HEADINGS. All paragraph headings herein are inserted for convenience of reference only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

        Section 11.9 SEVERABILITY. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be illegal, invalid or unenforceable, either in whole or in part, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining provisions or covenants, or any part thereof, all of which shall remain in full force and effect.

        Section 11.10 ATTORNEYS' FEES. The prevailing party in any proceeding brought to enforce the provisions of this Agreement shall be entitled to an award of reasonable attorneys' fees and costs incurred at both the trial and appellate levels incurred in enforcing its rights hereunder.

        Section 11.11 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to conflicts of laws principles thereof, except as to the effectuation of the Merger, which shall be governed by and construed and enforced in accordance with the WBCA.

                               * * * * * * * * * *

      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGE FOLLOWS]


                                   Annex A-26

        IN WITNESS WHEREOF, the parties have signed or caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                     BUYERS:

                                        BROWN & BROWN, INC.

                                        By:    /s/ Ken Kirk
                                           -------------------------------------
                                        Name:  Ken Kirk
                                               ---------------------------------
                                        Title: Regional Executive Vice President
                                               ---------------------------------

                                        BROWN & BROWN OF WASHINGTON, INC.

                                        By:    /s/ Ken Kirk
                                           -------------------------------------
                                        Name:  Ken Kirk
                                             -----------------------------------
                                        Title: President
                                               ---------------------------------

                                     SELLERS:

                                        TARGET:

                                        RALEIGH, SCHWARZ & POWELL, INC.

                                        By:    /s/ John P. Folsom
                                           -------------------------------------
                                        Name:  John P. Folsom
                                        Title: President

                                        RALEIGH, SCHWARZ & POWELL, INC.
                                        EMPLOYEE STOCK OWNERSHIP PLAN

                                        By:    /s/ John P. Folsom
                                           -------------------------------------
                                        Name:  John P. Folsom
                                        Title: Trustee

                                        By:    /s/ R.S. DeVine
                                           -------------------------------------
                                        Name:  R.S. DeVine
                                        Title: Trustee

                                        By:    /s/ Elvin J. Vandeberg
                                           -------------------------------------
                                        Name:  Elvin J. Vandeberg
                                        Title: Trustee


                                   Annex A-27

                             SCHEDULES AND EXHIBITS

Schedule 1.7(a)(ii):                  Average Price
Schedule 1.7(b):                      Consolidated Total Net Worth
Schedule 2.2(a)(vi):                  Shareholder/Employees
Schedule 3.3:                         Capitalization
Schedule 3.5:                         Consents and Approvals
Schedule 3.9(a):                      Book of Business
Schedule 3.9(b):                      Trade names
Schedule 3.9(d):                      Leased Assets
Schedule 3.9(e):                      Accounts
Schedule 3.10:                        Guarantees
Schedule 3.11:                        Litigation and Claims
Schedule 3.14:                        Material Contracts
Schedule 3.16:                        Insurance Policies
Schedule 3.17:                        E&O, EPL, and D&O and Fiduciary Liability
Schedule 3.18:                        Employee Dishonesty Coverage
Schedule 3.20:                        Employee Benefit Plans
Schedule 3.21(c):                     Owned Intellectual Property
Schedule 3.21(d):                     Licensed Intellectual Property
Schedule 3.23(a):                     Pooling-of-Interests Accounting Matters
Schedule 5.5:                         Certain Changes of Buyers
Schedule 7.14:                        ESOP Activity

Exhibit 1.2:                          Plan of Merger
Exhibit 1.3:                          Articles of Merger
Exhibit 2.2(a)(ii):                   Release
Exhibit 2.2(a)(iii):                  Indemnification Agreement
Exhibit 2.2(a)(iv):                   Shareholder Escrow Agreement
Exhibit 2.2(a)(v):                    ESOP Escrow Agreement
Exhibit 2.2(a)(vi):                   Opinion of Target's Counsel
Exhibit 2.2 (a)(vii):                 Non-Competition Agreement
Exhibit 2.2(a)(ix):                   Spousal Consent
Exhibit 2.2(b)(ii):                   Opinion of Buyers' Counsel


                                   Annex A-28

             FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

        This First Amendment (this "First Amendment") to Agreement and Plan of Reorganization, dated as of August 10, 2001, is by and among Brown & Brown, Inc., a Florida corporation ("Brown & Brown"), Brown & Brown of Washington, a Washington corporation and wholly owned subsidiary of Brown & Brown ("Merger Sub"), Raleigh, Schwarz & Powell, Inc., a Washington corporation (the "Target"), and the Raleigh, Schwarz & Powell, Inc. Employee Stock Ownership Plan ("ESOP").

                                   BACKGROUND

        Pursuant to an Agreement and Plan of Reorganization, dated July 25, 2001 (the "Agreement"), the Target shall become a wholly-owned subsidiary of Brown & Brown. Accordingly, in consideration of the mutual covenants and agreements set forth below, the parties desire to amend the Agreement as follows:

                                      TERMS

1. Background. The Background of the Agreement is hereby amended in its entirety to read as follows:

                The ESOP and the other shareholders listed in Schedule 3.3 hereto (the "Other Shareholders" and, collectively with the ESOP, the "Shareholders") own all of the shares of outstanding capital stock of Target (the "Target Shares"). Target is engaged primarily in the insurance agency business with its principal office in the State of Washington. The respective Boards of Directors of Brown & Brown, Merger Sub and Target have determined that it is advisable and in the best interests of the companies and their respective stockholders, and the trustees of the ESOP (the "Trustees") have determined that it is advisable and in the best interests of the ESOP's participants (the "ESOP Participants"), that Merger Sub merge with and into Target pursuant to this Agreement with Target being the surviving corporation (the "Merger"). Brown & Brown, Merger Sub, Target and the ESOP desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe certain conditions to the Merger. It is the intent of the parties hereto that the transactions contemplated in this Agreement be treated as a pooling-of-interests transaction for accounting purposes and as a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, pursuant to an Agreement and Plan of Reorganization of this date (the "Golden Gate Merger Agreement") among Brown & Brown, Golden Gate Holdings, Inc., a California corporation and affiliate of Target ("Golden Gate"), and certain other parties, a wholly-owned subsidiary of Target will merge with and into Golden Gate after the Effective Time (as defined in SECTION 1.2 below) of the Merger pursuant to this Agreement.

2. Section 1.7 Merger Consideration. Section 1.7(a)(i) of the Agreement is hereby amended in its entirety to read as follows:

                (i) the difference of (A) $32,896,490 minus (B) 82.24% of the amount by which the Consolidated Net Worth (as defined below) is less than Thirteen Million Dollars ($13,000,000.00), divided by

3. Section 1.8 Delivery of Brown & Brown Shares. Section 1.8(a)(i) of the Agreement is hereby amended in its entirety to read as follows:

                (i) ten percent (10%) of the Brown & Brown Shares (including those to be issued to the ESOP) (the "Escrowed Shares"), shall be delivered to a mutually agreeable escrow agent (the "Escrow Agent") as partial security for the indemnification obligations of the Shareholders under ARTICLE 9 hereof and the Indemnification Agreement (as defined below). These Escrowed Shares, subject to any reduction in number as may be necessary to satisfy the Shareholders' indemnification obligations, shall be delivered to the Shareholders one (1) year after the Closing Date, in accordance with the terms of the Escrow Agreements (as defined below). The Escrow Agreements shall permit the Escrow Agent to sell or transfer the Escrowed Shares (subject to the restrictions on resale or transfer described in SECTION 3.24(b) hereof or in SECTION 1.12 hereof), provided that the proceeds of any such sale or transfer shall continue to be held pursuant to the Escrow Agreements until one (1) year after the Closing Date and that such proceeds shall be invested in any deposit which is fully insured by the Federal Deposit Insurance Corporation, commercial paper given the highest rating by Moody's


                                   Annex A-29

        Investors Service, Inc., and Standard & Poor's Corporation at the time of investment or money market funds investing primarily in the foregoing; and

4. Section 8.1 Conditions to Each Party's Obligations. Section 8.1(d) of the Agreement is hereby deleted in its entirety.

5. Section 10.1 Termination. Section 10.1(e) of the Agreement is hereby amended in its entirety to read as follows:

                (e) If the Closing does not occur on or before August 31, 2001 (the "Termination Date"); provided, however, that if delays in the registration of the Brown & Brown Shares pursuant to SECTION 1.12 prevent the Closing from occurring by that date, then the parties hereto shall extend the Termination Date to November 30, 2001 (the "Extended Termination Date").

6. Governing Law. This First Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to conflicts of law principles thereof.

7. Agreement Remains in Effect. Except as specifically modified by this First Amendment, the Agreement remains in full force and effect.

8. Counterparts. This First Amendment may be executed in counterpart originals, and by facsimile transmission, each of which counterpart original shall be deemed one and the same instrument.

        IN WITNESS WHEREOF, the undersigned have executed this First Amendment as of the date first written above.



                                   BROWN & BROWN, INC.


                                   By:    /s/ Laurel L. Grammig
                                          -------------------------------------
                                   Name:  Laurel L. Grammig
                                          -------------------------------------
                                   Title: Vice President
                                          -------------------------------------



                                   BROWN & BROWN OF WASHINGTON, INC.


                                   By:    /s/ Laurel L. Grammig
                                          -------------------------------------
                                   Name:  Laurel L. Grammig
                                          -------------------------------------
                                   Title: Vice President
                                          -------------------------------------



                                   RALEIGH, SCHWARZ & POWELL, INC.

                                   By:    /s/ John P. Folsom
                                          -------------------------------------
                                   Name:  John P. Folsom
                                          -------------------------------------
                                   Title: President
                                          -------------------------------------



                                   Annex A-30

                                   RALEIGH, SCHWARZ & POWELL, INC.
                                   EMPLOYEE STOCK OWNERSHIP PLAN


                                   By:    /s/ John P. Folsom
                                          -------------------------------------
                                   Name:  John P. Folsom
                                          -------------------------------------
                                   Title: Trustee
                                          -------------------------------------


                                   By:    /s/ R.S. DeVine
                                          -------------------------------------
                                   Name:  R. S. DeVine
                                          -------------------------------------
                                   Title: Trustee
                                          -------------------------------------


                                   By:    /s/ Elvin J. Vanderberg
                                          -------------------------------------
                                   Name:  Elvin J. Vandeberg
                                          -------------------------------------
                                   Title: Trustee
                                          -------------------------------------



                                   Annex A-31

                                                                        ANNEX B


                        FORM OF INDEMNIFICATION AGREEMENT


        This INDEMNIFICATION AGREEMENT (this "Agreement") is made and entered into as of the ____ day of ______, 2001, by and among BROWN & BROWN, INC., a Florida corporation ("Brown & Brown"), BROWN & BROWN OF WASHINGTON, INC., a Washington corporation ("Merger Sub"; Merger Sub and Brown & Brown are sometimes hereinafter collectively referred to as the "Buyers"), RALEIGH, SCHWARZ & POWELL, INC., a Washington corporation ("Target"), and the SHAREHOLDERS listed on the signature pages hereto (collectively, the "Shareholders").

                                   BACKGROUND

        Buyers, Target and certain other parties entered into an Agreement and Plan of Reorganization dated as of July 25, 2001 (as amended, the "Merger Agreement"), pursuant to which the parties agreed, among other things, to merge Merger Sub with and into Target with Target being the surviving corporation (the "Merger"). Capitalized terms used in this Agreement without definition have the respective meanings given to them in the Merger Agreement. By virtue of the Merger, all of the Target Shares were converted into the right to receive, and the Shareholders have received, their pro rata portion of the Merger Consideration, in the form of issuance of shares of common stock of Brown & Brown (sometimes referred to herein as the "Brown & Brown Shares"). In accordance with the terms of the Merger Agreement, ten percent (10%) of the Brown & Brown Shares are to be delivered to the Escrow Agent as security for the performance of certain obligations of Shareholders under this Agreement. Specifically, pursuant to this Agreement, Shareholders are making certain representations, warranties and covenants and agreeing to indemnify and hold Brown & Brown harmless from certain damages or losses Brown & Brown may suffer or incur as described in Section 3 below. This Agreement is being executed and delivered pursuant to Section 2.2(a)(iii) of the Merger Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

                                      TERMS

        SECTION 1. Representations and Warranties of Shareholders. The Shareholders jointly and severally represent and warrant to the Buyers as follows:

           (a) Authority. Each Shareholder has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by the Merger Agreement and hereby. This Agreement has been duly executed and delivered by the Shareholders and constitutes their valid and binding obligation, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect relating to or affecting the enforcement of creditors' rights generally and general equitable principles.

           (b) Capitalization. Schedule 3.3 to the Merger Agreement sets forth the number of Target Shares and the corresponding ownership percentage in Target beneficially held by each of the Shareholders. The Target Shares constitute all of the issued and outstanding shares of capital stock of Target. All of the Target Shares have been duly issued and are fully paid and nonassessable. All of the Target Shares are owned and held by the Shareholders, free and clear of all liens, encumbrances or other third-party rights of any kind whatsoever. There are no outstanding agreements, options, rights or privileges, whether preemptive or contractual, to acquire shares of capital stock or other securities of Target except as described in Schedule 3.3 to the Merger Agreement.

           (c) Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement or the Merger Agreement by the Shareholders nor the consummation by them of the transactions contemplated hereby or thereby nor compliance by them with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Target, (b) except with respect to the filing of the Merger Documents with the Secretary of State of Washington, require any filing with, or permit, authorization, consent, or approval of, any Governmental Entity, except where the failure to obtain such permits, authorizations, consents, or approvals or to make such filings would not, individually or in the aggregate, have a Material Adverse Effect, (c) result in a violation or breach of, or constitute a default (or give rise to any right of termination,



                                   Annex B-1
amendment, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, lease, license, agreement, or other instrument or obligation to which any of the Shareholders or Target is a party or by which any of the Shareholders or Target or any of their respective properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Shareholders or Target, or any of their respective properties or assets, except in the case of
(C) or (D) above for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

           (d) Litigation and Claims. No voluntary or involuntary petition in bankruptcy, receivership, insolvency, or reorganization with respect to any of the Shareholders has been filed by or, to the Knowledge of the Shareholders, against any of the Shareholders or Target, nor will any of the Shareholders or Target file such a petition prior to the Closing Date or for one hundred (100) days thereafter, and if such petition is filed by others, the same will be promptly discharged. Each of the Shareholders is solvent on the date hereof and will be solvent on the Closing Date. No Shareholder has made any assignment for the benefit of creditors, or admitted in writing insolvency or that its property at fair valuation will not be sufficient to pay its debts, nor will any of the Shareholders permit any judgment, execution, attachment, or levy against them or their properties to remain outstanding or unsatisfied for more than ten (10) days.

           (e) Pooling-of-Interests Accounting Matters. Except as set forth on
Schedule 3.23(a) to the Merger Agreement, (i) Target has never been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded; (ii) within the past two (2) years, there has not been any sale, spin-off or split-up of a significant amount of assets of Target other than in the ordinary course of business; (iii) Target owns no shares of the capital stock of Brown & Brown; (iv) Target has not acquired any shares of its capital stock during the past two (2) years; (v) as of the Effective Time, Target has no obligation (whether contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any distribution in respect thereof; (vi) neither the voting stock structure of Target nor the relative ownership of shares among the Shareholders has been altered or changed within the last two (2) years in contemplation of the Merger; and (vii) except for the Target Shares allocated to participants within the ESOP, none of the shares of the capital stock of Target were issued pursuant to awards, grants or bonuses. To the Knowledge of each of the Shareholders, neither Target nor any Shareholder has taken or agreed to take any action that would prevent Brown & Brown from accounting for this transaction as a pooling of interests. Without limiting the generality of the foregoing, to the Knowledge of the Shareholders, no "Affiliate" (as defined below) of Target has, during a period of thirty (30) days prior to the date of this Agreement, sold, pledged, hypothecated, or otherwise transferred or encumbered any capital stock of Target held by such Affiliate. For purposes of this Agreement, the term "Affiliate" means any officer, director, or owner of ten percent (10%) or more of the voting capital stock of Target. As of the date of this Agreement, no Shareholder has entered into any agreement to sell, pledge, hypothecate, or otherwise transfer or encumber the Brown & Brown Shares.

           (f) Securities Law Representations. Each Shareholder has received and reviewed a copy of the prospectus dated ______, 2001, including all supplements thereto (as supplemented, the "S-4 Prospectus") contained in the Form S-4. Each Shareholder (i) has such knowledge, sophistication and experience in business and financial matters that he is capable of evaluating the merits and risks of an investment in the Brown & Brown Shares, and (ii) can bear the economic risk of any investment in the Brown & Brown Shares and can afford a complete loss of such investment. The Shareholders were granted access to the business, corporate and financial books and records of Buyers. The Shareholders were permitted to examine the foregoing records, to question officers of Buyers, and to make such other investigations as they considered appropriate to determine or verify the business and financial condition of Buyers. Buyers furnished to the Shareholders all information regarding its business and affairs that the Shareholders requested. No Shareholder has any contract, undertaking, agreement or arrangement, written or oral, with any other person to transfer or grant participations in any Brown & Brown Shares.

           Each Shareholder recognizes that the Brown & Brown Shares will, when issued, be registered under the Securities Act but that, in order for the Merger to qualify for treatment under the pooling-of-interests method of accounting, the Shareholders will not be able to sell, offer to sell, transfer, pledge, hypothecate, or otherwise dispose of the Brown & Brown Shares until two (2) business days after the date of Brown & Brown's earnings press release for third quarter 2001 (the "Release Date"), which Release Date is anticipated to be October 31, 2001; and further, Buyer will issue stop transfer orders with Buyer's transfer agent to enforce the foregoing restrictions. None of the information supplied by Shareholders for inclusion in the Form S-4 contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                   Annex B-2

           (g) No Misrepresentations. None of the representations and warranties of the Shareholders set forth in this Agreement, notwithstanding any investigation thereof by Buyers, contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the statements made not misleading.

        SECTION 2. Covenants. The parties agree as follows with respect to the period following the Closing.

           (a) Third Party Consents. To the extent that the Merger may not be consummated under the Merger Agreement without the consent of another person which has not been obtained, the Merger Agreement shall not constitute an agreement to consummate such Merger if an attempted transfer would constitute a breach thereof or be unlawful, and the Shareholders, at their expense, shall use their best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted transfer would be ineffective or would impair Buyers' rights so that Buyers would not in effect acquire the benefit of all such rights, the Shareholders, to the maximum extent permitted by law, shall act after the Closing as Buyers' agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law, with Buyers in any other reasonable arrangement designed to provide such benefits to Buyers.

           (b) Further Assurances. From time to time after the Closing, at either Buyer's request, each Shareholder will execute, acknowledge and deliver to the Buyers such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as the Buyers may reasonably request in order to vest more effectively the Merger. Each of the parties hereto will cooperate with the others and execute, acknowledge and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by such other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement and the Merger Agreement.

           (c) Pooling-of-Interests Accounting Matters. No Shareholder shall knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of this transaction as a "pooling of interests" for accounting purposes. Without limiting the generality of the foregoing, each of the Shareholders agrees that in order to preserve the pooling-of-interests treatment of this transaction, such Shareholder shall not sell, pledge, hypothecate, or otherwise transfer or encumber any Brown & Brown Shares issued to such Shareholder under the Merger Agreement until the final results of at least thirty (30) days of post-Closing combined operations have been published by Brown & Brown, via the issuance of a quarterly earnings report or other means at Brown & Brown's sole discretion.

           (d) Remedy for Breach of Covenants. In the event of a breach of the provisions of SECTION 2(c), Buyers shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. The Shareholders each acknowledge that the covenants set forth in SECTION 2(c) represent an important element of Target's value and were a material inducement for Buyers to enter into the Merger Agreement.

           (e) Transfer Taxes. The Shareholders shall be solely responsible for and shall pay any taxes triggered by this Agreement, the Merger Agreement, the Merger or the transactions contemplated hereby or thereby, including transfer taxes (including but not limited to real estate excise taxes). The Shareholders shall be solely responsible for and shall pay all transfer taxes which may be imposed on them under applicable law, including all sales, gross receipts, excise and gross income taxes.

        SECTION 3. Indemnification.

           (a) Survival of Representations, Warranties, Indemnities and Covenants. The representations, warranties and indemnities set forth in this Agreement and any right to bring an action at law, in equity, or otherwise for any misrepresentation or breach of warranty under this Agreement or the Merger Agreement shall survive for a period of one (1) year from the Closing Date (the "Indemnification Period"). All post-closing covenants set forth herein or in
ARTICLE 7 of the Merger Agreement shall survive the Closing for the period specified in this Agreement or the Merger Agreement or, if not specified, until the expiration of the Indemnification Period.

           (b) Indemnification Provisions for the Benefit of Buyers. Subject to
SECTION 3(c), the Shareholders, jointly and severally, agree to indemnify and hold Buyers and Target (after the Closing) and their respective officers, directors and affiliates harmless from and against any and all Adverse Consequences (as defined below) that any of such parties may suffer or incur resulting from, arising out of, relating to, or caused by (i) the material breach of any of the Target's representations, warranties, obligations or covenants contained in the Merger Agreement,



                                   Annex B-3

(ii) the material breach of any of the Shareholders' representations, warranties, obligations or covenants contained in this Agreement or any other certificate, agreement or other document delivered by any Shareholder pursuant to the Merger Agreement, (iii) the operation of Target's insurance agency business or ownership of the Target Shares by the Shareholders on or prior to the Closing Date, including, without limitation, any claims or lawsuits based on conduct of Target or the Shareholders occurring before the Closing, except to the extent the Adverse Consequence was taken into account by reserve or accrual in the determination of Consolidated Total Net Worth, (iv) the exercise of any dissenters' rights by a Shareholder as described in Section 1.7(c) of the Merger Agreement, or (v) any deficiency in the accruals on Target's Closing Date balance sheet for (A) any insurance company payables outstanding as of the Closing Date, or (B) any accounts receivable aged over fifty-nine days as of the Closing Date on Target's Closing Date balance sheet not collected as of the expiration of the Indemnification Period, that are in excess of the allowance for doubtful accounts on Target's Closing Date balance sheet. For purposes of this SECTION 3, the phrase "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligations, taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

           (c) Maximum Indemnification Obligation. The maximum indemnification obligation of any party (the Shareholders being collectively referred to as one party for purposes of this SECTION 3(c)) hereunder shall be limited to the aggregate value, as of the Closing Date, of the Merger Consideration (the "Maximum Liability Amount"); provided, however, that the Maximum Liability Amount of each Shareholder who owns less than 2,000 shares of capital stock of the Target prior to the date of this Agreement or is listed on Schedule 1 attached hereto shall be limited to the aggregate value, as of the Closing Date, of the Merger Consideration received by such Shareholder.

           (d) Limitation on Indemnification. Anything in this Agreement or the Merger Agreement to the contrary notwithstanding, no party shall be entitled to indemnification hereunder with respect to any claim or claims unless and until the aggregate amount of the indemnified claim or claims exceeds $25,000, provided that once such party's claims exceed $25,000 in the aggregate, such party shall be entitled to be indemnified only to the extent that such claims exceed such initial $25,000.

           (e) No Contribution from Target. Shareholders acknowledge and agree that, from and after Closing, they shall have no right of contribution from the Target with respect to any indemnification obligations hereunder or under the Merger Agreement or applicable law.

        SECTION 4. No Waiver; Cumulative Remedies. No failure on the part of Brown & Brown to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by Brown & Brown preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by laws.

        SECTION 5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (if confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

           If to Brown & Brown, to:

                       Brown & Brown, Inc.
                       401 E. Jackson Street, Suite 1700
                       Tampa, Florida  33619
                       Telecopy No.: (813) 222-4464
                       Attn: Laurel L. Grammig, Esq.

           If to a Shareholder, to the address set forth on the signature page hereto.

The above address for any party may be changed by such party by notice given in the manner provided herein.

        SECTION 6. Binding Agreement; Assignment. This Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns.



                                   Annex B-4

        SECTION 7. Amendment; Waiver; Termination. Neither this Agreement nor any provisions hereof may be amended, modified, waived, discharged or terminated orally. The Section headings used herein are for convenience of reference only, and shall not define or limit the provisions of this Agreement.

        SECTION 8. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to choice of law principles.


                               * * * * * * * * * *

      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGE FOLLOWS]





                                   Annex B-5

               IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be duly executed as of the date first above written.


                                    BROWN & BROWN, INC.


                                    By:________________________________________
                                    Name:______________________________________
                                    Title:_____________________________________



                                    BROWN & BROWN OF WASHINGTON, INC.


                                    By:________________________________________
                                    Name:______________________________________
                                    Title:_____________________________________



                                    RALEIGH, SCHWARZ & POWELL, INC.

                                    By:________________________________________
                                    Name:______________________________________
                                    Title:_____________________________________



                                    SHAREHOLDERS:


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________



                                   Annex B-6

                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________





                                   Annex B-7

                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________




                                   Annex B-8

                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________




                                   Annex B-9

                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________





                                   Annex B-10

                                   SCHEDULE 1


Viajera Trust

William E. Givens

Richard Moore





                                   Annex B-11

                                                                        ANNEX C



                           FORM OF INDEMNITY AGREEMENT

        This INDEMNITY AGREEMENT (this "Agreement") is made and entered into as of the ____ day of ______, 2001, by and among the SHAREHOLDERS of Raleigh, Schwarz & Powell, Inc., a Washington corporation, who are listed on the signature pages hereto (collectively, the "Shareholders").

                                   BACKGROUND

        Raleigh, Schwarz & Powell (the "Corporation") has sponsored an ERISA qualified Employee Stock Ownership Plan ("ESOP") for its employees who are eligible to participate under the terms of the written plan documents. Pursuant to the Corporation's Third Amended and Restated Bylaws, dated May 31, 2000, the Corporation indemnified those individuals who serve as trustees of the ESOP.

        Brown & Brown, Inc., a Florida corporation, the Corporation, and certain other parties entered into an Agreement and Plan of Reorganization dated as of July 25, 2001 (the "Merger Agreement"), pursuant to which the parties agreed, among other things, to merge Brown & Brown of Washington, Inc., a Washington corporation, with and into the Corporation with the Corporation being the surviving entity (the "Merger"). By virtue of the Merger, the Corporation shall no longer be the sponsor of the ESOP. Further, the Corporation's indemnity of the ESOP trustees pursuant to the Third Amended and Restated Bylaws shall become null and void.

        The Shareholders have agreed to indemnify the trustees of the ESOP, in order that they will continue to serve in such capacity so long as the ESOP or any resulting trust shall remain in existence. For purposes hereof, references to the ESOP shall be deemed to refer not only to the ESOP sponsored by the Corporation, as described above, but also to any trust or other entity which may take title to the assets of the ESOP after the Merger for the benefit of the ESOP's participants.

                                    AGREEMENT

        SECTION 1. RIGHT TO INDEMNIFICATION. Each person who was or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he or she is or was a trustee of the ESOP, including but not limited to the ESOP's current trustees, John P. Folsom, Richard S. Devine, and Elvin J. Vandeberg, (hereinafter such named individuals and all other former or future trustees of the ESOP are collectively referred to as the "Trustees"), whether the basis of such proceeding is alleged action in an official capacity while serving as a trustee, or in any other capacity while serving as a trustee, shall be indemnified and held harmless by the Shareholders, to the full extent permitted by applicable law as then in effect, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such Trustee in connection therewith, and such indemnification shall continue as to a Trustee who has ceased to be a trustee and shall inure to the benefit of the Trustee's heirs, personal representatives and administrators; provided, however, that no indemnification shall be provided to any such Trustee if the Shareholders are prohibited by applicable law as then in effect from paying such indemnification. The right to indemnification conferred in this section shall be a contract right and shall include the right to be paid by the Shareholders the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of an action or proceeding shall be made only (1) upon delivery to the Shareholders of an undertaking, by or on behalf of a Trustee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Trustee is not entitled to be indemnified under this section or otherwise, and
(2) upon delivery to the Shareholders of a written affirmation by a Trustee of his or her good faith belief that such Trustee has met the standard of conduct necessary for indemnification by the Shareholders pursuant to this section.

        SECTION 2. RIGHT OF TRUSTEE TO BRING SUIT. If a claim under section 1 is not paid in full by the Shareholders within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending an action or proceeding (or part thereof) in advance of its final disposition, in which case the applicable period shall be twenty (20) days, a Trustee may at any time thereafter bring suit or other action against the Shareholders to recover the unpaid amount of the claim. If successful in whole or in part, the Trustee shall be



                                   Annex C-1
entitled to be paid also the reasonable expense of prosecuting such claim. The Trustee shall be presumed to be entitled to indemnification under this Agreement upon submission of a written claim (and, in an action brought to enforce a claim for reasonable expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking and affirmation have been tendered to the Shareholders), and thereafter the Shareholders shall have the burden of proof to overcome the presumption that the Trustee is not so entitled.

        SECTION 3. JOINT AND SEVERAL LIABILITY; RIGHT OF CONTRIBUTION.

           (a) Joint and Several Liability. Each of the Shareholders is jointly and severally liable to the Trustees for all liabilities and obligations arising out of the indemnifications provided in sections 1 and 2, above (the "Indemnification Obligations").

           (b) Contribution Obligation. As between the Shareholders, it is the intention of the Shareholders that each Shareholder be responsible for a share of the Indemnification Obligations, determined by his or her pro-rata share of the "Merger Consideration" (as defined in the Merger Agreement) received by the Shareholder in the Merger (the Shareholder's "Indemnification Share"), and that each Shareholder protect the other Shareholders from liability in excess of a Shareholder's Indemnification Share, notwithstanding the joint and several obligation to the Trustees. Each Shareholder therefore agrees to indemnify and hold each of the other Shareholders harmless for that part of the Indemnification Obligations asserted by Trustees or other Shareholders exceeding that Shareholder's Indemnification Share; provided, however, that the maximum Indemnification Share of each Shareholder who owns less than 2,000 shares of capital stock of the Corporation prior to the date of this Agreement, or is listed on Schedule 1 attached to a Contribution Agreement signed by all of the Shareholders and bearing even date herewith, shall be limited to the aggregate value of the Merger Consideration received by such Shareholder.

           (c) No Contribution from Corporation. The Shareholders acknowledge and agree that, from and after the closing of the Merger, they shall have no right of contribution from the Corporation with respect to any Indemnification Obligations hereunder.

        SECTION 4. NO WAIVER; CUMULATIVE REMEDIES. No failure on the part of a Shareholder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by a Shareholder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by laws.

        SECTION 5. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (if confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the addresses shown on the signature page or at such other address for a party as shall be specified by like notice. Such address for a Shareholder may be changed by such Shareholder by notice given in the manner provided herein.

        SECTION 6. BINDING AGREEMENT; ASSIGNMENT. This Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns.

        SECTION 7. AMENDMENT; WAIVER; TERMINATION. Neither this Agreement nor any provisions hereof may be amended, modified, waived, discharged or terminated orally. The Section headings used herein are for convenience of reference only, and shall not define or limit the provisions of this Agreement.

        SECTION 8. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Washington without regard to choice of law principles.


                               * * * * * * * * * *

      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGE FOLLOWS]



                                   Annex C-2

        IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be duly executed as of the date first above written.


                                    SHAREHOLDERS:



                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________



                                   Annex C-3

                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________






                                   Annex C-4

                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________



                                   Annex C-5

                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________






                                   Annex C-6

                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________





                                   Annex C-7

                                                                        ANNEX D


                         FORM OF CONTRIBUTION AGREEMENT

        This CONTRIBUTION AGREEMENT (this "Agreement") is made and entered into as of the ____ day of ______, 2001, by and among the SHAREHOLDERS of Raleigh, Schwarz & Powell, Inc., a Washington corporation listed on the signature pages hereto (collectively, the "Shareholders").

                                   BACKGROUND

        Brown & Brown, Inc., a Florida corporation (the "Buyer"), Raleigh, Schwarz & Powell, Inc. (the "Target") and certain other parties entered into an Agreement and Plan of Reorganization dated as of July 23, 2001 (the "Merger Agreement"), pursuant to which the parties agreed, among other things, to merge Brown & Brown of Washington, Inc., a Washington corporation (the "Brown & Brown of Washington, Inc.") with and into Target with Target being the surviving corporation (the "Merger"). Capitalized terms used in this Agreement without definition have the respective meanings given to them in the Merger Agreement. By virtue of the Merger, all of the Target Shares were converted into the right to receive, and the Shareholders have received, their pro rata portion of the Merger Consideration, in the form of issuance of shares of common stock of Brown & Brown (sometimes referred to herein as the "Brown & Brown Shares"). In accordance with the terms of the Merger Agreement, 10% (10%) of the Brown & Brown Shares are to be delivered to the Escrow Agent as security for the performance of certain obligations of Shareholders under this Agreement. Specifically, pursuant to this Agreement, Shareholders are agreeing to indemnify and hold each other harmless from certain damages or losses each Shareholder may suffer or incur as described in Section 1 below.

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

                                      TERMS

        SECTION 1. Contribution.

           (a) Indemnification Provisions for the Benefit of Buyers. Each of the Shareholders has executed an Indemnification Agreement, agreeing to jointly and severally indemnify and hold Buyers and Target (after the Closing) and their respective officers, directors and affiliates harmless from and against any and all Adverse Consequences that any of such parties may suffer or incur resulting from, arising out of, relating to, or caused by certain claims described in the Indemnification Agreement. For purposes of this Contribution Agreement, the obligations of the Shareholders to Buyers and Target under the Indemnification Agreement is referred to as the "Potential Liability."

           (b) Contribution Obligation. As between the Shareholders, it is the intention of the Shareholders that each Shareholder be responsible for his or her share of the Potential Liability, determined by his or her pro-rata share of the Merger Consideration received by the Shareholder in the Merger (the Shareholder's "Potential Liability Share"), and that each Shareholder protect the other Shareholders from liability in excess of a Shareholder's Potential Liability Share, notwithstanding the joint and several obligation to Buyers and Target. Each Shareholder therefore agrees to indemnify and hold each of the other Shareholders harmless for that part of a Shareholder's Potential Liability asserted by Buyers, Target or other Shareholders exceeding that Shareholder's Potential Liability Share; provided, however, that the maximum Potential Liability Share of each Shareholder who owns less than 2,000 shares of capital stock of the Target prior to the date of this Agreement or is listed on Schedule 1 attached hereto shall be limited to the aggregate value, as of the Closing Date, of the Merger Consideration received by such Shareholder.

           (c) No Contribution from Target. The Shareholders acknowledge and agree that, from and after Closing, they shall have no right of contribution from the Target with respect to any indemnification obligations hereunder.



                                   Annex D-1

        SECTION 2. No Waiver; Cumulative Remedies. No failure on the part of a Shareholder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by a Shareholder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by laws.

        SECTION 3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (if confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the addresses shown on the signature page or at such other address for a party as shall be specified by like notice. Such address for a Shareholder may be changed by such Shareholder by notice given in the manner provided herein.

        SECTION 4. Binding Agreement; Assignment. This Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns.

        SECTION 5. Amendment; Waiver; Termination. Neither this Agreement nor any provisions hereof may be amended, modified, waived, discharged or terminated orally. The Section headings used herein are for convenience of reference only, and shall not define or limit the provisions of this Agreement.

        SECTION 6. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Washington without regard to choice of law principles.



                               * * * * * * * * * *


      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGE FOLLOWS]




                                   Annex D-2

        IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be duly executed as of the date first above written.


                                    SHAREHOLDERS:



                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________



                                   Annex D-3

                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                   Annex D-4

                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________



                                    Annex D-5

                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________



                                    Annex D-6

                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________


                                    ___________________________________________
                                    ______________, individually
                                    Address:
                                    ___________________________________________





                                    Annex D-7

                                   SCHEDULE 1


Viajera Trust

William E. Givens

Richard Moore





                                    Annex D-8

                                                                        ANNEX E


                            FORM OF ESCROW AGREEMENT


        THIS ESCROW AGREEMENT, is made and entered into of ________, 2001 (this "Escrow Agreement"), by and among BROWN & BROWN, INC., a Florida corporation ("Brown & Brown"); the SHAREHOLDERS listed on the signature pages hereto (collectively, the "Shareholders"); and ________________, as escrow agent hereunder ("Escrow Agent").

                                   BACKGROUND

        Brown & Brown and certain other parties entered into an Agreement and Plan of Reorganization (as amended, the "Merger Agreement"), dated as of July 25, 2001, pursuant to which Brown & Brown of Washington, Inc., a Washington corporation and wholly-owned subsidiary of Brown & Brown (the "Merger Sub"), is merging with and into Raleigh, Schwarz & Powell, Inc., a Washington corporation (the "Target"), with the Target being the surviving corporation and becoming a wholly-owned subsidiary of Brown & Brown. In connection with consummation of the transactions described in the Merger Agreement, Brown & Brown, the Shareholders and certain other parties are entering into an Indemnification Agreement dated as of this date (the "Indemnification Agreement") pursuant to which the Shareholders are making certain representations, warranties and covenants and agreeing to indemnify and hold Brown & Brown, Merger Sub and Target (after the Closing) harmless from certain damages or losses they may suffer or incur as described therein. Capitalized terms used in this Escrow Agreement without definition have the respective meanings given to them in the Indemnification Agreement. In accordance with the terms of the Merger Agreement, ten percent (10%) of the Brown & Brown Shares are being delivered to the Escrow Agent as partial security for the performance of certain obligations of the Shareholders under the Indemnification Agreement. Escrow Agent has agreed to accept, hold, and disburse the Brown & Brown Shares deposited with it in accordance with the terms of this Escrow Agreement. In order to establish the escrow of the Brown & Brown Shares and to effect the provisions of the Merger Agreement and the Indemnification Agreement, the parties hereto have entered into this Escrow Agreement.

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

                                      TERMS

        1. Definitions. The following terms shall have the following meanings when used herein:

           "Escrow Collateral" shall mean the following:

           (a) the aggregate amount of _______ Brown & Brown Shares, issued to the Escrow Agent on behalf of the Shareholders in such amounts as set forth in
Schedule 1 to this Escrow Agreement (the "Escrowed Shares"), and the certificate(s) representing the Escrowed Shares, and all cash, securities, and other property, excluding any cash dividends paid on the Escrowed Shares (the "Dividends"), at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Escrowed Shares;

           (b) all additional shares of stock of Brown & Brown representing stock dividends, additional stock resulting from stock splits or reclassification, and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Escrowed Shares, which shall in any case be issued in the name of, and shall be held by, the Escrow Agent, as escrow agent under this Escrow Agreement, and which shall constitute Escrowed Shares for all purposes of this Escrow Agreement; and

           (c) all securities hereafter delivered to Escrow Agent in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such securities, together with the interest coupons (if any) attached thereto, and all cash, securities, interest, and other property at any time and from time to



                                   Annex E-1
time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof, excluding the Dividends; and

           (d) all funds received by the Escrow Agent pursuant to the sale of Escrowed Shares under Section 3(b) below and invested as described in Section 3(c) below, together with any interest and other income thereon.

           "Escrow Period" shall mean the period commencing on the date hereof and ending on the one (1) year anniversary of the date of this Escrow Agreement.

           A Shareholder's "Pro Rata Share" equals a fraction, expressed as a percentage, the numerator of which is the number of the Escrowed Shares beneficially owned by such Shareholder on the date of this Escrow Agreement, as set forth on the attached Schedule 1, and the denominator of which is the number of the Escrowed Shares beneficially owned by all of the Shareholders on the date of this Escrow Agreement, as set forth on the attached Schedule 1.

           "Shareholder Representative" shall mean _________.

           "Written Direction" shall mean a written direction executed jointly by Brown & Brown and the Shareholder Representative and directing Escrow Agent to disburse all or a portion of the Escrow Collateral or to take or refrain from taking an action pursuant to this Escrow Agreement.

        2. Appointment of and Acceptance by Escrow Agent. Brown & Brown and the Shareholders hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt of the Escrow Collateral in accordance with SECTION 3 below, agrees to hold, dispose of, invest and disburse the Escrow Collateral in accordance with this Escrow Agreement.

        3. Creation of Escrow Account; Sale of Escrowed Shares; Investment of Funds.

           (a) Delivery. On the date of this Escrow Agreement, Brown & Brown and the Shareholders will deliver the Escrowed Shares directly to the Escrow Agent. The Escrowed Shares shall be represented by one or more certificates registered in the name of the Escrow Agent's nominee, ____________, as agent for the Shareholders. The parties acknowledge that for convenience purposes only Brown & Brown has issued the certificate(s) evidencing the Escrowed Shares deposited with the Escrow Agent in the name of the Escrow Agent, as escrow agent under this Escrow Agreement. The parties further acknowledge that the Shareholders are the beneficial owners of the Escrowed Shares, subject to the terms and conditions of this Escrow Agreement.

           (b) Sale. Subject to the restrictions on resale and transfer of the Escrowed Shares described in Sections 1.12 or 3.24(b) of the Merger Agreement, from time to time prior to the end of the Escrow Period, the Escrow Agent, in its sole discretion, may sell any or all of the Escrowed Shares in brokers' transactions on any national securities exchange upon which such securities are traded. The proceeds of any such sale of Escrowed Shares shall be invested as set forth in SECTION 6 below and shall continue to constitute Escrow Collateral.

           (c) Investment of Funds. Escrow Agent shall invest and reinvest the funds held in the Escrow Collateral as a result of the sale of Escrowed Shares under SECTION 3(b) above; provided, however, that no investment or reinvestment shall be made except in the following:

any deposit which is fully insured by the Federal Deposit Insurance Corporation;

               (i) commercial paper given the highest rating by Moody's Investors Service, Inc. and Standard & Poor's Corporation at the time of investment; or are direct obligations of the United States of America or repurchase agreements that are fully collateralized by direct obligations of the United States of America; and/or

               (ii) money market mutual funds which invest primarily in the foregoing.



                                   Annex E-2

               Each of the foregoing investments shall be made in the name of Escrow Agent. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to the Shareholder Representative and Brown & Brown, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any release of funds permitted or required hereunder, and Escrow Agent shall not be liable or responsible for any loss, cost or penalty resulting from any such sale or liquidation.

        4. Disbursements of Escrow Collateral.

           (a) Written Direction. Escrow Agent shall disburse Escrow Funds, at any time and from time to time, in accordance with a Written Direction.

           (b) Claims. From time to time during the Escrow Period, Brown & Brown may give notice (a "Notice") to the Shareholder Representative and the Escrow Agent specifying the nature and dollar amount of any claim (a "Claim") that Brown & Brown, Merger Sub or Target may have under the Indemnification Agreement. Brown & Brown may make more than one claim with respect to any underlying state of facts. If the Shareholder Representative gives notice to Brown & Brown and Escrow Agent disputing any Claim (a "Counter Notice") within thirty (30) days following receipt by Escrow Agent of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 4(c). If no Counter Notice is received by Escrow Agent within such 30-day period, then the dollar amount of damages claimed by Brown & Brown as set forth in its Notice shall be deemed established for purposes of this Escrow Agreement and the Indemnification Agreement and, at the end of such 30-day period, Escrow Agent shall pay or release to Brown & Brown the dollar amount claimed in the Notice from (and only to the extent of) the Escrow Collateral, in the form of Escrowed Shares or other Escrowed Collateral, at Brown & Brown's option. If Brown & Brown elects to have the Claim satisfied by the release of Escrowed Shares to it, the dollar value of each Escrowed Share shall be $_____ for all such purposes under this Escrow Agreement as described in Section 1.8(c) of the Merger Agreement. If Brown & Brown elects to have the Claim satisfied in other Escrow Collateral, the amount of such other Escrow Collateral to which Brown & Brown shall be entitled shall be equal to the product of (i) the closing price of a Brown & Brown Share as reported on the New York Stock Exchange on the date of the Notice multiplied by
(ii) the number of Escrowed Shares to which Brown & Brown would have been entitled if it had elected to have the Claim satisfied by the release of Escrowed Shares. The Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Indemnification Agreement.

           (c) Resolution of Claims. If a Counter Notice is given with respect to a Claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) a Written Direction or (ii) a final non-appealable order of a court of competent jurisdiction. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question.

           (d) Expiration of Escrow Period. Upon the expiration of the Escrow Period, Escrow Agent shall distribute, as promptly as practicable, all remaining Escrow Collateral to the Shareholders in accordance with their Pro Rata Shares unless (i) any Claims are then pending, in which case an amount equal to the aggregate dollar amount of such Claims (as shown in the Notices of such Claims) shall be retained by Escrow Agent from the Escrow Collateral (charged against the interest of each of the Shareholders in the Escrow Collateral in accordance with their Pro Rata Shares), with the dollar value of the retained Escrow Collateral being calculated as set forth in SECTION 4(b) above, and the balance distributed to Shareholders in accordance with their Pro Rata Shares or (ii) Brown & Brown has given notice to the Shareholder Representative and Escrow Agent specifying in reasonable detail the nature of any other claim it may have under the Indemnification Agreement with respect to which it is unable to specify the dollar amount of the claim, in which case the entire Escrow Collateral shall be retained by Escrow Agent, in either case until it receives Written Direction or a final non-appealable order of a court of competent jurisdiction as contemplated by SECTION 4(c).

        5. Disbursement Into Court. If, at any time, there shall exist any dispute between the Shareholder Representative and Brown & Brown with respect to the holding or disposition of any portion of the Escrow Collateral or any other obligations of Escrow Agent hereunder, or if at any time Escrow Agent is unable to determine, to Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrow Collateral or Escrow Agent's proper actions with respect to its obligations hereunder, or if the Shareholder Representative and Brown & Brown have not, within thirty (30) days of the furnishing by Escrow Agent of a notice of resignation



                                   Annex E-3
pursuant to SECTION 6 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

           (a) suspend the performance of any of its obligations under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be); provided however, that Escrow Agent shall continue to invest the Escrow Collateral (other than Escrowed Shares) in accordance with SECTION 3(c) hereof; and/or

           (b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in Tampa, Florida, for instructions with respect to such dispute or uncertainty, and pay into such court all funds held by it in the Escrow Collateral for holding and disposition in accordance with the instructions of such court.

Escrow Agent shall have no liability to any Shareholder, Brown & Brown or its shareholders, or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Collateral or any delay in or with respect to any other action required or requested of Escrow Agent.

        6. Resignation and Removal of Escrow Agent. Escrow Agent may resign from the performance of its duties hereunder at any time by giving ten (10) days' prior written notice to the Shareholder Representative and Brown & Brown or may be removed, with or without cause, by the Shareholder Representative and Brown & Brown, acting jointly by furnishing a written notice to Escrow Agent, at any time by the giving of ten (10) days' prior written notice to Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided below. Upon any such notice of resignation or removal, the Shareholder Representative and Brown & Brown shall appoint a successor Escrow Agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $10,000,000. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent's resignation or removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement.

        7. Liability of Escrow Agent.

           (a) Escrow Agent shall have no liability or obligation with respect to the Escrow Collateral except for Escrow Agent's willful misconduct or gross negligence. Escrow Agent's sole responsibility shall be for the safekeeping, investment, and disbursement of the Escrow Collateral in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Escrow Agreement. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Collateral, any account in which Escrow Collateral are deposited, this Escrow Agreement, the Merger Agreement or the Indemnification Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Shareholders and Brown & Brown, jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.



                                   Annex E-4

           (b) The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Collateral, without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrow Collateral is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

        8. Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, Shareholders and Brown & Brown, jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Shareholders or Brown & Brown, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify the Shareholder Representative and Brown & Brown in writing, and the Shareholders and Brown & Brown shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by such Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party, except that the Shareholders and/or Brown & Brown shall be required to pay such fees and expenses if (a) the Shareholder Representative and/or Brown & Brown agree to pay such fees and expenses, (b) the Shareholders and/or Brown & Brown shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable discretion of such Indemnified Party, to employ counsel satisfactory to the Indemnified Party in any such action or proceeding, (c) a Shareholder or Brown & Brown is the plaintiff in any such action or proceeding, or (d) the named parties to any such action or proceeding (including any impleaded parties) include both Indemnified Party and Brown & Brown and/or a Shareholder, and Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to Brown & Brown or a Shareholder. The Shareholders and Brown & Brown shall be jointly and severally liable to pay fees and expenses of counsel pursuant to the preceding sentence, except that any obligation to pay under clause (A) shall apply only to the party so agreeing. All such fees and expenses payable by Brown & Brown and/or the Shareholders pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by the Shareholders and Brown & Brown, jointly and severally, upon demand by such Indemnified Party.

        The parties agree that neither the payment by the Shareholders or Brown & Brown of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Collateral in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between the Shareholders and Brown & Brown, the respective rights and obligations of Shareholders, on the one hand, and Brown & Brown, on the other hand, under the Indemnification Agreement or the Merger Agreement.



                                   Annex E-5

        9. Fees and Expenses of Escrow Agent.

           (a) The Shareholders and Brown & Brown shall compensate Escrow Agent for its services hereunder in accordance with Schedule 2 attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys' fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. All of the compensation and reimbursement obligations set forth in this SECTION 9 shall be payable by the Shareholders and Brown & Brown, jointly and severally, upon demand by Escrow Agent.

           (b) Escrow Agent is authorized to, and may, disburse to itself from the Escrow Collateral, from time to time, the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which Escrow Agent or any Indemnified Party is entitled to seek indemnification pursuant to SECTION 8 hereof). Escrow Agent shall notify the Shareholder Representative and Brown & Brown of any disbursement from the Escrow Collateral to itself or any Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish to the Shareholder Representative and Brown & Brown copies of all related invoices and other statements. If for any reason funds in the Escrow Collateral are insufficient to cover such compensation and reimbursement, the Shareholders and Brown & Brown shall promptly pay such amounts to Escrow Agent or any Indemnified Party upon receipt of an itemized invoice.

        10. Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Escrow Agreement, the parties hereto agree that the United States District Court for the Middle District of Florida shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties agree that the Circuit Court of Hillsborough County, Florida shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service or process to vest personal jurisdiction over them in any of these courts.

        11. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been validly served, given or delivered five
(5) days after deposit in the United States mails, by certified mail with return receipt requested and postage prepaid, when delivered personally, one (1) day after delivery to any overnight courier, or when transmitted by facsimile transmission facilities, and addressed to the party to be notified as follows:


        If to Brown & Brown at:      Brown & Brown, Inc.
                                     401 E. Jackson Street, Suite 1700
                                     Tampa, Florida  33601
                                     ATTENTION:  Laurel Grammig
                                                 General Counsel

                                     Telecopy:  (813) 222-4464

        If to Shareholder

        Representative at:           ___________________________
                                     ___________________________
                                     ___________________________
                                     ATTENTION:_________________
                                     Telecopy:__________________


        If to the Escrow
        Agent at:                    ___________________________
                                     ___________________________
                                     ___________________________
                                     ATTENTION:_________________
                                     Telecopy:__________________


or to such other address as each party may designate for itself by like notice.


                                   Annex E-6

        12. Amendment or Waiver. This Escrow Agreement may be changed, waived, discharged or terminated only by a writing signed by the Shareholder Representative, Brown & Brown and Escrow Agent. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

        13. Severability. To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

        14. Governing Law. This Escrow Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without giving effect to the conflict of laws principles thereof.

        15. Entire Agreement. This Escrow Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Funds.

        16. Binding Effect. All of the terms of this Escrow Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective heirs, successors and assigns of the Shareholders, Brown & Brown and Escrow Agent.

        17. Execution in Counterparts; Facsimile Signatures. This Escrow Agreement may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. Facsimile signatures shall have the same effect as original signatures.

        18. Dealings. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of Brown & Brown and become pecuniarily interested in any transaction in which a Shareholder or Brown & Brown may be interested, and contract and lend money to a Shareholder or Brown & Brown and otherwise act as fully and freely as though it were not Escrow Agent under this Escrow Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for a Shareholder or Brown & Brown or for any other entity.

        19. Dividends; Voting Rights. Shareholders shall be entitled to receive any cash Dividends with respect to the Escrowed Shares. During the period the Escrowed Shares are held under this Escrow Agreement, the Escrow Shares shall be voted on all matters submitted to the shareholders of Brown & Brown as provided in this SECTION 19. The Escrow Agent shall vote all Escrowed Shares attributable to each Shareholder in the manner directed, in writing, by such Shareholder or, if no such direction has been given, in accordance with the recommendations of Brown & Brown's Board of Directors or, if Brown & Brown's Board of Directors has not made a recommendation as to any particular matter to be voted by the shareholders of Brown & Brown, in such a manner as the Escrow Agent deems appropriate in its sole and absolute discretion (including without limitation, abstaining from voting), without liability to any of the Shareholders. During the period the Escrowed Shares are held under this Escrow Agreement, the Escrow Agent shall cause all proxy solicitation materials, including forms of proxy, received by the Escrow Agent in respect of the Escrowed Shares to be sent to the Shareholders promptly.

        20. Shareholder Representative. Each of the Shareholders hereby irrevocably appoints the Shareholder Representative as such Shareholder's agent and attorney-in-fact to take any action required or permitted to be taken by such Shareholder pursuant to this Escrow Agreement, including the giving and receipt of any notices to be delivered or received by or on behalf of any or all of the Shareholders and the representation of the Shareholders in any indemnification proceedings hereunder, and agrees to be bound by any and all such actions taken by the Shareholder Representative on such Shareholder's behalf.



                                    Annex E-7

        IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed under seal as of the date first above written.



                                    BROWN & BROWN, INC.

                                    By:________________________________________
                                    Name:______________________________________
                                    Title:_____________________________________


                                    _______________________,
                                    As Escrow Agent


                                    By:________________________________________
                                    Name:______________________________________
                                    Title:_____________________________________



                                    SHAREHOLDERS:


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually



                                   Annex E-8

                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually


                                    ___________________________________________
                                    ______________, individually





                                   Annex E-9

                                   SCHEDULE 1

                   Shareholders and Number of Escrowed Shares





                                   Annex E-10

                                   SCHEDULE 2

                          Fees Payable to Escrow Agent







                                   Annex E-11

                                                                        ANNEX F


                          FORM OF ESOP ESCROW AGREEMENT

        THIS ESOP ESCROW AGREEMENT, is made and entered into of ________, 2001 (this "Escrow Agreement"), by and among BROWN & BROWN, INC., a Florida corporation ("Brown & Brown"); the RALEIGH, SCHWARZ & POWELL EMPLOYEE STOCK OWNERSHIP PLAN (the "ESOP"); and ________________, as escrow agent hereunder ("Escrow Agent").

                                   BACKGROUND

        Brown & Brown and certain other parties entered into an Agreement and Plan of Reorganization (as amended, the "Merger Agreement"), dated as of July 25, 2001, pursuant to which Brown & Brown of Washington, Inc., a Washington corporation and wholly-owned subsidiary of Brown & Brown (the "Merger Sub"), is merging with and into Raleigh, Schwarz & Powell, Inc., a Washington corporation (the "Target"), with the Target being the surviving corporation and becoming a wholly-owned subsidiary of Brown & Brown. Capitalized terms used in this Escrow Agreement without definition have the respective meanings given to them in the Merger Agreement. In accordance with the terms of the Merger Agreement, ten percent (10%) of the Brown & Brown Shares being issued to the ESOP are being delivered to the Escrow Agent as partial security for the performance of certain obligations of the ESOP under the Merger Agreement. Escrow Agent has agreed to accept, hold, and disburse the Brown & Brown Shares deposited with it in accordance with the terms of this Escrow Agreement. In order to establish the escrow of the Brown & Brown Shares and to effect the provisions of the Merger Agreement, the parties hereto have entered into this Escrow Agreement.

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

                                      TERMS

        1. Definitions. The following terms shall have the following meanings when used herein:

        "Escrow Collateral" shall mean the following:

           (a) the aggregate amount of _______ Brown & Brown Shares, issued to the Escrow Agent on behalf of the ESOP (the "Escrowed Shares"), and the certificate(s) representing the Escrowed Shares, and all cash, securities, and other property, excluding any cash dividends paid on the Escrowed Shares (the "Dividends"), at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Escrowed Shares;

           (b) all additional shares of stock of Brown & Brown representing stock dividends, additional stock resulting from stock splits or reclassification, and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Escrowed Shares, which shall in any case be issued in the name of, and shall be held by, the Escrow Agent, as escrow agent under this Escrow Agreement, and which shall constitute Escrowed Shares for all purposes of this Escrow Agreement;

           (c) all securities hereafter delivered to Escrow Agent in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such securities, together with the interest coupons (if any) attached thereto, and all cash, securities, interest, and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof, excluding the Dividends; and

           (d) all funds received by the Escrow Agent pursuant to the sale of Escrowed Shares under SECTION 3(b) below and invested as described in SECTION 6 below, together with any interest and other income thereon.



                                   Annex F-1

           "Escrow Period" shall mean the period commencing on the date hereof and ending on the one (1) year anniversary of the date of this Escrow Agreement.

           "Written Direction" shall mean a written direction executed jointly by Brown & Brown and the ESOP and directing Escrow Agent to disburse all or a portion of the Escrow Collateral or to take or refrain from taking an action pursuant to this Escrow Agreement.

        2. Appointment of and Acceptance by Escrow Agent. Brown & Brown and the ESOP hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt of the Escrow Collateral in accordance with SECTION 3 below, agrees to hold, dispose of, invest and disburse the Escrow Collateral in accordance with this Escrow Agreement.

        3. Creation of Escrow Account; Sale of Escrowed Shares.

           (a) Delivery. On the date of this Escrow Agreement, Brown & Brown and the ESOP will deliver the Escrowed Shares directly to the Escrow Agent. The Escrowed Shares shall be represented by one or more certificates registered in the name of the Escrow Agent's nominee, ____________, as agent for the ESOP. The parties acknowledge that for convenience purposes only Brown & Brown has issued the certificate(s) evidencing the Escrowed Shares deposited with the Escrow Agent in the name of the Escrow Agent, as escrow agent under this Escrow Agreement. The parties further acknowledge that the ESOP is the beneficial owner of the Escrowed Shares, subject to the terms and conditions of this Escrow Agreement.

           (b) Sale. Subject to the restrictions on resale and transfer of the Escrowed Shares described in Sections 1.12 or 3.24(b) of the Merger Agreement, from time to time prior to the end of the Escrow Period, the ESOP may direct the Escrow Agent to sell any or all of the Escrowed Shares in brokers' transactions on any national securities exchange upon which such securities are traded. The proceeds of any such sale of Escrowed Shares shall be invested as set forth in [SECTION 6] below and shall continue to constitute Escrow Collateral.

        4. Disbursements of Escrow Collateral.

           (a) Written Direction. Escrow Agent shall disburse Escrow Funds, at any time and from time to time, in accordance with a Written Direction.

           (b) Claims. From time to time during the Escrow Period, Brown & Brown may give notice (a "Notice") to the ESOP and the Escrow Agent specifying the nature and dollar amount of any claim (a "Claim") that Brown & Brown, Merger Sub or Target may have under the Merger Agreement. Brown & Brown may make more than one claim with respect to any underlying state of facts. If the ESOP gives notice to Brown & Brown and Escrow Agent disputing any Claim (a "Counter Notice") within thirty (30) days following receipt by Escrow Agent of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 4(c). If no Counter Notice is received by Escrow Agent within such 30-day period, then the dollar amount of damages claimed by Brown & Brown as set forth in its Notice shall be deemed established for purposes of this Escrow Agreement and the Merger Agreement and, at the end of such 30-day period, Escrow Agent shall pay or release to Brown & Brown the dollar amount claimed in the Notice from (and only to the extent of) the Escrow Collateral, in the form of Escrowed Shares or other Escrow Collateral, at Brown & Brown's option. If Brown & Brown elects to have the Claim satisfied by the release of Escrowed Shares to it, the dollar value of each Escrowed Share shall be $_____ for all such purposes under this Escrow Agreement as described in Section 1.8(c) of the Merger Agreement. If Brown & Brown elects to have the Claim satisfied in other Escrow Collateral, the amount of such other Escrow Collateral to which Brown & Brown shall be entitled shall be equal to the product of (i) the closing price of a Brown & Brown Share as reported on the New York Stock Exchange on the date of the Notice multiplied by
(ii) the number of Escrowed Shares to which Brown & Brown would have been entitled if it had elected to have the Claim satisfied by the release of Escrowed Shares. The Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Merger Agreement.

           (c) Resolution of Claims. If a Counter Notice is given with respect to a Claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) a Written Direction or (ii) a final non-appealable order of a court of competent jurisdiction. Any court order shall be accompanied by a legal opinion by



                                   Annex F-2
counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question.

           (d) Expiration of Escrow Period. Upon the expiration of the Escrow Period, Escrow Agent shall distribute, as promptly as practicable, all remaining Escrow Collateral to the ESOP unless (i) any Claims are then pending, in which case an amount equal to the aggregate dollar amount of such Claims (as shown in the Notices of such Claims) shall be retained by Escrow Agent from the Escrow Collateral, with the amount of the retained Escrow Collateral being calculated as set forth in SECTION 4(b) above, and the balance distributed to the ESOP or
(ii) Brown & Brown has given notice to the ESOP and Escrow Agent specifying in reasonable detail the nature of any other claim it may have under the Merger Agreement with respect to which it is unable to specify the dollar amount of the claim, in which case the entire Escrow Collateral shall be retained by Escrow Agent, in either case until it receives Written Direction or a final non-appealable order of a court of competent jurisdiction as contemplated by
SECTION 4(C).

        5. Disbursement Into Court. If, at any time, there shall exist any dispute between the ESOP and Brown & Brown with respect to the holding or disposition of any portion of the Escrow Collateral or any other obligations of Escrow Agent hereunder, or if at any time Escrow Agent is unable to determine, to Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrow Collateral or Escrow Agent's proper actions with respect to its obligations hereunder, or if the ESOP and Brown & Brown have not, within thirty
(30) days of the furnishing by Escrow Agent of a notice of resignation pursuant to SECTION 7 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

           (a) suspend the performance of any of its obligations under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be); provided however, that Escrow Agent shall continue to invest the Escrow Collateral (other than Escrowed Shares) in accordance with SECTION 6 hereof; and/or

           (b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in Tampa, Florida, for instructions with respect to such dispute or uncertainty, and pay into such court all funds held by it in the Escrow Collateral for holding and disposition in accordance with the instructions of such court.

Escrow Agent shall have no liability to the ESOP, Brown & Brown or its shareholders, or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Collateral or any delay in or with respect to any other action required or requested of Escrow Agent.

        6. Investment of Funds. Escrow Agent shall invest and reinvest the funds held in the Escrow Collateral as a result of the sale of Escrowed Shares at the direction of the ESOP under SECTION 3(b) above as the ESOP shall direct in writing; provided, however, that no investment or reinvestment shall be made except in the following:

           (a) any deposit which is fully insured by the Federal Deposit Insurance Corporation;

           (b) commercial paper given the highest rating by Moody's Investors Service, Inc. and Standard & Poor's Corporation at the time of investment; or are direct obligations of the United States of America or repurchase agreements that are fully collateralized by direct obligations of the United States of America; and/or

           (c) money market mutual funds which invest primarily in the foregoing.

           If Escrow Agent has not received a written direction from the ESOP at any time that an investment decision must be made, Escrow Agent shall invest the Escrow Collateral in investments described in clause (a) above. Each of the foregoing investments shall be made in the name of Escrow Agent. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to the ESOP and Brown & Brown, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any release of funds permitted



                                   Annex F-3
or required hereunder, and Escrow Agent shall not be liable or responsible for any loss, cost or penalty resulting from any such sale or liquidation.

        7. Resignation and Removal of Escrow Agent. Escrow Agent may resign from the performance of its duties hereunder at any time by giving ten (10) days' prior written notice to the ESOP and Brown & Brown or may be removed, with or without cause, by the ESOP and Brown & Brown, acting jointly by furnishing a written notice to Escrow Agent, at any time by the giving of ten (10) days' prior written notice to Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided below. Upon any such notice of resignation or removal, the ESOP and Brown & Brown shall appoint a successor Escrow Agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $10,000,000. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent's resignation or removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement.

        8. Liability of Escrow Agent.

           (a) Escrow Agent shall have no liability or obligation with respect to the Escrow Collateral except for Escrow Agent's willful misconduct or gross negligence. Escrow Agent's sole responsibility shall be for the safekeeping, investment, and disbursement of the Escrow Collateral in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Escrow Agreement. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Collateral, any account in which Escrow Collateral are deposited, this Escrow Agreement or the Merger Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. The ESOP and Brown & Brown, jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

           (b) The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Collateral, without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrow Collateral is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

        9. Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, the ESOP and Brown & Brown, jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any



                                   Annex F-4
person, including without limitation the ESOP or Brown & Brown, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify the ESOP and Brown & Brown in writing, and the ESOP and Brown & Brown shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by such Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party, except that the ESOP and/or Brown & Brown shall be required to pay such fees and expenses if (a) the ESOP and/or Brown & Brown agree to pay such fees and expenses, (b) the ESOP and/or Brown & Brown shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable discretion of such Indemnified Party, to employ counsel satisfactory to the Indemnified Party in any such action or proceeding, (c) the ESOP or Brown & Brown is the plaintiff in any such action or proceeding, or (d) the named parties to any such action or proceeding (including any impleaded parties) include both Indemnified Party and Brown & Brown and/or the ESOP, and Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to Brown & Brown or the ESOP. The ESOP and Brown & Brown shall be jointly and severally liable to pay fees and expenses of counsel pursuant to the preceding sentence, except that any obligation to pay under clause (A) shall apply only to the party so agreeing. All such fees and expenses payable by Brown & Brown and/or the ESOP pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by the ESOP and Brown & Brown, jointly and severally, upon demand by such Indemnified Party.

            The parties agree that neither the payment by the ESOP or Brown & Brown of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Collateral in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between the ESOP and Brown & Brown, the respective rights and obligations of ESOP, on the one hand, and Brown & Brown, on the other hand, under the Merger Agreement.

        10. Fees and Expenses of Escrow Agent.

            (a) The ESOP and Brown & Brown shall compensate Escrow Agent for its services hereunder in accordance with Schedule 1 attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys' fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. All of the compensation and reimbursement obligations set forth in this SECTION 10 shall be payable by the ESOP and Brown & Brown, jointly and severally, upon demand by Escrow Agent.

            (b) Escrow Agent is authorized to, and may, disburse to itself from the Escrow Collateral, from time to time, the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which Escrow Agent or any Indemnified Party is entitled to seek indemnification pursuant to SECTION 9 hereof). Escrow Agent shall notify the ESOP and Brown & Brown of any disbursement from the Escrow Collateral to itself or any Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish to the ESOP and Brown & Brown copies of all related invoices and other statements. If for any reason funds in the Escrow Collateral are insufficient to cover such compensation and reimbursement, the ESOP and Brown & Brown shall promptly pay such amounts to Escrow Agent or any Indemnified Party upon receipt of an itemized invoice.

        11. Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Escrow Agreement, the parties hereto agree that the United States District Court for the Middle District of Florida shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties agree that the Circuit Court of



                                   Annex F-5

Hillsborough County, Florida shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service or process to vest personal jurisdiction over them in any of these courts.

        12. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been validly served, given or delivered five
(5) days after deposit in the United States mails, by certified mail with return receipt requested and postage prepaid, when delivered personally, one (1) day after delivery to any overnight courier, or when transmitted by facsimile transmission facilities, and addressed to the party to be notified as follows:

        If to Brown & Brown at:     Brown & Brown, Inc.
                                    401 E. Jackson Street, Suite 1700
                                    Tampa, Florida  33601
                                    ATTENTION:  Laurel Grammig
                                                General Counsel
                                    Telecopy:  (813) 222-4464

        If to the ESOP at:
                                     ___________________________
                                     ___________________________
                                     ATTENTION:_________________
                                     Telecopy:__________________

        If to the Escrow
        Agent at:
                                     ___________________________
                                     ___________________________
                                     ATTENTION:_________________
                                     Telecopy:__________________


or to such other address as each party may designate for itself by like notice.

        13. Amendment or Waiver. This Escrow Agreement may be changed, waived, discharged or terminated only by a writing signed by the ESOP, Brown & Brown and Escrow Agent. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

        14. Severability. To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

        15. Governing Law. This Escrow Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without giving effect to the conflict of laws principles thereof.

        16. Entire Agreement. This Escrow Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Funds.

        17. Binding Effect. All of the terms of this Escrow Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective heirs, successors and assigns of the ESOP, Brown & Brown and Escrow Agent.

        18. Execution in Counterparts; Facsimile Signatures. This Escrow Agreement may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. Facsimile signatures shall have the same effect as original signatures.



                                   Annex F-6

        19. Dealings. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of Brown & Brown and become pecuniarily interested in any transaction in which the ESOP or Brown & Brown may be interested, and contract and lend money to the ESOP or Brown & Brown and otherwise act as fully and freely as though it were not Escrow Agent under this Escrow Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the ESOP or Brown & Brown or for any other entity.

        20. Dividends; Voting Rights. The ESOP shall be entitled to receive any cash Dividends with respect to the Escrowed Shares. During the period the Escrowed Shares are held under this Escrow Agreement, the Escrow Shares shall be voted on all matters submitted to the shareholders of Brown & Brown as provided in this SECTION 20. The Escrow Agent shall vote all Escrowed Shares attributable to the ESOP in the manner directed, in writing, by the ESOP or, if no such direction has been given, in accordance with the recommendations of Brown & Brown's Board of Directors or, if Brown & Brown's Board of Directors has not made a recommendation as to any particular matter to be voted by the shareholders of Brown & Brown, in such a manner as the Escrow Agent deems appropriate in its sole and absolute discretion (including without limitation, abstaining from voting), without liability to the ESOP. During the period the Escrowed Shares are held under this Escrow Agreement, the Escrow Agent shall cause all proxy solicitation materials, including forms of proxy, received by the Escrow Agent in respect of the Escrowed Shares to be sent to the ESOP promptly.



                                    Annex F-7

        IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed under seal as of the date first above written.



                                    BROWN & BROWN, INC.


                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Title:
                                          -------------------------------------


                                    -----------------------,
                                    As Escrow Agent


                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Title:
                                          -------------------------------------


                                    ESOP:

                                    RALEIGH, SCHWARZ & POWELL, INC.
                                    EMPLOYEE STOCK OWNERSHIP PLAN


                                    By:
                                       ----------------------------------------
                                    Name:  John P. Folsom
                                    Title: Trustee


                                    By:
                                       ----------------------------------------
                                    Name:  R. S. DeVine
                                    Title: Trustee


                                    By:
                                       ----------------------------------------
                                    Name:  Elvin J. Vandeberg
                                    Title: Trustee



                                   Annex F-8

                                   SCHEDULE 1

                          Fees Payable to Escrow Agent








                                   Annex F-9

                                                                         ANNEX G

                                 FORM OF RELEASE


        This RELEASE (this "Release") is being executed and delivered in accordance with Section 2.2(a)(ii) of the Agreement and Plan of Reorganization dated as of July 25, 2001, as amended (the "Merger Agreement"), among BROWN & BROWN, INC., a Florida corporation ("Brown & Brown"), BROWN & BROWN OF WASHINGTON, INC., a Washington corporation ("Merger Sub"; Merger Sub and Brown & Brown are sometimes hereinafter referred to collectively as the "Buyers"); RALEIGH, SCHWARZ & POWELL, INC., a Washington corporation ("Target") and certain other parties, by the shareholders of Target listed on the signature pages hereto (collectively, the "Shareholders"). Capitalized terms used in this Release without definition have the respective meanings given to them in the Merger Agreement.

        Each Shareholder acknowledges that execution and delivery of this Release is a condition to Buyers' obligation to consummate the Merger and that Buyers are relying on this Release in consummating the Merger.

        Each Shareholder, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, in order to induce Buyers to consummate the Merger pursuant to the Merger Agreement, hereby agrees as follows:

        Each Shareholder, on behalf of himself or herself, each person related thereto and any entity in which such Shareholder or its related person (i) has an ownership interest or (ii) is a director, officer, partner, employee, executor, or trustee (or in any similar capacity) (each a "Related Person" and collectively, "Related Persons"), hereby releases and forever discharges Buyers, Target and each of their respective individual, joint or mutual, past, present and future representatives, affiliates, stockholders, controlling persons, subsidiaries, successors and assigns (individually, a "Releasee" and collectively, "Releasees") from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity (hereinafter individually, a "Claim" and collectively, "Claims"), which such Shareholder or any of his or her respective Related Persons now has, has ever had or may hereafter have against any one or more of the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from the Target, whether pursuant to its Organizational Documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of Buyers arising under the Merger Agreement.

        Each Shareholder hereby irrevocably covenants to refrain from, and to cause his or her respective Related Persons to refrain from, directly or indirectly, asserting any Claim, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

        Without in any way limiting any of the rights and remedies otherwise available to any Releasee, each Shareholder, jointly and severally, shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees) whether or not involving third party Claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of any Shareholder or any of their Related Persons of any Claim or other matter purported to be released pursuant to this Release and (ii) the assertion by any third party of any Claim against any Releasee which Claim arises directly or indirectly from, or in connection with, any assertion by or on behalf of any Shareholder or any of their Related Persons against such third party of any Claims or other matters purported to be released pursuant to this Release.

        If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.



                                   Annex G-1

        This Release may not be changed except in a writing signed by the person(s) against whose interest such change shall operate. This Release shall be governed by and construed under the laws of the State of Florida without regard to principles of conflicts of law.

        For the purposes of this Release, the term "Organizational Documents" means: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity; and (v) any amendment to any of the foregoing.

        All words used in this Release will be construed to be of such gender or number as the circumstances require.





                                   Annex G-2

        IN WITNESS WHEREOF, each of the undersigned have executed and delivered this Release as of this ____ day of _________, 2001.



                                    -------------------------------------------
                                    [Name of Releasor], individually


                                    -------------------------------------------
                                    [Name of Releasor], individually




                                   Annex G-3

                                                                        ANNEX H


                             FORM OF SPOUSAL CONSENT

        I, the undersigned, hereby acknowledge that I have read that certain Agreement and Plan of Reorganization, dated as of July 25, 2001, as amended, including the Exhibits and Schedules attached thereto and all other agreements referred to therein (collectively, the "Agreements"), by and between Brown & Brown, Inc., a Florida corporation ("Brown & Brown"), Raleigh, Schwarz & Powell, Inc., a Washington corporation (the "Target"), and certain other parties. I am aware that by the Agreements' provisions my spouse, as one of the shareholders of the Target, will exchange all of the capital stock of the Target held by my spouse (the "Subject Shares"), including my community interest in them, pursuant to the terms and conditions set forth in the Agreements. I hereby consent to the exchange of the Subject Shares, approve of the provisions of the Agreements contained therein and fully authorize my spouse to take all actions required or permitted under the Agreements, and agree that the Subject Shares and my interest in them are subject to the provisions of the Agreements and that I will take no action at any time to hinder operation of the Agreements on such Subject Shares or my interest in them.


                                          -------------------------------------
                                          Name:
                                               --------------------------------
                                          Spouse of
                                                   ----------------------------



                                   Annex H-1

                                                                        ANNEX I


                   FORM OF NON-COMPETITION, NON-SOLICITATION,
                          AND CONFIDENTIALITY AGREEMENT


        THIS NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY AGREEMENT (this "Agreement"), effective as of _______________, 2001 (the "Effective Date"), is made and entered into by and between BROWN & BROWN, INC., a Florida corporation, and BROWN & BROWN OF WASHINGTON, INC., a Washington corporation and wholly-owned subsidiary of Brown & Brown, Inc. (collectively, the "Buyers"), and ____________________, a resident of the State of ____________ ("Shareholder").

                                   BACKGROUND

        Shareholder is a shareholder of Raleigh, Schwartz & Powell, Inc., a Washington corporation ("RS&P"). Pursuant to an Agreement and Plan of Reorganization, dated as of July 25, 2001, (the "Merger Agreement"), by and among the Buyers, RS&P, Shareholder and the other shareholders of RS&P, RS&P is to merge with and into Brown & Brown of Washington, Inc. with Brown & Brown of Washington, Inc. being the surviving corporation. Pursuant to Section ______ of the Merger Agreement, Shareholder is entering into this Agreement to provide certain non-competition and other assurances to the Buyers as a material inducement for the Buyers to enter into the transactions contemplated in the Merger Agreement. Shareholder acknowledges that the restrictions contained in this Agreement are reasonably necessary to protect the Buyers' legitimate business interests, including, but not limited to, the trade secrets, confidential business information, and customer goodwill acquired from RS&P as part of the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

                                      TERMS

        In consideration of the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and in consideration of the shares of stock of the Brown & Brown, Inc. received by Shareholder in the sale/exchange of all RS&P stock in connection with the transaction memorialized in the Merger Agreement, the adequacy and receipt of which is hereby acknowledged, the parties agree as follows:

        1. NON-COMPETITION COVENANT. Given the regional nature of the business of RS&P, and Shareholder's position as a shareholder [and principal] of RS&P, Shareholder agrees that, Shareholder shall not, directly or indirectly, for a period of three (3) years beginning on the Closing Date (the "Restricted Period"), engage in, or be or become the owner of an equity interest in (other than ownership of less than five percent (5%) of the outstanding shares of a publicly traded entity), or otherwise consult with, be employed by, or participate in the business of, any entity (other than Buyers) engaged in the insurance agency or brokerage business within the following Washington counties in which RS&P has conducted business: Chelan, Clallam, Douglas, Ferry, Grant, Jefferson, King, Kitsap, Kittitas, Lincoln, Mason, Okanogan, Pierce, San Juan Island, Skagit, Snohomish, Thurston, Whatcom and Yakima. Shareholder acknowledges that RS&P's business has been conducted and is presently proposed to be conducted by Buyers throughout the above counties and that the geographic restrictions set forth above are reasonable and necessary to protect the good will of the business being sold by RS&P pursuant to the Merger Agreement.

        2. NON-SOLICITATION COVENANT.

           (a) Without limiting anything set forth in Section 1 hereof, Shareholder shall not, during the Restricted Period, directly or indirectly (i) solicit, divert, accept business from, nor service, as insurance solicitor, insurance agent, insurance broker or otherwise, for Shareholder's own account or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation or business entity (other than Buyers), either as owner, shareholder, promoter, employee, consultant, officer, director, partner, manager or otherwise, any account



                                   Annex I-1
that is part of the Purchased Book of Business or any insurance account then serviced by the Buyers or (ii) solicit, attempt to employ or engage any employees or personnel of the Buyers or its affiliates, or induce or entice any such person to leave such employment or engagement without the prior written consent of the Buyers.

           (b) Shareholder acknowledges that the non-competition and non-solicitation covenants contained in any employment agreement that Shareholder may enter into with Buyer shall be in addition to, and shall not supersede or be subordinate to, the non-competition and non-solicitation covenants contained in this Agreement.

        3. CONFIDENTIALITY. Shareholder recognizes and acknowledges that, as part of the Merger Agreement, the Buyers acquired from RS&P certain Confidential Information (as hereafter defined), which constitutes valuable, secret, special, and unique assets of the Buyers. Shareholder covenants and agrees that, Shareholder will not disclose the Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose without the express written approval of the Buyers and will not use the Confidential Information except in the Buyers' business. It is expressly understood and agreed that the Confidential Information is the property of the Buyers and must be immediately returned to the Buyers upon demand. The term "Confidential Information" includes all information, whether or not reduced to written or recorded form, related to RS&P's insurance operations that is not generally known to competitors of RS&P or intended for general dissemination, whether furnished by RS&P or compiled by Shareholder, including but not limited to: (a) lists of customers, insurance carriers, and accounts and records pertaining thereto; (b) prospect lists, policy forms, and/or rating information, expiration dates, information on risk characteristics, information concerning insurance markets for large or unusual risks; and (c) information concerning business plans, information concerning marketing strategies and information concerning the financial condition of RS&P's insurance operations.

        4. REMEDY FOR BREACH OF COVENANTS.

           (a) In the event of a breach or threatened breach of the provisions of this Agreement, the Buyers shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Should a court of competent jurisdiction declare any of the covenants set forth in this Agreement unenforceable due to a unreasonable restriction, duration, geographical area or otherwise, the parties agree that such court shall be empowered and shall grant the Buyers or its affiliates injunctive relief to the extent reasonably necessary to protect their respective interests. Shareholder acknowledges that the covenants set forth in this Agreement represent an important element of the value of RS&P, and are a material inducement for Buyers to enter into the Merger Agreement. Shareholder further acknowledges that without such protection, the Buyers' business would be irreparably harmed, and that the remedy of monetary damages alone would be inadequate.

           (b) If Shareholder shall violate the restrictions contained in this Agreement, and if any court action is instituted by the Buyers to prevent or enjoin such violation, then the period of time during which Shareholder's business activities shall be restricted as provided in this Agreement shall be lengthened by a period of time equal to the period between the date upon which Shareholder is found to have first violated the restrictions, and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

           (c) In addition to the foregoing, any damages suffered by the Buyers or any of its affiliates as a result of any breach by Shareholder of the provisions of this Agreement shall be subject to Shareholder's indemnification obligations, if any, set forth in the Merger Agreement.

        5. COSTS. Without limiting the foregoing or anything set forth in the Merger Agreement, the parties agree that in the event of litigation concerning the terms of this Agreement, the prevailing party shall be entitled, in addition to all other remedies, to recover all costs of such action, including, without limitation, reasonable attorneys' fees and costs both at the trial court and appellate court level.

        6. ASSIGNMENT; SUCCESSOR RIGHTS. Shareholder may not assign Shareholder's rights or obligations hereunder. The rights and obligations of the Buyers shall be binding upon and fully enforceable by their affiliates, successors and assigns, including, without limitation, any successor in interest by way of merger, consolidation, sale or other succession, without need for further consent to such assignment by Shareholder.



                                   Annex I-2

        7. SEVERABILITY. The provisions of this Agreement (including but not limited to the provisions of Sections 1, 2, and 3 hereof) shall be deemed severable, and the invalidity or unenforceability of any one or more provisions hereof shall not affect the validity or enforceability of the other provisions hereof.

        8. WAIVER. Failure to insist upon strict compliance with any provision hereof shall not be deemed a waiver of such provision or any other provisions hereof.

        9. MODIFICATION. This Agreement may not be modified or superseded except by an agreement in writing executed by the parties hereto.

        10. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal law of Florida without regard to principles of conflicts of law.

                               * * * * * * * * * *

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                                     "THE BUYERS":


                                     BROWN & BROWN, INC./BROWN & BROWN
                                     OF WASHINGTON, INC.



                                     By: ______________________________________
                                     Name:
                                     Title:


                                     "SHAREHOLDER"





                                   Annex I-3

                                                                        ANNEX J


                OPINION OF THE ESOP FIDUCIARY'S FINANCIAL ADVISOR



DUFF & PHELPS, LLC



July 25, 2001

Mr. Seymour R. Zilberstein
Principal
Consulting Fiduciaries, Inc.
400 Skokie Boulevard, Ste. 260
Northbrook, IL  60062

Mr. John Folsom
Trustee of the Raleigh, Schwarz & Powell, Inc.
Employee Stock Ownership Plan and Trust
1201 Pacific Avenue, Ste. 1000
Tacoma, Washington  98402



Gentlemen:

You have retained Duff &Phelps, LLC ("Duff & Phelps") as independent financial advisor to Consulting Fiduciaries, Inc. ("CEI") and the Trustee of Raleigh, Schwarz & Powell, Inc. Employee Stock Ownership Plan and Trust (the "Plan") in connection with a contemplated transaction (the "Proposed Transaction") involving Raleigh, Schwarz & Powell, Inc. (the "Company") and its subsidiary Golden Gate Holdings, Inc. ("Golden Gate"). Currently, the Plan owns 116,340 of the Company's common stock outstanding and 4,000 of Golden Gate's common stock outstanding. Specifically, you have requested that Duff & Phelps provide an opinion (the "Opinion") as to whether the terms and conditions of the Proposed Transaction, including the price, are fair to the Plan from a financial point of view. Previously, Duff & Phelps has provided valuation services to the Trustee for the administration of the Plan.

DESCRIPTION OF THE PROPOSED TRANSACTION

The Proposed Transaction involves the sale of 100% of the common equity of the Company (including Golden Gate) to Brown & Brown, Inc. ("BRO"), a publicly traded insurance brokerage company. As part of the Proposed Transaction, a wholly-owned subsidiary of BRO will merge with and into the Company, and as a result, the Company will be the surviving corporation and will change its name to "Brown & Brown of Washington, Inc." The Proposed Transaction will be structured as a stock for stock, tax free reorganization for tax purposes and a pooling-of-interests transaction for accounting purposes.

The purchase price for 100% of the Company's and Golden Gate's common equity is $40 million (the "Purchase Price"), with the number of shares determined by dividing the Purchase Price by a twenty day average of the closing stock prices of BRO ending three days prior to the closing of the Proposed Transaction. The Purchase Price will be adjusted downwards if the Company's actual Total Net Worth (as defined in the Agreement and Plan of Merger) at closing is less than $13 million. The shares of BRO common stock to be received by the Company's shareholders will be newly issued and registered under the Securities Act of 1933. However, to qualify for treatment under the pooling-of-interests method of accounting, the BRO shares received in the Proposed Transaction will not be eligible for resale until two business days after the date of BRO's earnings press release for third quarter 2001.

QUALIFICATIONS OF DUFF & PHELPS, LLC

Duff & Phelps, headquartered in Chicago, is one of the nation's largest independent specialty investment banking and financial advisory firms. Duff & Phelps has been providing valuation and financial advisory services to clients for over sixty years. Engagements have been typically associated with mergers and acquisitions, corporate financing requirements, employee stock ownership, and complex tax litigation matters. Our clients range in size from small, closely held companies to major public corporations.



                                   Annex J-1

SCOPE OF ANALYSIS

As background for our financial analysis, we discussed via telephone the history, current operations and future outlook of the Company with senior management in April and June 2001. We relied on detailed investigations and meetings with senior management conducted in the past at the Company's headquarters in Tacoma and Seattle, Washington. Our financial analysis was based on the audited consolidated financial statements of the Company for the fiscal years ended on or about December 31, 1996 to 2000, and unaudited internal statements for the five months ended May 31, 2000, and May 31, 2001. In addition, we were provided with other internal operating and financial data supplied by management, including financial forecasts for 2001 through 2005. We also reviewed the RSM McGladrey Inc. Preliminary Cash Flow Comparison of C versus S Corporation and ESOP dated June 2001. With respect to BRO, we reviewed filings on Form 10-K for the years ended on or about December 31, 1996 to 2000, and on Form 10-Q for the three months ended March 31, 2000, and March 31, 2001. We also reviewed BRO's stock price and trading history.

Details on the Proposed Transaction were provided in certain transaction documents (which we have reviewed), including, but not limited to: the Letter of Intent between BRO and the Company dated June 28, 2001; the package of documents sent to shareholders on June 28, 2001, including a letter from the Board of Directors and a letter from Knight Vale & Gregory PLLC; and a draft of the Agreement and Plan of Merger. Information on comparable publicly traded companies as well as mergers and acquisitions transactions for insurance brokerage companies and other economic, investment, industry, and financial data used as background for our financial analysis was obtained from publicly available investment and financial sources.

Our Opinion assumes the accuracy and completeness of the information provided to us. Although we have not independently verified the accuracy and completeness of the information provided by the Company, we advise you that nothing has come to our attention during the course of this engagement that has caused us to believe that it was unreasonable for us to utilize and rely upon the information taken as a whole. As part of our analysis relating to the Opinion, we made our own judgments respects the reasonableness of any financial forecasts and projections, taken as a whole, furnished to us by or on behalf of the Company. Our Opinion further assumes that representations made by the Company's management and advisors are substantially accurate regarding the Proposed Transaction. Our Opinion is necessarily based upon current economic and market conditions and must be considered in that context.

CONCLUSIONS

Based on the foregoing and assuming the completeness and accuracy of the information that has been provided to us, it is our Opinion that from a financial point of view the terms and conditions of the Proposed Transaction, including the aggregate purchase price of $40 million for 100% of the Company's and Golden Gate's common equity, are fair and reasonable to the Plan.

This Opinion will not be included, summarized or in any manner referred to in materials distributed to the public or potential investors in the Company without our prior written consent.



Respectfully submitted,

/S/ Duff & Phelps, LLC

Duff & Phelps, LLC



                                   Annex J-2

                                                                        ANNEX K


              TITLE 23B OF THE WASHINGTON BUSINESS CORPORATION ACT
                        CHAPTER 23B.13 DISSENTERS' RIGHTS



RCW 23B.13.010 DEFINITIONS.

As used in this chapter:

(1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) "Shareholder" means the record shareholder or the beneficial shareholder.


RCW 23B.13.020 RIGHT TO DISSENT.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

        (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

        (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

        (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;



                                   Annex K-1

        (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

        (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW
        25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

        (a)     The proposed corporate action is abandoned or rescinded;

        (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

        (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.


RCW 23B.13.030 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

        (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

        (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.


RCW 23B.13.200 NOTICE OF DISSENTERS' RIGHTS.

(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.



                                   Annex K-2

RCW 23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT.

(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.



RCW 23B.13.220 DISSENTERS' NOTICE.

(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

        (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

        (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

        (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

        (e)     Be accompanied by a copy of this chapter.

RCW 23B.13.230 DUTY TO DEMAND PAYMENT.

(1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.



                                   Annex K-3

RCW 23B.13.240 SHARE RESTRICTIONS.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.


RCW 23B.13.250 PAYMENT.

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

(2)     The payment must be accompanied by:

        (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

        (b) An explanation of how the corporation estimated the fair value of the shares;

        (c)     An explanation of how the interest was calculated;

        (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

        (e)     A copy of this chapter.

RCW 23B.13.260 FAILURE TO TAKE ACTION.

(1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.



RCW 23B.13.270 AFTER-ACQUIRED SHARES.

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.



                                   Annex K-4

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

RCW 23B.13.280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

(1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

        (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

        (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

        (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.



RCW 23B.13.300 COURT ACTION.

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.



                                   Annex K-5

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6)     Each dissenter made a party to the proceeding is entitled to judgment
        (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.


RCW 23B.13.310 COURT COSTS AND COUNSEL FEES.

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

        (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

        (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.



                                   Annex K-6

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Registrant is a Florida corporation. Reference is made to Section
607.0850 of the Florida Business Corporation Act, which permits, and in some cases requires, indemnification of directors, officers, employees, and agents of Registrant, under certain circumstances and subject to certain limitations.

        Under Article VII of the Registrant's bylaws, the Registrant is required to indemnify its officers and directors, and officers and directors of certain other corporations serving as such at the request of the Registrant, against all costs and liabilities incurred by such persons by reason of their having been an officer or director of the Registrant or such other corporation, provided that such indemnification shall not apply with respect to any matter as to which such officer or director shall be finally adjudged to have been individually guilty of gross negligence or willful malfeasance in the performance of his or her duties as a director or officer, and provided further that the indemnification shall, with respect to any settlement of any suit, proceeding, or claim, include reimbursement of any amounts paid and expenses reasonably incurred in settling any such suit, proceeding, or claim when, in the judgment of the Board of Directors, such settlement and reimbursement appeared to be in the best interests of the Registrant.

        The Registrant has purchased insurance with respect to, among other things, liabilities that may arise under the statutory provisions referred to above.

        The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:


Exhibit
Number       Description
------       -----------
  2.1        Agreement and Plan of Reorganization, dated as of July 25, 2001, by and among the Registrant, Brown & Brown of Washington, Inc.,
             Raleigh, Schwarz & Powell, Inc. and the Raleigh, Schwarz & Powell,
             Inc. Employee Stock Ownership Plan (included as Annex A to this proxy statement/prospectus which is part of the Registration
             Statement).

  2.2 Amendment No. 1 to Agreement and Plan of Reorganization, dated as of August 10, 2001, by and among the Registrant, Brown & Brown of
             Washington, Inc., Raleigh, Schwarz & Powell, Inc. and the Raleigh,
             Schwarz & Powell, Inc. Employee Stock Ownership Plan (included as
             Annex A to this proxy statement/prospectus which is part of the Registration Statement).

  3.1 Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3a to Form 10-Q for the quarter ended
             September 30, 1998).

  3.2        Amended and Restated Bylaws (incorporated by reference to Exhibit
             3b to Form 10-K for the year ended December 31, 1996).

  4          Amended and Restated Revolving and Term Loan Agreement dated
             January 3, 2001 by and between the Registrant and SunTrust Bank
             (incorporated by reference to Exhibit 4a to Form 10-K filed March
             14, 2001).

  5.1        Opinion of Holland & Knight LLP.

  8.1 Opinion of Holland & Knight LLP regarding United States tax consequences of the merger.

  10.1       Asset Purchase Agreement dated September 11, 2000, by and among the
             Registrant, Riedman Corporation, and Riedman Corporation's shareholders (incorporated by reference to Exhibit 10a to Form 10-Q filed on November 13, 2000).

  10.2       Extension of the Term Loan Agreement, between the Registrant and
             SunTrust (incorporated by reference to Exhibit 10b to Form 10-Q filed on November 13, 2000).

  10.3 First Amendment to Asset Purchase Agreement, dated January 3, 2001, among the Registrant, Riedman Corporation, and Riedman
             Corporation's shareholders (incorporated by reference to Exhibit
             10-B to Form

             8-K filed on January 18, 2001).

  10.4       General Assignment and Bill of Sale, dated January 1, 2001, from
             Riedman Insurance of Wyoming, Inc. to Brown & Brown of Wyoming,
             Inc. (incorporated by reference to Exhibit 10(c) to Form 8-K filed on January 18, 2001).

  10.5       Lease of the Registrant for office space at 220 South Ridgewood
             Avenue, Daytona Beach, Florida dated August 15, 1987 (incorporated by reference to Exhibit 10a(3) to Form 10-K for the year ended
             December 31, 1994).

  10.6       Lease Agreement for office space at SunTrust Financial Centre,
             Tampa, Florida, dated February 1995, between Southeast Financial
             Center Associates, as landlord, and the Registrant, as tenant
             (incorporated by reference to Exhibit 10a(4) to Form 10-K for the year ended December 31, 1994).

  10.7       Lease Agreement for office space at Riedman Tower, Rochester, New
             York, dated January 3, 2001, between Riedman Corporation, as landlord, and the Registrant, as tenant (incorporated by reference to Exhibit 10b(3) to Form 10-K filed on March 14, 2001).

  10.8       Loan Agreement between Continental Casualty Company and the
             Registrant dated August 23, 1991 (incorporated by reference to
             Exhibit 10d to Form 10-K for the year ended December 31, 1991).

  10.9       Extension to Loan Agreement, dated August 1, 1998, between the
             Registrant and Continental Casualty Company (incorporated by reference to Exhibit 10c(2) to Form 10-Q for the quarter ended
             September 30, 1998).

  10.10      Indemnity Agreement dated January 1, 1979, among the Registrant,
             Whiting National Management, Inc., and Pennsylvania Manufacturers'
             Association Insurance Company (incorporated by reference to Exhibit
             10g to Registration Statement No. 33-58090 on Form S-4).

  10.11      Agency Agreement dated January 1, 1979 among the Registrant,
             Whiting National Management, Inc., and Pennsylvania Manufacturers'
             Association Insurance Company (incorporated by reference to Exhibit
             10h to Registration Statement No. 33-58090 on Form S-4).

  10.12      Deferred Compensation Agreement, dated May 6, 1998, between Brown &
             Brown, Inc. and Kenneth E. Hill (incorporated by reference to
             Exhibit 10l to Form 10-Q for the quarter ended September 30, 1998).

  10.13      Letter Agreement, dated May 4, 1998, between Brown & Brown, Inc.
             and Kenneth E. Hill (incorporated by reference to Exhibit 10m to
             Form 10-Q for the quarter ended September 30, 1998).

  10.14      Employment Agreement, dated as of July 29, 1999, between the
             Registrant and J. Hyatt Brown (incorporated by reference to Exhibit
             10f to Form 10-K for the year ended December 31, 1999).

  10.15      Portions of Employment Agreement, dated April 28, 1993 between the
             Registrant and Jim W. Henderson (incorporated by reference to
             Exhibit 10m to Form 10-K for the year ended December 31, 1993).

  10.16      Employment Agreement, dated May 6, 1998 between the Registrant and
             Kenneth E. Hill (incorporated by reference to Exhibit 10k to Form
             10-Q for the quarter ended September 30,1998).

  10.17 Employment Agreement, dated January 3, 2001 between the Registrant and John R. Riedman (incorporated by reference to Exhibit 10j to
             Form 10-K filed on March 14, 2001).

  10.18 Non-competition, Nonsolicitation and Confidentiality Agreement, effective as of January 1, 2001 between the Registrant and John R.
             Riedman (incorporated by reference to Exhibit 10l to Form 10-K filed on March 14, 2001).

  10.19 Registrant's 2000 Incentive Stock Option Plan (incorporated by reference to Exhibit 4 to Registration Statement No. 333-43018 on
             Form S-8 filed on August 3, 2000).

  10.20      Registrant's Stock Performance Plan (incorporated by reference to
             Exhibit 4 to Registration Statement No. 333-14925 on Form S-8).

  10.21 Rights Agreement, dated as of July 30, 1999, between Brown & Brown and First Union National Bank, as Rights Agent (incorporated by reference to Exhibit 4.1 to Form 8-K filed on August 2, 1999).

  11         Statement Re: Computation of Basic and Diluted Earnings Per Share
             (incorporated by reference to Exhibit 11 to Form 10-K filed on March 14, 2000).

  23.1 Consent of Arthur Andersen LLP, independent auditors of the Registrant.

  23.2 Consent of KPMG LLP, independent auditors of Riedman Insurance (a division of Riedman Corporation).

  23.3       Consent of Holland & Knight LLP (included in Exhibit 5.1).*

  23.4       Consent of Duff & Phelps, LLC

  24 Powers of Attorney pursuant to which this Form S-4 have been signed on behalf of certain directors and officers of the Registrant.

  99.1       Form of Proxy Card

  99.2       Form of Raleigh, Schwarz & Powell, Inc. Employee Stock Ownership
             Plan and Trust Direction Letter

  99.3       Notice to Participants in the Raleigh, Schwarz & Powell, Inc.
             Employee Stock Ownership Plan and Trust

ITEM 22. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

        1. That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        2.      That, every prospectus: (i) that is filed pursuant to paragraph
                (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Certificate of Incorporation, Bylaws, by agreement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Daytona Beach, State of Florida, on August 13, 2001.

                                          BROWN & BROWN, INC.

                                          By:  *
                                              ---------------------------------
                                              J. Hyatt Brown
                                              Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on August 13, 2001.



                     Signature                                                       Title
                     ---------                                                       -----
                                                                      Chairman of the Board, President and
        *                                                             Chief Executive Officer
        ------------------------------------                          (Principal Executive Officer)
        J. Hyatt Brown


        *                                                             Vice President, Treasurer and
        ------------------------------------                          Chief Financial Officer
        Cory T. Walker                                                (Principal Financial and Accounting Officer)


        *                                                             Executive Vice President,
        ------------------------------------                          Assistant Treasurer and Director
        Jim W. Henderson


        *                                                             Director
        ------------------------------------
        Samuel P. Bell, III


        *                                                             Director
        ------------------------------------
        Bradley Currey, Jr.


        *                                                             Director
        ------------------------------------
        David H. Hughes


        *                                                             Director
        ------------------------------------
        Theodore J. Hoepner


        *                                                             Director
        ------------------------------------
        Toni Jennings


        *                                                             Director
        ------------------------------------
        John R. Riedman


        *                                                             Director
        ------------------------------------
        Jan E. Smith


        *By: /S/ LAUREL L. GRAMMIG
             -------------------------------
             LAUREL L. GRAMMIG
             Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit
Number       Description
-------      -----------
  2.1        Agreement and Plan of Reorganization, dated as of July 25, 2001, by and among the Registrant, Brown & Brown of Washington, Inc.,
             Raleigh, Schwarz & Powell, Inc. and the Raleigh, Schwarz & Powell,
             Inc. Employee Stock Ownership Plan (included as Annex A to this proxy statement/prospectus which is part of the Registration
             Statement).

  2.2 Amendment No. 1 to Agreement and Plan of Reorganization, dated as of August 10, 2001, by and among the Registrant, Brown & Brown of
             Washington, Inc., Raleigh, Schwarz & Powell, Inc. and the Raleigh,
             Schwarz & Powell, Inc. Employee Stock Ownership Plan (included as
             Annex A to this proxy statement/prospectus which is part of the Registration Statement).

  3.1 Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3a to Form 10-Q for the quarter ended
             September 30, 1998).

  3.2        Amended and Restated Bylaws (incorporated by reference to Exhibit
             3b to Form 10-K for the year ended December 31, 1996).

  4          Amended and Restated Revolving and Term Loan Agreement dated
             January 3, 2001 by and between the Registrant and SunTrust Bank
             (incorporated by reference to Exhibit 4a to Form 10-K filed March
             14, 2001).

  5.1        Opinion of Holland & Knight LLP.

  8.1 Opinion of Holland & Knight LLP regarding United States tax consequences of the merger.

  10.1       Asset Purchase Agreement dated September 11, 2000, by and among the
             Registrant, Riedman Corporation, and Riedman Corporation's shareholders (incorporated by reference to Exhibit 10a to Form 10-Q filed on November 13, 2000).

  10.2       Extension of the Term Loan Agreement, between the Registrant and
             SunTrust (incorporated by reference to Exhibit 10b to Form 10-Q filed on November 13, 2000).

  10.3 First Amendment to Asset Purchase Agreement, dated January 3, 2001, among the Registrant, Riedman Corporation, and Riedman
             Corporation's Shareholders (incorporated by reference to Exhibit
             10-B to Form 8-K filed on January 18, 2001).

  10.4       General Assignment and Bill of Sale, dated January 1, 2001, from
             Riedman Insurance of Wyoming, Inc. to Brown & Brown of Wyoming,
             Inc. (incorporated by reference to Exhibit 10(c) to Form 8-K filed on January 18, 2001).

  10.5       Lease of the Registrant for office space at 220 South Ridgewood
             Avenue, Daytona Beach, Florida dated August 15, 1987 (incorporated by reference to Exhibit 10a(3) to Form 10-K for the year ended
             December 31, 1994).

  10.6       Lease Agreement for office space at SunTrust Financial Centre,
             Tampa, Florida, dated February 1995, between Southeast Financial
             Center Associates, as landlord, and the Registrant, as tenant
             (incorporated by reference to Exhibit 10a(4) to Form 10-K for the year ended December 31, 1994).

  10.7       Lease Agreement for office space at Riedman Tower, Rochester, New
             York, dated January 3, 2001, between Riedman Corporation, as landlord, and the Registrant, as tenant (incorporated by reference to Exhibit 10b(3) to Form 10-K filed on March 14, 2001).

  10.8       Loan Agreement between Continental Casualty Company and the
             Registrant dated August 23, 1991 (incorporated by reference to
             Exhibit 10d to Form 10-K for the year ended December 31, 1991).

  10.9       Extension to Loan Agreement, dated August 1, 1998, between the
             Registrant and Continental Casualty Company (incorporated by reference to Exhibit 10c(2) to Form 10-Q for the quarter ended
             September 30, 1998).

  10.10      Indemnity Agreement dated January 1, 1979, among the Registrant,
             Whiting National Management, Inc., and Pennsylvania Manufacturers'
             Association Insurance Company (incorporated by reference to Exhibit
             10g to Registration Statement No. 33-58090 on Form S-4).

  10.11      Agency Agreement dated January 1, 1979 among the Registrant,
             Whiting National Management, Inc., and Pennsylvania Manufacturers'
             Association Insurance Company (incorporated by reference to Exhibit
             10h to Registration Statement No. 33-58090 on Form S-4).

  10.12      Deferred Compensation Agreement, dated May 6, 1998, between Brown &
             Brown, Inc. and Kenneth E. Hill (incorporated by reference to
             Exhibit 10l to Form 10-Q for the quarter ended September 30, 1998).

  10.13      Letter Agreement, dated May 4, 1998, between Brown & Brown, Inc.
             and Kenneth E. Hill (incorporated by reference to Exhibit 10m to
             Form 10-Q for the quarter ended September 30, 1998).

  10.14      Employment Agreement, dated as of July 29, 1999, between the
             Registrant and J. Hyatt Brown (incorporated by reference to Exhibit
             10f to Form 10-K for the year ended December 31, 1999).

  10.15      Portions of Employment Agreement, dated April 28, 1993 between the
             Registrant and Jim W. Henderson (incorporated by reference to
             Exhibit 10m to Form 10-K for the year ended December 31, 1993).

  10.16      Employment Agreement, dated May 6, 1998 between the Registrant and
             Kenneth E. Hill (incorporated by reference to Exhibit 10k to Form
             10-Q for the quarter ended September 30,1998).

  10.17 Employment Agreement, dated January 3, 2001 between the Registrant and John R. Riedman (incorporated by reference to Exhibit 10j to
             Form 10-K filed on March 14, 2001).

  10.18 Non-competition, Nonsolicitation and Confidentiality Agreement, effective as of January 1, 2001 between the Registrant and John R.
             Riedman (incorporated by reference to Exhibit 10l to Form 10-K filed on March 14, 2001).

  10.19 Registrant's 2000 Incentive Stock Option Plan (incorporated by reference to Exhibit 4 to Registration Statement No. 333-43018 on
             Form S-8 filed on August 3, 2000).

  10.20      Registrant's Stock Performance Plan (incorporated by reference to
             Exhibit 4 to Registration Statement No. 333-14925 on Form S-8).

  10.21      Rights Agreement, dated as of July 30, 1999, between Brown &
             Brown and First Union National Bank, as Rights Agent (incorporated by reference to Exhibit 4.1 to Form 8-K filed on August 2, 1999).

  11         Statement Re: Computation of Basic and Diluted Earnings Per Share
             (incorporated by reference to Exhibit 11 to Form 10-K filed on March 14, 2000).

  23.1 Consent of Arthur Andersen LLP, independent auditors of the Registrant.

  23.2 Consent of KPMG LLP, independent auditors of Riedman Insurance (a division of Riedman Corporation).

  23.3       Consent of Holland & Knight LLP (included in Exhibit 5.1).*

  23.4       Consent of Duff & Phelps, LLC

  24 Powers of Attorney pursuant to which this Form S-4 have been signed on behalf of certain directors and officers of the Registrant.

  99.1       Form of Proxy Card

  99.2       Form of Raleigh, Schwarz & Powell, Inc. Employee Stock Ownership
             Plan and Trust Direction Letter

  99.3       Notice to Participants in the Raleigh, Schwarz & Powell, Inc.
             Employee Stock Ownership Plan and Trust



                                      EI-2